EXHIBIT 10.2

PURCHASE AND SALE AGREEMENT

BY AND AMONG

COMSTOCK RESOURCES, INC.,

AS SELLER PARENT,

COMSTOCK Oil & Gas, LLC,

COMSTOCK OIL & GAS - LOUISIANA, LLC,

AND

COMSTOCK GAS SERVICES, LLC

COLLECTIVELY, AS SELLERS

AND

THE STATE OIL COMPANY OF THE AZERBAIJAN REPUBLIC (SOCAR),

AS PURCHASER PARENT

Executed On November 4, 2026

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v

PURCHASE AND SALE AGREEMENT

This Purchase and Sale Agreement (this “Agreement”) is executed on November 4, 2026 (the “Execution Date”), by and among COMSTOCK RESOURCES, INC., a Nevada corporation (“Seller Parent”), COMSTOCK Oil & Gas, LLC, a Nevada limited liability company (“COG Seller”), COMSTOCK OIL & GAS - LOUISIANA, LLC, a Nevada limited liability company (“COGL Seller” and together with COG Seller, each an “O&G Seller” and together the “O&G Sellers”), COMSTOCK GAS SERVICES, LLC, a Texas limited liability company (“CGS Seller” and together with O&G Sellers, each a “Seller” and together, the “Sellers”, and together with Seller Parent, the “Seller Group”), and The State Oil Company of the Azerbaijan Republic (SOCAR) (“Purchaser Parent”). Purchaser Parent and the members of the Seller Group may each be referred to herein as a “Party”, and collectively as the “Parties”.

The Parties acknowledge that, after the Execution Date and prior to Closing, Purchaser Parent intends to assign all of its rights under this Agreement to Purchasers (the date of such assignment, the “Assignment Date”). Prior to the Assignment Date, (x) each obligation set forth herein as an obligation of either or both Purchasers shall be deemed an obligation of, and shall be performed by, Purchaser Parent, (y) each right, election, consent, waiver and remedy set forth herein as a right of either or both Purchasers (including O&G Purchaser and Midstream Purchaser) or of Purchasers’ Representative may be exercised by Purchaser Parent in its own name, and (z) any notice, election, consent or other communication given by or to Purchaser Parent shall be deemed given by or to Purchasers or Purchasers’ Representative, as applicable, and shall be binding on Purchasers from and after the Assignment Date. From and after the Assignment Date, (a) such obligations shall be obligations solely of Purchasers, and (b) Purchaser Parent shall be a party to this Agreement solely for the limited purposes set forth in Article 8, Section 14.20 and Section 14.22. Notwithstanding anything to the contrary in this Agreement, (i) the obligations of Purchaser Parent under Section 14.20 and Section 14.22 shall not take effect until, and shall apply only from and after, the Assignment Date, and (ii) Purchaser Parent shall have no obligation or liability with respect to the representations and warranties made by Purchasers in Article 8, and Purchaser Parent shall make only those representations and warranties in Article 8 that are expressly made by Purchaser Parent therein. On the Assignment Date, each Purchaser shall execute and deliver to Sellers a joinder to this Agreement in a form agreed to by the Parties.

RECITALS

WHEREAS, (a) O&G Sellers desire to sell to O&G Purchaser and O&G Purchaser desires to purchase and acquire from O&G Sellers the O&G Assets and (b) CGS Seller desires to sell to Midstream Purchaser and Midstream Purchaser desires to purchase and acquire from CGS Seller the Pinnacle Equity, in each case, in the manner and upon the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the premises and of the mutual promises, representations, warranties, covenants, conditions and agreements contained herein, and for other valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties, intending to be legally bound by the terms hereof, agree as follows:

Article 1.
PURCHASE AND SALE

Section 1.1 Purchase and Sale. At the Closing, and upon the terms and subject to the conditions of this Agreement, Sellers agree to sell, assign and convey to Purchasers and Purchasers agree to purchase, accept and pay for the Assets. Capitalized terms used herein shall have the meanings ascribed to them in this Agreement as such terms are identified and/or defined in Article 15 hereof.

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Section 1.2 Assets.

(a) As used herein, the term “Legacy Assets” means, subject to the terms and conditions of this Agreement, an undivided 20% of all of O&G Sellers’ collective right, title, interest and estate, real or personal, recorded or unrecorded, movable or immovable, tangible or intangible, in and to the following, excluding, however, the Excluded Assets:

(i) all of the oil and gas leases, and oil, gas and/or mineral leases, subleases, royalties, overriding royalties, net profits interests, carried interests, back-in interests and term assignments described in Exhibit A-1, whether producing or nonproducing, together with any and all other right, title and interest of each O&G Seller in and to the leasehold estates covered thereby and subject to the terms, conditions, covenants and obligations set forth in such leases (and no other depth, formation, structure, horizon, or strata) (subject to such limitation, collectively, the “Legacy Leases”), together with, subject to such limitations and restrictions, each and every leasehold or similar Hydrocarbon interest that each O&G Seller respectively has in and to the Legacy Leases;

(ii) the lands covered by the Legacy Leases or the lands pooled, unitized, communitized or consolidated therewith (such lands covered by the Legacy Leases or pooled, unitized, communitized or consolidated therewith being herein referred to as the “Legacy Lands”);

(iii) all of the oil, gas, condensate, water, CO2, disposal or injection wells located on the Legacy Lands or Legacy Leases listed on Exhibit A-2, whether producing, shut-in, plugged or abandoned (collectively, the “Legacy Wells”);

(iv) any pools or units which include any portion of the Legacy Lands or all or a part of any Legacy Leases or any Legacy Wells, including those pools or units shown in Exhibit A-2 (the “Legacy Units”, such Legacy Units together with the Legacy Leases, Legacy Lands and Legacy Wells, or in cases when there is no Legacy Unit, the Legacy Leases together with the Legacy Lands and Legacy Wells, being hereinafter referred to collectively as the “Legacy Properties” and individually as a “Legacy Property”), and including all interest of each O&G Seller in Hydrocarbon production from any such Legacy Unit, whether such Legacy Unit Hydrocarbon production comes from Legacy Wells located on or off of a Legacy Lease, and all tenements, hereditaments and appurtenances belonging to the Legacy Properties;

(v) all contracts, agreements and instruments by which the Legacy Properties are bound, or to which the Legacy Properties are subject, or that relate to or are otherwise applicable to the Legacy Properties or Legacy Equipment, including operating agreements, unitization, pooling and communitization agreements, declarations and orders, pre-pooling agreements, joint venture agreements, farmin and farmout agreements, water rights agreements, exploration agreements, area of mutual interest agreements, participation agreements, exchange agreements, facilities and equipment leases, disposal agreements, and further including those agreements and instruments identified on Exhibit A-3 (hereinafter collectively referred to as the “Legacy Contracts”), provided, that the defined term “Legacy Contracts” does not include (i) any Excluded Contracts, and (ii) the instruments constituting the Legacy Leases and Legacy Surface Rights and assignments;

(vi) all easements, surface use permits, water rights, permits, licenses, servitudes, rights-of-way, surface leases and other surface rights and Governmental Authorizations appurtenant to, or to the extent used or held for use primarily in connection with, the Legacy Properties or Legacy Equipment or the ownership or operation thereof,

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including those identified on Exhibit A-4 (hereinafter collectively referred to as the “Legacy Surface Rights”);

(vii) all equipment, machinery, fixtures and other tangible personal property and improvements that are attached to the Legacy Wells or well pads associated therewith, and only to the extent used or held for use in connection with the operation of the Legacy Properties or the Legacy Wells, including wellhead equipment, pumps, pumping units, Hydrocarbon measurement facilities, disposal facilities, piping, casing, tubing, meters, separators, heaters, treaters, pads, tanks, boilers, fixtures, injection facilities, saltwater disposal facilities, compression facilities, pumping units and engines, flow lines, pipelines, gathering systems, gas and oil treating facilities, machinery, power lines, telephone and telegraph lines, and other appurtenances, improvements and facilities, but in each case only to the extent the foregoing are applicable to the Legacy Properties and not the Excluded Assets (the “Legacy Equipment”), provided, that the Legacy Equipment shall not include (A) any equipment, machinery or other tangible personal property that is not currently in operation on the Legacy Properties or (B) any field inventory;

(viii) all Hydrocarbons produced from or attributable to the Legacy Properties from and after the Effective Time, all inventories of Hydrocarbons produced from or attributable to the Legacy Properties that are in storage or existing in tanks, plants, facilities or pipelines (including all inventory and line fill) on the Effective Time, and, in each case, all proceeds applicable thereto;

(ix) to the extent assignable, all (i) inchoate liens and security interests in favor of either O&G Seller under Legacy Contracts or derived at Law (insofar as transferable) with respect to either O&G Seller’s operation of the Seller Operated Assets and (ii) rights, claims and causes of action arising under Legacy Contracts or at Law (excluding under or pursuant to insurance policies or bonds in favor of either O&G Seller or its respective Affiliate, or against any Affiliate of either O&G Seller), including warranty claims, but in each case of clause (i) or clause (ii), solely to the extent the foregoing by their express terms or by Law arise after the Effective Time and offset an Assumed Seller Obligation (and not, for avoidance of doubt, a Seller Indemnity Obligation);

(x) all Legacy Imbalances;

(xi) all audit rights, and rights to reimbursement with respect to, all costs and revenues associated with joint interest audits and other audits of Property Costs or Asset Taxes relating to the Legacy Assets, in each case to the extent related or attributable to revenues, income, costs or Asset Taxes, as applicable, arising from and after the Effective Time and allocated to O&G Purchaser under Section 1.4(b) or included within the Assumed Seller Obligations;

(xii) except to the extent pertaining to any indemnity obligation of the O&G Sellers under this Agreement or to the Excluded Assets, all claims, rights, demands, causes of action, suits, actions, judgements, damages, awards, recoveries, settlements, indemnities, warranties, rights to insurance proceeds, refunds, reimbursements, audit rights, duties, obligations, liabilities and other intangible rights in favor of or owed to either O&G Seller or its Affiliates and either (i) relating to the Assumed Seller Obligations in respect of the Legacy Assets or (ii) arising or attributable to the period of time from and after the Effective Time and related to any of the other Legacy Assets described in this Section 1.2(a) or the ownership, use or operation thereof;

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(xiii) right to all trade credits, accounts, receivables, instruments, general intangibles and other proceeds, benefits, income or revenues attributable to any of the Legacy Assets with respect to any period of time from and after the Effective Time when and as received by the O&G Sellers;

(xiv) copies of all books, data, records and files with respect to any of the Legacy Assets, including lease files; lease operating statements; land files; well files; division order files; abstracts; title opinions; land surveys; non-confidential logs; maps; engineering data and reports; production data; contract files (including joint operating agreements, surface contracts, farmout agreements and cooperation agreements); unit agreements and pooling orders; assignment documents; environmental permits and registrations; litigation summaries; insurance records; Asset Tax records (including Tax Returns for Asset Taxes); Asset Accounting Records; and DOT audit records, in each case, to the extent related to the other Legacy Assets or used or held for use in connection with the maintenance or operation thereof, but excluding in all cases the Excluded Records (such copies, collectively, and subject to such exclusion, the “Legacy Records”).

(b) As used herein, the term “Western Haynesville Assets” means, subject to the terms and conditions of this Agreement, an undivided 15% of all of COG Seller’s right, title, interest and estate, real or personal, recorded or unrecorded, movable or immovable, tangible or intangible, in and to the following, excluding, however, the Arkoma Assets and the Excluded Assets and subject to the Western Haynesville Reversion:

(i) all of the oil and gas leases, and oil, gas and/or mineral leases, subleases, royalties, overriding royalties, net profits interests, carried interests, back-in interests and term assignments described in Exhibit B-1, whether producing or nonproducing, together with any and all other right, title and interest of each O&G Seller in and to the leasehold estates covered thereby and subject to the terms, conditions, covenants and obligations set forth in such leases (and no other depth, formation, structure, horizon, or strata) (subject to such limitation, collectively, the “Western Haynesville Leases” and together with the “Legacy Leases”, the “Leases”), together with, subject to such limitations and restrictions, each and every leasehold or similar Hydrocarbon interest that COG Seller has in and to the Western Haynesville Leases;

(ii) the lands covered by the Western Haynesville Leases or the lands pooled, unitized, communitized or consolidated therewith (such lands covered by the Western Haynesville Leases or pooled, unitized, communitized or consolidated therewith being herein referred to as the “Western Haynesville Lands” and together with the “Legacy Lands”, the “Lands”);

(iii) all of the oil, gas, condensate, water, CO2, disposal or injection wells located on the Western Haynesville Lands or Western Haynesville Leases listed on Exhibit B-2, whether producing, shut-in, plugged or abandoned (collectively, the “Western Haynesville Wells” and together with the “Legacy Wells”, the “Wells”);

(iv) any pools or units which include any portion of the Western Haynesville Lands or all or a part of any Western Haynesville Leases or any Western Haynesville Wells, including those pools or units shown in Exhibit B-2 (the “Western Haynesville Units”, and together with the “Legacy Units”, the “Units” and such Western Haynesville Units together with the Western Haynesville Leases, Western Haynesville Lands and Western Haynesville Wells, or in cases when there is no Western Haynesville Unit, the Western Haynesville Leases together with the Western Haynesville Lands and Western Haynesville Wells, being hereinafter referred to collectively as the “Western Haynesville Properties”

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and individually as a “Western Haynesville Property” and together with the “Legacy Properties”, collectively referred to as the “Properties” and individually as a “Property”), and including all interest of COG Seller in Hydrocarbon production from any such Western Haynesville Unit, whether such Western Haynesville Unit Hydrocarbon production comes from Western Haynesville Wells located on or off of a Western Haynesville Lease, and all tenements, hereditaments and appurtenances belonging to the Western Haynesville Properties;

(v) all Contracts and instruments by which the Western Haynesville Properties are bound, or to which the Western Haynesville Properties are subject, or that relate to or are otherwise applicable to the Western Haynesville Properties or Western Haynesville Equipment, including operating agreements, unitization, pooling and communitization agreements, declarations and orders, pre-pooling agreements, joint venture agreements, farmin and farmout agreements, water rights agreements, exploration agreements, area of mutual interest agreements, participation agreements, exchange agreements, facilities and equipment leases, disposal agreements, and further including those agreements and instruments identified on Exhibit B-3 (hereinafter collectively referred to as the “Western Haynesville Contracts” and together with the “Legacy Contracts”, the “O&G Contracts”), provided, that the defined term “Western Haynesville Contracts” does not include (i) any Excluded Contracts, and (ii) the instruments constituting the Western Haynesville Leases and Western Haynesville Surface Rights and assignments;

(vi) all easements, surface use permits, water rights, permits, licenses, servitudes, rights-of-way, surface leases and other surface rights and Governmental Authorizations appurtenant to, or to the extent used or held for use primarily in connection with, the Western Haynesville Properties or Western Haynesville Equipment or the ownership or operation thereof, including those identified on Exhibit B-4 (hereinafter collectively referred to as the “Western Haynesville Surface Rights” and together with the “Legacy Surface Rights”, the “Surface Rights”);

(vii) all equipment, machinery, fixtures and other tangible personal property and improvements located on and attached to the Western Haynesville Wells or well pads associated therewith, and only to the extent used or held for use in connection with the operation of the Western Haynesville Properties or the Western Haynesville Wells, including wellhead equipment, pumps, pumping units, Hydrocarbon measurement facilities, disposal facilities, piping, casing, tubing, meters, separators, heaters, treaters, pads, tanks, boilers, fixtures, injection facilities, saltwater disposal facilities, compression facilities, pumping units and engines, flow lines, pipelines, gathering systems, gas and oil treating facilities, machinery, power lines, telephone and telegraph lines, and other appurtenances, improvements and facilities, but in each case only to the extent the foregoing are applicable to the Western Haynesville Properties and not the Excluded Assets (the “Western Haynesville Equipment” and together with the Legacy Equipment, the “Equipment”), provided, that the Western Haynesville Equipment shall not include (A) any equipment, machinery or other tangible personal property that is not currently in operation on the Western Haynesville Properties or (B) any field inventory;

(viii) all Hydrocarbons produced from or attributable to the Western Haynesville Properties from and after the Effective Time, all inventories of Hydrocarbons produced from or attributable to the Western Haynesville Properties that are in storage or existing in tanks, plants, facilities or pipelines (including all inventory and line fill) on the Effective Time, and, in each case, all proceeds applicable thereto;

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(ix) to the extent assignable, all (i) inchoate liens and security interests in favor of COG Seller under Western Haynesville Contracts or derived at Law (insofar as transferable) with respect to COG Seller’s operation of the Seller Operated Assets and (ii) rights, claims and causes of action arising under Western Haynesville Contracts or at Law (excluding under or pursuant to insurance policies or bonds in favor of COG Seller or its Affiliates, or against any Affiliate of COG Seller), including warranty claims, but in each case of clause (i) or clause (ii), solely to the extent the foregoing by their express terms or by Law arise after the Effective Time and offset an Assumed Seller Obligation (and not, for avoidance of doubt, a Seller Indemnity Obligation);

(x) all Western Haynesville Imbalances;

(xi) all audit rights, and rights to reimbursement with respect to, all costs and revenues associated with joint interest audits and other audits of Property Costs or Asset Taxes relating to the Western Haynesville Assets, in each case to the extent related or attributable to revenues, income, costs or Asset Taxes, as applicable, arising from and after the Effective Time and allocated to O&G Purchaser under Section 1.4(b) or included within the Assumed Seller Obligations;

(xii) except to the extent pertaining to any indemnity obligation of the O&G Sellers under this Agreement or to the Excluded Assets, all claims, rights, demands, causes of action, suits, actions, judgements, damages, awards, recoveries, settlements, indemnities, warranties, rights to insurance proceeds, refunds, reimbursements, audit rights, duties, obligations, liabilities and other intangible rights in favor of or owed to either O&G Seller or its Affiliates and either (i) relating to the Assumed Seller Obligations in respect of the Western Haynesville Assets or (ii) arising or attributable to the period of time from and after the Effective Time and related to any of the other Western Haynesville Assets described in this Section 1.2(b) or the ownership, use or operation thereof;

(xiii) right to all trade credits, accounts, receivables, instruments, general intangibles and other proceeds, benefits, income or revenues attributable to any of the Western Haynesville Assets with respect to any period of time from and after the Effective Time when and as received by the O&G Sellers;

(xiv) copies of all books, data, records and files with respect to any of the Western Haynesville Assets as made available in the Data Room, including lease files; lease operating statements; land files; well files; division order files; abstracts; title opinions; land surveys; non-confidential logs; maps; engineering data and reports; production data; contract files (including joint operating agreements, surface contracts, farmout agreements and cooperation agreements); unit agreements and pooling orders; assignment documents; environmental permits and registrations; litigation summaries; insurance records; Asset Tax records (including Tax Returns for Asset Taxes); Asset Accounting Records; and DOT audit records, in each case to the extent related to the other Western Haynesville Assets or used or held for use in connection with the maintenance or operation thereof, but excluding in all cases the Excluded Records (such copies, collectively, and subject to such exclusion, the “Western Haynesville Records” and together with the Legacy Records, the “O&G Records”).

(c) As used herein, the term “Arkoma Assets” means, subject to the terms and conditions of this Agreement and notwithstanding anything to the contrary in Section 1.2(a) or Section 1.2(b), with respect to each “Subject Well” (as defined in the Arkoma Farmout Agreement) (each, an “Arkoma Subject Well”), all of O&G Sellers’ right, title, interest and estate in and to the Arkoma Reserved Interest (as defined in the Arkoma Farmout Agreement), being (i) with

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respect to each “Western Haynesville Well” (as defined in the Arkoma Farmout Agreement), an undivided fifteen percent (15%) of the Subject Well Aggregate Interest (as defined in the Arkoma Farmout Agreement) in such Arkoma Subject Well and (ii) with respect to each Legacy Haynesville Well (as defined in the Arkoma Farmout Agreement), an undivided twenty percent (20%) of the Subject Well Aggregate Interest (as defined in the Arkoma Farmout Agreement) in such Arkoma Subject Well, in each case together with all of O&G Sellers’ corresponding right, title and interest in and to the Hydrocarbons, Equipment, Contracts (other than the Arkoma Farmout Agreement), Surface Rights, Records and other property and rights of the type described in Section 1.2(a) or Section 1.2(b), as applicable, solely to the extent attributable to such Arkoma Reserved Interest, and O&G Sellers’ interest in the Comstock–Arkoma (III) Tax Partnership solely to the extent attributable to the Arkoma Reserved Interest, but excluding, however, the Excluded Assets. The Arkoma Assets shall constitute Legacy Assets or Western Haynesville Assets, as applicable, and, with respect to each Arkoma Subject Well, shall be conveyed to O&G Purchaser in lieu of (and not in addition to) the undivided percentage interest otherwise described in Section 1.2(a) or Section 1.2(b). For the avoidance of doubt, (A) the Arkoma Reversionary Interest, including the undivided forty-two and one-half percent (42.5%) working interest in each Western Haynesville Well and the undivided forty percent (40%) working interest in each Legacy Haynesville Well that would revert to O&G Sellers upon the occurrence of the Arkoma Reversion, and (B) the Arkoma Farmout Agreement and all rights, benefits, claims and remedies of O&G Sellers and their Affiliates thereunder, are, in each case, Excluded Assets as set forth in Exhibit C, and O&G Purchaser shall not acquire, and shall have no right to participate in, any interest arising from or in connection with the Arkoma Reversion.

(d) As used herein, the term “Pinnacle Equity” means, subject to the terms and conditions of this Agreement, 4,500 “Class A-1 Units” (as such term is defined in that certain Second Amended and Restated Limited Liability Company Agreement of Pinnacle Gas Services LLC) in Pinnacle Gas Services LLC, a Delaware limited liability company (“Pinnacle”). For purposes of this Agreement, “O&G Assets” means, collectively, the Legacy Assets, Western Haynesville Assets and Arkoma Assets and “Assets” means, collectively, the O&G Assets and the Pinnacle Equity.

Section 1.3 Excluded Assets. Notwithstanding the foregoing, the Assets shall not include, and Sellers except, reserve and exclude from the purchase and sale contemplated hereby (collectively, the “Excluded Assets”):

(a) the items expressly identified as “Excluded Assets” in Exhibit C;

(b) except to the extent attributable to or otherwise constituting an Assumed Seller Obligation, all claims for refunds of, credits attributable to, loss carry forwards with respect to, or similar Tax assets relating to Asset Taxes allocated to Sellers pursuant to Section 9.8(a);

(c) all rights to any refund (whether by payment, rebate, credit, offset or otherwise) of costs or expenses not included in clause (b) and that are paid or borne by Sellers pursuant to this Agreement or their predecessors in interest and/or title attributable to periods prior to, on or after the Effective Time, except for refunds of amounts (i) that arise from or by their terms cover Assumed Seller Obligations or other Purchaser Indemnity Obligations, (ii) for which any Seller receives an upward adjustment in the Final Settlement Statement or (iii) amounts for which Purchasers are responsible under this Agreement;

(d)  except to the extent attributable to or otherwise constituting a Purchaser Indemnity Obligation, subject to Section 3.6, all rights, remedies, claims, indemnities, warranties, guaranties, and causes of action (including insurance claims, whether or not asserted, under policies of insurance or claims to the proceeds of insurance, and further including rights under bonds and

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similar instruments (including Credit Support)) that may be asserted against a Third Party and (i) accrued during the period prior to the Effective Time, or (ii) to the extent attributable to (or by their terms cover) Seller Indemnity Obligations, costs, defects or items for which Purchasers receive a downward adjustment to the Purchase Price or other express remedy hereunder, or other liabilities retained by Sellers hereunder;

(e) all rights of Sellers under O&G Contracts attributable to periods before the Effective Time insofar as such rights relate to Seller Indemnity Obligations or other liabilities of Sellers retained under this Agreement;

(f) except to the extent attributable to or otherwise constituting a Purchaser Indemnity Obligation, rights to initiate and conduct joint interest audits or other audits of Property Costs incurred before the Effective Time, and to receive costs and revenues in connection with such audits;

(g) except to the extent attributable to or otherwise constituting a Purchaser Indemnity Obligation, all trade credits, accounts receivable, notes receivable, take-or-pay amounts receivable, and other receivables, and all other accounts, instruments and general intangibles (as such terms are defined in the Texas Uniform Commercial Code as in effect as of the Execution Date), in each case attributable to the O&G Assets and earned or arising with respect to any period of time prior to the Effective Time (excluding Hydrocarbon inventories subject to Section 1.2(a)(viii) or Section 1.2(b)(viii) for which any Seller receives an upward adjustment to the Purchase Price), as determined in accordance with GAAP, including all income and proceeds allocated to Sellers under Section 13.1 and all rights derivative thereof;

(h) all of Sellers’ radio licenses, bandwidth and spectrum rights and licenses, proprietary computer software, trademarks, patents, trade names, trade secrets, copyrights, logos and similar intellectual property, except for rights to use embedded SCADA or remote software presently installed in the Equipment affixed to a Well or Well site;

(i) Credit Support held or posted by any Seller or its respective Affiliates, or other permits, licenses or authorizations used in the conduct of any Seller’s business generally;

(j) all drilling and workover rigs and related equipment, tools, pulling machines, warehouse stock equipment or material located off the premises of the Properties or the land covered by the Surface Rights (or only temporarily located on the premises of the Properties or the land covered by the Surface Rights) and not used or held for use in the operation of the Properties or the lands covered by the Surface Rights as currently operated;

(k) all surface fee interests, offices and all office leases, and computers and servers (including hardware, peripherals and software), copy machines, televisions, communication devices and equipment, office supplies, furniture, hardware, fixtures, equipment, related personal effects and cellular phones located in such offices, or otherwise located off the Properties or only temporarily located on the Properties;

(l) all Hedges and similar financial derivatives, including rights, obligations and Damages relating thereto, affecting the O&G Assets;

(m) vehicles and rolling stock used in the field operation of the O&G Assets;

(n) O&G Assets retained by any of O&G Sellers or permanently excluded from the O&G Assets pursuant to Section 3.5, Section 3.6, Section 4.4(b) or Section 4.4(c), subject to the terms of such Sections;

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(o) any contracts, agreements, instruments, easements, Governmental Authorizations, licenses, servitudes, rights-of-way, surface leases and other instruments or surface rights that would otherwise be included in the definition of O&G Contracts or Surface Rights, as applicable, to the extent transfer is (i) restricted by their respective terms, by Law or Third Party agreement and the necessary Consent Requirements are not obtained pursuant to Section 3.5, or (ii) subject to payment of a fee or other consideration under any license agreement or other agreement with a Person or by applicable Law, and for which Purchasers have not agreed in writing to pay the fee or other consideration, as applicable;

(p) all master service agreements, vendor and contractor service agreements, equipment rental and lease agreements, SCADA, telemetry and communication system agreements, software licenses and data subscriptions, insurance policies and bonds, fuel supply agreements, transportation and hauling agreements, laboratory and testing service agreements, employment and staffing agreements, and credit support arrangements and performance guarantees, and all Retained Marketing Agreements (each an “Excluded Contract” and collectively, the “Excluded Contracts”);

(q) the Excluded Records;

(r) all Suspended Proceeds, whether attributable to the Legacy Properties or the Western Haynesville Properties, held by either O&G Seller in its capacity as operator; and

(s) the Western Haynesville Reversion, and, if applicable, the Removed Assets.

Section 1.4 Effective Time; Proration of Costs and Revenues.

(a) Possession of the Assets shall be transferred from Sellers to Purchasers at the Closing, but certain financial benefits and obligations of the O&G Assets shall be transferred effective as of 12:01 a.m., Central Time, on July 1, 2026 (the “Effective Time”), as further set forth in this Agreement.

(b) Except to the extent accounted for in the adjustments to the Purchase Price made under Section 2.3, effective upon Closing (i) O&G Purchaser shall be entitled to all production from or attributable to the Properties at and after the Effective Time (and all products and proceeds attributable thereto) together with production in storage under Section 1.2(a)(viii) and Section 1.2(b)(viii), and to all other income, proceeds, receipts and credits (excluding the Adjusted Purchase Price and all other consideration due to Sellers hereunder) earned with respect to the O&G Assets at or after the Effective Time, and (ii) O&G Sellers shall be entitled to all production of Hydrocarbons from or attributable to the Properties prior to the Effective Time (and all products and proceeds attributable thereto) (other than as provided in Section 1.2(a)(viii) and Section 1.2(b)(viii)) and to all other income, proceeds, receipts and credits earned with respect to the O&G Assets prior to the Effective Time. “Earned” and “incurred”, as used in this Agreement, shall be interpreted in accordance with GAAP and Council of Petroleum Accountants Society (“COPAS”) standards, as applied by O&G Sellers in the Ordinary Course of Business consistent with past practice and consistent with the terms of the applicable O&G Contracts, subject to Section 1.4(d). For purposes of allocating production (and accounts receivable with respect thereto), under this Section 1.4(b), (A) liquid Hydrocarbons shall be deemed to be “from or attributable to” the Leases, Units and Wells when they pass through the pipeline or flowline connecting into the tank batteries or similar storage facilities into which they are transported from the lands covered by the applicable Lease, Unit or Well, or if there are no storage facilities, when they pass through the LACT meter or similar meter at the entry point into the pipelines through which they are transported from such lands and (B) gaseous Hydrocarbons shall be deemed to be “from or attributable to” the Leases, Units and Wells when they pass through the delivery point sales meters, custody transfer meters or

(continued)

similar gas flow or volume meters nearest to the entry point into the pipelines through which they are transported from such lands. Each O&G Seller shall utilize reasonable interpolative procedures to arrive at an allocation of production when exact meter readings (including gas production meters or sales meters) or gauging and strapping data is not available.

(c) As used herein, “Property Costs” means, determined without duplication: (i) all operating costs attributable to the ownership or operation of the O&G Assets, including prepaid costs or deposits, costs of insurance and lease maintenance costs (including lease bonuses, minimum royalties, and extension and option payments, but excluding delay rentals), but excluding any Taxes, (ii) capital expenditures incurred in the ownership or operation of the O&G Assets, excluding any capital expenditures incurred after the Closing that solely benefit Sellers or their retained interests and not the O&G Assets, and (iii) where applicable, overhead costs charged to the O&G Assets under the relevant operating agreement, unit agreement, pooling agreement, pre-pooling agreement, pooling order or similar instrument by unaffiliated Third Parties; provided, that “Property Costs” shall exclude, without limitation, liabilities, losses, Damages, costs, and expenses to the extent attributable to (A) claims, investigations, Proceedings or litigation to the extent directly or indirectly arising out of or resulting from actual or claimed personal injury or death, property damage or violation of any Law, including private torts or non-contractual common law causes of action, in each case only insofar as affecting or relating to the Seller Operated Assets, and except for incidental damage to structures, fences, irrigation systems and other fixtures, crops, livestock and personal property occurring in the Ordinary Course of Business and similar ordinary site clearance and restoration responsibilities under a Lease or Surface Right in connection with normal operations in the Ordinary Course of Business; (B) obligations to cure or address Title Defects; (C) obligations to plug wells, dismantle facilities, close pits and restore the surface or seabed around such wells, facilities and pits, excluding costs incurred by each O&G Seller in the Ordinary Course of Business in the performance of any such obligations prior to Closing; (D) obligations to cure, address or remediate Environmental Defects; (E) obligations to furnish make-up gas according to the terms of applicable gas sales, gathering, transportation or similar Contracts for the time period prior to the Effective Time; (F) gas balancing obligations and similar obligations arising from Imbalances; (G) claims for improper calculation or payment of royalties, overriding royalties or similar burdens based on the deduction of post-production costs or the use of prices received by each O&G Seller or a particular reference price; (H) Taxes and Seller Indemnity Obligations; (I) obligations to pay working interests, royalties, overriding royalties or other interests, in each case held in suspense; (J) the discharge of any indebtedness for borrowed money by Sellers or any of their Affiliates burdening any of the Assets or any obligations under any Hedges; (K) title claims (including claims that Leases have terminated); (L) all other obligations with respect to Imbalances; (M) any breach of Sellers’ representations, warranties or covenants in this Agreement and any cure or attempted cure by Sellers or their Affiliates thereof; (N) Sellers’ or their Affiliates’ overhead costs and/or general or administrative expenses, other than the overhead costs described in clause (iii) above; (O) unless otherwise expressly agreed to by O&G Purchaser, amounts payable to obtain any Consent or a waiver of any Preferential Right; (P) obligations to cure, address or remediate any contamination of groundwater, surface water, soil or Equipment under applicable Environmental Laws for any costs and expenses related to an adjustment to the Purchase Price under Section 2.3(a)(v); (Q) [Reserved.]; (R) delay rentals; or (S) any claims by Third Parties for indemnification, contribution or reimbursement with respect to any of the liabilities, losses, costs, expenses and Damages described in the preceding clauses (A) through (R), whether such claims are made pursuant to contract or otherwise. Notwithstanding anything to the contrary in this Agreement, Property Costs shall include only the proportionate share of such costs attributable to the interests in the O&G Assets acquired by O&G Purchaser.

(d) For the purposes of calculating the adjustments to the Purchase Price under Section 2.3 or implementing the terms of Article 13, right-of-way fees, insurance premiums and Property Costs that are paid periodically or otherwise cover services or deliveries for a period shall be

(continued)

prorated based on the number of days in the applicable period falling before, or at and after, the Effective Time. Subject to the preceding sentence, (i) with regard to Seller Operated Assets, the determination of whether Property Costs are attributable to the period before or after the Effective Time shall be based on when services are rendered, when goods are delivered, or when the work is performed, and (ii) with regard to Non-Operated Assets, such determination shall be based on the operator’s invoice or joint interest billing received by O&G Sellers and for which payment by O&G Sellers would be required (or, only if evident from such invoices or billings, the underlying service or delivery dates).

Section 1.5 Delivery and Maintenance of Records. Each O&G Seller will deliver Records to O&G Purchaser through delivery of a digital copy of the complete contents of the Data Room in accordance with Section 9.13. Each O&G Seller may retain original Records and copies of any Records.

Section 1.6 Azerbaijan Approvals. Prior to the Execution Date, Purchaser Parent has obtained and provided evidence of the approval set forth on Schedule 1.6 to Sellers.

Article 2.
PURCHASE PRICE

Section 2.1 Purchase Price. The aggregate purchase price for the Assets (the “Purchase Price”) shall be One Billion Six Hundred Fifty Million U.S. Dollars ($1,650,000,000), and shall be adjusted as provided in Section 2.3 and Section 11.4 (as adjusted, the “Adjusted Purchase Price”).

Section 2.2 Deposit. Within three (3) Business Days after the execution of this Agreement, Purchasers shall deposit, or shall have caused to be deposited, to the Escrow Agent an earnest money deposit in an amount equal to One Hundred Sixty-Five Million U.S. Dollars ($165,000,000) (the “Deposit”) to be held by the Escrow Agent in accordance with the terms hereof and the terms of the Escrow Agreement. The Deposit shall be interest bearing. If the Closing occurs, the Deposit (together with all interest accrued thereon) shall be disbursed to Purchasers at Closing, simultaneously with payment of the Closing Payment by Purchasers, and, for the avoidance of doubt, the Deposit shall not be credited against, netted against or otherwise reduce the Closing Payment or the Purchase Price; provided that the Deposit shall not be released to Purchasers until Sellers have received the Closing Payment, and Sellers’ Representative shall deliver to the Escrow Agent the written confirmation of receipt of the Closing Payment required under the Escrow Agreement promptly (and in any event on the Closing Date) upon Sellers’ receipt of the Closing Payment. If for any reason this Agreement is terminated prior to the Closing, the Deposit (together with all interest accrued thereon) shall be disbursed to Sellers or Purchasers, as applicable, upon termination of this Agreement in accordance with Article 12. All interest accrued on the Deposit shall be distributed and allocated pro rata to the Party that is entitled to the Deposit or a portion thereof. The Parties shall each be responsible for fifty percent (50%) of the fees of the Escrow Agent in connection with the Escrow Agreement.

(continued)

Section 2.3 Adjustments to Purchase Price

(a) The Purchase Price for the O&G Assets shall be adjusted as follows with all such amounts being determined in accordance with GAAP and COPAS standards (with such adjustments being made so as to not give duplicative effect):

(i) Reduced by the aggregate amount of the following proceeds received and retained by O&G Sellers or any of their Affiliates between the Effective Time and the Closing Date (with the period between the Effective Time and the Closing Date referred to as the “Adjustment Period”): (A) proceeds earned from the sale of Hydrocarbons (net of any royalties, overriding royalties or other burdens on or payable out of production, and gathering, processing, and transportation costs) produced from or attributable to the Properties during the Adjustment Period and (B) other income, receipts, proceeds, reimbursements and credits paid to or received by O&G Sellers or their Affiliates with respect to the Properties and attributable to the Adjustment Period;

(ii) Reduced in accordance with Section 3.5, by an amount equal to the Allocated Value of those Properties (or applicable portion thereof) (i) with respect to which Preferential Rights that (A) have been exercised prior to Closing, or (B) have not been exercised or waived in writing and the applicable period for the Third Party holder of such Preferential Right has not expired, or (ii) that are affected by unsatisfied and/or unwaived Consent Requirements;

(iii) Subject to Section 3.4(i), reduced by the applicable Title Defect Amount as a result of Title Defects for which the Title Defect Amount has been finally determined or agreed pursuant to Section 3.4 (or, for purposes of the Closing Payment, the amount determined as the Title Defect Escrow Amount), in each case, net of any offsetting Title Benefit Amounts determined in accordance with Section 3.4(g);

(iv) Reduced by the aggregate Allocated Values (or the applicable portion thereof) of any Properties excluded from the transactions contemplated by this Agreement pursuant to Section 3.6;

(v) Subject to Section 3.4(i) and Section 4.4(d), reduced in accordance with Section 4.4 on account of all Environmental Defects with respect to the O&G Assets;

(vi) Increased by the amount equal to the value (as of the Effective Time) of all of O&G Sellers’ inventories of merchantable Hydrocarbons produced from or attributable to the Properties that are in storage in tanks (excluding Tank Bottoms), in pipelines (excluding line-fill and line pack), gas storage facilities, gathering systems or processing, treatment or similar plants and facilities downstream of the applicable pipeline connection from which such Hydrocarbons are transported from the applicable Well site for purposes of subsequent separating, processing, treatment, transportation and sale, as applicable, as of the Effective Time (which value shall be computed using the Settlement Price), less any applicable overriding royalties, royalties and similar burdens, marketing fees or post-production costs; provided, however, that the adjustment contemplated by this paragraph shall be only made to the extent that the applicable O&G Seller or their Affiliates do not receive and retain the proceeds, or portion thereof, attributable to the sale of such Hydrocarbons;

(vii) Increased by the amount of all Property Costs attributable to the ownership and operation of the O&G Assets that are paid or economically borne by O&G Sellers and

(continued)

attributable to the period from and after the Effective Time, except any Property Costs and other such costs already deducted in the determination of proceeds in Section 2.3(a)(i);

(viii) Reduced by the amount of all Property Costs attributable to the ownership and operation of the O&G Assets that are paid or economically borne by either Purchaser and attributable to the period prior to the Effective Time, except any Property Costs and other such costs already deducted in the determination of proceeds in Section 2.3(a)(i);

(ix) Increased by the amount of all Asset Taxes allocated to O&G Purchaser in accordance with Section 9.8(a) but paid or otherwise economically borne by Sellers or any of their Affiliates;

(x) Reduced by the amount of all Asset Taxes allocated to Sellers in accordance with Section 9.8(a) but paid or otherwise economically borne by O&G Purchaser or any of its Affiliates;

(xi) Decreased by the aggregate amount owed by O&G Sellers or their Affiliates to Third Parties for Imbalances attributable to periods prior to the Effective Time on the basis of the applicable Settlement Price; and

(xii) Increased by the aggregate amount owed to O&G Sellers or their Affiliates by Third Parties for Imbalances attributable to periods prior to the Effective Time on the basis of the applicable Settlement Price.

The Parties intend that O&G Purchaser not receive a double recovery of the amounts described in Section 2.3(a)(i) and Section 1.4; provided, however, that to the extent the value of the Hydrocarbon production, income, proceeds, receipts and credits to which O&G Purchaser is entitled under Section 1.4 for the Adjustment Period exceeds the amount of the adjustment described in Section 2.3(a)(i), O&G Purchaser shall remain entitled to receive such excess.

(b) The Purchase Price for the Pinnacle Equity shall be adjusted as follows with all such amounts being determined in accordance with GAAP:

(i) Increased by an amount equal to 10.95% of any capital contributions made by the members of Pinnacle during the Adjustment Period; and

(ii) Decreased by an amount equal to 10.95% of any distributions made by Pinnacle to its members during the Adjustment Period and any Taxes paid or incurred by Pinnacle or its Subsidiaries in connection with or otherwise attributable to such distributions.

For the avoidance of doubt, any payments made by either member of Pinnacle pursuant to Section 2.04 of that certain Unit Purchase Agreement dated June 15, 2026 shall not constitute a payment under this Section 2.3(b).

(continued)

Section 2.4 Allocation of Purchase Price. Sellers and Purchasers agree that the Purchase Price shall be allocated as set forth on Schedule 2.4(a) with respect to Pinnacle Equity, Schedule 2.4(b) with respect to the Wells and Well Locations included in the Legacy Assets and Schedule 2.4(c) with respect to the Wells, the Well Locations and the Leases included in the Western Haynesville Assets for the purpose of (a) providing notice and obtaining waivers of any Preferential Rights and Consents affecting any Asset(s), (b) determining the Title Defect Amount applicable to a Title Defect, Title Benefit Amount applicable to a Title Benefit, or Environmental Defect Amount applicable to an Environmental Defect, and (c) addressing all other applicable instances for which the Purchase Price is to be adjusted pursuant to this Agreement, or where Allocated Values are expressly referenced. Sellers and Purchasers agree that such allocation is reasonable and shall not take any position inconsistent therewith, subject to Section 2.5.

Section 2.5 Tax Treatment; Allocation of Purchase Price for Tax Purposes.

(a) For U.S. federal income (and, where applicable, state and local) Tax purposes, the Parties (i) agree to treat the purchase and sale of the Assets as (A) with respect to any O&G Assets subject to a Tax Partnership, the purchase and sale of an equity interest in such Tax Partnership (each, a “Tax Partnership Interest”), (B) with respect to any other O&G Assets, the purchase and sale of such O&G Assets, and (C) with respect to the Pinnacle Equity, the purchase and sale of the Pinnacle Equity, and (ii) shall, and shall cause their respective Affiliates (including the Tax Partnerships) to, (A) report, act and file all Tax Returns in all respects and for all Tax purposes consistent with such Tax treatment and (B) not take any action or position for Tax purposes (whether in audits, examinations or other Proceedings with respect to Taxes, in Tax Returns or otherwise) that is inconsistent with such Tax treatment, unless required to do so by a determination within the meaning of Section 1313(a) of the Code (or any corresponding or similar resolution under applicable state or local Tax Law).

(b) Within sixty (60) days after the Closing Date, Sellers shall deliver to Purchasers’ Representative a schedule (the “Allocation Schedule”) (i) allocating the Adjusted Purchase Price (including any Assumed Seller Obligations or other amounts treated as consideration for the O&G Assets, the Tax Partnership Interests or the Pinnacle Equity for U.S. federal income Tax purposes) among the O&G Assets, the Tax Partnership Interests and the Pinnacle Equity, (ii) further allocating the portion allocated to each Tax Partnership Interest among the assets of the applicable Tax Partnership and (iii) further allocating the portion allocated to the Pinnacle Equity among the assets of Pinnacle and its Subsidiaries. The Allocation Schedule shall be prepared in accordance with Sections 743(b), 751, 755 and 1060 of the Code and the Treasury Regulations promulgated thereunder. The Allocation Schedule shall be prepared in a manner consistent with the Allocated Values to the extent permitted under applicable U.S. federal income Tax Law. The Allocation Schedule shall be deemed final unless Purchasers’ Representative notifies Sellers’ Representative in writing that Purchasers object to one or more items reflected in the Allocation Schedule within thirty (30) days after delivery of the Allocation Schedule to Purchasers’ Representative. In the event of any such objection, Sellers’ Representative and Purchasers’ Representative shall negotiate in good faith to resolve such dispute within sixty (60) days after the delivery of the Allocation Schedule to Purchasers’ Representative; provided, however, that if Sellers’ Representative and Purchasers’ Representative are not able to agree on the Allocation Schedule within sixty (60) days after the delivery of the Allocation Schedule to Purchasers’ Representative, Sellers’ Representative and Purchasers’ Representative shall submit such dispute to the Independent Expert for resolution pursuant to the procedures set forth in Section 11.4(b), mutatis mutandis, which determination shall in any event be consistent with the Allocated Values except as otherwise required by applicable U.S. federal income Tax Law. With respect to the final Allocation Schedule, Sellers and Purchasers shall, and shall cause their respective Affiliates (including the Tax Partnerships) to, (a) use commercially reasonable efforts to update such Allocation Schedule in accordance with Sections 743(b), 751, 755 and 1060 of the Code and the Treasury Regulations promulgated thereunder and in a manner consistent with such Allocation Schedule and the Allocated Values following any

(continued)

adjustment to the consideration for the O&G Assets, the Tax Partnership Interests or the Pinnacle Equity (as determined for U.S. federal income Tax purposes), (b) file their respective IRS Forms 8594 and all federal, state and local Tax Returns in accordance with such Allocation Schedule, as adjusted, and (c) not take any position (whether in audits, examinations or other Proceedings with respect to Taxes, in Tax Returns or otherwise) that is inconsistent with such Allocation Schedule, as adjusted, unless required to do so by a determination within the meaning of Section 1313(a) of the Code (or any corresponding or similar resolution under applicable state or local Tax Law); provided, however, that neither Sellers nor Purchasers shall be unreasonably impeded in their ability and discretion to negotiate, compromise or settle any Tax audit, claim or other Proceeding in connection with the Allocation Schedule.

Section 2.6 Withholding. Each Purchaser, their Affiliates, the Escrow Agent and any other Person acting on their behalf shall be entitled to deduct or withhold from any payment to any Person under any Transaction Document such amounts as are required to be deducted or withheld under applicable Law. Other than with respect to amounts required to be deducted or withheld due to any failure by the Seller Group to provide an IRS Form W-9 in accordance with Section 11.2(f), if any Purchaser, their Affiliates, the Escrow Agent or any other Person acting on their behalf intends to deduct or withhold any Taxes as required by applicable Law from any payment made to the Sellers in connection with the transactions contemplated hereunder, such Purchaser, its Affiliates, the Escrow Agent or any other Person acting on its behalf, as applicable, shall use commercially reasonable efforts to provide at least three (3) Business Days’ advance notice of its intent to withhold such amounts and use commercially reasonable efforts to cooperate with the Sellers to mitigate, reduce or eliminate such deduction or withholding. To the extent any amounts are so deducted or withheld and paid over to the appropriate Governmental Body, the amount deducted or withheld shall be treated as paid to the Person to which such amounts would otherwise have been paid for all purposes of the Transaction Documents at the time and in the manner required by the Transaction Documents.

Article 3.
TITLE MATTERS

Section 3.1 O&G Sellers’ Title.

(a) Without limiting O&G Purchaser's ability to make a claim against the R&W Policy for an alleged breach of any representation and warranty set forth in Article 5, 6 or 7 and subject to Section 9.9, this Article 3 and the Special Warranty set forth in the Conveyances shall, to the fullest extent permitted by applicable Law, be the exclusive right and remedy of Purchasers against O&G Sellers with respect to title to the O&G Assets.

(b) The assignment, bill of sale and conveyance of the O&G Assets to be delivered by each O&G Seller to O&G Purchaser shall be substantially in the form of Exhibit D-1 for the O&G Assets located in Texas (the “Texas Conveyance”), Exhibit D-2 for the O&G Assets (other than the Arkoma Assets) located in Louisiana and Oklahoma (the “Louisiana Conveyance”) and Exhibit D-3 for the Arkoma Assets (the “Arkoma Conveyance” and collectively with the Texas Conveyance and the Louisiana Conveyance, the “Conveyances”).

Section 3.2 Certain Definitions.

(a) As used in this Agreement, the term “Defensible Title” means, as of the Execution Date and the Closing Date, that title of the applicable O&G Seller that is (i) deducible of record or (ii) evidenced by written elections made pursuant to operating agreements, pooling or spacing orders, pooling agreements, or unitization or communitization agreements, that can be successfully defended if challenged by a competing Third Party claimant to title, which, subject to and except for Permitted Encumbrances:

(continued)

(i) with respect to the applicable Producing Formation for each Well and Well Location, entitles the applicable O&G Seller to receive a share of the Hydrocarbons produced, saved and marketed from any such Well or Well Location throughout the productive life or term thereof (after satisfaction of all royalties, overriding royalties, nonparticipating royalties, net profits interests or other similar burdens on or measured by production of Hydrocarbons) (a “Net Revenue Interest”) as to the Producing Formation throughout the productive life of such Well or Well Location, of not less than the Net Revenue Interest share shown in Exhibit A-2 or Exhibit B-2 for such Well or Well Location as to the Producing Formation, except for (1) decreases resulting from reversionary interests, carried interests, horizontal or vertical severances or other matters or changes in interest stated in Exhibit A-1, Exhibit A-2, Exhibit B-1 or Exhibit B-2, as applicable; (2) decreases in connection with those operations permitted under Section 9.5 in which such O&G Seller may after the Execution Date be a non-consenting party; (3) decreases resulting from the election to ratify or the establishment or amendment of pools or units on or after the Execution Date or changes in tract or production allocations occurring after the Execution Date; (4) decreases resulting from subsequent reversions after the Execution Date of interests to co-owners resulting from co-owner elections not to consent to an operation; and (5) decreases required to allow other working interest owners to make up past underproduction or Imbalances or pipelines to make up past under deliveries;

(ii) with respect to the applicable Producing Formation for each Well and Well Location, obligates the applicable O&G Seller to bear not greater than the “working interest” share shown in Exhibit A-2 or Exhibit B-2, as applicable, of the costs and expenses for the maintenance and development of, operations relating to, and production of Hydrocarbons from, any such Well or Well Location (but without regard to the effect of any royalties, overriding royalties, production payments, net profits interests and other similar burdens upon, measured by or payable out of production therefrom) (a “Working Interest”) as to the Producing Formation throughout the productive life of such Well or Well Location, except for (1) increases resulting from matters stated in Exhibit A-1, Exhibit A-2, Exhibit B-1 or Exhibit B-2, as applicable; (2) increases resulting from the carrying of the cost of non-participating owners or cotenants in Leases, Wells or Units with respect to operations or elections made after the Execution Date; (3) increases after the Execution Date resulting from contribution requirements with respect to defaulting or non-participating parties under applicable operating, unit, pooling, pre-pooling or similar agreements; and (4) increases that are accompanied by at least a proportionate increase in such O&G Seller’s Net Revenue Interest for such Well or Well Location;

(iii) with respect to the Producing Formation for each Lease shown on Exhibit B-1 as the “Western Haynesville Undeveloped Acres”, entitles the applicable O&G Seller to not less than the Net Acres shown on Exhibit B-1 for such Lease as to the Producing Formation; and

(iv) is free and clear of Encumbrances.

(b) As used in this Agreement, the term “Title Benefit” shall mean any right, circumstance or condition that (i) operates to increase the Net Revenue Interest of an O&G Seller in any Well or Well Location with respect to the Producing Formation above that shown in Exhibit A-2 or Exhibit B-2, as applicable, without causing a greater than proportionate increase in such O&G Seller’s Working Interest above that shown in Exhibit A-2 or Exhibit B-2, as applicable, for such Well or Well Location as to such Producing Formation, (ii) operates to reduce the Working Interest of an O&G Seller in any Well or Well Location with respect to the Producing Formation below that shown in Exhibit A-2 or Exhibit B-2, as applicable, for such Well or Well Location

(continued)

without causing a greater than proportionate decrease in such O&G Seller’s absolute Net Revenue Interest below that shown in Exhibit A-2 or Exhibit B-2, as applicable, for such Well or Well Location as to the Producing Formation, or (iii) with respect to Leases shown on Exhibit B-2 as “Western Haynesville Undeveloped Acres”, operates to increase the Net Acres of an O&G Seller with respect to the Producing Formation for any such Lease above the Net Acres set forth in Exhibit B-2 for such Lease as to the Producing Formation.

(c) As used in this Agreement, the term “Title Defect” shall mean any lien, encumbrance, obligation or defect that causes an O&G Seller’s title to any Well or Well Location shown in Exhibit A-2 or Exhibit B-2, as applicable, or any Lease shown on Exhibit B-2 as the “Western Haynesville Undeveloped Acres”, to be less than Defensible Title; provided, that “Title Defect” shall exclude the following:

(i) defects based solely on a lack of information in the applicable O&G Seller’s files or references to a document if such document is not in such O&G Seller’s files; provided that such O&G Seller has not relied on such missing document to vest such O&G Seller with title to the applicable Asset;

(ii) defects arising out of lack of corporate or other entity authorization unless O&G Purchaser provides affirmative evidence that the action was not authorized and results in another Person’s superior claim of title to the relevant Well or Well Location;

(iii) defects in the chain of title consisting of the failure to recite marital status in a document or omissions of successions of heirship or estate Proceedings, unless O&G Purchaser provides affirmative evidence that such failure or omission could reasonably be expected to result in another Person’s superior claim of title to the relevant Well or Well Location;

(iv) defects based on a gap in an O&G Seller’s chain of title unless such gap is affirmatively shown to exist after a review of the available public and/or county or parish records and the Records, by an abstract of title, title opinion or landman’s title chain or runsheet (which documents shall be included in any Title Defect Notice);

(v) defects that have been cured by applicable Laws of limitation or prescription;

(vi) defects arising out of a lack of survey, unless a survey is expressly required by applicable Laws;

(vii) defects solely arising from any change in applicable Law after the Execution Date;

(viii) defects that affect only which Person has the right to receive royalty payments (rather than the amount of such royalty) and that do not affect the validity of the underlying O&G Asset or either O&G Seller’s title thereto;

(ix) defects asserting that (A) valid contractual or similar interests derived from customary operating agreements, unit agreements, communitization agreements, stipulations of interest, pooling and statutory orders or substantially similar agreements and instruments, rights to participate thereunder, or similar non-consent, carried or before and after-payout interests, cannot qualify as Defensible Title solely by virtue of being contractual or quasi-contractual, or (B) such contractual or similar interests have not been recorded in the county records, provided such contractual or similar interests are derived

(continued)

from agreements or instruments that are located in the applicable O&G Seller’s files or referenced in the applicable county records or in unrecorded instruments that are referenced in the applicable county records;

(x) defects asserting that the failure to hold record title to any Properties earned or purchased by the applicable O&G Seller pursuant to the terms of any farmout, earnout, participation agreement, exchange agreement or other Contract where the applicable counterparty has not yet delivered the corresponding assignment but is otherwise required to do so, in each case solely to the extent such Properties and Contracts are set forth on Schedule 3.2(c);

(xi) defects based upon the failure of the applicable O&G Seller to hold record title to (or to have received an assignment of) any Property if such Property is subject to a binding purchase and sale agreement or similar acquisition agreement set forth on Schedule 3.2(c) and such O&G Seller reasonably expects the closing of the acquisition and assignment of such Property to such O&G Seller to occur in the Ordinary Course of Business, provided that all obligations of such O&G Seller required for such closing and assignment have either been performed or are ministerial or administrative in nature;

(xii) except to the extent the same results in a Third Party having a superior claim of title over the applicable O&G Seller’s interest, defects based upon the failure to record any, or from processing delays with respect to any filings on the part of a Governmental Body of, Properties, Surface Rights or rights-of-way issued by Governmental Bodies included in the O&G Assets or any assignments of interests in (or related transfers of operating rights for) such Properties, Surface Rights or rights-of-way included in the O&G Assets in any applicable regulatory or public records of such Governmental Bodies, in each case so long as such instruments are recorded in the applicable county;

(xiii) defects arising from failure to obtain an appropriate communitization agreement approved by the Bureau of Land Management, except to the extent such failure causes an Interest Reduction; and

(xiv) defects arising from Leases failing to have pooling provisions, except insofar as the same results in an Interest Reduction.

Section 3.3 Definition of Permitted Encumbrances. As used herein, the term “Permitted Encumbrances” means any or all of the following:

(a) royalties, nonparticipating royalty interests, net profits interests and any overriding royalties, reversionary interests and other burdens to the extent that they do not, individually or in the aggregate, (i) reduce either O&G Seller’s Net Revenue Interest below that shown in Exhibit A-2 or Exhibit B-2, as applicable, for such Property, (ii) increase either O&G Seller’s Working Interest above that shown in Exhibit A-2 or Exhibit B-2, as applicable, for such Property, without a corresponding increase in the Net Revenue Interest, or (iii) with respect to Leases shown on Exhibit B-2 as “Western Haynesville Undeveloped Acres”, reduce either O&G Seller’s Net Acres with respect to the Producing Formation for any such Lease to an amount less than the Net Acres set forth in Exhibit B-2 for such Lease, in each case as to the Producing Formation (each of (i), (ii) and (iii), an “Interest Reduction”);

(continued)

(b) the terms and provisions of all Leases (including “Pugh” clauses or similar severance provisions that cause or have caused portions of Leases to be terminated), assignments and conveyances in the chain of title to the Leases, O&G Contracts, Surface Rights, unit agreements, pooling agreements or orders, pre-pooling agreements, operating agreements, production sales contracts, division orders and other contracts, agreements, covenants and instruments applicable to or binding on the O&G Assets, to the extent that they do not, individually or in the aggregate, (i) result in an Interest Reduction or (ii) materially interfere with the ownership, use or operation of the Assets as currently owned, used and operated;

(c) Third Party consent requirements and similar restrictions with respect to which waivers or consents are obtained by the applicable O&G Seller from the appropriate Persons on or prior to the Closing Date or the appropriate time period for asserting the right has expired or which need not be satisfied prior to a transfer;

(d) subject to compliance with Section 3.5, all consent requirements and Preferential Rights to purchase the O&G Assets applicable to any transaction involving the O&G Assets;

(e) Liens for Taxes or assessments not yet delinquent or, if delinquent, being contested in good faith by appropriate actions and set forth on Schedule PE;

(f) materialman’s, mechanic’s, repairman’s, employee’s, contractor’s, operator’s, landlord’s and other similar or inchoate Liens or charges arising in the Ordinary Course of Business under Leases, O&G Contracts, Surface Rights or Law for amounts not yet delinquent (including any amounts being withheld as provided by Law), or if delinquent, being contested in good faith by appropriate actions, such contested actions being reflected on Schedule PE;

(g) all rights to consent, required notices to, filings with, or other actions by Governmental Bodies in connection with the sale or conveyance of the O&G Assets if they are not required prior to the sale or conveyance for it to be valid or are of a type customarily obtained after Closing (“Customary Post-Closing Consents”);

(h) except to the extent the same have already been triggered prior to the Closing Date, conventional rights of reassignment normally arising upon final intention to abandon or release all or any part of the O&G Assets;

(i) the presence or absence of Surface Rights, easements, subsurface easements, rights-of-way, servitudes, permits, surface leases and other rights in respect of surface operations or the surface estate to the extent that they do not, individually or in the aggregate, (i) result in an Interest Reduction or (ii) materially interfere with the ownership, use or operations of the O&G Assets as currently owned, used and operated as of the Effective Time;

(j) calls on Hydrocarbon production under existing O&G Contracts;

(k) all rights reserved to or vested in any Governmental Body to control or regulate any of the O&G Assets in any manner and all obligations and duties under all generally applicable Laws, rules and orders of any such Governmental Body or under any Governmental Authorization, franchise, grant, license or permit issued by any such Governmental Body; provided that the effect of any such rights does not materially interfere with the ownership, use or operation of the O&G Assets as currently owned, used and operated;

(l) any Encumbrance on or affecting the O&G Assets which is expressly assumed, bonded or paid by O&G Purchaser at or prior to Closing or which is discharged by or on behalf of either O&G Seller at or prior to Closing;

(continued)

(m) any prior oil and gas lease, or Lien or Encumbrance, that has not been made subject to a recorded release or surrender, but for which the terms of such instrument provide, or for which it is reasonably apparent based on relevant circumstances, that such instrument has expired or terminated, unless O&G Purchaser provides affirmative evidence that such instrument is still in effect and provides another Person superior title;

(n) any matters expressly set forth in Exhibit A-1, Exhibit A-2, Exhibit A-3, Exhibit B-1, Exhibit B-2 or Exhibit B-3;

(o) any matters expressly set forth on Schedule 5.7 or Schedule PE;

(p) any maintenance of uniform interest provision in an operating agreement or similar agreement if waived by the parties having the right to enforce such provision or if the violation of such provision would not unwind or void the sale of the affected Asset hereunder and has not resulted in a Third Party holding revenues of either O&G Seller in suspense on account of any such violation;

(q) any lien, security interest, or encumbrance granted by the lessor or affecting the lessor’s interest in a Lease, unless such lien, security interest or Encumbrance is subject to foreclosure Proceedings or has been foreclosed upon and is not subordinated to the applicable O&G Seller’s rights in the affected Asset;

(r) Imbalances associated with the O&G Assets;

(s) Liens for workers’ compensation, unemployment insurance, social security, old age pension or public liability obligations, except in the case a Third Party has made a claim related to the same;

(t) Liens arising by statute or common law relating to banker’s liens, rights of set-off or similar rights burdening only deposit accounts of O&G Sellers;

(u) Liens on cash, cash equivalents or securities pledged to secure performance of tenders, surety and appeal bonds, government contracts, performance and return of money bonds, bids, trade contracts, Leases, statutory and regulatory obligations in the Ordinary Course of Business;

(v) UCC financing statement filings regarding operating leases entered into in the Ordinary Course of Business covering only the leased property;

(w) licenses, subleases or sublicenses (other than of any Hydrocarbon interests) granted in the Ordinary Course of Business that do not materially interfere with the use or operation of the Assets, and the interest or title of a lessor, sublessor, licensor or sublicensor under Leases or licenses in the Ordinary Course of Business;

(x) contractual Liens arising in the Ordinary Course of Business under operating agreements, joint venture agreements, production sales contracts, partnership agreements, Leases, farmout agreements, division orders, Contracts for the sale, transportation, exchange, gathering, processing and marketing of Hydrocarbons, unitization and pooling declarations and agreements, areas of mutual interests, development agreements, gas balancing agreements and similar customary oil and gas agreements, securing obligations that are not yet delinquent or that are being contested in good faith by appropriate actions;

(continued)

(y) the treatment or classification of any horizontal Well as an allocation well that crosses more than one Lease or leasehold tract, including (i) the failure of such Leases or leasehold tracts as to such Well to be governed by a common pooling or unit agreement, or subject to a production sharing agreement or similar agreement, whether in whole or in part, (ii) the allocation of Hydrocarbons produced from such well among such Leases or leasehold tracts based upon the length of the “as drilled” horizontal wellbore open for production, the total length of the horizontal wellbore, or other methodology that is intended to reasonably attribute to each such Lease or leasehold tract its share of such production, (iii) the failure of any tract, Well or production allocation, or production sharing agreement or similar agreement, to be filed of record, and (iv) the presence or absence of a subsurface easement related to such Well;

(z) lack of rights, access or transportation as to any rights of way for gathering or transportation pipeline or similar equipment and facilities that do not constitute any of the O&G Assets;

(aa) in the case of any wells to be drilled on any Well Location or other undeveloped location after the Effective Time or any other operation that has not commenced as of the Effective Time, any easements, Surface Rights, unit designations or production or drilling units not yet obtained, formed and/or created;

(bb) limitations (including drilling and operating limitations) imposed on the O&G Assets by reason of the rights of mineral or leasehold cotenants, surface or subsurface owners, owners of depths that are not included in the Producing Formation, or operators in a common property (including the rights of coal, timber and utility owners, licensees and/or lessees) to the extent arising at Law; and

(cc) any defects or irregularities (x) based on gaps in production or temporary cessations in production so long as no Third Party has asserted a claim or sought to terminate a lease during the preceding twenty (20) years as a result of such gaps or temporary cessations or (y) arising from missing conveyances or gaps in the chain of title, questions of authority or minor inconsistencies in names or signatories (i) which affect a Property from which Hydrocarbons have been and are being produced (or to which production of Hydrocarbons is allocable) for the last fifteen (15) years and for which no claim related to title has been made in writing by any Person during such fifteen (15) year period or (ii) for which a reputable title examiner or attorney would not reasonably require curative action.

Section 3.4 Notice of Title Defects; Defect Adjustments.

(a) Title Defects. To assert a Title Defect, O&G Purchaser must deliver claim notices to Sellers’ Representative (each a “Title Defect Notice”) on or before 5:00 P.M., Central Time on the day that is fifty-five (55) days following the Execution Date (the “Defect Claim Date”). Each Title Defect Notice shall be in writing and shall include (i) a description of the alleged Title Defect(s), (ii) the Well (or portion thereof), Well Location or Western Haynesville Undeveloped Acres affected by the Title Defect

(continued)

(each a “Title Defect Property”), (iii) the Allocated Values of each Title Defect Property, (iv) supporting documents reasonably necessary for O&G Sellers (as well as any title attorney or examiner hired by O&G Sellers) to identify the existence of the alleged Title Defect(s) and (v) O&G Purchaser’s reasonable, good faith estimate of the Title Defect Amount and the computations and information upon which O&G Purchaser’s reasonable, good faith estimate is based; provided that an alleged failure of a Title Defect Notice to comply with any of the foregoing requirements shall not cause such Title Defect Notice to be invalid or any Title Defect to be waived so long as such notice is reasonably sufficient to provide notice to O&G Sellers of the existence, nature and extent of the alleged Title Defect. Notwithstanding anything in this Agreement to the contrary and without limitation of Purchasers’ rights under the R&W Policy or pursuant to the Special Warranty set forth in the Conveyances or the Seller Indemnity Obligations, O&G Purchaser shall be deemed to have waived for all purposes under this Article 3 all Title Defects that were not included in a Title Defect Notice delivered to O&G Sellers on or before the Defect Claim Date. To give O&G Sellers an opportunity to commence reviewing and curing Title Defects, O&G Purchaser shall use commercially reasonable efforts to provide Sellers’ Representative with bi-weekly (every other week) informal written (with e-mail being sufficient) or oral notice of any potential Title Defect following O&G Purchaser’s determination of the probable or suspected existence of such Title Defect, which notice may be supplemented, revised or formalized prior to the Defect Claim Date; provided, however, that the failure of O&G Purchaser to provide such bi-weekly notice shall not be deemed to waive O&G Purchaser’s right to assert Title Defects on or before the Defect Claim Date or any of O&G Purchaser’s remedies with respect thereto or be deemed to be a breach of this Agreement.

(b) Title Benefits. O&G Sellers shall have the right, but not the obligation, to deliver to O&G Purchaser with respect to each Title Benefit affecting O&G Sellers’ O&G Assets a written notice (a “Title Benefit Notice”) asserting such Title Benefit on or before the Defect Claim Date. Each Title Benefit Notice shall include (A) a description of the Title Benefit(s), (B) the Well, Well Location or Western Haynesville Undeveloped Acres affected by the Title Benefit (each a “Title Benefit Property”), (C) the Allocated Values of the Title Benefit Property, (D) supporting documents reasonably necessary for O&G Purchaser (as well as any title attorney or examiner hired by O&G Purchaser) to identify the existence of the alleged Title Benefit(s) and (E) O&G Sellers’ estimate of the Title Benefit Amount, and the computations and information upon which O&G Sellers’ estimate is based. O&G Sellers shall be deemed to have waived for all purposes hereunder all Title Benefits affecting O&G Sellers’ O&G Assets that were not included in a Title Benefit Notice delivered to O&G Purchaser on or before the Defect Claim Date.

(c) Cure Right. O&G Sellers shall have the right, but not the obligation, upon delivering written notice to O&G Purchaser no later than three (3) Business Days prior to the Closing Date, to attempt, at their sole cost, to cure or remove any Title Defects affecting O&G Sellers’ O&G Assets that are asserted by O&G Purchaser, which can be cured, as determined by O&G Purchaser in good faith, on or before the expiration of one hundred and twenty (120) days counted from and after the Closing Date (the “Cure Period”), unless the Parties otherwise agree in writing. If O&G Sellers have provided notice on or before the date that is three (3) Business Days prior to the Closing Date of O&G Sellers’ intent to attempt to cure a Title Defect within the Cure Period, at the Closing (i) each of the O&G Assets affected by such Title Defect shall be conveyed to O&G Purchaser, (ii) subject to Section 3.4(i), the Closing Payment shall be reduced by an amount equal to O&G Purchaser’s reasonable, good faith estimate of the Title Defect Amount with respect to such Title Defect(s) set forth in O&G Purchaser’s Title Defect Notice and (iii) O&G Purchaser shall deposit into the Title Defect Escrow Account at Closing the amount determined pursuant to the foregoing clause (ii). If Sellers’ Representative and O&G Purchaser agree that any Title Defect that O&G Sellers elected to cure pursuant to this Section 3.4(c) has been cured by O&G Sellers on or prior to the expiration of the Cure Period, then O&G Purchaser and Sellers’ Representative shall promptly direct the Escrow Agent to release to O&G Sellers the Title Defect Amount attributable to such Title Defect from the Title Defect Escrow Account. If Sellers’ Representative and O&G Purchaser mutually agree that a Title Defect that O&G Sellers elected to cure pursuant to this Section 3.4(c) has only been partially cured by O&G Sellers on or prior to the expiration of the Cure Period, then Sellers’ Representative and O&G Purchaser shall reasonably agree upon the portion of the Title Defect Amount attributable to such Title

(continued)

Defect that should be released to O&G Purchaser from the Title Defect Escrow Account to compensate O&G Purchaser for the uncured portion thereof and the remaining portion of such amount shall be released to O&G Sellers in accordance with the terms of the Escrow Agreement and this Agreement. If any such Title Defect that O&G Sellers elected to cure pursuant to this Section 3.4(c) is not cured by O&G Sellers prior to the expiration of the Cure Period, then Sellers’ Representative and O&G Purchaser shall promptly direct the Escrow Agent to release to O&G Purchaser the applicable Title Defect Amount attributable to such Title Defect from the Title Defect Escrow Account in accordance with the terms of the Escrow Agreement and this Agreement. Any dispute relating to whether and to what extent a Title Defect has been cured by O&G Sellers, or the portion of the Title Defect Amount attributable to a partially cured Title Defect, shall be resolved as set forth in Section 3.4(h). No action of O&G Sellers in electing or attempting to cure a Title Defect shall constitute a waiver of O&G Sellers’ right to dispute the existence, nature or value of, or cost to cure, the Title Defect.

(d) Remedies for Title Defects. In the event that (y) any Title Defect asserted by O&G Purchaser in accordance with Section 3.4(a) is not waived in writing by O&G Purchaser or cured by Closing and (z) on or before the date that is three (3) Business Days prior to the Closing Date, O&G Sellers have not provided notice to O&G Purchaser of O&G Sellers’ intent to attempt to cure the given Title Defect pursuant to Section 3.4(c), then O&G Sellers shall, no later than three (3) Business Days prior to the Closing Date, reduce the Purchase Price by the Title Defect Amount determined pursuant to Section 3.4(f) or Section 3.4(h) and convey the Title Defect Property to O&G Purchaser at Closing.

(e) Remedies for Title Benefits. In the event that any Title Benefit asserted by O&G Sellers in accordance with Section 3.4(b) is not waived by O&G Sellers, then:

(i) to the extent O&G Purchaser and Sellers’ Representative agree on the Title Benefit Amount as calculated pursuant to Section 3.4(g), O&G Sellers shall be entitled to offset the aggregate amount of all uncured Title Defects by an amount equal to the aggregate Title Benefit Amount attributable to all Title Benefits; provided, notwithstanding anything to the contrary, in no event shall any Title Benefit Amount be used as an upward adjustment to the Purchase Price; and

(ii) to the extent there is no agreement under Section 3.4(e)(i) on or before the Closing Date, the disagreement between Sellers’ Representative and O&G Purchaser regarding the Title Benefit Property or the Title Benefit Amount, as applicable, shall be submitted to arbitration in accordance with Section 3.4(h).

(f) The “Title Defect Amount” resulting from a Title Defect shall be determined as follows:

(i) if O&G Purchaser and Sellers’ Representative agree on the Title Defect Amount, then that amount shall be the Title Defect Amount;

(ii) if the Title Defect is an Encumbrance which is undisputed and liquidated in amount, then the Title Defect Amount shall be the amount necessary to be paid to fully discharge the Title Defect from the Title Defect Property;

(iii) if the Title Defect represents a discrepancy between (A) the Net Revenue Interest for any Title Defect Property and (B) the Net Revenue Interest stated in Exhibit A-2 or Exhibit B-2, as applicable, and the Working Interest for such Title Defect Property is reduced in the same proportion, then the Title Defect Amount shall be the product of the Allocated Value of such Title Defect Property multiplied by a fraction, the numerator of which is the actual amount of the decrease in Net Revenue Interest from that stated in Exhibit A-2 or Exhibit B-2, as applicable, and the denominator of which is the Net Revenue Interest stated in Exhibit A-2 or Exhibit B-2, as applicable; provided, however,

(continued)

that if the Title Defect does not affect the Title Defect Property throughout its entire life, the Title Defect Amount shall be reduced to take into account the applicable time period only;

(iv) if the Title Defect represents a discrepancy between (A) the Working Interest for any Title Defect Property and (B) the Working Interest stated in Exhibit A-2 or Exhibit B-2, as applicable, and the Net Revenue Interest for such Title Defect Property is not increased in the same proportion, then the Title Defect Amount shall be the product of the Allocated Value of such Title Defect Property multiplied by a fraction, the numerator of which is the actual amount of the increase in Working Interest from that stated in Exhibit A-2 or Exhibit B-2, as applicable, and the denominator of which is the Working Interest stated in Exhibit A-2 or Exhibit B-2, as applicable; provided, however, that if the Title Defect does not affect the Title Defect Property throughout its entire life, the Title Defect Amount shall be reduced to take into account the applicable time period only;

(v) if the Title Defect represents a discrepancy between (i) the actual Net Acres for the Producing Formations for a Lease and (ii) the Net Acres for the Producing Formations for such Lease as set forth on Exhibit B-2, then the Title Defect Amount shall be the product of (A) the Allocated Value of such Lease multiplied by (B) a fraction (x) the numerator of which is the absolute amount of such discrepancy and (y) the denominator of which is the Net Acres for the Producing Formation for such Lease as set forth on Exhibit B-2; and

(vi) if the Title Defect represents an Encumbrance in title to the Title Defect Property of a type not described in subsections (i), (ii), (iii), (iv) or (v) above, then the Title Defect Amount shall be determined by taking into account the Allocated Value of the Title Defect Property, the portion of the Title Defect Property affected by the Title Defect, the legal effect of the Title Defect, the potential economic effect of the Title Defect over the life of the Title Defect Property, the values placed upon the Title Defect by O&G Purchaser and O&G Sellers and such other factors as are necessary to make a proper evaluation.

(vii) Notwithstanding anything to the contrary in this Article 3, (A) the aggregate Title Defect Amounts attributable to the effects of all Title Defects upon any Title Defect Property shall not exceed the Allocated Value of the Title Defect Property, except that this clause (A) shall not limit the Title Defect Amount attributable to a Title Defect that is an Encumbrance which is undisputed and liquidated in amount pursuant to Section 3.4(f)(ii), and (B) if a Title Defect Property is affected by multiple Title Defects, there shall be no duplication of costs or losses of interest included or reflected in the Title Defect Amounts affecting such Title Defect Property.

(g) The “Title Benefit Amount” resulting from a Title Benefit shall be determined as follows:

(i) if O&G Purchaser and Sellers’ Representative agree on the Title Benefit Amount, that amount shall be the Title Benefit Amount;

(ii) if the Title Benefit reflects a positive difference between (A) the Net Revenue Interest for the affected Title Benefit Property and (B) the Net Revenue Interest stated in Exhibit A-2 or Exhibit B-2, as applicable, for such Title Benefit Property and the Working Interest for such Title Benefit Property is increased proportionately, then the Title Benefit Amount shall be the product of the Allocated Value of the Title Benefit Property multiplied by a fraction, the numerator of which is the actual amount of the increase in Net Revenue Interest from that stated in Exhibit A-2 or Exhibit B-2, as applicable, and the

(continued)

denominator of which is the Net Revenue Interest so stated in Exhibit A-2 or Exhibit B-2, as applicable; provided, however, that if there is an increase in Working Interest with respect to any Title Benefit Property covered by this paragraph that is of a lesser proportion than such increase to the Net Revenue Interest, then Section 3.4(g)(v) shall apply;

(iii) if the Title Benefit reflects a discrepancy between (A) the Working Interest for the affected Title Benefit Property and (B) the Working Interest stated in Exhibit A-2 or Exhibit B-2, as applicable, for such Title Benefit Property and the Net Revenue Interest for such Title Benefit Property is not decreased in the same proportion, then the Title Benefit Amount shall be the product of the Allocated Value of the Title Benefit Property multiplied by a fraction, the numerator of which is the actual amount of the decrease in Working Interest from that stated in Exhibit A-2 or Exhibit B-2, as applicable, and the denominator of which is the Working Interest so stated in Exhibit A-2 or Exhibit B-2, as applicable; provided, however, that if there is a decrease in Net Revenue Interest with respect to any Title Benefit Property covered by this paragraph that is of a lesser proportion than such decrease to the Working Interest, then Section 3.4(g)(v) shall apply;

(iv) if the Title Benefit represents a discrepancy between (i) the actual Net Acres for the Producing Formations for a Lease and (ii) the Net Acres for the Producing Formations for such Lease as set forth on Exhibit B-2, then the Title Benefit Amount shall be the product of (A) the Allocated Value of such Lease multiplied by (B) a fraction (x) the numerator of which is the absolute amount of such discrepancy and (y) the denominator of which is the Net Acres for the Producing Formation for such Lease as set forth on Exhibit B-2;

(v) if the Title Benefit represents a benefit in the ownership or title to the Title Benefit Property of a type not described in Section 3.4(g)(i), (ii), (iii), or (iv) above, the Title Benefit Amount shall be determined by taking into account the Allocated Value of the Title Benefit Property, the portion of the Title Benefit Property benefitted by the Title Benefit, the legal effect of the Title Benefit, the potential economic effect of the Title Benefit over the life of the Title Benefit Property, the values placed upon the Title Benefit by O&G Purchaser and O&G Sellers and such other factors as are necessary to make a proper evaluation; and

(vi) in each case of subsections (i) through (v) above, if the Title Benefit does not affect the applicable Title Benefit Property throughout its entire life, the Title Benefit Amount shall be reduced to take into account the applicable time period only.

Notwithstanding anything to the contrary in this Agreement, the aggregate Title Benefit Amounts of all properly asserted Title Benefits under this Agreement (including Title Benefits for Net Acres) shall solely be used to offset adjustments to the Purchase Price attributable to asserted Title Defects and the Purchase Price shall not be increased due to any Title Benefits.

(continued)

(h) With respect to Title Defect Notices and Title Benefit Notices provided and received on or before the Defect Claim Date, Sellers’ Representative and O&G Purchaser shall attempt to agree on all Title Defects, Title Benefits, Title Defect Amounts and Title Benefit Amounts affecting O&G Sellers’ O&G Assets on or before the day that is one (1) Business Day before the Closing Date. If Sellers’ Representative and O&G Purchaser are unable to agree by such date, then subject to Section 3.4(c) and Section 3.4(i), (i) the affected Asset subject to such dispute shall be assigned to O&G Purchaser at Closing, (ii) subject to Section 3.4(i), O&G Purchaser’s reasonable, good faith estimate of the Title Defect Amount or Title Benefit Amount, as applicable, shall be used to determine the adjustment to the Purchase Price for purposes of calculating the Closing Payment, and O&G Purchaser’s reasonable, good faith estimate of the Title Defect Amount with respect to such disputed Title Defect (net of applicable Title Benefit Amounts) shall be deposited at Closing in the Title Defect Escrow Account by O&G Purchaser, and (iii) the Title Defects, Title Benefits, Title Defect Amounts and Title Benefit Amounts in dispute shall be exclusively and finally resolved by arbitration pursuant to this Section 3.4(h). Following the Closing Date (or with respect to any Title Defect that O&G Sellers elected to cure post-Closing pursuant to Section 3.4(c), following the expiration of the Cure Period), all Title Benefits, Title Benefit Amounts, Title Defects or Title Defect Amounts (or the cure thereof) in dispute may be submitted by either Party to a single arbitrator, who shall be a title attorney with at least ten (10) years’ experience in oil and gas titles in the State of Texas as selected by mutual agreement of O&G Purchaser and Sellers’ Representative. Absent such agreement on the selection of the arbitrator within a period of thirty (30) days following the first notice by a Party delivered to the other Party of an intent to initiate arbitration, the arbitrator shall be selected by the Houston, Texas office of the American Arbitration Association (the “Title Arbitrator”). The Title Arbitrator shall not have worked as an employee or outside counsel for any Party or its Affiliates during the five (5) year period preceding the arbitration or have any financial interest in the applicable dispute. The arbitration proceeding shall be held in Houston, Texas and shall be conducted in English and in accordance with the Commercial Arbitration Rules of the American Arbitration Association and use, where reasonably practicable, expedited procedures, in each case, to the extent such rules do not conflict with the terms of this Section 3.4(h). The Title Arbitrator’s determination shall be made within twenty (20) days after submission of the matters in dispute and shall be final and binding upon the Parties, without right of appeal. In making his or her determination, the Title Arbitrator shall be bound by the rules set forth in this Section 3.4 and may consider such other matters as in the opinion of the Title Arbitrator are necessary or helpful to make a proper determination. Additionally, the Title Arbitrator may consult with and engage disinterested Third Parties in advising the arbitrator, including petroleum engineers but the Title Arbitrator shall have no ex parte communications with the Parties concerning the disputed matters. The Title Arbitrator shall act as an expert for the limited purpose of determining the specific disputed Title Defects (including the adequacy of any curative actions performed with respect thereto), Title Benefits, Title Defect Amounts and Title Benefit Amounts, as applicable, submitted by any Party and may not award damages, interest or penalties to any Party with respect to any matter. Notwithstanding the foregoing, the Title Arbitrator may not award or determine a Title Defect Amount for a Title Defect that exceeds the Title Defect Amount for such Title Defect as asserted by O&G Purchaser in a valid Title Defect Notice. Each Party shall bear its own legal fees and other costs of presenting its case, and shall bear the costs and expenses of the Title Arbitrator in an amount equal to the proportion of the total dollar value of all disputed items submitted to the Title Arbitrator that is determined in favor of the other Party by the Title Arbitrator. If any disputed title matters are submitted to the Title Arbitrator pursuant to this Section 3.4(h), then the Title Defect Amount deposited in the Title Defect Escrow Account applicable to such disputed title matter shall be released to O&G Sellers and/or O&G Purchaser, as applicable (and Sellers’ Representative and Purchasers’ Representative will issue joint written instructions to the Escrow Agent in compliance with this sentence), upon, and as would be necessary to give effect to, the final resolution of such disputed title matter, whether by agreement between the Parties or by determination of the Title

(continued)

Arbitrator pursuant to this Section 3.4(h). The determination of the Title Arbitrator shall be taken into account in the Final Settlement Statement, provided, that if such determination occurs after the Final Settlement Date, then the terms of Section 11.4(b) and Section 11.4(c) shall apply to all adjustments and payments pertaining to the Title Defect Property subject thereto to the extent applicable.

(i) Notwithstanding anything herein to the contrary, in no event shall there be any adjustments to the Purchase Price for any (A) individual Title Defect for which the Title Defect Amount does not exceed Three Hundred Fifty Thousand Dollars ($350,000) (the “Individual Defect Threshold”); and (B) Title Defect or any Environmental Defect unless (1) the aggregate amount of all Title Defect Amounts for Title Defects that exceed the Individual Defect Threshold (minus the amount of any Title Benefit Amounts), plus (2) the aggregate amount of all Environmental Defect Amounts subject to an election by Sellers’ Representative under Section 4.4(b) that exceed the Individual Defect Threshold, exceeds a deductible in an amount equal to three and a half percent (3.5%) of the Purchase Price (the “Defect Deductible”), after which point (i) O&G Purchaser shall be entitled to adjustments to the Purchase Price or other available remedies under this Article 3 with respect to all Title Defects in excess of the Defect Deductible, subject to the Individual Defect Threshold, and (ii) O&G Purchaser shall be entitled to adjustments to the Purchase Price or other available remedies under Section 4.4 with respect to Environmental Defects in excess of the Defect Deductible, subject to the Individual Defect Threshold and Sellers’ Representative’s elections under Section 4.4. For purposes of determining whether the Individual Defect Threshold has been met, O&G Purchaser may aggregate (i) the Title Defect Amounts attributable to a single Title Defect that affects multiple Wells, Well Locations, Western Haynesville Undeveloped Acres or Properties, or that arises from a common instrument or defect in the chain of title affecting multiple Wells, Well Locations, Western Haynesville Undeveloped Acres or Properties and (ii) to the extent multiple Title Defects affect the same Asset, the Title Defect Amounts attributable to all Title Defects affecting such Asset.

Section 3.5 Consents to Assignment and Preferential Rights to Purchase. Each Seller shall promptly (and in any event within fifteen (15) Business Days after the Execution Date) prepare and send notices (i) to the Third Party holders of any Consents to assignment of any Assets requesting applicable Consents (including Consent Requirements) substantially in the form attached hereto as Exhibit N and (ii) to the holders of any Preferential Rights set forth on Schedule 5.14 requesting waivers of such Preferential Rights substantially in the form attached hereto as Exhibit O, and only to the extent of Sellers’ Knowledge of such Consent Requirements and Preferential Rights as set forth on Schedule 5.14, subject to the immediately following sentence. If any additional Consents, Preferential Rights or similar rights pertaining to the Assets that will be triggered by the consummation of the transactions contemplated by this Agreement are discovered by Sellers (or Purchasers and notified to Sellers) prior to the Closing, Sellers shall send notices to the holders thereof within three (3) Business Days following such discovery (or written notice by Purchasers to Sellers’ Representative if discovered by Purchasers). Each Seller shall use commercially reasonable efforts (but with no obligation to pay or incur out-of-pocket costs) to obtain all such Consent Requirements (or waivers thereof) affecting its O&G Assets. Purchasers shall reasonably cooperate with each Seller in seeking to satisfy or obtain waivers of, as applicable, such Preferential Rights and Consents; provided that in no event shall Purchasers or their Affiliates be required to incur any costs or expenses or be required to undertake (or agree to undertake) any liabilities or obligations with respect to obtaining such Consents or waivers of Preferential Rights. Each Seller covenants and agrees that it shall promptly provide written notice to Purchasers’ Representative upon becoming aware of any actual or threatened dispute, disagreement or Proceeding affecting or related to any Consent Requirement or Preferential Right. Each Seller shall notify Purchasers’ Representative at least one (1) Business Day prior to Closing of all Preferential Rights and Consents affecting such Seller’s Assets that have not been waived or granted, as applicable, or that have been exercised in the case of Preferential Rights, and the Assets to which they pertain. Notwithstanding anything contained herein to the contrary, no O&G Seller shall have any liability for failure to satisfy and/or obtain waivers of Consent Requirements or Preferential Rights, it being

(continued)

understood and agreed that Purchasers’ sole and exclusive remedy for any such failure shall be (x) the reduction of the Purchase Price by the Allocated Value of the affected Asset pursuant to this Section 3.5 and (y) such affected Asset being deemed an Excluded Asset; provided, however, that the foregoing shall not limit any liability of, or any remedy of Purchasers against, any O&G Seller arising out of (A) such O&G Seller’s failure to send any notice required by this Section 3.5 or otherwise comply with its covenants under this Section 3.5 or (B) any failure to disclose any Consent Requirement or Preferential Right on Schedule 5.14.

(a) Consents.

(i) In no event shall there be included in the Conveyances at Closing any O&G Asset subject to an unsatisfied Consent Requirement. If a Consent Requirement (or waiver thereof) affecting an O&G Asset has not been obtained as of the Closing (each, a “Restricted Asset”), then at Closing, (A) the affected O&G Asset and the other O&G Assets to the extent related to such O&G Asset shall not be transferred to O&G Purchaser, (B) the Purchase Price shall be reduced by the Allocated Value of the O&G Asset, and (C) the applicable O&G Sellers shall continue after Closing until (but not following) the Final Settlement Date to use commercially reasonable efforts (but with no obligation to pay or incur out-of-pocket costs) to obtain such Consent Requirement.

(ii) In cases where an O&G Asset is subject to a consent requirement that is not a Consent Requirement, the O&G Asset shall be included in the O&G Assets at the Closing (unless excluded pursuant to the other provisions of this Agreement).

(iii) If an unsatisfied Consent Requirement for which a Purchase Price adjustment is made at the Closing is subsequently satisfied prior to the Final Settlement Date, the O&G Sellers shall receive an upward adjustment to the Purchase Price in the Final Settlement Statement equal to the amount of the previous reduction in the Purchase Price on account of the Consent Requirement and the provisions of this Section 3.5 shall no longer apply except for the assignment made under the next sentence. Within ten (10) Business Days of the Final Settlement Date, whether by agreement between Sellers’ Representative and O&G Purchaser or the determination of an Independent Expert under Section 11.4(b) (or both), such O&G Seller shall assign to O&G Purchaser using substantially the same form as the Texas Conveyance, Louisiana Conveyance or Arkoma Conveyance (as applicable), to the extent previously unassigned, each Property subject to an aforementioned Consent Requirement that was subsequently satisfied after the Closing but prior to the Final Settlement Date and, to the extent not previously included in the adjustments to the Purchase Price at Closing, the Parties shall account to one another under Section 2.3 and Section 2.4 in the Final Settlement Statement in a manner consistent with the foregoing.

(iv) In cases where an unsatisfied Consent Requirement affects an O&G Contract, but the O&G Contract is not transferred to O&G Purchaser due to the unsatisfied Consent Requirement, then, the O&G Sellers shall continue after the Closing to seek to obtain the applicable Consent so that O&G Sellers’ right, title and interest in such O&G Contract can be transferred to O&G Purchaser upon the receipt of such consent.

(v) In cases where an unsatisfied Consent Requirement affects an O&G Material Contract, and such O&G Material Contract is not validly transferred to O&G Purchaser due to the failure to obtain the applicable Consent Requirement (or waiver thereof), then if O&G Purchaser so requests, O&G Purchaser and such O&G Seller (or its designee) will enter into commercially reasonable arrangements pursuant to which (A) O&G Purchaser receives the full benefit of each such O&G Material Contract that

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otherwise would inure to O&G Purchaser had the transfer been valid and (B) O&G Purchaser assumes all obligations and liabilities arising from each such O&G Material Contract to the extent O&G Purchaser receives the benefits arising therefrom.

(b) Preferential Rights to Purchase.

(i) If a Preferential Right is exercised prior to the Closing or the holder thereof has failed to exercise or waive its Preferential Right and the time for exercise thereof has not yet expired, then (A) the Asset and associated Assets affected by such Preferential Right shall be excluded from the Assets conveyed to Purchasers at the Closing and shall be deemed an Excluded Asset for all purposes hereunder and (B) the Purchase Price shall be reduced by the Allocated Value of such affected Asset (proportionately reduced if the Preferential Right affects only a portion of such Asset). Sellers shall retain the consideration paid by any Third Party pursuant to the exercise of such Preferential Right.

(ii) If, on the Closing Date, any holder of a Preferential Right has failed to exercise or waive its Preferential Right as to any portion of the Assets and the time for such exercise has expired, the affected Assets shall be transferred to the applicable Purchaser at the Closing.

(iii) If, following the Closing but prior to the date that is one hundred eighty (180) days following the Closing Date, the holder of a Preferential Right triggered by the transactions contemplated by this Agreement (A) who exercised such Preferential Right fails to consummate the purchase in accordance with the applicable agreement, (B) fails to exercise such right and the time for such exercise has expired or (C) waives the right to exercise such right, in each case, Sellers shall notify Purchasers’ Representative in writing and an additional Closing shall be held within ten (10) Business Days following Purchasers’ Representative’s receipt of such written notice from Sellers at which (1) Sellers shall sell, assign and convey the affected Assets to the applicable Purchaser pursuant to the terms of this Agreement (using the applicable form of Conveyance or Assignment Agreement, as applicable), (2) Purchasers shall pay to Sellers’ Representative an amount equal to the Allocated Value of such Assets, adjusted (mutatis mutandis) in accordance with Sections 2.3 and 11.4(c) and (3) such Assets shall no longer be deemed Excluded Assets for any purposes hereunder. In the event of such assignment, the term the “Closing Date” with respect to any such Assets shall mean the date of assignment of such Assets from Sellers to the applicable Purchaser. Following the date that is one hundred eighty (180) days following the Closing Date, Sellers shall have no obligation to sell any Asset subject to a Preferential Right triggered by the transactions contemplated by this Agreement that has not been conveyed to Purchasers pursuant to this Section 3.5.

Section 3.6 Casualty or Condemnation Loss.

(a) Subject to this Section 3.6, from and after the Effective Time, O&G Purchaser shall assume all risk of loss with respect to (a) production of Hydrocarbons through normal depletion (including watering out of any Well, collapsed casing, or sand infiltration of any Well); (b) changes in commodity or product prices and any other market factors or conditions from and after the Effective Time; (c) production declines or any adverse change in the production characteristics or downhole condition of any Well, including any Well watering out, or experiencing a collapse in the casing or sand infiltration, from and after the Execution Date; and (d) the depreciation of the O&G Assets due to ordinary wear and tear, in each case, with respect to the O&G Assets.

(continued)

(b) Subject to the provisions of Section 10.1(e) and Section 10.2(e), if, after the Execution Date but prior to the Closing Date, any portion of the O&G Assets or the Midstream Assets is affected by a Casualty Loss or is taken in condemnation or under right of eminent domain (such portion of O&G Assets or Midstream Assets, the “Casualty Assets”), this Agreement shall remain in full force and effect, and Purchasers shall nevertheless be required to close except as set forth in Section 10.1(e) and Section 10.2(e). If the loss as a result of such individual Casualty Loss or taking equals or exceeds Five Million Dollars ($5,000,000), the Sellers’ Representative shall elect by written notice to Purchasers’ Representative prior to the Closing either (a) if applicable, to cause the Casualty Assets to be repaired or restored prior to Closing to at least their condition prior to the applicable Casualty Loss, at Sellers’ sole cost (without an adjustment to the Purchase Price pursuant to Section 2.3 or otherwise), as promptly as reasonably practicable (which work may extend after the Closing Date) or (b) to include the Casualty Assets in the Assets delivered at Closing without fully repairing or restoring such Assets (unless excluded pursuant to the other provisions of this Agreement) in which event the Purchase Price shall be reduced by the Allocated Value of the Casualty Asset; provided that, Sellers shall take such action as may be reasonably necessary to cause Purchasers to receive the benefit of all applicable insurance and all claims against Third Parties that arise from or by their terms cover the applicable Casualty Loss or taking. If Sellers’ Representative makes an election under clause (a) of the preceding sentence, Sellers shall retain all of the aforementioned rights to insurance and other claims against Third Parties with respect to the applicable Casualty Loss or taking except to the extent the Parties otherwise agree in writing.

(c) If the loss as a result of such individual Casualty Loss or taking is less than Five Million Dollars ($5,000,000), there shall be no reduction to the Purchase Price and such Sellers shall take such action as may be reasonably necessary to cause Purchasers to receive twenty percent (20%) of the benefit of all applicable insurance and all claims against Third Parties that arise from or by their terms cover the applicable Casualty Loss or taking.

Section 3.7 Limitations on Applicability. WITHOUT LIMITING THE OTHER TERMS OF THIS ARTICLE 3, THE RIGHTS OF O&G PURCHASER UNDER Section 3.1(a) AND Section 3.4(a) SHALL TERMINATE AS OF THE DEFECT CLAIM DATE AND BE OF NO FURTHER FORCE AND EFFECT THEREAFTER, PROVIDED THERE SHALL BE NO TERMINATION OF O&G PURCHASER’S OR O&G SELLERS’ RIGHTS UNDER Section 3.4 WITH RESPECT TO ANY BONA FIDE TITLE DEFECT PROPERLY REPORTED IN A TITLE DEFECT NOTICE OR BONA FIDE TITLE BENEFIT PROPERLY REPORTED IN A TITLE BENEFIT NOTICE ON OR BEFORE THE DEFECT CLAIM DATE. EXCEPT AS PROVIDED IN THIS Article 3 AND FOR THE SPECIAL WARRANTY IN THE CONVEYANCES (SUBJECT TO Section 9.9), O&G PURCHASER, ON BEHALF OF ITSELF AND THE PURCHASER INDEMNITEES, RELEASES, REMISES AND FOREVER DISCHARGES THE SELLER INDEMNITEES FROM ANY AND ALL SUITS, LEGAL OR ADMINISTRATIVE PROCEEDINGS, CLAIMS, DEMANDS, DAMAGES, LOSSES, COSTS, LIABILITIES, INTEREST OR CAUSES OF ACTION WHATSOEVER, IN LAW OR IN EQUITY, KNOWN OR UNKNOWN, WHICH O&G PURCHASER OR ANY PURCHASER INDEMNITEE MIGHT NOW OR SUBSEQUENTLY MAY HAVE, BASED ON, RELATING TO OR ARISING OUT OF, ANY TITLE DEFECT OR OTHER LIEN, ENCUMBRANCE, COVENANT, OBLIGATION, OR DEFICIENCY AFFECTING TITLE TO ANY O&G ASSET (INCLUDING ANY BREACH OR INACCURACY OF SECTION 5.23); PROVIDED, FURTHER THAT NOTHING HEREIN SHALL BE CONSTRUED TO LIMIT OR PROHIBIT O&G PURCHASER FROM MAKING A CLAIM AGAINST THE R&W POLICY FOR AN ALLEGED BREACH OF ANY REPRESENTATION AND WARRANTY SET FORTH IN ARTICLE 5, 6 OR 7.

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Article 4.
ENVIRONMENTAL MATTERS

Section 4.1 Assessment. From and after the Execution Date and up to and including the Defect Claim Date (or upon the earlier termination of this Agreement) but subject to (a) applicable Laws, (b) the limitations set forth herein and in Section 9.1 and Section 9.6, and (c) obtaining all required consents of Third Parties, including Third Party operators of any O&G Assets or Midstream Assets, which Sellers shall use reasonable efforts to cooperate with Purchasers in securing (but only to the extent that there is no cost or expense to Sellers), Purchasers may, at their option, cause a Phase I environmental assessment of all or any portion of the O&G Assets or Midstream Assets to be conducted by a reputable environmental consulting or engineering firm, subject to Sellers’ written approval, which shall not be unreasonably withheld (the “Environmental Consultant”) or such Environmental Consultant may conduct visual inspections, record reviews, and interviews relating to the Properties, including their condition and their compliance with Environmental Laws (the “Assessment”). For purposes of this Section 4.1, Edge Engineering and Science, LLC is hereby deemed approved by Sellers as an Environmental Consultant. The Assessment shall be conducted at the sole risk, cost and expense of Purchasers, and all of Purchasers’ and the Environmental Consultant’s activity conducted under this Section 4.1 and Section 9.1 shall be subject to the indemnity provisions of Section 9.6. Purchasers’ right of access shall not, without the prior written consent of Sellers’ Representative, entitle Purchasers to operate equipment or conduct any invasive activities, testing or sampling of environmental media or building components. Sellers shall have the right to be present and/or to have one or more representatives present on its behalf during the Assessment. Purchasers shall coordinate their Assessment with each applicable Seller, which shall reasonably cooperate to accommodate such Assessment, and any applicable Third Party operator (or other Third Parties that have the right to restrict access) to minimize any inconvenience to or interruption of the conduct of business by such Third Party operator or such Seller. Purchasers, the Environmental Consultant, and their respective agents, employees and representatives shall abide by each Seller’s, and any Third Party operator’s, safety rules, regulations and operating policies while conducting its due diligence evaluation of the O&G Assets and the Midstream Assets including the Assessment. Upon a Seller’s request, Purchasers agree to promptly provide, but not later than the Defect Claim Date, copies of all non-privileged reports, results, and other documentation and data prepared or compiled by Purchasers, the Environmental Consultant and/or their respective agents, employees and representatives in connection with the Assessment. No Seller shall be deemed by its receipt of said documents or otherwise to have made any representation or warranty, expressed, implied or statutory, as to the condition of the Assets or the Midstream Assets or the accuracy of said documents or the information contained therein. During all periods that Purchasers, the Environmental Consultant, or any of their respective agents, employees or representatives are on the O&G Assets or the Midstream Assets, Purchasers shall maintain, at their sole expense and with reputable insurers, such insurance as is reasonably sufficient to support Purchasers’ indemnity obligations under Section 9.6. All information (including all reports, results and documentation containing such information) acquired by Purchasers, the Environmental Consultant, or their respective agents, employees or representatives, in conducting the Assessment shall be subject to the Confidentiality Agreement.

Section 4.2 NORM and Other Matters. Purchasers acknowledge the following:

(a) The O&G Assets and Midstream Assets have been used for exploration, development, production, processing and/or gathering of oil and gas and that there may be petroleum, produced water, wastes, or other materials located on or under the Properties or associated with the O&G Assets or Midstream Assets.

(b) Equipment and sites included in the O&G Assets and Midstream Assets may contain asbestos, Hazardous Materials, or NORM.

(c) NORM may affix or attach itself to the inside of wells, materials, and equipment as scale, or in other forms.

(continued)

(d) The wells, materials, and equipment located on the Properties or included in the O&G Assets or Midstream Assets may contain NORM and other wastes or Hazardous Materials.

(e) NORM containing material and other wastes or Hazardous Materials may have come in contact with the soil.

(f) Special procedures may be required for the remediation, removal, transportation, or disposal of soil, wastes, asbestos, Hazardous Materials, and NORM from the O&G Assets or Midstream Assets.

(g) PHYSICAL CHANGES IN THE O&G ASSETS, MIDSTREAM ASSETS OR ADJACENT LANDS MAY HAVE OCCURRED AS A CONSEQUENCE OF THE OIL AND GAS DRILLING, PRODUCTION AND RELATED OPERATIONS CONDUCTED ON THE O&G ASSETS OR THE GATHERING, PROCESSING, COMPRESSION, TREATING, TRANSPORTATION AND RELATED MIDSTREAM OPERATIONS CONDUCTED ON OR WITH RESPECT TO THE MIDSTREAM ASSETS. THE O&G ASSETS MAY CONTAIN UNPLUGGED OR IMPROPERLY PLUGGED WELLS, WELLBORES OR BURIED PIPELINES OR OTHER EQUIPMENT, OR IMPROPERLY DECOMMISSIONED FACILITIES, THE LOCATIONS OF WHICH MAY NOT BE KNOWN TO ANY SELLER OR BE READILY APPARENT FROM A PHYSICAL INSPECTION OF THE O&G ASSETS, AND EXCEPT AS EXPRESSLY PROVIDED BY THE OTHER PROVISIONS HEREIN (INCLUDING, FOR THE AVOIDANCE OF DOUBT, THE INDEMNIFICATION PROVISIONS IN ARTICLE 13), AS OF CLOSING, O&G PURCHASER ASSUMES ALL OBLIGATIONS AND LIABILITIES (AND DAMAGES ARISING FROM THE FAILURE TO COMPLY THEREWITH) TO PROPERLY PLUG, RE-PLUG, ABANDON, RE-ABANDON, DECOMMISSION, REMOVE AND/OR RESTORE SURFACE UNDER, ON OR ABOUT THE SAME WITHOUT RECOURSE TO ANY O&G SELLER. THE MIDSTREAM ASSETS MAY CONTAIN BURIED PIPELINES, ABANDONED OR INACTIVE GATHERING LINES, DECOMMISSIONED OR IMPROPERLY DECOMMISSIONED PROCESSING FACILITIES, COMPRESSOR STATIONS, METERING STATIONS, TREATING FACILITIES OR OTHER MIDSTREAM EQUIPMENT OR INFRASTRUCTURE, THE LOCATIONS, CONDITION OR OPERATIONAL STATUS OF WHICH MAY NOT BE KNOWN TO ANY SELLER OR PINNACLE OR BE READILY APPARENT FROM A PHYSICAL INSPECTION OF THE MIDSTREAM ASSETS, AND EXCEPT AS EXPRESSLY PROVIDED BY THE OTHER PROVISIONS HEREIN (INCLUDING ANY INDEMNIFICATION OBLIGATIONS OF CGS SELLER PURSUANT TO ARTICLE 13), AS OF CLOSING, MIDSTREAM PURCHASER ASSUMES ALL OBLIGATIONS AND LIABILITIES (AND DAMAGES ARISING FROM THE FAILURE TO COMPLY THEREWITH) TO PROPERLY DECOMMISSION, REMOVE, ABANDON, REMEDIATE AND/OR RESTORE SURFACE UNDER, ON OR ABOUT THE SAME WITHOUT RECOURSE TO ANY SELLER OR PINNACLE.

Section 4.3 Notice of Violations of Environmental Laws. O&G Purchaser shall deliver claim notices to Sellers’ Representative in writing (an “Environmental Defect Notice”), on or before 5:00 P.M., Central Time on the Defect Claim Date, of each individual environmental matter disclosed by the Assessment that (a) constitutes a present violation of Environmental Laws in effect as of the Effective Time in the jurisdiction to which the affected O&G Assets are subject, or (b) constitutes a physical condition that requires, if known, or will require, once sufficiently discovered, reporting to a Governmental Body, investigation, monitoring, removal, cleanup, remediation, restoration or correction under Environmental Laws, in each case of clause (a) and (b) that would result in Environmental Liabilities for which the Environmental Defect Amount exceeds the Individual Defect Threshold (either of clause (a) or (b), an “Environmental Defect”), provided, however, that an Environmental Defect shall not include Asbestos and Related Liabilities or Plugging and Abandonment Liabilities. The Environmental Defect Notice shall provide (i) a reasonably detailed description of the specific matter that is an alleged violation of

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Environmental Laws; (ii) the O&G Assets affected; (iii) O&G Purchaser’s reasonable, good faith estimate of the Environmental Defect Amount; and (iv) supporting documents reasonably necessary for O&G Sellers (as well as any consultant, inspector or expert hired by O&G Sellers) to identify the existence of the facts alleged in the Environmental Defect Notice; provided that an alleged failure of an Environmental Defect Notice to itemize the information in clauses (i) through (iv) shall not cause such Environmental Defect Notice to be invalid or any Environmental Defect to be waived so long as such notice is reasonably sufficient to provide notice to O&G Sellers of the existence, nature and extent of the alleged Environmental Defect as well as of the Environmental Defect Amount. Any Environmental Defect Notice that does not include the existence, nature, and extent of the alleged Environmental Defect as well as of the Environmental Defect Amount shall be deemed invalid and the underlying Environmental Defect to be waived. Where no access has been granted to Purchasers to conduct an Assessment, the fact that there has been no Assessment shall not be used to deem such Environmental Defect Notice ineffective. As used herein, the “Environmental Defect Amount” means the estimated present value of the cost of the Lowest Cost Response applicable to an Environmental Defect, net to the applicable O&G Seller’s interest in the O&G Assets. To give the O&G Sellers an opportunity to commence reviewing and curing Environmental Defects, O&G Purchaser shall use commercially reasonable efforts to periodically provide Sellers’ Representative with bi-weekly (every other week) informal written (with e-mail being sufficient) or oral notice of any potential Environmental Defect following O&G Purchaser’s determination of the probable or suspected existence of such Environmental Defect, which notice may be supplemented, revised or formalized prior to the Defect Claim Date; provided, however, that the failure of O&G Purchaser to provide such bi-weekly notice shall not be deemed to waive O&G Purchaser’s right to assert Environmental Defects on or before the Defect Claim Date or any of O&G Purchaser’s remedies with respect thereto or be deemed to be a breach of this Agreement.

Section 4.4 Remedies for Environmental Defects.

(a) Cure Right. Each O&G Seller shall have the right, but not the obligation, upon delivering written notice to Purchasers’ Representative no later than three (3) Business Days prior to the Closing Date, to attempt, at its sole cost, to cure or remove any valid Environmental Defect affecting such O&G Seller’s O&G Assets of which such O&G Seller has been advised by Purchasers in an Environmental Defect Notice on or before the expiration of one hundred and twenty (120) days counted from and after the Closing Date (the “Environmental Cure Period”), unless the Parties otherwise agree. If either O&G Seller has provided notice on or before the date that is three (3) Business Days prior to the Closing Date of such O&G Seller’s intent to attempt to cure an Environmental Defect within the Environmental Cure Period, at the Closing (i) each of the O&G Assets affected by such Environmental Defect shall be conveyed to O&G Purchaser, (ii) subject to Section 4.4(d), the Closing Payment shall be reduced by an amount equal to O&G Purchaser’s reasonable, good faith estimate of the Environmental Defect Amount with respect to such Environmental Defect(s) set forth in O&G Purchaser’s Environmental Defect Notice, and (iii) O&G Purchaser shall deposit into the Environmental Defect Escrow Account at Closing the amount determined pursuant to the foregoing clause (ii). If Sellers’ Representative and Purchasers’ Representative agree that any Environmental Defect that the applicable O&G Seller elected to cure pursuant to this Section 4.4(a) has been cured by such O&G Seller on or prior to the expiration of the Environmental Cure Period, then Purchasers’ Representative and Sellers’ Representative shall promptly direct the Escrow Agent to release to such O&G Seller the Environmental Defect Amount attributable to such Environmental Defect from the Environmental Defect Escrow Account. If Sellers’ Representative and Purchasers’ Representative mutually agree that an Environmental Defect that such O&G Seller elected to cure pursuant to this Section 4.4(a) has only been partially cured by such O&G Seller on or prior to the expiration of the Environmental Cure Period, then except to the extent Sellers’ Representative makes an election under Section 4.4(b), Sellers’ Representative and Purchasers’ Representative shall reasonably agree upon the portion of the Environmental Defect Amount attributable to such Environmental Defect that should be released to O&G Purchaser from the Environmental Defect Escrow Account to compensate O&G Purchaser

(continued)

for the uncured portion thereof and the remaining portion of such amount shall be released to such O&G Seller in accordance with the terms of the Escrow Agreement and this Agreement. If any such Environmental Defect that either O&G Seller elected to cure pursuant to this Section 4.4(a) is not cured by such O&G Seller prior to the expiration of the Environmental Cure Period, then, subject to Section 4.4(c), Sellers’ Representative and Purchasers’ Representative shall promptly direct the Escrow Agent to release to O&G Purchaser the applicable Environmental Defect Amount attributable to such Environmental Defect from the Environmental Defect Escrow Account in accordance with the terms of the Escrow Agreement and this Agreement. Any dispute relating to whether and to what extent an Environmental Defect has been cured by the applicable O&G Seller, or the portion of the Environmental Defect Amount attributable to a partially cured Environmental Defect, shall be resolved as set forth in Section 4.4(c). No action of either O&G Seller in electing or attempting to cure an Environmental Defect shall constitute a waiver of such O&G Seller’s right to dispute the existence, nature or value of, or cost to cure, the Environmental Defect.

(b) Remedies for Environmental Defects. In the event that (y) any Environmental Defect asserted by O&G Purchaser in accordance with Section 4.3 is not waived by O&G Purchaser or cured by Closing and (z) on or before the date that is three (3) Business Days prior to the Closing Date, the applicable O&G Seller has not provided notice to Purchasers’ Representative of such O&G Seller’s intent to attempt to cure the given Environmental Defect pursuant to Section 4.4(a), then Sellers’ Representative shall, no later than three (3) Business Days prior to the Closing Date, in its sole discretion, elect to:

(i) reduce the Purchase Price by the Environmental Defect Amount determined pursuant to Section 4.3 or Section 4.4(c) and convey the affected O&G Assets to O&G Purchaser at Closing;

(ii) if the Environmental Defect Amount equals or exceeds fifty percent (50%) of the Allocated Value of the affected O&G Assets, retain the O&G Assets that are subject to (or alleged to be subject to) the Environmental Defect (or at the applicable O&G Seller’s option only the affected portion), in which event the affected O&G Asset shall become an Excluded Asset, the Purchase Price shall be reduced by an amount equal to the sum of the Allocated Values of such O&G Assets (proportionately reduced if the underlying O&G Asset is only partially affected), and, if such O&G Seller is the operator of the Well in which such O&G Asset is located, such O&G Seller shall remain the operator of such Well; or

(iii) if and only if O&G Purchaser agrees in its sole discretion such Environmental Defect can be cured by paying a fine or penalty, the applicable O&G Seller may cure such Environmental Defect by electing to pay such fine or penalty, in which case the unadjusted Purchase Price shall not be reduced.

If an Environmental Defect affects only a portion of an O&G Asset, each applicable O&G Seller shall have the right to exercise the options set forth in this Section 4.4(b) as to the entire O&G Asset or only the affected portion of such O&G Asset.

(continued)

Notwithstanding the foregoing remedies in clauses (i) through (iii), if the Environmental Defect Amount equals or exceeds the Allocated Value of the affected O&G Asset, O&G Purchaser, in its sole discretion, may elect to exclude the affected O&G Assets, in which event the affected O&G Asset shall become an Excluded Asset and the Purchase Price shall be reduced by an amount equal to the sum of the Allocated Values of such O&G Assets; provided, however, that if Sellers’ Representative has elected to retain any such O&G Asset pursuant to Section 4.4(b)(ii), such election shall control and O&G Purchaser’s election under this sentence shall not apply to such O&G Asset.

(c) Sellers’ Representative and Purchasers’ Representative shall attempt in good faith to agree on all timely alleged Environmental Defects and Environmental Defect Amounts affecting either O&G Seller’s O&G Assets, and the sufficiency of any cures performed pursuant to Section 4.4(a), prior to the date that is one (1) Business Day before the Closing Date. If Sellers’ Representative and Purchasers’ Representative are unable to agree prior to such date, then (i) subject to Section 4.4(d), all disputed Environmental Defect Amounts shall be paid into the Environmental Defect Escrow Account at Closing and O&G Purchaser’s reasonable, good faith estimate of the Environmental Defect Amount for each alleged Environmental Defect subject to an election under Section 4.4(b) shall be used to determine the adjustment to the Purchase Price for purposes of calculating the Closing Payment and deposited at Closing in the Environmental Defect Escrow Account by O&G Purchaser, and (ii) the Environmental Defects, proposed cures, and Environmental Defect Amounts in dispute shall be exclusively and finally resolved by arbitration pursuant to this Section 4.4(c). Following the Closing Date (or with respect to any Environmental Defect that either O&G Seller elected to cure post-Closing pursuant to Section 4.4(a), following the expiration of the Environmental Cure Period), all Environmental Defects and Environmental Defect Amounts in dispute may be submitted by either Party to binding arbitration before an independent environmental attorney with at least ten (10) years’ experience in evaluating the compliance with Environmental Laws of oil and gas assets similarly situated to the Properties in one or more of the jurisdictions where they are located, as selected by mutual agreement of Sellers’ Representative and Purchasers’ Representative or absent such agreement on the selection of the arbitrator within a period of thirty (30) days following the first notice by a Party delivered to the other Party of an intent to initiate arbitration, by the Houston, Texas office of the American Arbitration Association (the “Environmental Arbitrator”). Likewise, if by the end of the Environmental Cure Period under Section 4.4(a), Sellers’ Representative and Purchasers’ Representative have been unable to agree upon whether any Environmental Defects have been cured, the cure in dispute may be submitted to the Environmental Arbitrator by either Party within thirty (30) days after the expiration of the Environmental Cure Period. The Environmental Arbitrator shall not have worked as an employee or outside counsel for any Party or its Affiliates during the five (5) year period preceding the arbitration or have any financial interest in the dispute. The arbitration proceeding shall be held in Houston, Texas and shall be conducted in English and in accordance with the Commercial Arbitration Rules of the American Arbitration Association, to the extent such rules do not conflict with the terms of this Section 4.4(c). The Environmental Arbitrator’s determination shall be made within thirty (30) days after submission of the matters in dispute and shall be final and binding upon the Parties, without right of appeal. In making his or her determination, the Environmental Arbitrator shall be bound by the rules set forth in Article 4 and may consider such other matters as in the opinion of the Environmental Arbitrator are necessary or helpful to make a proper determination. Additionally, the Environmental Arbitrator may consult with and engage disinterested Third Parties in advising the arbitrator, including environmental attorneys from other states and professional environmental consultants but the Environmental Arbitrator shall have no ex parte communications with the Parties concerning the disputed matters. The Environmental Arbitrator shall act as an expert for the limited purpose of determining the specific disputed Environmental Defects, attempted cures, and Environmental Defect Amounts, as applicable, submitted by any Party and may not award damages, interest or penalties to any Party with respect to any matter. Notwithstanding the foregoing, the Environmental Arbitrator may not

(continued)

award or determine an Environmental Defect Amount for an Environmental Defect that exceeds the Environmental Defect Amount for such Environmental Defect as asserted by O&G Purchaser in a valid Environmental Defect Notice. Each Party shall bear its own legal fees and other costs of presenting its case, and shall bear the costs and expenses of the Environmental Arbitrator in an amount equal to the proportion of the total dollar value of all disputed items submitted to the Environmental Arbitrator that is determined in favor of the other Party by the Environmental Arbitrator. If either O&G Seller makes any election other than Section 4.4(b)(ii) with respect to an Environmental Defect or Environmental Defect Amount but such Environmental Defect or Environmental Defect Amount is to be determined by the Environmental Arbitrator pursuant to Section 4.4(c) then within five (5) Business Days after the Environmental Arbitrator has made a determination, notwithstanding such determination (i) such O&G Seller at its option may elect the option set forth in Section 4.4(b)(ii) and (ii) O&G Purchaser at its option may elect the option set forth in the final sentence of Section 4.4(b), and any retained O&G Assets under such provisions shall become Excluded Assets hereunder (and reassigned to such O&G Seller using a form of assignment substantially similar to the Texas Conveyance, Louisiana Conveyance or Arkoma Conveyance (as applicable), mutatis mutandis, if previously assigned to O&G Purchaser), and the Purchase Price shall be adjusted as provided in Section 2.3 as if such O&G Assets were excluded at Closing. If any disputed environmental matters are submitted to the Environmental Arbitrator pursuant to this Section 4.4(c), then the Environmental Defect Amount deposited in the Environmental Defect Escrow Account applicable to such disputed environmental matter shall be released to the applicable O&G Seller and/or O&G Purchaser, as applicable (and Sellers’ Representative and Purchasers’ Representative will issue joint written instructions to the Escrow Agent in compliance with this sentence), upon, and as would be necessary to give effect to, the final resolution of such disputed environmental matter (including any election under Section 4.4(b)(ii)), whether by agreement between the Parties or by determination of the Environmental Arbitrator pursuant to this Section 4.4(c). The determination of the Environmental Arbitrator (and any subsequent exclusion election by either O&G Seller) shall be taken into account in the Final Settlement Statement; provided, that if such determination occurs after the Final Settlement Date, then the terms of Section 11.4(b) and Section 11.4(c) shall apply to all adjustments and payments pertaining to the O&G Assets subject thereto to the extent applicable.

(d) Notwithstanding anything herein to the contrary, in no event shall there be any adjustments to the Purchase Price or other remedies provided by either O&G Seller for individual Environmental Defects for which the Environmental Defect Amount does not exceed the Individual Defect Threshold. For purposes of determining whether the Individual Defect Threshold has been met, O&G Purchaser may aggregate the Environmental Defect Amounts attributable to a single Environmental Defect that affects multiple Wells, Well Locations or Properties, or that arises from a common regulatory deficiency affecting multiple Wells, Well Locations or Properties.

Section 4.5 Limitations. Notwithstanding anything to the contrary, but subject to Purchasers’ rights under Article 13, this Article 4 is intended to be the sole and exclusive remedy that Purchaser Indemnitees shall have against Seller Indemnitees with respect to any matter or circumstance relating to Environmental Laws, the presence or release into the environment of Hazardous Materials, or the protection of human health or the environment with respect to Hazardous Materials. Except to the limited extent necessary to enforce the terms of this Article 4 and subject to Purchasers’ rights under Article 13 and in respect of the R&W Policy, each Purchaser (on behalf of itself, each of the other Purchaser Indemnitees and their respective insurers and successors in interest) hereby releases and discharges any and all claims and remedies at Law or in equity, known or unknown, whether now existing or arising in the future, contingent or otherwise, against the Seller Indemnitees with respect to Environmental Defects EVEN IF SUCH CLAIMS OR DAMAGES ARE CAUSED IN WHOLE OR IN PART BY THE NEGLIGENCE (WHETHER SOLE, JOINT, GROSS OR CONCURRENT, EXCLUDING WILLFUL MISCONDUCT), STRICT LIABILITY OR OTHER LEGAL FAULT OF SELLER INDEMNITEES.

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Article 5.
REPRESENTATIONS AND WARRANTIES OF O&G SELLERS

Section 5.1 Disclaimers.

(a) EXCEPT AS AND TO THE EXTENT EXPRESSLY SET FORTH IN THIS Article 5, ARTICLE 6 AND ARTICLE 7 OR IN THE CERTIFICATE OF SELLERS TO BE DELIVERED PURSUANT TO Section 11.2(e), OR FOR THE SPECIAL WARRANTY IN THE CONVEYANCES (SUBJECT TO Section 9.9), AND SUBJECT TO EACH PURCHASER’S RIGHTS PURSUANT TO ARTICLES 3 AND 4, WITH RESPECT TO THE ASSETS AND THE TRANSACTIONS CONTEMPLATED HEREBY (i) SELLERS MAKE NO REPRESENTATIONS OR WARRANTIES, STATUTORY, EXPRESS OR IMPLIED, AND (ii) PURCHASERS HAVE NOT RELIED UPON, AND SELLERS EXPRESSLY DISCLAIM ALL LIABILITY AND RESPONSIBILITY FOR, ANY REPRESENTATION, WARRANTY, STATEMENT OR INFORMATION MADE OR COMMUNICATED (ORALLY OR IN WRITING) TO PURCHASERS OR ANY OF THEIR AFFILIATES, OR ITS OR THEIR EMPLOYEES, AGENTS, OFFICERS, DIRECTORS, MEMBERS, MANAGERS, EQUITY OWNERS, CONSULTANTS, REPRESENTATIVES OR ADVISORS OR OTHER PURCHASER INDEMNITEES (INCLUDING ANY OPINION, INFORMATION, PROJECTION OR ADVICE THAT MAY HAVE BEEN PROVIDED TO PURCHASERS BY ANY SELLER INDEMNITEE OR ANY OTHER EMPLOYEE, AGENT, OFFICER, DIRECTOR, MEMBER, MANAGER, EQUITY OWNER, CONSULTANT, REPRESENTATIVE OR ADVISOR OF SELLERS OR ANY OF THEIR AFFILIATES).

(b) EXCEPT AS AND TO THE EXTENT EXPRESSLY SET FORTH IN THIS Article 5, ARTICLE 6 AND ARTICLE 7 OR IN THE CERTIFICATE OF SELLERS TO BE DELIVERED PURSUANT TO Section 11.2(e), OR FOR THE SPECIAL WARRANTY IN THE CONVEYANCES (SUBJECT TO Section 9.9), WITHOUT LIMITING IN ANY RESPECT PURCHASERS’ RIGHTS UNDER THE R&W POLICY AND SUBJECT TO PURCHASERS’ RIGHTS PURSUANT TO ARTICLES 3 AND 4, WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, SELLERS EXPRESSLY DISCLAIM, AND PURCHASERS ACKNOWLEDGE AND AGREE THAT THEY HAVE NOT RELIED UPON, ANY REPRESENTATION OR WARRANTY, STATUTORY, EXPRESS OR IMPLIED, AS TO (i) TITLE TO ANY OF THE ASSETS, (ii) THE CONTENTS, CHARACTER OR NATURE OF ANY DESCRIPTIVE MEMORANDUM, OR ANY REPORT OF ANY PETROLEUM ENGINEERING CONSULTANT, OR ANY GEOLOGICAL OR SEISMIC DATA OR INTERPRETATION, RELATING TO THE ASSETS, (iii) THE QUANTITY, QUALITY OR RECOVERABILITY OF PETROLEUM SUBSTANCES IN OR FROM THE ASSETS (INCLUDING ANY DRILLING OPPORTUNITIES), (iv) ANY ESTIMATES OF THE VALUE OF THE ASSETS OR FUTURE REVENUES GENERATED BY THE ASSETS, (v) THE PRODUCTION OR PRODUCTION RATES OF PETROLEUM SUBSTANCES FROM THE ASSETS, (vi) ANY ESTIMATES OF OPERATING COSTS AND CAPITAL REQUIREMENTS FOR ANY WELL, OPERATION, OR PROJECT, (vii) THE MAINTENANCE, REPAIR, CONDITION, QUALITY, SUITABILITY, DESIGN OR MARKETABILITY OF THE ASSETS, (viii) THE CONTENT, CHARACTER OR NATURE OF ANY DESCRIPTIVE MEMORANDUM, REPORTS, BROCHURES, CHARTS OR STATEMENTS PREPARED BY THIRD PARTIES, (ix) RECOMPLETION OPPORTUNITIES, DECLINE RATES, PRODUCT PRICING ASSUMPTIONS, ACCESS TO THE PROPERTIES (AND ANY LIMITATIONS THEREON), THE ABILITY TO SELL OR MARKET ANY HYDROCARBONS OR THE AVAILABILITY OF ANY CONNECTION, MARKET OR OUTLET TO PRODUCE, TRANSPORT, STORE, PROCESS, GATHER OR MARKET HYDROCARBONS, (x) ANY IMPLIED OR EXPRESS WARRANTY OF FREEDOM FROM PATENT, TRADEMARK, TRADE DRESS, TRADE SECRET OR OTHER INTELLECTUAL PROPERTY

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INFRINGEMENT, OR (xi) ANY OTHER MATERIALS OR INFORMATION THAT MAY HAVE BEEN MADE AVAILABLE OR COMMUNICATED TO PURCHASERS OR ITS AFFILIATES, OR ITS OR THEIR EMPLOYEES, AGENTS, OFFICERS, DIRECTORS, MEMBERS, MANAGERS, EQUITY OWNERS, CONSULTANTS, REPRESENTATIVES, ADVISORS OR OTHER PURCHASER INDEMNITEES IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT OR ANY DISCUSSION OR PRESENTATION RELATING THERETO, AND FURTHER DISCLAIMS ANY REPRESENTATION OR WARRANTY, STATUTORY, EXPRESS OR IMPLIED, OF MERCHANTABILITY, FREEDOM FROM REDHIBITORY VICES OR OTHER VICES OR DEFECTS, FITNESS FOR A PARTICULAR PURPOSE OR CONFORMITY TO MODELS OR SAMPLES OF MATERIALS OF ANY EQUIPMENT, IT BEING EXPRESSLY UNDERSTOOD AND AGREED BY THE PARTIES HERETO THAT PURCHASERS SHALL BE DEEMED TO BE OBTAINING THE ASSETS, INCLUDING THE EQUIPMENT, IN THEIR PRESENT STATUS, CONDITION AND STATE OF REPAIR, “AS IS” AND “WHERE IS” WITH ALL FAULTS AND THAT PURCHASERS HAVE MADE OR CAUSED TO BE MADE SUCH INSPECTIONS AS PURCHASERS DEEM APPROPRIATE.

(c) EXCEPT AS AND TO THE EXTENT EXPRESSLY SET FORTH IN THIS Article 5, ARTICLE 6 AND ARTICLE 7 OR IN THE CERTIFICATE OF SELLERS TO BE DELIVERED PURSUANT TO SECTION 11.2(E), OR FOR THE SPECIAL WARRANTY IN THE CONVEYANCES (SUBJECT TO SECTION 9.9), WITHOUT LIMITING IN ANY RESPECT PURCHASERS’ RIGHTS UNDER THE R&W POLICY OR ARTICLE 13 AND SUBJECT TO PURCHASERS’ RIGHTS PURSUANT TO ARTICLES 3 AND 4, PURCHASERS ACKNOWLEDGE AND AGREE THAT NO AFFILIATE OF ANY SELLER, ANY SELLER INDEMNITEE (OTHER THAN EACH SELLER) OR ANY OTHER THIRD PERSON HAS MADE, AND PURCHASERS HAVE NOT RELIED UPON, ANY REPRESENTATIONS OR WARRANTIES, EXPRESS OR IMPLIED, AS TO SELLERS, THE ASSETS OR ANY OTHER MATTERS, INCLUDING THE FINANCIAL CONDITION, PHYSICAL CONDITION, ENVIRONMENTAL CONDITIONS, LIABILITIES, OPERATIONS, BUSINESS, PROSPECTS OF OR TITLE TO THE ASSETS.

(d) Subject to the foregoing provisions of this Section 5.1, and the other terms and conditions of this Agreement, O&G Sellers jointly and severally represent and warrant to Purchasers, as of the Execution Date and the Closing Date, the matters set out in Section 5.2 through Section 5.40.

Section 5.2 Existence and Qualification. Each O&G Seller is: (a) a limited liability company organized, validly existing and in good standing under the Laws of the State of Nevada and (b) duly qualified to do business as a foreign limited liability company, with full organizational power and authority to conduct its business as it is now being conducted, and to own or use the properties and assets that it purports to own or use, in every jurisdiction in which it is required to qualify in order to own and operate the O&G Assets.

Section 5.3 Power. Each O&G Seller has the requisite limited liability company power and authority to enter into and perform this Agreement and each other Transaction Document to be executed by such O&G Seller in connection with the transactions contemplated hereby and to consummate the transactions contemplated hereby and thereby.

(continued)

Section 5.4 Authorization and Enforceability. The execution, delivery and performance of this Agreement and each other Transaction Document to be executed by each O&G Seller in connection with the transactions contemplated hereby, and the performance of the transactions contemplated hereby and thereby, have been duly and validly authorized by all necessary company action on the part of each O&G Seller. This Agreement has been duly executed and delivered by each O&G Seller (and all Transaction Documents and other documents required hereunder to be executed and delivered by either O&G Seller at Closing will be duly executed and delivered by such O&G Seller) and this Agreement constitutes, and at the Closing such documents will constitute, the valid and binding obligations of each O&G Seller, enforceable in accordance with their terms except as such enforceability may be limited by applicable bankruptcy or other similar Laws affecting the rights and remedies of creditors generally as well as by general principles of equity (regardless of whether such enforceability is considered in a Proceeding in equity or at Law).

Section 5.5 No Conflicts. Except as set forth on Schedule 5.5, and assuming: (x) the satisfaction of all consents set forth on Schedule 5.14 and Customary Post-Closing Consents; (y) the waiver of all Preferential Rights; and (z) compliance with the HSR Act, the execution, delivery and performance of this Agreement and the other Transaction Documents by each O&G Seller, and the transactions contemplated hereby and thereby, will not (a) contravene, conflict with, or result in a violation or breach of any provision of the Charter Documents of such O&G Seller, (b) result in a breach or default (with due notice or lapse of time or both) or the creation of any Encumbrance, or give rise to any right of termination, cancellation or acceleration under any of the terms, conditions or provisions of any promissory note, bond, mortgage, indenture, loan or similar financing instrument, or other agreement or contract to which such O&G Seller is a party and which affects the O&G Assets, (c) violate any judgment, order, writ, injunction, ruling, or decree applicable to such O&G Seller as a party in interest or give any Governmental Body or other Person the right to challenge any of the transactions contemplated hereby, (d) violate any Laws applicable to such O&G Seller or any of the O&G Assets, or (e) require any consent, approval, notification or waiver or similar action from any Third Party, except in each case for any matters described in clauses (b), (c), (d) or (e) above which would not have, individually or in the aggregate, a Material Adverse Effect.

Section 5.6 Liability for Brokers’ Fees. Purchasers shall not directly or indirectly have any responsibility, liability or expense, as a result of undertakings or agreements of either O&G Seller or any of its Affiliates, for brokerage fees, finder’s fees, agent’s commissions, financial advisor fees or other similar fees or forms of compensation in connection with this Agreement or any agreement or transaction contemplated hereby.

Section 5.7 Litigation. Except as disclosed on Schedule 5.7, neither O&G Seller has been served any Proceedings (excluding Proceedings that have been fully resolved or settled) and there are no pending Proceedings against either O&G Seller for which such O&G Seller has received written notice from any Governmental Body or arbitrator to which any O&G Assets are subject, and to Sellers’ Knowledge, no Proceeding relating to the O&G Assets has been threatened in writing against either O&G Seller, any of its Affiliates or the O&G Assets, in each case, that: (a) relates to either O&G Seller’s or any of their Affiliates’ ownership or operation of any of the O&G Assets or (b) challenges, or may have the effect of preventing, delaying, making illegal, or otherwise interfering with, any of the transactions contemplated hereby.

Section 5.8 Taxes. Except as set forth on Schedule 5.8, (a) all material Asset Taxes that have become due and payable have been paid; (b) all material Tax Returns required to be filed with respect to Asset Taxes have been duly and timely filed and each such Tax Return is true, correct and complete in all material respects; (c) there are no Liens (other than Permitted Encumbrances) on any of the O&G Assets or the Tax Partnership Interests that arose in connection with any failure or alleged failure to pay any Tax and no claim has been made by any Governmental Body that could give rise to any such Lien; (d) there is no Proceeding pending or threatened in writing by any Governmental Body in connection with any Asset Tax or related Tax Return; (e) there is not currently in effect any extension or waiver of any statute of

(continued)

limitations regarding the assessment or collection of any Asset Taxes; (f) all escheat and unclaimed property obligations and Tax withholding and deposit requirements imposed by applicable Law with respect to the O&G Assets or the Tax Partnerships have been satisfied and complied with in all material respects; and (g) with respect to each Tax Partnership, (i) such Tax Partnership has timely filed with the appropriate Governmental Body each Tax Return required to be filed by it when due (taking into account any automatic extensions available under Law and obtained in the Ordinary Course of Business), which Tax Return is true, complete and correct in all material respects, (ii) such Tax Partnership has paid to the appropriate Governmental Body all Taxes that are required to be paid by it or for which such Tax Partnership could otherwise be liable (whether or not shown as due on any Tax Return), (iii) no claim or deficiency assessment with respect to, or proposed adjustment of, any Taxes or Tax Returns of such Tax Partnership is currently assessed or pending or threatened in writing and any such claim, deficiency assessment or proposed adjustment that has been asserted or proposed in writing against such Tax Partnership or with respect to Taxes for which such Tax Partnership may otherwise be liable has been resolved or withdrawn with all amounts determined to have been due and payable having been timely paid in full, (iv) there is not any Tax audit, examination or other Proceeding by a Governmental Body or any administrative or judicial Proceeding with respect to Taxes or Tax Returns of such Tax Partnership or with respect to Taxes for which such Tax Partnership could otherwise be liable, and no such audit, examination or other Proceeding or administrative or judicial Proceeding has been asserted or threatened in writing, (v) such Tax Partnership has at all times since its establishment been validly treated as a partnership for U.S. federal income (and, where applicable, state and local) Tax purposes and no election has been filed or made for any of the O&G Assets held by such Tax Partnership to be excluded from the application of the provisions of Subchapter K of Chapter 1 of Subtitle A of the Code, (vi) such Tax Partnership has not executed and is not otherwise subject to any waiver of the statute of limitations on the assessment or collection of any Tax or with respect to any Tax Return and (vii) such Tax Partnership does not have any liability for the Taxes of any other Person under Treasury Regulation Section 1.1502-6 (or any similar or corresponding provision of state or local Law), as a transferee or successor or by assumption, Contract or other agreement or arrangement or operation of Law or otherwise. Except for the Tax Partnerships, none of the O&G Assets is subject to any tax partnership agreement or other arrangement requiring a partnership income Tax Return to be filed under Subchapter K of Chapter 1 of Subtitle A of the Code. Each O&G Seller (or, if such O&G Seller is disregarded as an entity separate from another Person for U.S. federal income Tax purposes, such other Person) is not a “foreign person” as defined in Section 1445 of the Code and the Treasury Regulations promulgated thereunder.

Section 5.9 Outstanding Capital Commitments . Except as disclosed on Schedule 5.9, there are no proposed or outstanding individual authorities for expenditures or similar binding commitments to make capital expenditures which are binding on the O&G Assets, the value of which could reasonably be expected to require expenditures by the O&G Sellers or their Affiliates (or after Closing, O&G Purchaser) attributable to the period on or after the Effective Time in excess of One Million Dollars ($1,000,000) net to O&G Sellers’ interest.

Section 5.10 Compliance with Laws. Except as disclosed on Schedule 5.10, (a) each O&G Seller and its Affiliates have complied with applicable Laws in all material respects with respect to such O&G Seller’s ownership or such O&G Seller or its Affiliates’ operation of the O&G Assets and (b) neither O&G Seller nor any of their Affiliates has received any written notice from any Governmental Body regarding any unresolved material violation or failure to comply with any applicable Laws or that is under investigation by any Governmental Body for potential material non-compliance with any applicable Laws.

Section 5.11 O&G Material Contracts.

(a) Schedule 5.11(a) sets forth all Contracts included in the O&G Assets or to which any of the O&G Assets will be bound by or subject to as of the Closing, in each case that are any of the following (the “O&G Material Contracts”):

(continued)

(i) any agreement with any Affiliate of either O&G Seller (including, for the avoidance of doubt, between each O&G Seller);

(ii) any agreement or contract (A) for the sale, exchange, or other disposition of Hydrocarbons, (B) that is a transportation, gathering, treating, marketing, supply, exchange, separation, compression, processing, or similar Contract, or (C) that contains a dedication of acreage or production, in each case, that is not cancelable without penalty or other material payment on not more than sixty (60) days prior written notice;

(iii) any Contract to sell, lease, farmout, or otherwise dispose of any interest in any of the Properties after the Effective Time, other than (A) conventional rights of reassignment arising in connection with such O&G Seller’s surrender or release of any of the Properties and (B) Preferential Rights, which are addressed in Section 5.14;

(iv) any Contract that can reasonably be expected to result in aggregate payments by, or amounts paid to, either O&G Seller of more than $1,000,000 during the current or any subsequent fiscal year or more than $2,000,000 in the aggregate over the term of such Contract (based on the terms thereof and contracted (or if none, current) quantities where applicable);

(v) any Contract that constitutes a partnership agreement, Tax partnership agreement, joint venture agreement, joint operating agreement, joint development agreement, unit agreement, participation agreement, carried interest agreement, pooling agreement, pooling order, exploration agreement, purchase and sale agreement, exchange or swap agreement, farmin or farmout agreement or similar Contract;

(vi) any Contract that is an indenture, mortgage, loan, credit agreement, sale-leaseback, guaranty of any obligation, bond, letter of credit, or similar financial Contract;

(vii) any Contract (other than confidentiality or similar agreements entered into in the Ordinary Course of Business) that prohibits or materially restricts either O&G Seller from competing in any jurisdiction, including any Contract that: (A) contains an existing area of mutual interest agreement or an agreement to enter into an area of mutual interest agreement in the future; (B) includes non-competition, non-solicitation or no-hire restrictions; or (C) includes any drag-along right, tag-along right, right of first offer or refusal or similar right in favor of a Third Party with respect to the Assets;

(viii) any Contract that contains any call upon, option to purchase, take or pay payments, advance payments, minimum volume commitment, prepayment or similar provision or requiring gas to be gathered, delivered, processed or transported or proceeds from the sale thereof or options to purchase Hydrocarbons, carbon dioxide, critical minerals, produced water or other substances from the Wells;

(ix) any Contract that constitutes a pipeline interconnect, transportation or midstream facility operating agreement;

(continued)

(x) any Contract that relates to the prior acquisition or disposition of any Assets with respect to which either O&G Seller has any material outstanding rights or obligations (other than indemnity rights or obligations that customarily survive closing and for which there is no pending or threatened unresolved claim);

(xi) any Contract (A) for which the primary purpose is to provide a material indemnification to another Person or (B) guaranteeing any material payment or performance of any obligation of any Third Party for which the guaranteed obligations have not been fully paid or performed;

(xii) any Contract that is a drilling contract that requires an O&G Seller to have an on-going drilling commitment; and

(xiii) any Contract with a Governmental Body, including any that is a settlement, conciliation or similar agreement with any Governmental Body or pursuant to which either O&G Seller or any Affiliate of either O&G Seller will have any material outstanding obligation after the Execution Date.

(b) Except as disclosed on Schedule 5.11(b), (i) neither O&G Seller, nor to Sellers’ Knowledge, any other party is in default under any O&G Material Contract, (ii) each O&G Material Contract is in full force and effect and constitutes a legal, valid and binding obligation of the applicable O&G Seller that is a party to such O&G Material Contracts and to Sellers’ Knowledge, each other party thereto, subject to applicable bankruptcy, insolvency, reorganization, moratorium and other similar applicable Laws affecting the rights and remedies of creditors generally, as well as to general principles of public policy (including the power of a court to deny enforcement of remedies generally based upon public policy) or equity (regardless of whether enforceability is considered in a Proceeding at law or in equity), (iii) no written notice to terminate, cancel, breach, amend the terms of, renegotiate, modify, or accelerate or delay the maturity or performance of any O&G Material Contract (in whole or in part) has been received or delivered by either O&G Seller under any such O&G Material Contract, the final resolution of which is outstanding, during the one (1) year period prior to the Execution Date and (iv) no event has occurred that, with the giving of notice or the passage of time or both, would constitute a breach or default in any material respect by either O&G Seller under any O&G Material Contract or, to Sellers’ Knowledge, any other party to such O&G Material Contract. Prior to the Execution Date, the O&G Sellers have made available to Purchasers copies of all O&G Material Contracts (including all amendments, modifications and supplements thereto).

(c) Set forth on Schedule 5.11(c) is, with respect to each O&G Material Contract that contains a dedication of acreage or production, a description of such dedication, including (i) the acreage or geographic area subject to such dedication, (ii) the type(s) of Hydrocarbons dedicated thereunder, (iii) the term of such dedication (including any renewal or extension provisions), (iv) any minimum volume commitments or minimum revenue commitments associated therewith, and (v) any conditions or requirements for the release of acreage or production from such dedication.

Section 5.12 Payments for Production. Except (a) as set forth on Schedule 5.12 and (b) for the settlement of any Imbalances, which are addressed in Section 5.13, (i) with respect to any of the O&G Assets operated by either O&G Seller or its Affiliate, neither O&G Seller, or (ii) with respect to any of the O&G Assets operated by a Third Party operator, to Sellers’ Knowledge, neither O&G Seller, in either case, is obligated under (A) any contract or agreement containing a take-or-pay, advance payment, prepayment, or similar provision, or (B) any gathering, transmission, or any other contract or agreement with respect to any of the O&G Assets to sell, gather, deliver, process, or transport any Hydrocarbons without then or thereafter receiving full payment therefor.

(continued)

Section 5.13 Imbalances. Except as set forth on Schedule 5.13, there are no Imbalances as of the Effective Time with respect to the O&G Assets.

Section 5.14 Consents and Preferential Rights. Except as set forth on Schedule 5.14 and for any Customary Post-Closing Consents, none of the O&G Assets, or any portion thereof, is subject to any (a) Preferential Rights or (b) Consents (including Consent Requirements), in each case, that would be triggered by the assignment, conveyance and/or transfer of the O&G Assets to O&G Purchaser.

Section 5.15 Condemnation; Casualty Loss. Neither O&G Seller has acquired any of the O&G Assets through the use of eminent domain or condemnation. As of the Execution Date, there is no pending or, to Sellers’ Knowledge, threatened (in writing) taking (whether permanent, temporary, whole or partial) of any part of the O&G Assets by any Governmental Body by reason of condemnation or the threat of condemnation. As of the Execution Date, there are no pending or, to Sellers’ Knowledge, threatened Casualty Loss with respect to any O&G Assets of either O&G Seller.

Section 5.16 Bankruptcy. There are no bankruptcy, reorganization, arrangement or receivership Proceedings pending, being contemplated by or, to Sellers’ Knowledge, threatened against either O&G Seller. Neither O&G Seller is entering into this Agreement with the actual intent to hinder, delay or defraud either present or future creditors.

Section 5.17 Royalties. Except as otherwise set forth on Schedule 5.17, each O&G Seller, or to Sellers’ Knowledge, the applicable Third Party operator, has timely and properly paid, in all material respects, all royalties, delay rentals, other interest owners’ revenues and other similar payments with respect to Hydrocarbons produced from the O&G Assets due by either O&G Seller, its Affiliates or the applicable Third Party operator.

Section 5.18 Permits. Except as set forth in Schedule 5.18, with respect to O&G Assets currently operated by either O&G Seller or any of their Affiliates: (a) each O&G Seller or its Affiliate (as applicable) has acquired all material Permits from appropriate Governmental Bodies to conduct operations on such O&G Assets in material compliance with all applicable Laws; (b) all such Permits are in full force and effect and no Proceeding is pending or threatened to suspend, revoke or terminate any such Permit or declare any such Permit invalid; and (c) the O&G Sellers or their Affiliates (as applicable) are in compliance in all material respects with all such Permits.

Section 5.19 Environmental Laws. Except as set forth on Schedule 5.19,

(a) O&G Sellers have not committed a material violation of any Environmental Laws during their respective ownership and operation of the O&G Assets that is unresolved; there are no Proceedings pending or threatened, with respect to the O&G Assets alleging material violations of Environmental Laws that would result in a material Environmental Liability to the O&G Sellers or in a material encumbrance or material loss of value with respect to the O&G Assets; and no O&G Seller has received written notice from any Person or Governmental Body of any alleged or actual material violation of any Environmental Law arising from, based upon, associated with or related to the O&G Assets, or the ownership or operation of any thereof, the subject of which notice is unresolved;

(b) each O&G Seller has acquired all material Environmental Permits to conduct operation of its O&G Assets, all such Environmental Permits are in full force and effect, no Proceeding is pending or threatened to suspend, revoke or terminate any such Environmental Permit or declare any such Environmental Permit invalid, and each O&G Seller is in compliance in all material respects with all such Environmental Permits;

(continued)

(c) there are no outstanding Orders against or affecting the O&G Assets involving or relating to Environmental Laws that would result in a material Environmental Liability to the O&G Sellers or in a material encumbrance or material loss of value with respect to the O&G Assets;

(d) there has been no release of Hazardous Materials at, on, under, to, or from any of the O&G Assets in a manner that would reasonably be expected to give rise to any Environmental Liabilities to the O&G Sellers; and

(e) on the Execution Date, each O&G Seller has made available to Purchasers true and correct copies of all material environmental reports prepared by third-party engineering, consulting or similar firms for or with respect to any material noncompliance with Environmental Laws or release of Hazardous Materials at, on, under, to, or from the O&G Assets that are in the possession or control of each O&G Seller or any of its Affiliates.

Section 5.20 Wells. Except as disclosed on Schedule 5.20:

(a) no Well is subject to material penalties on allowable production after the Effective Time because of any overproduction;

(b) there are no Wells operated by either O&G Seller or, to Sellers’ Knowledge, any other Well, (i) with respect to which there is an unresolved order for which either O&G Seller has received unresolved notice from any Governmental Body requiring that such Well be plugged and abandoned, or (ii) that is neither in use for purposes of production or injection, nor suspended or temporarily abandoned in accordance with applicable Laws, the terms of any applicable Contract, or the terms of any applicable Leases, that has not been plugged and abandoned in accordance with such applicable Law, Contract, or Lease, as applicable;

(c) all Wells operated by either O&G Seller (or, to Sellers’ Knowledge, any other Well) in each case, have been drilled and completed, or are being drilled and completed, in a manner that is within the limits permitted by applicable Leases, Contracts, and Law;

(d) there are no Assets that have been plugged, dismantled or abandoned by either O&G Seller (or, to Sellers’ Knowledge, any other Third Party operator), in each case, in a manner that does not comply in all material respects with applicable Leases, Contracts, and Laws; and

(e) neither O&G Seller has received written notice of any Proceeding (pending or threatened) from any Person or Governmental Body challenging its status as the operator of any Well.

Section 5.21 Suspended Proceeds.

(a) Schedule 5.21(a) lists all Suspended Proceeds held by each O&G Seller. All Suspended Proceeds held by the O&G Sellers as of the Execution Date are held in compliance with all applicable Laws and applicable Leases.

(b) Except as set forth on Schedule 5.21(b), all royalties and proceeds from the sale of Hydrocarbons produced from the O&G Assets are being received by each O&G Seller in a timely manner and are not being held in suspense by Third Parties (other than any statutory minimum royalties) in any material respects. With respect to operations conducted by each O&G Seller after the Effective Time, to Sellers’ Knowledge, no Property Costs payable to either O&G Seller (in its capacity as operator) are currently being held in suspense by any Third Party working interest owners.

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Section 5.22 Certain Credit Support. Schedule 5.22 sets forth a complete and accurate list of all cash deposits, guarantees, letters of credit, treasury securities, sureties, security bonds and other forms of credit assurances or credit support, in each case, posted or entered into by either O&G Seller or any Affiliate of either O&G Seller in connection with the ownership or operation of the O&G Assets, including identification of the agreement for which any of the aforementioned credit support derives.

Section 5.23 Special Warranty of Title. As of the Effective Time (or, with respect to any O&G Asset acquired by any O&G Seller after the Effective Time, as of the date of the acquisition for such O&G Asset), the O&G Sellers hold (and through and upon the consummation of the Closing the O&G Sellers will have conveyed to O&G Purchaser) Defensible Title to each of the O&G Assets free and clear of any lawful and valid claims of any Person claiming or purporting to claim the same or any part thereof by, through or under the O&G Sellers or their Affiliates, but not otherwise.

Section 5.24 Payout Balances. Schedule 5.24 sets forth the “payout” balance (and status thereof) (to the extent such information, if applicable, has been received by each O&G Seller from Third Party operators prior to the Execution Date) for each Well that is subject to a reversion or other adjustment at some level of cost recovery or payout (or passage of time or other event other than termination of a Lease, by its terms), as of the applicable dates set forth in such Schedule.

Section 5.25 Insurance. Schedule 5.25 sets forth (a) a list of all material risk property, general liability, Third Party offsite pollution liability, automobile liability, workers’ compensation and employers’ liability, umbrella/excess liability and directors’ and officers’ liability insurance carried by, held by, or maintained for the benefit of, either O&G Seller or its Affiliates for the O&G Assets (other than title insurance policies, if any, with respect to real property) and (b) a summary of coverages under such policies. As of the Execution Date, all of such policies are in full force and effect and there is no material claim pending under any such policies as to which coverage has been denied by the insurer other than customary indications as to reservation of rights by insurers listed on Schedule 5.25. Neither O&G Seller is in default under any provisions of any such insurance policy (including any obligation to pay premiums due and payable under such policies) in any material respect, nor has either O&G Seller received written notice of cancellation of any insurance policy, nor has either O&G Seller failed to timely report any material claim or reportable incident under such insurance policies.

Section 5.26 Non-Consent Operations. Except as set forth on Schedule 5.26, neither O&G Seller nor any of their Affiliates has elected not to participate in any operation or activity proposed with respect to the O&G Assets which could result in either O&G Seller’s or any of their Affiliates’ interests in such O&G Assets becoming subject to a penalty or forfeiture as a result of such election not to participate in such operation or activity.

Section 5.27 Labor Matters.

(a) With respect to the current and former employees of each O&G Seller or any of their Affiliates and whose work duties involve providing services with respect to the O&G Assets (“Employee”) (i) no such Employees are or have been represented by a union or similar employee organization with respect to such employment; (ii) neither O&G Seller is now or has ever been a party to, bound by, or subject to, or is currently negotiating in connection with

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entering into, any collective bargaining agreement or understanding with a labor union or organization; (iii) there is not now and there has never been any proceeding (or any other targeted activity) by a labor union or representative thereof to organize such Employees; (iv) there have been no strikes, work stoppages, or slowdowns (or specific threats thereof) relating to the O&G Assets; and (v) there is no unfair labor practice charge or complaint pending or, to Sellers’ Knowledge, threatened before the National Labor Relations Board or other Governmental Body against either O&G Seller in respect of such Employees, and neither O&G Seller is subject to any existing order, judgment, or decision regarding any unfair labor practice claim.

(b) Each O&G Seller and each of their Affiliates have complied in all material respects with all Laws with respect to the employment or engagement of each Employee and each other individual who has provided services with respect to the O&G Assets (including all Laws respecting terms and conditions of employment, wages and hours (including the classification of independent contractors and exempt and non-exempt employees)), immigration (including the completion of Forms I-9 for all employees and the proper confirmation of employee visas), employment discrimination, harassment, retaliation, disability rights or benefits, equal opportunity, plant closures and layoffs (including the WARN Act), workers’ compensation, labor relations, employee leave issues, employee trainings and notices, affirmative action and un-employment insurance.

Section 5.28 Certain Specified Matters. Except as set forth on Schedule 5.28, there are no Damages incurred by, suffered by, or owing by either O&G Seller or their Affiliates caused by, arising out of, related to or resulting from the following matters, to the extent attributable to the ownership, use or operation of the O&G Assets: (a) any Third Party injury or death or damage of Third Party properties occurring on or with respect to the ownership, use or operation of any O&G Assets prior to the Closing Date; (b) any civil fines or penalties or criminal sanctions imposed on either O&G Seller or their Affiliates or that are binding on the O&G Assets, to the extent resulting from any pre-Closing violation of Law; (c) any transportation or disposal of Hazardous Materials from any O&G Asset to a site that is not an O&G Asset prior to Closing; (d) the failure to properly and timely pay royalties or Working Interest amounts; (e) any O&G Seller Taxes; or (f) the Excluded Assets.

Section 5.29 Lease Operating Statement. The information set forth in the lease operating statements with respect to the O&G Assets owned by the O&G Sellers set forth in Schedule 5.29 is true and accurate in all material respects for the time periods covered thereby, subject to ordinary course reconciliations.

Section 5.30 Certain Transfers. With respect to any O&G Assets for which either O&G Seller owned any depths other than the applicable Producing Formation during the twelve (12) month period prior to the Execution Date, except as set forth on Schedule 5.30, neither O&G Seller has intentionally transferred or sold any material portion of such O&G Assets with respect to depths other than the Producing Formations within such twelve (12) month period prior to the Execution Date.

Section 5.31 Surface Use. Except as set forth on Schedule 5.31:

(a) as of the Execution Date, neither O&G Seller has received any unresolved written notices alleging any material default or material breach under any Surface Rights by either O&G Seller or any of their Affiliates, or, to Sellers’ Knowledge, their predecessors in interest;

(b) as of the Execution Date, neither O&G Seller has received any unresolved written notice seeking to terminate any of the Surface Rights;

(c) none of the Leases, O&G Contracts, Permits or Surface Rights of either O&G Seller are subject to or contain any restrictions on the use by either O&G Seller of the surface

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(including, but not limited to, seasonal, hunting and well location restrictions) in connection with Hydrocarbon operations, that would materially and adversely affect the operation of the O&G Assets of each O&G Seller as currently owned and operated; and

(d) the Surface Rights (together with any easements, rights-of-way and other rights to use the surface estate under the Leases) constitute all of the surface rights that are necessary in all material respects for the continued operation of the Wells as currently operated as of the Execution Date.

Section 5.32 Personal Property. All of the personal property included in the O&G Assets of the O&G Sellers is in an operable state of repair adequate to maintain normal operations as currently operated and used by or on behalf of each O&G Seller, in all material respects, ordinary wear and tear excepted.

Section 5.33 Regulatory Compliance.

(a) Neither O&G Seller nor any of the O&G Assets is, or has been at, any time during the past five (5) years, subject to the jurisdiction of the Federal Energy Regulatory Commission (“FERC”) under the Natural Gas Act, 15 U.S.C. § 717 et seq., or the rules and regulations promulgated thereunder, including as a “natural gas company” as defined therein (except with respect to sales for resale of natural gas made pursuant to a blanket marketing certificate in accordance with 18 C.F.R. Section 284.402). To Sellers’ Knowledge, no facts or circumstances exist that would reasonably be expected to result in a determination by FERC that any gathering system or pipeline included in the O&G Assets is being engaged in the transportation of natural gas in interstate commerce subject to regulation under the Natural Gas Act.

(b) Each O&G Seller and the O&G Assets are in compliance in all material respects with all applicable requirements of the Pipeline and Hazardous Materials Safety Administration (“PHMSA”) and the U.S. Department of Transportation (“DOT”), including 49 C.F.R. Parts 191, 192, and 199, and all applicable state pipeline safety regulations, including with respect to (i) operator qualification programs, (ii) integrity management programs, (iii) damage prevention programs, (iv) public awareness programs, (v) drug and alcohol testing programs, and (vi) all reporting, recordkeeping, and filing requirements.

(c) Each O&G Seller and the O&G Assets are in compliance in all material respects with all applicable state pipeline safety, utility, and public utility commission regulations and requirements in each state in which the O&G Assets are located or operated.

(d) There are no pending or, to Sellers’ Knowledge, threatened regulatory enforcement actions, investigations, audits, or inquiries by FERC, PHMSA, DOT, any state pipeline safety authority, any state public utility commission, or any other Governmental Body against or involving either O&G Seller or any of the O&G Assets.

(e) Each O&G Seller timely filed or submitted all material reports, filings, notifications, and other submissions required by FERC, PHMSA, DOT, any state pipeline safety authority, any state public utility commission, or any other Governmental Body with respect to the O&G Assets, and all such filings were accurate and complete in all material respects when made.

Section 5.34 Sufficiency of Assets; No Affiliate Assets. Except as set forth on Schedule 5.34: (a) the O&G Assets owned or leased by the O&G Sellers at Closing constitute all of the assets, properties and rights, tangible or intangible, real or personal, that are used or held for use in connection with the conduct of the business and operations of the O&G Assets in the same manner as such operations have been historically conducted and (b) no Affiliate of the O&G Sellers owns any material tangible assets or any

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material access rights that would be required for the O&G Assets to be owned and operated in materially the same manner as currently owned and operated by the O&G Sellers.

Section 5.35 Lease Status. Except as set forth on Schedule 5.35:

(a) all bonuses, rentals and other similar payments due under the Leases have been paid in accordance with the terms of such Leases;

(b) (i) as of the Execution Date, neither O&G Seller has received any unresolved written notices alleging any material default or breach under any Lease by either O&G Seller or, to Sellers’ Knowledge, their predecessors in interest, and (ii) neither O&G Seller is and, to Sellers’ Knowledge as of the Execution Date, no other party to any Lease is in material default or breach of the terms, provisions or conditions of the Leases;

(c) as of the Execution Date, neither O&G Seller has received written notice from a lessor, participant under a pooling order, or respondent under a pooling order of any requirements or demands to drill additional wells on any of the Properties, as applicable, which requirements or demands have not been resolved;

(d) as of the Execution Date, neither O&G Seller has received any unresolved written notice seeking to terminate any of the Leases;

(e) none of the Leases contain express provisions obligating either O&G Seller to drill any well on the O&G Assets (other than provisions requiring optional drilling as a condition of maintaining or earning all or a portion of a presently non-producing Lease, and other than customary offset drilling provisions); and

(f) (i) no Lease operated by either O&G Seller is being maintained in full force and effect by the payment of shut-in royalties or other payments in lieu of operations or production, (ii) to Sellers’ Knowledge as of the Execution Date, no Lease in which either O&G Seller owns an interest, and which is operated by a Third Party operator, is being maintained in full force and effect by the payment of shut-in royalties or other payments in lieu of operations or production, and (iii) no Lease operated by either O&G Seller is being maintained by virtue of a well on the subject lands of such Lease that is capable of production but remains uncompleted.

Section 5.36 Operatorship. Neither O&G Seller nor any of their Affiliates has received written notice of any pending vote to have either O&G Seller or their Affiliates removed as the “operator” under any joint operating agreement or unit agreement applicable to the O&G Assets for which either O&G Seller or any of their Affiliates are currently designated as the “operator”.

Section 5.37 Indebtedness. There is no Indebtedness of either O&G Seller or their Affiliates for which Purchasers or the O&G Assets will be bound at or after Closing, other than Indebtedness under the Pinnacle Credit Agreement.

Section 5.38 International Trade Laws. During the five (5) years preceding the Execution Date, Sellers and their respective officers and directors and, to Sellers’ Knowledge, their beneficial owners, employees, and agents, have not violated and are not currently in violation of any applicable International Trade Laws in connection with the ownership or operation of the O&G Assets, in each case, in any material respect.

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Section 5.39 Books and Records. The books and records relating to the ownership and operation of the O&G Assets are in the possession or control of O&G Sellers, and have been maintained substantially in accordance with applicable Law and necessary to conduct the business of O&G Sellers with respect to the O&G Assets.

Section 5.40 Absence of Certain Changes. As of the Closing Date, from the Execution Date through the Closing Date, neither O&G Seller has taken any action that would require the consent of Purchasers under Section 9.5.

Article 6.representations and warranties of cgs seller

Subject to the foregoing provisions of Section 5.1, and the other terms and conditions of this Agreement, CGS Seller represents and warrants to Purchasers, as of the Execution Date and the Closing Date, the matters set out in Section 6.1 through Section 6.37.

Section 6.1 Existence and Qualification.

(a) CGS Seller is: (i) a limited liability company duly organized, validly existing and in good standing under the Laws of the State of Texas and (ii) duly qualified to do business as a foreign limited liability company, with full organizational power and authority to conduct its business as it is now being conducted, and to own or use the properties and assets that it purports to own or use, in every jurisdiction in which it is required to qualify in order to own the Pinnacle Equity.

(b) Pinnacle and each of its Subsidiaries is an entity duly organized or formed, validly existing and in good standing under the Laws of the state of its formation or incorporation and is duly licensed or qualified to transact business as a foreign entity and is in good standing in each jurisdiction in which the nature of the business transacted by it or the character of the properties owned or leased by it requires such licensing or qualification. Pinnacle and each of its Subsidiaries has full entity power and authority to own and hold its properties and to carry on its business as now conducted.

Section 6.2 Power. CGS Seller has the requisite limited liability company power and authority to enter into and perform this Agreement and each other Transaction Document to be executed by CGS Seller in connection with the transactions contemplated hereby and to consummate the transactions contemplated hereby and thereby.

Section 6.3 Authorization and Enforceability. The execution, delivery and performance of this Agreement and each other Transaction Document to be executed by CGS Seller in connection with the transactions contemplated hereby, and the performance of the transactions contemplated hereby and thereby, have been duly and validly authorized by all necessary company action on the part of CGS Seller. This Agreement has been duly executed and delivered by CGS Seller (and all other Transaction Documents and other documents required hereunder to be executed and delivered by CGS Seller at Closing will be duly executed and delivered by CGS Seller) and this Agreement constitutes, and at the Closing such documents will constitute, the valid and binding obligations of CGS Seller, enforceable in accordance with their terms except as such enforceability may be limited by applicable bankruptcy or other similar Laws affecting the rights and remedies of creditors generally as well as by general principles of equity (regardless of whether such enforceability is considered in a Proceeding in equity or at Law).

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Section 6.4 No Conflicts; Consents and Approvals.

(a) Except as set forth on Schedule 6.4(a), and assuming: (x) the receipt of all Consents set forth on Schedule 6.4(a) and Customary Post-Closing Consents; (y) the waiver of all Preferential Rights; and (z) compliance with the HSR Act, the execution, delivery and performance of this Agreement and the other Transaction Documents by CGS Seller, and the transactions contemplated hereby and thereby, will not (i) contravene, conflict with, or result in a violation or breach of any provision of the Charter Documents of CGS Seller or Pinnacle, (ii) result in a breach or default (with due notice or lapse of time or both) or the creation of any Encumbrance, or give rise to any right of termination, cancellation or acceleration under any of the terms, conditions or provisions of any promissory note, bond, mortgage, indenture, loan or similar financing instrument, or other agreement or contract to which CGS Seller or Pinnacle is a party or which affects the Pinnacle Equity (other than restrictions on transfer imposed by the Pinnacle LLC Agreement, the Securities Act of 1933 (the “Securities Act”) and applicable state security laws), (iii) violate any judgment, order, writ, injunction, ruling, or decree applicable to CGS Seller or Pinnacle as a party in interest or give any Governmental Body or other Person the right to challenge any of the transactions contemplated hereby, (iv) violate any Laws applicable to CGS Seller, Pinnacle or the Pinnacle Equity, except in each case for any matters described in clauses (ii), (iii), or (iv) above which would not have, individually or in the aggregate, a Material Adverse Effect, or (v) require any consent, approval, notification or waiver or other similar action from any Third Party.

(b) Except as set forth on Schedule 6.4(b), no registration or filing with, or Consent, clearance or approval of or other action by, any Governmental Body or any Third Party is or will be necessary for CGS Seller’s valid execution, delivery and performance of any Transaction Document to which it is a party, and the sale and assignment of the Pinnacle Equity to Midstream Purchaser, other than those (i) which have previously been obtained or made or (ii) which are required to be made under federal or state securities Laws, which will be obtained or made, and will be effective within the time periods required by Law.

Section 6.5 Authorized Membership Interests.

(a) Schedule 6.5(a) sets forth (i) all of the issued and outstanding Interests in Pinnacle (collectively, the “Pinnacle Interests”) and the legal record and beneficial owner(s) thereof and (ii) the jurisdiction and form of Pinnacle’s organization. The Pinnacle Interests constitute all the issued and outstanding Interests in Pinnacle and have been duly authorized and validly issued, are fully paid and non-assessable, and are free and clear of any Encumbrances, other than (x) restrictions on transfer imposed by the Pinnacle LLC Agreement, the Securities Act and applicable state securities Laws and (y) Encumbrances securing the Pinnacle Credit Agreement. Except as provided for herein, Pinnacle does not have outstanding any equity securities or other Interests convertible into or exercisable or exchangeable for Class A-1 Units or any other Interests of Pinnacle nor does it have outstanding any rights to subscribe for or to purchase, or any options for the purchase of, or any agreements providing for the issuance, sale, purchase or redemption (contingent or otherwise) of, or any calls, commitments or claims of any character relating to, the Class A-1 Units or any other Interests of Pinnacle, or Interests convertible into or exercisable or exchangeable for Class A-1 Units or any securities or other Interests of Pinnacle.

(b) Schedule 6.5(b) sets forth (i) the name of each of Pinnacle’s Subsidiaries and (ii) with respect to each such Subsidiary: (A) its jurisdiction of organization, (B) its form of organization and (C) the Interests issued by it and the name of the legal record and beneficial owner(s) thereof. Pinnacle does not have any Subsidiaries except as set forth in Schedule 6.5(b). Neither Pinnacle nor any of its Subsidiaries is a participant in any joint venture or partnership, joint development or joint participation arrangement, or other similar arrangement. The Interests in each of Pinnacle’s Subsidiaries have been duly authorized and validly issued, are fully paid and

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non-assessable, and are free and clear of any Encumbrances, other than (x) restrictions on transfer imposed by the Securities Act and applicable state securities Laws and (y) Encumbrances securing the Pinnacle Credit Agreement. None of Pinnacle’s Subsidiaries has outstanding any equity securities or other Interests convertible into or exercisable or exchangeable for any of its Interests nor does it have outstanding any rights to subscribe for or to purchase, or any options for the purchase of, or any agreements providing for the issuance, sale, purchase or redemption (contingent or otherwise) of, or any calls, commitments or claims of any character relating to, any of its Interests, or Interests convertible into or exercisable or exchangeable for any of its securities or other Interests.

(c) Except as set forth on Schedule 6.5(c), (i) neither Pinnacle nor any of its Subsidiaries has any obligation (contingent or other) to purchase, repurchase, redeem, retire or otherwise acquire any of its Interests or any interest therein or to pay any dividend or make any other distribution in respect thereof, (ii) no equity compensation plan, equity purchase, option or other agreement or understanding between Pinnacle or its Subsidiary on the one hand, and any holder of any Interests thereof or rights to purchase Interests thereof, on the other hand, provides for acceleration or other changes in the vesting provisions of such Interests, as the result of any merger, sale of stock or assets, change of control or other similar transaction by Pinnacle or such Subsidiary, as applicable, and (iii) there are no voting trusts or agreements, stockholders’ agreements, pledge agreements, buy-sell agreements, rights of first refusal, preemptive rights or other similar rights or proxies relating to any of Pinnacle’s or its Subsidiary’s Interests, or agreements relating to the issuance, sale, redemption, transfer or other disposition of Pinnacle’s or its Subsidiary’s Interests.

(d) Prior to the Closing, CGS Seller is the sole record and beneficial owner of 100% of the Class A-1 Units and owns such Class A-1 Units free and clear of all Encumbrances, other than (i) restrictions on transfer imposed by the Pinnacle LLC Agreement, the Securities Act, and applicable state securities Laws and (ii) Encumbrances securing the Pinnacle Credit Agreement. The Class A-1 Units were issued to CGS Seller in accordance with the registration or qualification provisions of the Securities Act and applicable state securities Laws, or pursuant to valid exemptions therefrom. CGS Seller has not entered into and is not bound by any commitment with respect to any Class A-1 Units or is a party to (i) any agreement (other than this Agreement) that could require CGS Seller to dispose of or encumber any of the Class A-1 Units or any part or interest therein (other than pursuant to the Pinnacle Credit Agreement), or (ii) any voting trust, proxy, or other agreement or understanding with respect to voting any of the Class A-1 Units. CGS Seller is not a party to any agreement that restricts the right to dispose of the Class A-1 Units or any part thereof or interest therein.

(e) The Class A-1 Units have been duly authorized and, when transferred in accordance with this Agreement, will be fully paid and duly and validly transferred and will be free and clear of all Encumbrances, other than (i) Encumbrances created by Midstream Purchaser, (ii) restrictions on transfer imposed by the Pinnacle LLC Agreement, the Securities Act, and applicable state securities Laws and (iii) Encumbrances securing the Pinnacle Credit Agreement (including, pursuant to the Pledge Agreement). Except as expressly set forth on Schedule 6.5(e), neither the sale nor delivery of the Class A-1 Units is subject to any preemptive right of any Person or to any right of first refusal or other right in favor of any Person. The consummation of the transactions contemplated hereunder will not result in any anti-dilution adjustment or other similar adjustment to any of Pinnacle’s outstanding securities or other Interests. Any Person with any right (other than Midstream Purchaser) to purchase securities or other Interests of Pinnacle that would be triggered as a result of the transactions contemplated under this Agreement is identified on Schedule 6.5(e) and each Person has irrevocably waived such rights. Upon the Closing, the Pinnacle Equity represents 15% of the issued and outstanding Class A-1 Units, and all distributions and other

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economic rights with respect to the Pinnacle Equity shall be determined in accordance with the Pinnacle LLC Agreement.

(f) Prior to the Execution Date, true, correct, and complete copies of the Charter Documents of Pinnacle and its Subsidiaries have been provided to Purchasers and reflect all amendments and modifications made thereto at any time prior to the Execution Date. Neither CGS Seller, Pinnacle nor, to Sellers’ Knowledge, any other party thereto is in breach of the Charter Documents of Pinnacle and its Subsidiaries.

Section 6.6 Litigation. Except as disclosed on Schedule 6.6, neither CGS Seller nor Pinnacle has been served any Proceedings (excluding Proceedings that have been fully resolved or settled) and there are no pending Proceedings against Pinnacle, its Subsidiaries or any of its or their respective properties or assets for which Pinnacle or its Subsidiaries has received written notice from any Governmental Body or arbitrator, and to Sellers’ Knowledge, there has been no Proceeding threatened in writing against Pinnacle or its Affiliates, in each case, that (i) relates to Pinnacle, its Subsidiaries or any of its or their respective properties or assets or (ii) challenges, or may have the effect of preventing, delaying, making illegal, or otherwise interfering with, any of the transactions contemplated hereby.

Section 6.7 Taxes. Except as set forth on Schedule 6.7:

(a) Each of Pinnacle and its Subsidiaries has either (i) timely filed with the appropriate Governmental Body each Tax Return required to be filed by it when due (taking into account any automatic extensions available under Law and obtained in the Ordinary Course of Business), which Tax Return is true, complete and correct in all material respects, or (ii) where such automatic extension is available and obtained in the Ordinary Course of Business and the extended due date is after the date hereof, will timely file such Tax Return with the appropriate Governmental Body prior to such extended due date. Each of Pinnacle and its Subsidiaries has paid to the appropriate Governmental Body all Taxes that are required to be paid by it or for which Pinnacle or any of its Subsidiaries could otherwise be liable (whether or not shown as due on any Tax Return).

(b) No claim or deficiency assessment with respect to, or proposed adjustment of, any Taxes or Tax Returns of Pinnacle or its Subsidiaries is currently assessed or pending or threatened in writing and any such claim, deficiency assessment or proposed adjustment that has been asserted or proposed in writing against Pinnacle or its Subsidiaries or with respect to Taxes for which Pinnacle or its Subsidiaries may otherwise be liable has been resolved or withdrawn with all amounts determined to have been due and payable having been timely paid in full. There is no Lien with respect to Taxes on any asset of Pinnacle or its Subsidiaries (other than a Lien for Taxes not yet delinquent or, if delinquent, being contested in good faith by appropriate actions and set forth on Schedule PE and, in each case, for which adequate reserves have been established on the Pinnacle Financial Statements in accordance with GAAP), or the Pinnacle Equity, and no claim has been made by any Governmental Body that could give rise to any such Lien. Neither Pinnacle nor any of its Subsidiaries has executed or is otherwise subject to any waiver of the statute of limitations on the assessment or collection of any Tax or with respect to any Tax Return. There is not any Tax audit, examination or other Proceeding by a Governmental Body or any administrative or judicial Proceeding with respect to Taxes or Tax Returns of Pinnacle or its Subsidiaries or with respect to Taxes for which Pinnacle or its Subsidiaries could otherwise be liable, and no such audit, examination or other Proceeding or administrative or judicial Proceeding has been asserted or threatened in writing.

(c) Each of Pinnacle and its Subsidiaries has timely withheld and paid to the appropriate Governmental Body any Tax required to be withheld and paid by it, has complied in all material respects with all reporting requirements with respect thereto and has properly received

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and maintained any certificates, forms or other documents required by Law for any exemption from or reduction in withholding and paying any Tax in all material respects.

(d) No claim has ever been made by any Governmental Body in a jurisdiction where Pinnacle or any of its Subsidiaries does not file a particular Tax Return or pay any particular Tax that it is or may be subject to such Tax by such jurisdiction or that it may be required to file such Tax Return in such jurisdiction. Neither Pinnacle nor any of its Subsidiaries has (i) taken any position in any Tax Return that could give rise to a “substantial understatement” of Tax within the meaning of Section 6662 of the Code or (ii) participated in or is a party to, or has any potential liability for the payment of any Tax resulting from a Person’s participation in, a “reportable transaction” within the meaning of Section 6707A(c)(1) of the Code and Treasury Regulation Section 1.6011-4(b) (or any similar or corresponding provision of state or local Law).

(e) Pinnacle is, and has been at all times since its formation, properly treated for U.S. federal income (and, where applicable, state and local) Tax purposes as either a “partnership” or “disregarded as an entity separate from its owner” within the meaning of Treasury Regulation Section 301.7701-3(b)(1) and no election has been filed or made to change such classification for U.S. federal income (or, where applicable, state or local) Tax purposes. Each Subsidiary of Pinnacle is, and has been at all times since its formation, properly treated for U.S. federal income (and, where applicable, state and local) Tax purposes as “disregarded as an entity separate from its owner” within the meaning of Treasury Regulation Section 301.7701-3(b)(1)(ii) and no election has been filed or made to change such classification for U.S. federal income (or, where applicable, state or local) Tax purposes.

(f) Neither Pinnacle nor any of its Subsidiaries (i) is a party to, bound by, or subject to, or has any potential liability under, any indemnification, allocation, or sharing Contract or other similar arrangement or agreement in respect of Taxes (other than customary provisions of any commercial contract entered into in the Ordinary Course of Business a principal purpose of which does not relate to Taxes), (ii) would be subject to any material recapture, clawback, termination or similar adverse consequence with respect to any material Tax incentive, holiday, credits or other Tax reduction, deferral or abatement Contract or other agreement or arrangement as a result of the transactions contemplated by this Agreement or any other Transaction Document; (iii) is or has ever been (A) a member of an affiliated, aggregate, combined, consolidated, unitary or similar group (other than a consolidated or combined group the common parent of which is Pinnacle) or (B) a partner in a partnership or joint venture, or a party to a Tax partnership agreement or other Contract, agreement or arrangement that is treated, or required to be treated, as a partnership for U.S. federal income tax purposes or an arrangement requiring a partnership income Tax Return to be filed under Subchapter K of Chapter 1 of Subtitle A of the Code, or (iv) has any liability for the Taxes of any other Person under Treasury Regulation Section 1.1502-6 (or any similar or corresponding provision of state or local Law), as a transferee or successor or by assumption, Contract or other agreement or arrangement or operation of Law or otherwise.

(g) Neither Pinnacle nor any of its Subsidiaries (i) is a party to or bound by any “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or non-U.S. Tax Law) or (ii) has entered into any material Contract or other agreement or arrangement with any Governmental Body with respect to Taxes that would be terminated or materially adversely affected as a result of any transactions contemplated by this Agreement or any other Transaction Document. No private letter rulings, technical advice memoranda or similar agreements or rulings have been requested, entered into, or issued by any Governmental Body with respect to Pinnacle or its Subsidiaries.

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(h) Neither Pinnacle nor any of its Subsidiaries will be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any taxable period (or portion thereof) ending after the date hereof as a result of any (i) change in method of accounting for a taxable period (or portion thereof) ending on or prior to the Closing Date or use of an improper method of accounting for any taxable period (or portion thereof) ending on or prior to the Closing Date, (ii) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or non-U.S. Tax Law) executed on or prior to the Closing Date, (iii) installment sale, transaction governed by Section 460 of the Code (or any corresponding or similar provision of state or local Tax Law) or open transaction disposition made or entered into on or prior to the Closing Date, (iv) prepaid amount received or deferred revenue accrued on or prior to the Closing Date, or (v) any intercompany transaction or excess loss account arising or occurring on or prior to the Closing Date under Section 1502 of the Code (or any corresponding or similar provision of U.S. state or local or non-U.S. Law) or the Treasury Regulations promulgated thereunder.

(i) CGS Seller (or, if CGS Seller is disregarded as an entity separate from another Person for U.S. federal income Tax purposes, such other Person) is not a “foreign person” as defined in Section 1445 of the Code and the Treasury Regulations promulgated thereunder.

(j) The unpaid Taxes of Pinnacle and its Subsidiaries (i) did not, as of the date of the Interim Pinnacle Balance Sheet, exceed the accrued Taxes payable (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the Interim Pinnacle Balance Sheet (rather than in any notes thereto) and (ii) do not exceed that accrual as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of Pinnacle and its Subsidiaries in filing their Tax Returns.

(k) None of the assets of Pinnacle or its Subsidiaries are (i) “tax-exempt use property” within the meaning of Section 168(h)(1) of the Code or Section 470(c)(2) of the Code, (ii) “tax-exempt bond financed property” within the meaning of Section 168(g)(5) of the Code, (iii) “limited use property” within the meaning of IRS Revenue Procedure 2001-28, 2001-1 C.B. 1156, (iv) described in Section 168(g)(1)(A) of the Code, (v) subject to a lease described in Section 7701(h) of the Code or (vi) subject to any provision of state or local Law comparable to any of the foregoing.

(l) Neither Pinnacle nor any of its Subsidiaries has claimed any “employee retention credit” pursuant to Section 2301 of the Coronavirus Aid, Relief and Economic Security Act of 2020, as amended, and the rules and regulations promulgated thereunder.

(m) Since the Balance Sheet Date, neither Pinnacle nor any of its Subsidiaries has (i) made, changed or revoked any material Tax election, (ii) filed any amended Tax Return or claim for refund, (iii) entered into any closing agreement, (iv) settled or compromised any Tax deficiency, assessment or other Proceeding, (v) surrendered any right to claim a refund, credit or rebate of Taxes, (vi) consented to any extension or waiver of the statute of limitations period applicable to any Tax assessment, deficiency or other Proceeding, (vii) prepared or filed any material Tax Return other than in the Ordinary Course of Business consistent with past practice, (viii) incurred any material liability for Taxes other than in the Ordinary Course of Business consistent with past practice, (ix) entered into any Tax allocation, sharing, indemnity or other similar Contract, agreement or arrangement (other than customary provisions of any commercial contract entered into in the Ordinary Course of Business a principal purpose of which does not relate to Taxes) or (x) adopted or changed any material Tax accounting method or accounting period.

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(n) All of the assets of Pinnacle and its Subsidiaries that are subject to ad valorem or property Tax have been properly listed and described on the ad valorem or property Tax rolls of the appropriate Governmental Body and no portion of such assets constitutes omitted property for ad valorem or property Tax purposes.

(o) Neither Pinnacle nor any of its Subsidiaries is obligated, or has agreed, to pay any Taxes of any members or equityholders (direct or indirect) by means of withholding, electing to file composite returns in any jurisdiction or otherwise and no election has been made by or with respect to Pinnacle or its Subsidiaries under applicable state or local Tax Law pursuant to which Pinnacle or its Subsidiaries will incur or otherwise have liability for any state or local Taxes under applicable state or local Tax Law that would have been borne (in whole or in part) by the direct or indirect members or equityholders of Pinnacle or its Subsidiaries had no such election been made (including any “Specified Income Tax Payment” as defined by IRS Notice 2020-75) (a “PTET Election”).

(p) All transactions entered into by Pinnacle or its Subsidiaries have been carried out at arm’s-length terms in compliance with Section 482 of the Code and the Treasury Regulations promulgated thereunder (and any corresponding or similar provisions of state or local Law), and Pinnacle and its Subsidiaries have properly and timely documented their transfer pricing methodology in compliance with Sections 482 and 6662 of the Code (and any corresponding or similar provisions of state or local Law), in all material respects.

Section 6.8 Intellectual Property. Pinnacle owns, licenses, or otherwise has a valid right to use, free and clear of all Encumbrances (other than Permitted Encumbrances), all material Intellectual Property Rights necessary to conduct its business as currently conducted. No consent of any Person is required for Pinnacle’s interest in such Intellectual Property Rights to continue to be enforceable by Pinnacle following the transactions contemplated by the Transaction Documents. As of the Execution Date, (i) neither Pinnacle nor any Affiliate thereof has received any written notice alleging infringement, misappropriation or violation of the Intellectual Property Rights of any other Person or challenging Pinnacle’s use or validity of any Intellectual Property Rights, (ii) to Sellers’ Knowledge, no Third Party is infringing on, misappropriating or otherwise violating any material Intellectual Property Rights, and (iii) as of the Execution Date, neither Pinnacle nor any Affiliate thereof has received any unresolved written notice of any material default or any event that with notice or lapse of time or both, would constitute a material default under any agreement governing rights to material Intellectual Property Rights.

Section 6.9 Compliance with Laws. Except as disclosed on Schedule 6.9, (a) Pinnacle and each of its Subsidiaries has complied in all material respects with applicable Laws with respect to its and their respective business, operations, properties, assets, products and services and (b) Pinnacle has not received any written notice from any Governmental Body regarding any material violation or material failure to comply with any Law that remains unresolved or that is under investigation by any Governmental Body for potential material non-compliance with any applicable Law that remains unresolved.

Section 6.10 Pinnacle Material Contracts.

(a) Schedule 6.10 lists each Contract to which Pinnacle or any of its Subsidiaries is a party to or otherwise bound or subject to as of the Closing, in each case that are any of the following (the “Pinnacle Material Contracts”):

(i) any Contract that provides for, or can be reasonably expected to require or result in, as applicable, aggregate payments or aggregate revenues in excess of $1,000,000 during the current or any subsequent fiscal year or more than $2,000,000 in the aggregate over the term of such Contract (based on the terms thereof and contracted (or if none, current) quantities where applicable);

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(ii) any Contract between or among CGS Seller or any Affiliate of CGS Seller (other than Pinnacle), on the one hand, and Pinnacle, on the other hand;

(iii) any Contract (A) for the purchase, sale, exchange, or other disposition of Hydrocarbons or (B) that is a transportation, gathering, treating, marketing, supply, exchange, separation, compression, processing, or similar Contract, in each case, that is not cancelable without penalty or other material payment on not more than sixty (60) days prior written notice;

(iv) any Contract to sell, lease, farmout, or otherwise dispose of any interest in any of the Midstream Assets after the Effective Time, other than (A) conventional rights of reassignment arising in connection with CGS Seller’s surrender or release of any of the Midstream Assets and (B) Preferential Rights, which are addressed in Section 6.22;

(v) any Contract pursuant to which any Person has dedicated acreage, reserves, or production to the Midstream Assets for gathering, processing, compression, transportation, or treating services;

(vi) any Contract that constitutes a partnership agreement, Tax partnership agreement, joint venture agreement, joint operating agreement, joint development agreement, unit agreement, participation agreement, carried interest agreement, pooling agreement, pooling order, exploration agreement, purchase and sale agreement, exchange or swap agreement, farmin or farmout agreement or similar Contract;

(vii) any Contract that is an indenture, mortgage, loan, credit agreement, sale-leaseback, guaranty of any obligation, bond, letter of credit, or similar financial Contract;

(viii) any Contract (other than confidentiality or similar agreements entered into in the Ordinary Course of Business) that prohibits or materially restricts Pinnacle or its Subsidiaries from competing in any jurisdiction, including any Contract that: (A) contains an existing area of mutual interest agreement or an agreement to enter into an area of mutual interest agreement in the future; (B) includes non-competition, non-solicitation or no-hire restrictions; or (C) includes any drag-along right, tag-along right, right of first offer or refusal or similar right in favor of a Third Party with respect to the Midstream Assets;

(ix) any Contract that contains any call upon, option to purchase, take or pay payments, advance payments, minimum volume commitment, prepayment or similar provision or requiring gas to be gathered, delivered, processed or transported or proceeds from the sale thereof;

(x) any Contract that constitutes a pipeline interconnect, transportation or facility operating agreement;

(xi) any Contract that relates to the prior acquisition or disposition of any Midstream Assets with respect to which Pinnacle has any material outstanding rights or obligations (other than indemnity rights or obligations that customarily survive closing and for which there is no pending or threatened unresolved claim);

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(xii) any Contract (A) for which the primary purpose is to provide a material indemnification to another Person or (B) guaranteeing any material payment or performance of any obligation of any Third Party for which the guaranteed obligations have not been fully paid or performed;

(xiii) any Contract that constitutes a lease under which Pinnacle or any of its Subsidiaries is the lessor or lessee of real or personal property which lease involves an annual base rental of more than $500,000 that is not terminable upon sixty (60) days’ or less notice; and

(xiv) any Contract with a Governmental Body, including any that is a settlement, conciliation or similar agreement with any Governmental Body or pursuant to which Pinnacle or its Subsidiaries will have any material outstanding obligation after the Execution Date.

(b) (i) Each of Pinnacle, its applicable Subsidiaries, and the O&G Sellers (and, to Sellers’ Knowledge, each other party thereto), has performed all the obligations required to be performed by them to date pursuant to a Pinnacle Material Contract (or each non-performing party has received a valid, enforceable and irrevocable written waiver with respect to its non-performance), (ii) no event has occurred that, with the giving of notice or passage of time or both, would constitute a breach or default in any material respect by Pinnacle, any of its Subsidiaries, or the O&G Sellers under any Pinnacle Material Contract or, to Sellers’ Knowledge, by any other party to such Pinnacle Material Contract, (iii) no party to any Pinnacle Material Contract has declared or invoked force majeure under any Pinnacle Material Contract, and no force majeure event has occurred with respect to any Pinnacle Material Contract, and (iv) there are no material shut-ins or capacity constraints affecting Pinnacle or any of its Subsidiaries under any Pinnacle Material Contract.

(c) Each Pinnacle Material Contract is in full force and effect and constitutes a legal, valid and binding obligation of Pinnacle or its applicable Subsidiaries (and, to the extent a party thereto, the O&G Sellers) and, to Sellers’ Knowledge, each other party thereto, in each case in accordance with its terms, subject to applicable bankruptcy or similar Laws affecting the rights and remedies of creditors generally as well as to general principles of equity (regardless of whether such enforceability is considered in a Proceeding in equity or at Law). No previous or current party to any Pinnacle Material Contract has given written notice (i) to terminate, cancel, amend, renegotiate, or modify any Pinnacle Material Contract (in whole or in part), or (ii) of any breach or default under any Pinnacle Material Contract, the final resolution of which is outstanding.

(d) Prior to the Execution Date, CGS Seller has made available to Purchasers copies of all Pinnacle Material Contracts (including all amendments, modifications and supplements thereto).

Section 6.11 Payments for Production. Except as set forth on Schedule 6.11 and with respect to Imbalances, which are addressed in Section 6.21, with respect to any of the Midstream Assets operated by Pinnacle or its Affiliate, neither Pinnacle nor its Subsidiaries is obligated under (a) any contract or agreement containing a take-or-pay, advance payment, prepayment, or similar provision, or (b) any gathering, transmission, or any other contract or agreement with respect to any of the Midstream Assets to sell, gather, deliver, process, or transport any Hydrocarbons without then or thereafter receiving full payment therefor.

Section 6.12 Financial Statements.

(a) Schedule 6.12(a) sets forth true, correct and complete copies (including any amendments, supplements or modifications with respect thereto) of (i) the audited consolidated

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balance sheets of Pinnacle as of December 31, 2024 and December 31, 2025 (the “Pinnacle Balance Sheet” and December 31, 2025, the “Balance Sheet Date”) and the related audited consolidated statements of operations, changes in members’ equity and cash flow for the 12-month periods then ended and (ii) the unaudited financial statements consisting of the consolidated unaudited balance sheet of Pinnacle as of September 30, 2026 (the “Interim Pinnacle Balance Sheet”) and the related consolidated unaudited statements of operations and changes in cash flows for the nine (9) month period ended September 30, 2026 ((i) and (ii), collectively, the “Pinnacle Financial Statements”). The Pinnacle Financial Statements fairly present, in all material respects, the consolidated financial position and cash flows of Pinnacle and its Subsidiaries as of the Balance Sheet Date and the date of the Interim Pinnacle Balance Sheet and the consolidated results of operations of Pinnacle and its Subsidiaries on a consolidated basis for the periods covered by the Pinnacle Financial Statements and have been prepared in accordance with GAAP consistently applied by Pinnacle.

(b) Pinnacle maintains, and, at all times, has maintained, a system of internal controls over financial reporting sufficient in all respects to provide reasonable assurances regarding the reliability of financial reporting relating to Pinnacle and its Subsidiaries and the preparation of the Pinnacle Financial Statements for external purposes in accordance with the accounting principles, and includes those policies and procedures that: (i) pertain to the maintenance of records that in reasonable detail accurately and fairly reflect in all respects the transactions and disposition of the assets of Pinnacle and its Subsidiaries; (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in conformity with the accounting principles; and (iii) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of the assets of Pinnacle and its Subsidiaries.

(c) Pinnacle has no, and Pinnacle’s Subsidiaries have no, debt, liability or obligation, whether accrued, contingent, absolute, determined, determinable or otherwise (individually or in the aggregate), except (i) as expressly set forth in the Pinnacle Financial Statements (and for which adequate accruals or reserves have been established on the Pinnacle Financial Statements in accordance with GAAP) or (ii) liabilities incurred in the Ordinary Course of Business since the date of the Interim Pinnacle Balance Sheet (none of which constitutes indebtedness for borrowed money (other than pursuant to the Pinnacle Credit Agreement) or is a liability for breach of contract or breach of warranty).

(d) Since the Balance Sheet Date, except as set forth on Schedule 6.12(d), Pinnacle and its Subsidiaries have conducted their business in the Ordinary Course of Business, in substantially the same manner in which they have been previously conducted and there has not been any Material Adverse Effect on Pinnacle or its Subsidiaries.

Section 6.13 Bankruptcy. There are no bankruptcy, reorganization or receivership Proceedings pending, being contemplated by or, to Sellers’ Knowledge, threatened against any Seller, Pinnacle or its Subsidiaries. CGS Seller is not entering into this Agreement with the actual intent to hinder, delay or defraud either present or future creditors.

Section 6.14 Employment Matters. Pinnacle does not have, and has never had, any employees on its payroll.

Section 6.15 Employee Benefit Plans. Pinnacle does not maintain, sponsor or contribute to, and is not required to contribute to, an Employee Benefit Plan. There does not exist now, nor do any circumstances exist that reasonably could be expected to result in any liability of Pinnacle with respect to any Seller Benefit Plan now maintained or previously maintained by any ERISA Affiliate of Pinnacle, other than reimbursements of costs as may be provided in intercompany service agreements among Pinnacle and

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its Affiliates. Without limiting the generality of the foregoing, no plan currently or ever in the past maintained, sponsored, contributed to or required to be contributed to by Pinnacle or any of its current or former ERISA Affiliates is or ever in the past six (6) years was (a) a “multiemployer plan” as defined in Section 3(37) of ERISA, (b) a plan described in Section 413 of the Code, (c) a plan subject to Title IV of ERISA, (d) a plan subject to the minimum funding standards of Section 412 of the Code or Section 302 of ERISA, or (e) a plan maintained in connection with any trust described in Section 501(c)(9) of the Code.

Section 6.16 Midstream Assets.

(a) The gathering systems, processing plants, compressor stations, pipelines, metering stations, treating facilities, and other midstream facilities and related equipment, machinery, storage tanks, fixtures, and supplies and other real, personal and mixed property owned or operated by Pinnacle and its Subsidiaries (collectively, the “Midstream Facilities”) (i) are in good working order and repair (ordinary wear and tear excepted), (ii) have been maintained in accordance with prudent industry standards for midstream operations, (iii) have been maintained in a condition sufficient to conduct operations as currently conducted and (iv) are capable of continuous operations in the Ordinary Course of Business consistent with past practice.

(b) Set forth on Schedule 6.16(b) is a list of all material real property interests (the “Midstream Real Property”) and the Midstream Surface Rights and Rights of Way used in connection with the ownership and operation of the Midstream Facilities as of the Execution Date. All Midstream Facilities are located within the boundaries of the Midstream Real Property and the Midstream Surface Rights and Rights of Way, without any gaps therein. Such Midstream Real Property and Midstream Surface Rights and Rights of Way are valid, binding, and in full force and effect and are sufficient for the current ownership and operation of the Midstream Facilities as of the Execution Date.

(c) The Midstream Assets constitute, in all material respects and subject to Permitted Encumbrances, all of the assets, properties and rights necessary to conduct the operations of the business of Pinnacle and its Subsidiaries as the same are conducted as of the Execution Date.

(d) Pinnacle and its Subsidiaries have good and valid title to all of the Midstream Assets, in each case, free and clear of all Encumbrances, except for (i) Permitted Encumbrances and (ii) Encumbrances securing the Pinnacle Credit Agreement.

(e) Schedule 6.16(e) sets forth, with respect to each gathering system and processing plant included in the Midstream Facilities: (i) the designed capacity thereof, (ii) the permitted capacity thereof (including any applicable regulatory or Permit limitations on throughput, emissions, flaring, or other operational parameters), and (iii) a description of any restrictions or limitations imposed by applicable Permits, Laws, or Pinnacle Material Contracts that would limit or restrict the operation of such gathering system or processing plant at its designed capacity.

(f) Except as set forth on Schedule 6.16(f), there have been no material curtailments in the operations of any gathering system or processing plant included in the Midstream Facilities during the twelve (12) months prior to the Execution Date.

(g) Except as provided on Schedule 6.16(g), (i) other than any items that involve expenditures by Pinnacle or its Subsidiaries that are $500,000 or less (in the aggregate), there are no (A) maintenance or repair requirements with respect to the Midstream Facilities that are currently outstanding, (B) deferred maintenance items with respect to the Midstream Facilities, or (C) capital expenditures that Pinnacle or any of its Subsidiaries is required to make, or reasonably anticipates will be required to make, with respect to the Midstream Facilities within twelve (12) months following the Execution Date in order to maintain the Midstream Facilities in their current

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operating condition or to comply with applicable Laws or Permits and (ii) there are no other outstanding (or proposed) authorizations for expenditure or similar written requests or invoices for funding or participation for capital contributions under any Contract that is binding on Pinnacle or its Subsidiaries that Pinnacle reasonably anticipates will require expenditures in excess of $500,000 per any such authorization for expenditure or similar written request or invoice after the Execution Date. For each item set forth thereon, Schedule 6.16(g) sets forth (i) a description for the relevant expenditure/activity, (ii) the amount spent to-date thereon and (iii) the estimated remaining amount therefor.

(h) There are no material defects, integrity issues, structural deficiencies, or adverse conditions affecting the Midstream Facilities that would reasonably be expected to (i) result in a material interruption, curtailment, or cessation of operations of any Midstream Facility, (ii) require material expenditures to remediate, or (iii) result in a material violation of applicable Law or any applicable Permit.

(i) Set forth on Schedule 6.16(i) is, with respect to each Pinnacle Material Contract that contains a dedication of acreage or production, a description of such dedication, including (i) the acreage or geographic area subject to such dedication, (ii) the type(s) of Hydrocarbons dedicated thereunder, (iii) the term of such dedication (including any renewal or extension provisions), (iv) any minimum volume commitments or minimum revenue commitments associated therewith, and (v) any conditions or requirements for the release of acreage or production from such dedication.

Section 6.17 Regulatory Compliance.

(a) Neither Pinnacle nor any of its Subsidiaries is, or has been at any time during the past five (5) years, subject to the jurisdiction of FERC under the Natural Gas Act, 15 U.S.C. § 717 et seq., or the rules and regulations promulgated thereunder, including as a “natural gas company” as defined therein (except with respect to sales for resale of natural gas made pursuant to a blanket marketing certificate in accordance with 18 C.F.R. Section 284.402). To Sellers’ Knowledge, no facts or circumstances exist that would reasonably be expected to result in a determination by FERC that any gathering system or pipeline included in the Midstream Assets is being engaged in the transportation of natural gas in interstate commerce subject to regulation under the Natural Gas Act.

(b) Pinnacle and each of its Subsidiaries is in compliance in all material respects with all applicable requirements of PHMSA and DOT, including 49 C.F.R. Parts 191, 192, and 199, and all applicable state pipeline safety regulations, including with respect to (i) operator qualification programs, (ii) integrity management programs, (iii) damage prevention programs, (iv) public awareness programs, (v) drug and alcohol testing programs, and (vi) all reporting, recordkeeping, and filing requirements.

(c) Pinnacle and each of its Subsidiaries is in compliance in all material respects with all applicable state pipeline safety, utility, and public utility commission regulations and requirements in each state in which the Midstream Assets are located or operated.

(d) There are no pending or, to Sellers’ Knowledge, threatened regulatory enforcement actions, investigations, audits, or inquiries by FERC, PHMSA, DOT, any state pipeline safety authority, any state public utility commission, or any other Governmental Body against or involving Pinnacle, any of its Subsidiaries, or any of the Midstream Assets.

(e) Pinnacle and each of its Subsidiaries timely filed or submitted all material reports, filings, notifications, and other submissions required by FERC, PHMSA, DOT, any state pipeline safety authority, any state public utility commission, or any other Governmental Body with respect

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to the Midstream Assets, and all such filings were accurate and complete in all material respects when made.

(f) Pinnacle and each of its Subsidiaries are in compliance in all material respects with all applicable International Trade Laws. There are no pending or, to Sellers’ Knowledge, threatened enforcement actions, investigations, audits, or inquiries, by any Governmental Body with respect to a potential violation of any International Trade Laws.

Section 6.18 Permits.

(a) All material Permits held by Pinnacle or any of its Subsidiaries that are required for the ownership, operation, or maintenance of the Midstream Assets are valid and in full force and effect. Pinnacle and its Subsidiaries have been operating the Midstream Assets in material compliance with the terms, conditions, and limitations of all such Permits, and Pinnacle and its Subsidiaries’ current operations do not exceed the operational limits, throughput limits, emission limits, or other conditions of such Permits.

(b) No material Permit is subject to any pending or, to Sellers’ Knowledge, threatened revocation, modification, suspension, limitation, or non-renewal by any Governmental Body, and neither Pinnacle nor any of its Subsidiaries has received any written notice from any Governmental Body indicating an intention to revoke, modify, suspend, limit, or not renew any such Permit.

(c) Pinnacle and its Subsidiaries have all material Permits that are required from any Governmental Body in order for Pinnacle and its Subsidiaries to own, operate, and maintain the Midstream Assets as currently owned, operated, and maintained, or to conduct their respective businesses as currently conducted.

Section 6.19 Liability for Brokers’ Fees. Purchasers shall not directly or indirectly have any responsibility, liability or expense, as a result of undertakings or agreements of CGS Seller or any of its Affiliates, for brokerage fees, finder’s fees, agent’s commissions, financial advisor fees or other similar fees or forms of compensation in connection with this Agreement or any agreement or transaction contemplated hereby.

Section 6.20 Special Purpose. Pinnacle is, and at all times since its formation has been, a special-purpose vehicle organized and operated exclusively for the purpose of acquiring, owning, holding, operating, developing, producing and disposing of the Midstream Assets, together with activities that are customarily incidental or ancillary thereto. Except for the Midstream Assets and any cash or cash-equivalent items, contract rights, permits, proceeds, accounts receivable, and other property or rights arising out of, derived from, or relating to the ownership or operation of the Midstream Assets, Pinnacle does not own any other real, personal, tangible, or intangible property, asset, or right, whether corporeal or incorporeal, legal or beneficial, vested or contingent, wherever located and whether now or hereafter existing, and has not conducted any business other than the business of acquiring, owning, holding, operating, developing, producing and disposing of the Midstream Assets, together with activities that are customarily incidental or ancillary thereto.

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Section 6.21 Imbalances. Except as set forth in Schedule 6.21, there are no imbalances relating to the Midstream Assets (including any fuel, shrink, metering, or similar accounting variances) that would require a cash settlement with a Third Party or any O&G Seller.

Section 6.22 Preferential Rights. Except as set forth on Schedule 6.22, there are no Preferential Rights required to be obtained, or any drag-along right, tag-along right or similar rights in favor of any Person, which may be applicable to the transactions contemplated with respect to the transfer of the Pinnacle Equity to Midstream Purchaser.

Section 6.23 Outstanding Capital Commitments. Except as disclosed on Schedule 6.23, there are no proposed or outstanding binding commitments to make capital expenditures which are binding on Pinnacle or the Midstream Assets, the value of which could reasonably be expected to require expenditures by Pinnacle or its Subsidiaries attributable to the period on or after the Effective Time in excess of One Million Dollars ($1,000,000).

Section 6.24 Environmental Laws. Except as set forth on Schedule 6.24,

(a) CGS Seller has not committed a material violation of any Environmental Laws during its ownership and operation of the assets of Pinnacle and its Subsidiaries, including the Midstream Assets; there are no Proceedings pending, or threatened, with respect to the assets of Pinnacle and its Subsidiaries, including the Midstream Assets, alleging violations of Environmental Laws that would result in a material Environmental Liability to CGS Seller or in a material encumbrance or material loss of value with respect to the Midstream Assets; and CGS Seller has not received any written notice from any Person or Governmental Body of any alleged or actual material violation of any Environmental Law arising from, based upon, associated with or related to the assets of Pinnacle and its Subsidiaries, including the Midstream Assets, or the ownership or operation of any thereof, the subject of which notice is unresolved;

(b) CGS Seller has acquired all material Environmental Permits to conduct operation of the assets of Pinnacle and its Subsidiaries, including the Midstream Assets, all such Environmental Permits are in full force and effect, no Proceeding is pending or threatened to suspend, revoke or terminate any such Environmental Permit or declare any such Environmental Permit invalid, and CGS Seller is in compliance in all material respects with all such Environmental Permits;

(c) there are no outstanding Orders against or affecting the assets of Pinnacle and its Subsidiaries, including the Midstream Assets, involving or relating to Environmental Laws that would result in a material Environmental Liability to CGS Seller or in a material encumbrance or material loss of value with respect to the Midstream Assets;

(d) there has been no release of Hazardous Materials at, on, under, to, or from any of the assets of Pinnacle and its Subsidiaries, including the Midstream Assets, in a manner that would reasonably be expected to give rise to any Environmental Liabilities to CGS Seller; and

(e) on the Execution Date, CGS Seller has made available to Purchasers true and correct copies of all material environmental reports prepared by third-party engineering, consulting or similar firms for or with respect to any material noncompliance with Environmental Laws or release of Hazardous Materials at, on, under, to, or from the assets of Pinnacle and its Subsidiaries, including the Midstream Assets, that are in the possession or control of CGS Seller.

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Section 6.25 Certain Credit Support. Schedule 6.25 sets forth a complete and accurate list of all material cash deposits, guarantees, letters of credit, treasury securities, sureties, security bonds and other forms of credit assurances or credit support, in each case, posted or entered into by or on behalf of Pinnacle or its Subsidiaries, including identification of the agreement for which any of the aforementioned credit support derives.

Section 6.26 Hedge Contracts. Neither Pinnacle nor its Subsidiaries are a party to any Hedges as of the Execution Date, nor have they been a party to any Hedges since the Effective Time.

Section 6.27 Insurance. Schedule 6.27 sets forth (a) a list of all material risk property, general liability, Third Party offsite pollution liability, automobile liability, workers’ compensation and employers’ liability, umbrella/excess liability and directors’ and officers’ liability insurance carried by, held by, or maintained for the benefit of, Pinnacle or its Subsidiaries and (b) a summary of coverages under such policies. As of the Execution Date, all of such policies are in full force and effect and there is no material claim pending under any such policies as to which coverage has been denied by the insurer other than customary indications as to reservation of rights by insurers listed on Schedule 6.27. Neither Pinnacle nor its Subsidiaries is in default under any provisions of any such insurance policy (including any obligation to pay premiums due and payable under such policies) in any material respect, nor has Pinnacle or its Subsidiaries received written notice of cancellation of any insurance policy, nor has Pinnacle or its Subsidiaries failed to timely report any material claim or reportable incident under such insurance policies. Prior to the Execution Date, CGS Seller has provided to Purchasers complete and accurate copies of each policy set forth on Schedule 6.27 (including any amendments, modifications or supplements thereto).

Section 6.28 Bank Accounts; Powers of Attorney. Schedule 6.28 sets forth a true, complete and accurate list of all officers, directors, managers and shareholders of Pinnacle and its Subsidiaries and a true, complete and accurate list of all Persons holding powers of attorney issued by Pinnacle or its Subsidiaries.

Section 6.29 Books and Records. All books and records of Pinnacle and its Subsidiaries are being maintained and, to Sellers’ Knowledge, have been maintained by Pinnacle in accordance with all applicable Law in all material respects and in the Ordinary Course of Business.

Section 6.30 Certain Specified Matters. Except as set forth on Schedule 6.30, there are no Damages that have been incurred by, suffered by, or owing by Pinnacle or its Affiliates caused by, arising out of, related to or resulting from the following matters: (a) any Third Party injury or death or damage of Third Party properties occurring on or with respect to the ownership, use or operation of any Midstream Assets from January 1, 2023 through the Execution Date; (b) any civil fines or penalties or criminal sanctions imposed on Pinnacle or its Subsidiaries or that are binding on the Midstream Assets, to the extent resulting from any pre-Execution Date violation of any Laws; (c) any transportation or disposal of Hazardous Materials from any Midstream Asset to a site that is not a Midstream Asset from January 1, 2023 through the Execution Date, except in compliance with applicable Law or in such a manner and location as has not given or would not reasonably be expected to give rise to a material liability under applicable Law for Pinnacle or its Subsidiaries; (d) any CGS Seller Taxes; or (e) the Excluded Assets.

Section 6.31 Condemnation; Casualty Loss. Neither Pinnacle nor its Subsidiaries has acquired any of the Midstream Assets through the use of eminent domain or condemnation. As of the Execution Date, there is no pending or, to Sellers’ Knowledge, threatened (in writing) taking (whether permanent, temporary, whole or partial) of any part of the Midstream Assets by any Governmental Body by reason of condemnation or the threat of condemnation. As of the Execution Date, there are no pending or, to Sellers’ Knowledge, threatened Casualty Loss with respect to any Midstream Assets of Pinnacle or its Subsidiaries.

(continued)

Section 6.32 No Affiliate Assets. Except as set forth on Schedule 6.32: (a) the Midstream Assets owned or leased by Pinnacle and its Subsidiaries at Closing constitute all of the assets, properties and rights, tangible or intangible, real or personal, that are used or held for use in connection with the conduct of the business and use of the Midstream Assets in the same manner as such historical use and (b) no Affiliate of Pinnacle owns or holds an interest in any material tangible assets or any material access rights that would be required for the Midstream Assets to be owned or maintained in materially the same manner as currently owned and maintained by Pinnacle and its Subsidiaries in the same manner as such ownership and maintenance have been historically conducted.

Section 6.33 Indebtedness. There is no Indebtedness of Pinnacle or its Subsidiaries for which Pinnacle or its Subsidiaries will be bound at or after Closing, other than Indebtedness under the Pinnacle Credit Agreement.

Section 6.34 Data Privacy.

(a) Except as would not, individually or in the aggregate, be material to Pinnacle and its Subsidiaries, Pinnacle owns, leases, licenses, or otherwise has the legal right to use all Business Systems, and such Business Systems are sufficient for Pinnacle’s business as it is currently conducted. Except as would not, individually or in the aggregate, be material to Pinnacle and its Subsidiaries, Pinnacle has caused the implementation of commercially reasonable security, disaster recovery and business continuity procedures and facilities, designed to protect and provide backup, security and disaster recovery for the Business Systems and the data contained therein or transmitted thereby. In the last twelve (12) months preceding the Execution Date, there has not been any material extended service interruption, unauthorized intrusion, breach of the security, or material failure with respect to any of the Business Systems.

(b) Except as would not, individually or in the aggregate, be material to Pinnacle and its Subsidiaries, (i) Pinnacle takes commercially reasonable actions to protect the security and integrity of the Business Systems and the data stored or contained therein or transmitted thereby including by implementing industry standard procedures preventing unauthorized access and the introduction of any virus, worm, Trojan horse or similar disabling code or program (“Malicious Code”), and the taking and storing on-site and off-site of back-up copies of critical data; and (ii) there is no Malicious Code in any of the Business Systems.

(c) Pinnacle and its Subsidiaries are in material compliance with, and, for the last two (2) years, have been in material compliance with, all Data Security Requirements. For the last two (2) years, (i) there have not been any data security breaches, unauthorized access, destruction, damage, disclosure, loss, corruption, or alteration of any Business System or data; (ii) there have been no notices received by Pinnacle relating to any Data Security Requirements; and (iii) Pinnacle has not sent any notices required by Data Security Requirements.

Section 6.35 TID U.S. Business. Neither Pinnacle nor its Subsidiaries are a “TID U.S. business” as defined in 31 C.F.R. § 800.248. In particular, Pinnacle and its Subsidiaries do not (a) produce, design, test, manufacture, fabricate, or develop one or more “critical technologies” as defined in 31 C.F.R. § 800.215, (b) perform functions with respect to “covered investment critical infrastructure” set forth in Appendix A to 31 C.F.R. Part 800, or (c) collect or maintain “sensitive personal data” as defined in 31 C.F.R. § 800.241.

Section 6.36 Absence of Certain Changes. As of the Closing Date, from the Execution Date through the Closing Date, neither CGS Seller, Pinnacle nor its Subsidiaries has taken any action that would require the consent of Purchasers under Section 9.5.

(continued)

Section 6.37 Real Property. Neither Pinnacle nor any of its Subsidiaries owns any real property interests (including surface fee interests, easements, permits, licenses, servitudes, rights of way, and surface leases) or other rights to use the surface, in each case other than those included in the Midstream Assets.

Article 7.
REPRESENTATIONS AND WARRANTIES OF SELLER PARENT

Subject to the provisions of Section 5.1, and the other terms and conditions of this Agreement, Seller Parent represents and warrants to Purchasers, as of the Execution Date and the Closing Date, the matters set out in Section 7.1 through Section 7.5.

Section 7.1 Existence and Qualification. Seller Parent is: (a) a corporation organized, validly existing and in good standing under the Laws of the State of Nevada and (b) duly qualified to do business as a corporation, with full organizational power and authority to conduct its business as it is now being conducted, and to own or use the properties and assets that it purports to own or use, in every jurisdiction in which it is required to qualify in order to conduct its business.

Section 7.2 Power. Seller Parent has the requisite power and authority to enter into and perform this Agreement and each other Transaction Document to be executed by Seller Parent in connection with the transactions contemplated hereby and to consummate the transactions contemplated hereby and thereby.

Section 7.3 Authorization and Enforceability. The execution, delivery and performance of this Agreement and each other Transaction Document to be executed by Seller Parent in connection with the transactions contemplated hereby, and the performance of the transactions contemplated hereby and thereby, have been duly and validly authorized by all necessary corporate action on the part of Seller Parent. This Agreement has been duly executed and delivered by Seller Parent (and all other Transaction Documents required hereunder to be executed and delivered by Seller Parent at Closing will be duly executed and delivered by Seller Parent) and this Agreement constitutes, and at the Closing such documents will constitute, the valid and binding obligations of Seller Parent, enforceable in accordance with their terms except as such enforceability may be limited by applicable bankruptcy or other similar Laws affecting the rights and remedies of creditors generally as well as by general principles of equity (regardless of whether such enforceability is considered in a Proceeding in equity or at Law).

Section 7.4 No Conflicts. Assuming: (x) the receipt of all Consents; (y) the waiver of all Preferential Rights; and (z) compliance with the HSR Act, the execution, delivery and performance of this Agreement and the other Transaction Documents by Seller Parent, and the transactions contemplated hereby and thereby, will not (a) contravene, conflict with or result in a breach of any provision of the Charter Documents of Seller Parent, (b) result in a material default (with due notice or lapse of time or both) or the creation of any Encumbrance, or give rise to any right of termination, cancellation or acceleration under any of the terms, conditions or provisions of any promissory note, bond, mortgage, indenture, loan or similar financing instrument, or other agreement or contract to which Seller Parent is a party, (c) violate any judgment, order, writ, injunction, ruling, or decree applicable to Seller Parent as a party in interest or give any Governmental Body or other Person the right to challenge any of the transactions contemplated hereby, (d) violate any Laws applicable to Seller Parent, except in each case for any matters described in clauses (b), (c) or (d) above which would not have, individually or in the aggregate, a Material Adverse Effect, or (e) except as set forth on Schedule 7.4, require any consent, approval, notification or waiver or other similar action from any Governmental Body or Third Party.

Section 7.5 Liability for Brokers’ Fees. Purchasers shall not directly or indirectly have any responsibility, liability or expense, as a result of undertakings or agreements of Seller Parent or any of its

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Affiliates, for brokerage fees, finder’s fees, agent’s commissions or other similar forms of compensation in connection with this Agreement or any agreement or transaction contemplated hereby.

Article 8.
REPRESENTATIONS AND WARRANTIES OF PURCHASERs

Each Purchaser represents and warrants to Sellers the following as of the Assignment Date and the Closing Date and, solely with respect to Section 8.1(a), Section 8.3, Section 8.4 and Section 8.12, Purchaser Parent represents and warrants to Sellers the following as of the Execution Date and the Closing Date:

Section 8.1 Existence and Qualification.

(a) Purchaser Parent is: (i) a state owned entity duly organized, validly existing and in Good Standing under the Laws of Azerbaijan; (ii) registered as a foreign state owned entity in every jurisdiction in which it is required to register in order to conduct its business and/or own assets in Azerbaijan; and (iii) has duly qualified with full organizational power and authority to conduct its business as contemplated by this Agreement and to own and use the assets owned by Purchaser Parent.

(b) Each Purchaser is: (i) a limited liability company duly organized, validly existing and in good standing under the Laws of the State of Delaware and (ii) as of the Closing Date, duly qualified to do business as a foreign limited liability company, with full organizational power and authority to conduct its business as contemplated by this Agreement and to own and use the Properties to be acquired hereunder, in every jurisdiction in which it is required to qualify in order to conduct its business. Purchaser Parent is an Affiliate of each of the Purchasers.

Section 8.2 Power. Each Purchaser has the requisite power and authority to enter into and perform this Agreement and each other Transaction Document to be executed by such Purchaser in connection with the transactions contemplated hereby and to consummate the transactions contemplated hereby and thereby.

Section 8.3 Authorization and Enforceability. The execution, delivery and performance of this Agreement and each other Transaction Document to be executed by each Purchaser or Purchaser Parent at Closing and all other transaction documents to which each Purchaser or Purchaser Parent is or will be a party, and the performance of the transactions contemplated hereby and thereby, have been duly and validly authorized by all necessary company and Governmental Body action on the part of such Purchaser and Purchaser Parent. This Agreement has been duly executed and delivered by each Purchaser and Purchaser Parent (and all other Transaction Documents and other documents required hereunder to be executed and delivered by such Purchaser or Purchaser Parent at Closing will be duly executed and delivered by such Purchaser or Purchaser Parent) and this Agreement constitutes, and at the Closing such documents will constitute, the valid and binding obligations of each Purchaser and Purchaser Parent, enforceable in accordance with their terms except as such enforceability may be limited by applicable bankruptcy or other similar Laws affecting the rights and remedies of creditors generally as well as by general principles of equity (regardless of whether such enforceability is considered in a Proceeding in equity or at Law).

Section 8.4 No Conflicts. Assuming: (x) the receipt of all Consents; (y) the waiver of all Preferential Rights; and (z) compliance with the HSR Act, the execution, delivery and performance of this Agreement and the other Transaction Documents by each Purchaser, and the transactions contemplated hereby and thereby, will not (a) contravene, conflict with, or result in a violation or breach of any provision of the Charter Documents of such Purchaser or Purchaser Parent, (b) result in a material breach or default (with due notice or lapse of time or both) or the creation of any Encumbrance, or give rise to any right of termination, cancellation or acceleration under any of the terms, conditions or provisions of any promissory note, bond, mortgage, indenture, loan or similar financing instrument, or other agreement or contract to

(continued)

which such Purchaser or any Affiliate of Purchasers is a party or which affects such Purchaser’s or any Affiliate of Purchasers’ assets, (c) violate any judgment, order, writ, injunction, ruling, or regulation applicable to such Purchaser or any Affiliate of Purchasers as a party in interest or give any Governmental Body or other Person the right to challenge any of the transactions contemplated hereby, (d) violate any Laws applicable to such Purchaser or any Affiliate of Purchasers or any of their assets, except any matters described in clauses (b), (c) or (d) above which would not be reasonably likely to impede its ability to consummate the transactions contemplated by this Agreement or by any Transaction Document, or (e) except as set forth on Schedule 8.4, require any consent, approval, notification or waiver or other similar action from any Governmental Body or Third Party except for those already obtained. For the avoidance of doubt, Purchaser Parent has obtained all required corporate and Azerbaijani Governmental Body approvals and consents and no such further approvals or consents are required to consummate the transactions contemplated hereby as Purchaser Parent.

Section 8.5 Liability for Brokers’ Fees. No Seller nor any of its Affiliates shall directly or indirectly have any responsibility, liability or expense, as a result of undertakings or agreements of either Purchaser or any of its Affiliates, for brokerage fees, finder’s fees, agent’s commissions, financial advisor fees or other similar fees or forms of compensation in connection with this Agreement or any agreement or transaction contemplated hereby.

Section 8.6 Litigation. As of the Execution Date, there are no pending, or to Purchasers’ knowledge, threatened in writing Proceedings before (or that would be before) any Governmental Body or arbitrator against either Purchaser or any Affiliate of either Purchaser which may impair either Purchaser’s ability to perform its obligations under this Agreement.

Section 8.7 Financing. At Closing, Purchasers will have sufficient cash, available lines of credit or other sources of immediately available funds (in United States dollars) to enable them to pay the Closing Payment to Sellers’ Representative at the Closing.

Section 8.8 Independent Investigation. Each Purchaser is (or its advisors are) sophisticated, experienced and knowledgeable in the oil and gas business and aware of the risks of that business. Each Purchaser acknowledges and affirms that (a) in making the decision to enter into this Agreement, it has completed and relied solely upon its own independent investigation, verification, analysis and evaluation of the Assets, (b) by the Closing, it will have made all such reviews and inspections of the Assets as it has deemed necessary or appropriate in making the decision to enter into this Agreement and consummate the transactions contemplated hereby and (c) except for the remedies in Articles 3 and 4 and the express representations, warranties, covenants and remedies provided in this Agreement, each Purchaser is acquiring the Assets on an as-is, where-is basis with all faults, and has not relied upon any other representations, warranties, covenants or statements of any Seller in entering into this Agreement.

Section 8.9 Bankruptcy. There are no bankruptcy, reorganization or receivership Proceedings pending against, being contemplated by, or, to Purchasers’ knowledge, threatened against either Purchaser or any Affiliate of Purchaser.

Section 8.10 Qualification. O&G Purchaser shall be, at the Closing, qualified under applicable Laws to own a non-operating working interest in federal and state oil, gas and mineral leases in all jurisdictions where the Assets to be transferred to it are located to the extent such leases are included in the Assets, and the consummation of the transactions contemplated by this Agreement will not cause either Purchaser to be disqualified as such an owner.

(continued)

Section 8.11 Consents. Assuming compliance with the HSR Act and except for consents and approvals arising under the express terms of any Asset and addressed by the other provisions of this Agreement that are triggered by the purchase and sale of the Assets, there are no consents, approvals or restrictions on assignment applicable to either Purchaser that such Purchaser is obligated to obtain or furnish in order to consummate the purchase and sale of Assets contemplated by this Agreement and perform and observe the covenants and obligations of either Purchaser hereunder.

Section 8.12 Investment Intent. Purchaser Parent is an “accredited investor,” as such term is defined in Regulation D of the Securities Act, and is acquiring the Assets for its own account and not with a view to a sale or distribution thereof in violation of the Securities Act, and the rules and regulations thereunder, any applicable state blue sky Laws, or any other applicable securities Laws. Each Purchaser is familiar with the Assets and it is a knowledgeable, experienced and sophisticated investor in the oil and gas business. Each Purchaser understands and accepts the risks and absence of liquidity inherent in ownership of the Assets.

Article 9.
COVENANTS OF THE PARTIES

Section 9.1 Access. Between the Execution Date and continuing until the Closing Date, in addition to Purchasers’ right of access under Section 4.1, subject to the terms of the Confidentiality Agreement, Sellers will give Purchasers and their representatives reasonable access to the Assets, Sellers’ offices, Sellers’ personnel knowledgeable about the Assets, and the Records in Sellers’ possession or control as requested by Purchasers, including providing access to the Records in the Data Room and the right to copy any Records at Purchasers’ expense, for the sole purpose of conducting an investigation of the Assets, but only to the extent that Sellers may do so without violating any applicable Law or obligations to any Third Party and to the extent that Sellers have authority to grant such access without breaching any legal or contractual restriction binding on any Seller or its respective Affiliates; provided that Sellers shall use commercially reasonable efforts to obtain consent or waiver of any such restriction from any such Third Party but shall not be required to incur any costs or liabilities with respect thereto. Such access by Purchasers and their representatives shall be subject to applicable limitations in Section 4.1 and shall be limited to Sellers’ normal business hours, and any weekends and after hours requested by Purchasers that can be reasonably accommodated by Sellers, and Purchasers’ and their representatives’ investigation shall be conducted in a manner that minimizes interference with the operation of the Assets. All non-public information obtained by and access granted to Purchasers, the Environmental Consultant and their respective agents, employees and representatives under this Section 9.1 shall be subject to the terms of Section 9.6 and the terms of the Confidentiality Agreement.

Section 9.2 Further Actions.

(a) From time to time after the Execution Date, upon request of any Party, each Party shall execute, acknowledge and deliver all such other instruments and documents and shall take all such other actions reasonably necessary to confirm and assure the rights and obligations provided for in this Agreement and consummate and make effective the transactions contemplated by this Agreement and the Transaction Documents; provided that no Party shall be required to pay any further consideration or amounts therefor other than expressly provided in this Agreement.

(b) Subject to the terms and conditions herein provided and without limiting the foregoing, Purchasers’ Representative and/or Seller Parent shall (i) promptly, but in no event later than ten (10) Business Days after the Execution Date, file any and all required Notification and

(continued)

Report Forms under the HSR Act and file as promptly as practicable any other filings and/or notification under other applicable Antitrust Laws, with respect to the transactions contemplated by this Agreement, and use their reasonable best efforts to cause the expiration or termination of any applicable waiting periods under the HSR Act or any other Antitrust Law, (ii) use their reasonable best efforts to cooperate with each other in (A) determining whether any filings are required to be made with, or consents, permits, authorizations, waivers, clearances, approvals, and expirations or terminations of waiting periods are required to be obtained from, any Third Parties or other Governmental Bodies in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby and (B) promptly making all such filings and timely obtaining all such consents, permits, authorizations or approvals, (iii) assure that all such filings are in substantial compliance with the requirements of applicable Laws, (iv) make available to the other Party such information as the other Party may reasonably request in order to complete the filings or to respond to information requests by any relevant Governmental Body, subject to applicable Law and reasonable confidentiality restrictions, (v) use reasonable best efforts to respond as promptly as practicable to any request for additional information or documentary material regarding the transactions contemplated hereby reasonably requested by any Governmental Body, (vi) use reasonable best efforts to take all actions necessary to cause all conditions set forth in Article 10 to be satisfied as promptly as practicable, (vii) execute and deliver any additional instruments necessary to fully carry out the purposes of this Agreement and (viii) take, or cause to be taken, all other reasonable actions and do, or cause to be done, all other reasonable things reasonably necessary to consummate and make effective the transactions contemplated hereby. Purchasers’ Representative and Seller Parent shall not (and shall cause their respective Affiliates not to) agree to stay, toll or extend any applicable waiting period under any Antitrust Law, or withdraw or refile any filing under the HSR Act or any other Antitrust Law, without the prior written consent of the other Party, not to be unreasonably withheld, conditioned or delayed.

(c) Purchasers’ Representative and Seller Parent shall cooperate and consult with each other in connection with the making of all registration, filings, notifications, communications, submissions, and any other material actions pursuant to this Section 9.2, and, subject to applicable legal limitations and the instructions of any Governmental Body, Purchasers’ Representative and Seller Parent shall keep each other apprised of the status of matters relating to the completion of the transactions contemplated hereby, including promptly furnishing the other with copies of notices or other material communications received by Purchasers’ Representative and Seller Parent, or any of their Affiliates, from any Third Party and/or any Governmental Body with respect to such transactions. Seller Parent shall bear 50% and Purchasers shall bear 50% of the fees, costs and other expenses associated with any filings pursuant to the HSR Act in connection or otherwise related to the transactions contemplated hereby; provided that Purchasers shall be solely responsible for any filing fees associated with any applicable filing with the Committee on Foreign Investment in the United States (“CFIUS”), if applicable. Subject to applicable Law relating to the exchange of information, Purchasers and Seller Parent shall permit the other Party reasonable opportunity, prior to communicating any material information to any Governmental Body (or members of their respective staffs) in oral or written form, to review in advance and provide comments thereon, and consider in good faith the views of the other Party in connection with, any proposed notifications or filings and any substantive written communications or submissions, and with respect to any such notification, filing, substantive written communication or submission, or any documents submitted therewith to any Governmental Body (or members of their respective staffs). Each Party agrees not to participate in any substantive meeting or discussion, either in person or by telephone, with any Governmental Body in connection with the transactions contemplated hereby unless it consults with the other Party in advance and, to the extent not prohibited or required otherwise by such Governmental Body, gives the other Party the opportunity to attend and participate; provided however that this provision shall not apply to Purchasers’ and/or Purchaser Parent’s discussions with Governmental Bodies of the Republic of Azerbaijan.

(continued)

(d) Each of the Parties shall cooperate in all respects with each other and applicable Governmental Bodies and agrees to use reasonable best efforts to take actions to consummate the transactions contemplated by this Agreement in the most expeditious manner practicable, including: causing the conditions precedent set forth in Article 10 to be satisfied.

(e) Notwithstanding the foregoing or anything contained in this Agreement to the contrary, none of Purchasers, Purchaser Parent, or any of their respective Affiliates shall be required to (i) propose, negotiate, commit to, consent to or effect, by consent decree, hold separate order or otherwise, any sale, divestiture, license, disposition or transfer of any assets, businesses, equity interests or operations of Purchasers, Purchaser Parent, or any of their respective Affiliates; (ii) agree to any restriction, limitation or condition on the ownership, operation or conduct of the business or assets of Purchasers, Purchaser Parent or any of their respective Affiliates, including any behavioral remedy, monitoring obligation or other restriction, (iii) take any action that would reasonably be expected to materially adversely affect the business, assets, or operation or financial condition of Purchasers, Purchaser Parent or any of their respective Affiliates, or (iv) agree to any consent decree, order, undertaking or other arrangement with any Governmental Body in connection with the transactions contemplated hereby that would impose any obligation or restriction of the type described in clauses (i) through (iii) above (each, a “Remedial Action”), if such Remedial Action would individually or in the aggregate reasonably be expected to have a material adverse effect on Purchasers, Purchaser Parent or any of their respective Affiliates, taken as a whole, following the consummation of the transactions contemplated hereby; provided, however, that neither Seller Parent nor any Seller shall be required to become subject to, consent or agree to or otherwise take any such Remedial Actions unless such Remedial Action is conditioned upon consummation of the transactions contemplated by this Agreement. For the avoidance of doubt, this Section 9.2 shall not apply to any filings, information requests, notifications, proceedings, communications or correspondence regarding Taxes.

Section 9.3 Notification of Breaches.

(a) Until the Closing:

(i) Purchasers shall notify Sellers’ Representative promptly after Purchasers obtain actual knowledge that any representation or warranty of any Seller contained in this Agreement is untrue in any material respect or will be untrue in any material respect as of the Closing Date or that any covenant or agreement to be performed or observed by any Seller prior to or on the Closing Date has not been so performed or observed in any material respect; and

(ii) Sellers shall notify Purchasers’ Representative promptly after any Seller obtains actual knowledge that any representation or warranty of either Purchaser contained in this Agreement is untrue in any material respect or will be untrue in any material respect as of the Closing Date or that any covenant or agreement to be performed or observed by any Purchaser prior to or on the Closing Date has not been so performed or observed in any material respect.

(b) If any of Purchasers’ or any Seller’s representations or warranties is untrue or shall become untrue in any material respect between the Execution Date and the Closing Date, or if any of Purchasers’ or any Seller’s covenants or agreements to be performed or observed prior to or on the Closing Date (other than on a specified date) shall not have been so performed or observed in any material respect, but if such breach of representation, warranty, covenant or agreement shall (if curable) be cured by the Closing (or, if the Closing does not occur, by the Outside Date), then such breach shall be considered not to have occurred for all purposes of this Agreement.

(continued)

Section 9.4 Operatorship; Government Filings. Purchasers acknowledge that Sellers and their Affiliates operate the Seller Operated Assets and that certain other O&G Assets may be operated by Third Parties. Sellers shall continue as operator of the Seller Operated Assets following Closing. Purchasers shall promptly, following Closing, file all appropriate or required forms, applications, and permit transfers with federal and state agencies relative to their assumption of ownership of a non-operating working interest in the Assets.

Section 9.5 Operation of Business.

(a) Except (A) as set forth on Schedule 9.5 or for expenditures or operations set forth on Schedule 5.9, (B) as may be required to deal with an emergency to protect life, the environment or property, (C) as otherwise consented to in writing by Purchasers’ Representative, which consent shall not be unreasonably withheld, conditioned or delayed (except with respect to clauses (xi), (xiii), (xiv), (xvii), (xix), (xx), and (xxiii), for which Purchasers’ consent may be given or withheld in their sole discretion), or (D) with respect to Pinnacle and its Subsidiaries, any action taken by or at the direction of Starville Evergreen Holdings, LLC (or its successors or permitted assigns) pursuant to its rights under the Pinnacle LLC Agreement, from the Execution Date until the Closing, Sellers shall, and shall cause Pinnacle and its Subsidiaries and the Tax Partnerships to:

(i) operate the Seller Operated Assets and the Midstream Assets in the Ordinary Course of Business in substantially the same manner as conducted by Sellers in the twelve (12)-month period prior to the Execution Date, as a reasonably prudent operator, and in material compliance with applicable Laws, Leases and Material Contracts;

(ii) maintain, act and carry on its business with respect to the Non-Operated Assets, and manage the Non-Operated Assets, in a manner consistent in all material respects with its past practices as a non-operator, in each case, in substantially the same manner as conducted by Sellers in the twelve (12)-month period prior to the Execution Date, and in material compliance with applicable Laws, Leases and Material Contracts;

(iii) maintain its current insurance coverage on the Assets, if any, maintained by any Seller or its Affiliates that are presently furnished by Third Parties in the amounts and of the types presently in force;

(iv) promptly notify Purchasers’ Representative of any Casualty Loss or emergency with respect to the Assets and of any written notice to or from any Third Party given or received by any Seller with respect to any material Proceeding, curtailment, or claim of breach or termination with respect to any Asset;

(v) not propose, conduct, consent to or elect to participate in any single field operation, or series of related field operations, reasonably anticipated by any Seller to require future capital expenditures by the owner of the Assets in excess of One Million Dollars ($1,000,000) (net to such Seller’s interest in the Assets) or approve or commit to make any capital expenditures for any single field operation or series of related field operations related to the Assets in excess of One Million Dollars ($1,000,000) (net to such Seller’s interest in the Assets); provided, that (1) if Purchasers’ Representative does not consent to an operation necessary to prevent the forfeiture or termination of an Asset, O&G Purchaser may not assert a Title Defect under Article 3 related to such forfeiture or termination, and (2) if a proposed operation is reasonably necessary to protect against loss or damage to any Well, Sellers may proceed with such operation without Purchasers’ Representative’s prior consent;

(continued)

(vi) subject to clause (v), not elect to non-consent any new operation (or fail to elect, the result of which is to non-consent an operation) except as set forth in Section 9.14(f);

(vii) not terminate, materially amend or modify, waive any material right under, or extend any Material Contracts, other than in the Ordinary Course of Business;

(viii) (i) maintain in full force and effect all Leases currently held by production in paying quantities; provided that if such efforts require (in O&G Sellers’ sole discretion) capital expenditures or commitments that exceed the threshold in Section 9.5(a)(v), O&G Sellers shall have no responsibility to conduct such operations unless the consent of Purchasers’ Representative is provided (and if such consent is not provided, no resulting Title Defect may be claimed by O&G Purchaser under Article 3), and (ii) not affirmatively terminate any Leases currently held by production in paying quantities;

(ix) maintain all material existing Governmental Authorizations necessary for any Seller’s ownership of the Assets as currently owned and, with respect to the Seller Operated Assets, necessary for any Seller’s operation of the Assets as currently operated;

(x) maintain the books of account and Records relating to the Assets in the usual, regular, and ordinary manner, in accordance with the usual accounting practices of Sellers;

(xi) not transfer, farmout, sell, hypothecate, encumber, pledge or otherwise dispose of, or enter into any agreement or arrangement to transfer, farmout, sell, hypothecate, encumber, pledge or otherwise dispose of any material Assets except for (A) sales and dispositions of Hydrocarbon production and surplus, damaged or obsolete Equipment made in the Ordinary Course of Business consistent with past practices, (B) the exchange of acreage with Adamas Energy LLC (or its Affiliates) with respect to the Western Haynesville Properties as described on Schedule 9.5(a)(xi), and (C) any acreage exchange or swap transaction whereby an O&G Seller receives a substantially similar or more Net Acres of oil and gas leases than what such O&G Seller relinquished to the applicable Third Party in the transaction; provided that in the case of (B) or (C), (I) the aggregate Net Acres relinquished by the O&G Sellers in all such transactions shall not exceed five percent (5%) of the aggregate Net Acres covered by the Leases as of the Execution Date without the prior written consent of Purchasers’ Representative, which may be given or withheld in its sole discretion, and (II) if any Properties are included in the transaction, then (1) the oil and gas assets that an O&G Seller is assigned become subject to this Agreement and become either Western Haynesville Properties if such assets are located in the Western Haynesville Area or Legacy Properties if such assets are located in the Legacy Area, (2) the Properties included in the transaction will no longer be Properties hereunder and be excluded from this Agreement, and (3) the Parties will execute an amendment to this Agreement to evidence this Section 9.5(a)(xi).

(xii) not relinquish its or its applicable Affiliate’s position as operator with respect to Seller Operated Assets or under any Contract or voluntarily abandon any of the Assets;

(continued)

(xiii) not grant any Preferential Right or Consents (including any Consent Requirement) with respect to any of the Assets, except as set forth in a joint operating agreement, a unit operating agreement or a Lease;

(xiv) not consent to any of the Assets becoming subject to any Encumbrances that would impose any liability on Purchasers or the Assets after the Closing, except for Permitted Encumbrances;

(xv) not initiate, waive, release, assign, settle or compromise any material claim, action or Proceeding relating to the Assets, other than waivers, releases, assignments, settlements or compromises (A) of matters for which Sellers are liable under the terms of this Agreement or (B) that involve only the payment of monetary damages at Sellers’ cost or the performance of obligations solely by Sellers that do not adversely impair the ownership or operation of the Assets following Closing in any material respect;

(xvi) promptly, but in any event, within three (3) Business Days after Sellers obtain knowledge thereof, notify Purchasers’ Representative of any material election that Sellers are required to make under any Contract, specifying the nature and time period associated with such election, and, if Purchasers’ Representative does not respond to Sellers within sufficient time to enable Sellers to timely make such election pursuant to this Section 9.5(a)(xvi), then Sellers shall make such election as would a reasonably prudent lessee or operator;

(xvii) not (A) reclassify, combine, split or subdivide, directly or indirectly, the Pinnacle Equity, or make any other change with respect to Pinnacle’s or its Subsidiaries’ capital structure, (B) directly or indirectly purchase, repurchase, redeem, retire or otherwise acquire Interests of any Person (including Interests of Pinnacle and its Subsidiaries) or any outstanding options, warrants or rights of any kind to acquire any Interests that are convertible into or exchangeable for any Interests in Pinnacle, or (C) form a subsidiary of Pinnacle or its Subsidiaries;

(xviii) not acquire any Interests of any corporation, partnership, limited liability company, other business organization or division thereof or any material amount of assets or properties, or enter into any joint venture, strategic alliance, exclusive dealing, noncompetition or similar contract or arrangement with respect to Pinnacle or its Subsidiaries;

(xix) not adopt any plan or agreement of complete or partial liquidation, dissolution, restructuring, recapitalization, merger, consolidation or other reorganization or otherwise effect any transaction that would alter Pinnacle’s or its Subsidiaries’ corporate structure;

(xx) in the case of Pinnacle and its Subsidiaries only, not (A) incur any Indebtedness or issue any debt securities or assume, guarantee or endorse, or otherwise become responsible (with respect to any Indebtedness) for, the obligations of any Person, or make any loans or advances, other than borrowings, issuances of letters of credit and repayments under the Pinnacle Credit Agreement as in effect on the Execution Date or (B) enter into any Hedges;

(continued)

(xxi) not acquire any material assets in such case limited to Pinnacle and its Subsidiaries;

(xxii) not accelerate receivables or delay payables outside of the Ordinary Course of Business in such case limited to Pinnacle and its Subsidiaries;

(xxiii) not amend or modify any of Pinnacle’s or its Subsidiaries’ Charter Documents or waive any provision thereof;

(xxiv) not (A) make, change or revoke any material Tax election, (B) file any material amended Tax Return or material claim for refund, (C) enter into any closing agreement or request any private letter ruling, technical advice memorandum or other ruling or memorandum related to material Taxes, (D) settle or compromise any material Tax audit, deficiency, assessment or other Proceeding, (E) surrender any right to claim a refund, credit or rebate of material Taxes, (F) consent to any extension or waiver of the statute of limitations period applicable to any material Tax Return or Tax audit, assessment, deficiency or other Proceeding, (G) prepare or file any material Tax Return other than in the Ordinary Course of Business consistent with past practice, (H) incur any material liability for Taxes other than in the Ordinary Course of Business consistent with past practice, (I) enter into any material Tax allocation, sharing, indemnity, receivable or other similar Contract, agreement or arrangement (other than customary provisions of any commercial contract entered into in the Ordinary Course of Business a principal purpose of which does not relate to Taxes) or (J) with respect to Pinnacle and its Subsidiaries and the Tax Partnerships, adopt or change any material Tax accounting method or accounting period; or

(xxv) commit to do any act prohibited by the foregoing clauses (i)-(xxiv).

(b) Purchasers’ Representative’s approval of any action restricted by this Section 9.5 shall be considered granted within ten (10) Business Days (unless a shorter time is reasonably required by the circumstances and such shorter time is specified in Sellers’ written notice) after receipt by Purchasers’ Representative of Sellers’ notice to Purchasers’ Representative requesting such consent unless Purchasers’ Representative notifies Sellers to the contrary during that period. Notwithstanding the foregoing, in the event of an emergency to protect life or property or a serious risk to life, property, or the environment or in the event of an operation imminently required to comply with applicable Law as determined in Sellers’ good faith discretion, any Seller or its applicable Affiliate may take or consent to such action as a prudent operator, or non-operator, as the case may be, would take and without obtaining the prior consent of Purchasers’ Representative; provided that, Sellers shall notify Purchasers’ Representative of such action reasonably promptly thereafter. Except for emergency action that must be taken in the face of serious risk to life, property, or the environment, Sellers have no obligation to undertake any actions with respect to the Assets that are not required of a prudent operator or non-operator in the Ordinary Course of Business.

(c) Purchasers acknowledge that any Seller may own fractional undivided interests in certain of the Assets or in the underlying mineral estate (directly or indirectly) and Purchasers agree that the acts or omissions of the other working interest owners, mineral interest owners, cotenants, partners or any operator who is not affiliated with any Seller shall not constitute a violation of the provisions of Section 9.5(a) nor shall any action required by a vote of working interest or mineral interest owners or partners constitute such a violation so long as such Seller or its applicable Affiliate has voted its interest in a manner consistent with the provisions of this Section 9.5 and has not proposed an action that would be in violation of this Section 9.5.

(continued)

Section 9.6 Indemnity Regarding Access. Each Purchaser, on behalf of itself and the Purchaser Indemnitees and the Environmental Consultant, hereby releases and agrees to indemnify, defend and hold harmless all Seller Indemnitees and the other owners of interests in the Properties from and against any and all Damages, including claims, liabilities, losses, costs and expenses attributable to personal injuries, death, or property damage, to the extent arising out of or relating to any and all access by the Purchaser Indemnitees or the Environmental Consultant to Sellers’ offices, the Assets or the Records (or other related information), or any related activities of the Purchaser Indemnitees prior to Closing, including the matters referenced in Section 4.1 and Section 9.1, EVEN IF CAUSED IN WHOLE OR IN PART BY THE NEGLIGENCE (WHETHER SOLE, JOINT OR CONCURRENT), STRICT LIABILITY OR OTHER LEGAL FAULT OF ANY INDEMNIFIED PARTY, EXCLUDING, HOWEVER, ANY CLAIMS, LIABILITIES, LOSSES, COSTS OR EXPENSES CAUSED BY THE WILLFUL MISCONDUCT OF ANY INDEMNIFIED PARTY. THE PROVISIONS OF THIS SECTION 9.6 SHALL SURVIVE TERMINATION OF THIS AGREEMENT.

Section 9.7 Post-Closing Access to Records. The Parties acknowledge and agree that delivery of the Records to Purchasers shall be deemed to have occurred through Purchasers’ access to the Data Room and Purchasers’ rights to the Records under Section 9.1. Notwithstanding the foregoing, from and after the Closing, Purchasers’ Representative may, upon reasonable prior written request, request access to any Records in Sellers’ physical possession or control, and Sellers shall, at Sellers’ election, either (a) provide Purchasers and their representatives with access to such requested Records at Sellers’ offices during normal business hours, and Purchasers may obtain copies of such Records at Purchasers’ sole cost and expense, or (b) deliver electronic copies of such requested Records to Purchasers’ Representative within ten (10) days after receipt of such request; provided that Sellers shall not be required to provide access to or copies of any Excluded Records or any Records to the extent doing so would violate any applicable Law or obligation of confidentiality to any Third Party.

Section 9.8 Tax Matters.

(a) Allocation of Asset Taxes.

(i) Sellers shall be allocated and bear all Asset Taxes attributable to (A) any Tax period ending prior to the Effective Time and (B) the portion of any Straddle Period ending immediately prior to the Effective Time, and Purchasers shall be allocated and bear all Asset Taxes attributable to (X) any Tax period beginning at or after the Effective Time and (Y) the portion of any Straddle Period beginning at the Effective Time.

(ii) For purposes of determining the allocations described in this Section 9.8(a), (A) Asset Taxes that are attributable to the severance or production of Hydrocarbons (other than such Asset Taxes described in clause (C) below) shall be allocated to the period in which the severance or production giving rise to such Asset Taxes occurred, (B) Asset Taxes that are based upon or related to sales or receipts or imposed on a transactional basis (other than such Asset Taxes described in clause (A) above or (C) below), shall be allocated to the period in which the transaction giving rise to such Asset Taxes occurred, and (C) Asset Taxes that are ad valorem, property or other Asset Taxes imposed on a periodic basis pertaining to a Straddle Period shall be allocated between the portion of such Straddle Period ending immediately prior to the Effective Time and the portion of such Straddle Period beginning at the Effective Time by prorating each such Asset Tax based on the number of days in the applicable Straddle Period that occur before the date on which the Effective Time occurs, on the one hand, and the number of days in such Straddle Period that occur on or after the date on which the Effective Time occurs, on the other hand. For purposes of clause (C) of the preceding sentence, Asset Taxes assessed for a particular period shall be deemed “attributable” to such period notwithstanding that such assessment is based on Hydrocarbon production revenue or value for a prior Tax period.

(continued)

(iii) Purchasers shall send to Sellers a statement that apportions between Purchasers and Sellers in accordance with this Section 9.8(a) the Asset Taxes shown on any Tax Return filed by Purchasers pursuant to Section 9.8(b). Such statement shall be accompanied by proof of Purchasers’ actual payment of such Asset Taxes. Within ten (10) Business Days of receipt of each such statement and proof of payment, Sellers shall reimburse Purchasers for the portion of such Asset Taxes allocated to Sellers in accordance with this Section 9.8(a).

(iv) To the extent the actual amount of an Asset Tax is not known at the time an adjustment is to be made with respect to such Asset Tax pursuant to Section 2.3 or Section 11.4(b), as applicable, the Parties shall utilize the most recent information available in estimating the amount of such Asset Tax for purposes of such adjustment.

(v) To the extent the actual amount of an Asset Tax (or the amount thereof paid or economically borne by a Party) is ultimately determined to be different than the amount (if any) that was taken into account in the final Adjusted Purchase Price, as determined under Section 11.4(b), timely payments will be made from one Party to the other to the extent necessary to cause each Party to bear the amount of such Asset Tax that is allocable to such Party under this Section 9.8(a).

(b) Payment of Taxes; Filing of Tax Returns. Sellers shall be responsible for paying all Asset Taxes that are due and payable on or prior to the Closing Date and shall timely file with the appropriate Governmental Body any and all Tax Returns required to be filed on or prior to the Closing Date with respect to such Asset Taxes, which Tax Returns shall be prepared in a manner that is consistent with the past custom and practice of Sellers, except to the extent otherwise required by applicable Law. After the Closing Date, except as otherwise provided in the JOA, (i) Purchasers shall be responsible for paying all Asset Taxes that become due and payable after the Closing Date and shall file with the appropriate Governmental Body any and all Tax Returns required to be filed after the Closing Date with respect to such Asset Taxes, (ii) Purchasers shall submit each such Tax Return that relates to a Tax period ending on or before the Effective Time or a Straddle Period to Sellers for their review and comment reasonably in advance of the due date therefor, and (iii) Purchasers shall timely file any such Tax Return, incorporating any reasonable comments received from Sellers prior to the due date therefor. The Parties agree that (1) this Section 9.8(b) is intended to solely address the timing and manner in which certain Tax Returns relating to Asset Taxes are filed and such Asset Taxes shown thereon are paid to the applicable Governmental Body, and (2) nothing in this Section 9.8(b) shall be interpreted as altering the manner in which Asset Taxes are allocated to and economically borne by the Parties (except for any penalties, interest or additions to Tax imposed solely as a result of any breach by a Party of its obligations under this Section 9.8(b), which shall be borne solely by such Party).

(c) Transfer Taxes. To the extent that any sales, purchase, transfer, stamp, documentary stamp, registration, use or similar Taxes are imposed on the sale of the Assets under this Agreement (“Transfer Taxes”), such Transfer Taxes shall be borne and timely paid fifty percent (50%) by Purchasers and fifty percent (50%) by Sellers. Sellers will reasonably determine, and Purchasers will reasonably cooperate with Sellers in determining the amount of any such Transfer Taxes, if any, that are due in connection with the transactions contemplated by this Agreement and, if required by applicable Law, Purchasers will pay fifty percent (50%) of any such Transfer Tax to Sellers and Sellers shall remit such Transfer Taxes to the appropriate Governmental Body and any such payment shall not be considered a reduction in the Purchase Price. Any Transfer Tax assessed at a future date against any Seller with respect to the transaction covered herein shall be paid fifty percent (50%) by Purchasers or, if paid by such Seller, Purchasers shall promptly reimburse such Seller for such portion. Sellers and Purchasers shall reasonably cooperate in good faith to minimize, to the extent permissible under applicable Law, the amount of any such Transfer

(continued)

Taxes. Any Tax Returns required to be filed with respect to Transfer Taxes shall be prepared and timely filed by the Party responsible for such filing under applicable Law.

(d) Tax Cooperation. The Parties shall cooperate fully, as and to the extent reasonably requested by the other Party, in connection with the filing of Tax Returns and any audit, litigation, or other Proceeding with respect to Taxes relating to the Assets. Such cooperation shall include the retention and (upon the other Party’s request) the provision of records and information that are relevant to any such Tax Return or audit, litigation or other Proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided under this Agreement. Sellers and Purchasers agree to retain all books and records with respect to Tax matters pertinent to the Assets relating to any Tax period beginning before the Closing Date until the expiration of the statute of limitations of the respective Tax periods, give the other Party reasonable written notice prior to destroying or discarding any such books and records and, if such other Party so requests, allow such other Party to take possession of such books and records and to abide by all record retention agreements entered into with any Governmental Body.

(e) Tax Refunds. The Parties and their respective Affiliates shall reasonably cooperate with the other Party in connection with obtaining any refund of Asset Taxes. If Purchasers receive a refund of Asset Taxes which constitutes an Excluded Asset pursuant to Section 1.3(b), Purchasers shall pay such refund to Sellers within ten (10) Business Days after such receipt, net of any Taxes and reasonable costs or expenses incurred by Purchasers in obtaining such refund, except to the extent that such refund (x) relates to Asset Taxes that constitute Assumed Seller Obligations or were not economically borne by Sellers or their Affiliates, (y) results from the carryback of any Tax attribute from, or payment of Taxes (including estimated Taxes) by Purchasers with respect to, any Tax period (or portion of any Straddle Period) beginning on or after the Effective Time or (z) is required to be paid by Purchasers to a Third Party pursuant to the R&W Policy or any Contract or other agreement or arrangement to which the Assets are subject. Purchasers shall be entitled to any refunds of Asset Taxes that are allocated to Purchasers in accordance with Section 9.8(a) and, if Sellers or any of their Affiliates receive a refund of Asset Taxes to which Purchasers are entitled pursuant to this Section 9.8(e), then Sellers shall forward to Purchasers the amount of such refund within ten (10) Business Days after such receipt, net of any Taxes and reasonable costs or expenses incurred by Sellers in obtaining such refund.

(f) Tax Contests. If, after the Closing Date, a Party receives notice of an audit or administrative or judicial Proceeding with respect to any Asset Taxes for any Tax period ending before or including the Effective Time (a “Tax Contest”), such Party shall notify the other Party’s representative (the Purchasers’ Representative or the Sellers’ Representative, as applicable) within ten (10) days after receipt of such notice. Purchasers may elect to control any Tax Contest; provided, that, if Purchasers so elect, then Purchasers shall (i) keep Sellers’ Representative reasonably informed of the progress of such Tax Contest, (ii) permit Sellers (or Sellers’ counsel) to participate in such Tax Contest, including in meetings with the applicable Governmental Body, and (iii) not settle, compromise or concede any portion of such Tax Contest without the prior written consent of Sellers, which consent shall not be unreasonably withheld, conditioned or delayed. Sellers shall control any Tax Contest that Purchasers do not elect to control; provided, that Sellers shall (x) keep Purchasers’ Representative reasonably informed of the progress of such Tax Contest, (y) permit Purchasers (or Purchasers’ counsel) to participate in such Tax Contest, including in meetings with the applicable Governmental Body, and (z) not settle, compromise or concede any portion of such Tax Contest without the prior written consent of Purchasers, which consent shall not be unreasonably withheld, conditioned or delayed. This Section 9.8(f), and not Section 13.3, shall apply with respect to the conduct of any Tax Contest.

(continued)

(g) Tax Reporting. Sellers shall, and shall cause their Affiliates to, cause (i) Pinnacle and each Tax Partnership to have in effect or otherwise make an election under Section 754 of the Code (and any corresponding or similar election of applicable state or local Tax Law) for the Tax period of Pinnacle or such Tax Partnership, as applicable, that includes the Closing Date, (ii) all items of income, gain, loss, or deduction of Pinnacle and each Tax Partnership for the Tax period of Pinnacle or such Tax Partnership, as applicable, that includes the Closing Date to be allocated based on the interim closing method as of and including the Closing Date pursuant to Section 706 of the Code and the Treasury Regulations promulgated thereunder (and any similar or corresponding provision of state or local Tax Law) and not based on a proration of such items for the entire Tax period and (iii) Pinnacle and its Subsidiaries and each Tax Partnership (or any predecessor thereof) to make a “push out” election under Section 6226(a) of the Code (and any corresponding or similar provision of state or local Tax Law) with respect to any adjustment of any Tax item, or any audit, examination or other Proceeding with respect to Taxes, for any Tax period (or portion thereof) that ends on or before the Closing Date to the extent permitted by applicable Law.

(h) Survival. Notwithstanding anything to the contrary in this Agreement, the covenants and agreements in this Section 9.8 shall survive until thirty (30) days after the expiration of the applicable statute of limitations period.

Section 9.9 Special Warranty of Title. The Conveyances shall contain a covenant of O&G Sellers to warrant Defensible Title to the Leases, Wells, and Units after the Closing from and against the lawful claims of Third Parties arising by, through or under any Seller, but not otherwise (the “Special Warranty”). Notwithstanding anything herein or contained in the Conveyances to the contrary, (a) the Special Warranty shall not survive the Closing and shall terminate on the Closing Date, (b) such termination shall not limit or impair, and shall be disregarded for purposes of, any claim by Purchasers under the R&W Policy for any breach of the Special Warranty, which claim shall be determined as if the Special Warranty had survived the Closing, (c) Purchasers’ sole and exclusive recovery on the Special Warranty shall be limited to the coverage available under the R&W Policy, and (d) no Seller or any of the Seller Indemnitees shall have any liability for the Special Warranty from and after the Closing, whether or not coverage under the R&W Policy is available, sufficient or denied. The Conveyances shall expressly incorporate the limitations set forth in this Section 9.9 and Section 13.4(a) on the face of each Conveyance, such that no Conveyance shall be construed as granting any warranty of title by Sellers that survives the Closing or is enforceable against any Seller. Any reference in this Agreement to Purchasers’ rights under or pursuant to the Special Warranty shall be subject to this Section 9.9.

Section 9.10 Suspended Proceeds. For the avoidance of doubt, all Suspended Proceeds are Excluded Assets and shall be retained by the applicable O&G Seller in its capacity as operator. No O&G Seller shall have any obligation to transfer, remit or otherwise account for any Suspended Proceeds to Purchasers at or after the Closing. Each Purchaser acknowledges and agrees that (a) the applicable O&G Seller shall remain solely responsible for the proper distribution of all Suspended Proceeds to the Person or Persons entitled to receive payment of the same and (b) Purchasers shall have no claim, right or interest in or to any Suspended Proceeds. As used herein, “Legacy Suspended Proceeds” means all monies representing the value or proceeds of production removed or sold from the Legacy Properties and held by an O&G Seller for accounts from which payment has been suspended, including any applicable interest and penalties, net of applicable rights of set-off or recoupment, and “Western Haynesville Suspended Proceeds” means all monies representing the value or proceeds of production removed or sold from the Western Haynesville Properties and held by an O&G Seller for accounts from which payment has been suspended, including any applicable interest and penalties, net of applicable rights of set-off or recoupment (collectively, the “Suspended Proceeds”).

(continued)

Section 9.11 Further Assurances. After the Closing, Sellers and Purchasers each agree to take such further actions and to execute, acknowledge and deliver all such further documents as are reasonably requested by any other Party for carrying out the purposes of this Agreement or of any other Transaction Document delivered pursuant to this Agreement.

Section 9.12 R&W Policy.

(a) The Parties acknowledge and agree that, as of or prior to the Execution Date, Purchasers have received a written commitment from the R&W Insurer to fully bind the R&W Policy in the form attached hereto as Exhibit G effective as of the Closing Date. Notwithstanding the foregoing, for the avoidance of doubt, Purchasers acknowledge and agree that obtaining the R&W Policy is not a condition to Purchasers’ obligation to consummate the transactions provided for in this Agreement.

(b) Following the execution of this Agreement, Purchasers shall use commercially reasonable efforts to bind the R&W Policy. Sellers shall use commercially reasonable efforts to cooperate with Purchasers’ efforts and provide assistance as reasonably requested by Purchasers to obtain and bind the R&W Policy. Purchasers shall cause the R&W Policy to (i) be issued as promptly as reasonably practicable after the Closing on terms and substantially in the form attached hereto as Exhibit G, (ii) name Purchasers as an insured, (iii) insure Purchasers from any breach, or any failure to be true, of the representations and warranties given by Sellers to Purchasers under this Agreement or the Conveyances, including the Special Warranty, and (iv) expressly provide that (A) the insurer(s) issuing such policy expressly waive and agree not to pursue, directly or indirectly, any subrogation, contribution or other rights against any Seller or any of the Seller Indemnitees, except in the case of Damages resulting from Fraud by such Person, (B) the Fraud of any one Person shall not be imputed to any other Person(s), (C) the insurer(s) issuing such policy expressly agrees that no Purchaser Indemnitee shall have the obligation to pursue any claim against any Seller or any of the Seller Indemnitees in connection with any Damages, (D) the Seller Indemnitees are express Third Party beneficiaries of the foregoing waiver of subrogation, and (E) the R&W Policy shall not be amended, modified or otherwise changed in a manner adverse to any Seller or any of the Seller Indemnitees without the prior written consent of Sellers. From and after the Closing, Sellers shall reasonably cooperate to provide Purchasers necessary documentation and access to Sellers’ personnel during normal business hours, upon reasonable prior request and at the sole cost and expense of Purchasers, with respect to any claim under the R&W Policy and Sellers, Sellers’ Affiliates and their respective representatives shall not be entitled to any proceeds of the R&W Policy without the prior written consent of Purchasers’ Representative.

(c) From and after the Execution Date, Purchasers shall not (and shall cause their Affiliates to not) grant any right of subrogation, contribution or other right in a manner inconsistent with Section 9.12(b).

(d) From and after issuance of the R&W Policy, Purchasers agree that they will:

(i) comply with the terms of any post-Closing deliverables set forth in the R&W Policy;

(ii) not amend, modify, or otherwise change or waive any provision of the R&W Policy (or do anything that has a similar effect) in a manner adverse to any Seller or in a manner inconsistent with Section 9.12(b) without the prior written consent of Sellers’ Representative; and

(iii) not terminate the R&W Policy or do anything that causes any right under the R&W Policy not to have full force and effect.

(continued)

(e) The costs and expenses related to the R&W Policy, including the total premium, underwriting costs, brokerage commission, Taxes, and other fees and expenses of such policy, as such costs and expenses are due, shall be borne solely by Purchasers, and Purchasers shall be solely responsible for and shall pay all costs and expenses associated with the R&W Policy when such payments are due.

Section 9.13 Virtual Data Room Contents. Within five (5) Business Days after the Closing Date, Sellers shall deliver or cause to be delivered to Purchasers’ Representative a digital copy of the complete contents of the Data Room as of the Closing Date.

Section 9.14 Pre-Closing Acquisition Activities; Amendments to Initial Development Plan.

(a) Pre-Closing Acquisition Activities. Between the Execution Date and the Closing Date, the O&G Sellers will continue to acquire the oil and gas leases and surface rights in the Western Haynesville Area set forth on Schedule 9.14(a), as well as drill wells, form units and enter into Contracts in the Ordinary Course of Business in the Western Haynesville Area with respect thereto, in each case in accordance with Section 9.5. No later than five (5) Business Days prior to the Scheduled Closing Date, the O&G Sellers shall update Exhibit B-1, Exhibit B-2, Exhibit B-3 and Exhibit B-4 to reflect such activities and shall deliver to O&G Purchaser reasonable supporting documentation therefor, including copies of the applicable leases, assignments, AFEs and Contracts and the acquisition costs paid. O&G Purchaser shall acquire from O&G Sellers an undivided fifteen percent (15%) interest in all Leases, Surface Rights, Wells, Units and Contracts acquired or entered into by O&G Sellers in the Western Haynesville Area during the period from and after the Execution Date that are set forth on Schedule 9.14(a) (or, with respect to Wells, Units and Contracts, relate to the assets set forth on Schedule 9.14(a)) and are reflected in the updated Exhibit B-1, Exhibit B-2, Exhibit B-3 and Exhibit B-4 delivered in accordance with this Section 9.14(a). No asset that is not set forth on (or, with respect to Wells, Units and Contracts, related to the assets set forth on) Schedule 9.14(a) shall be included in the Assets or the updated Exhibits without the prior written consent of O&G Purchaser, which may be given or withheld in its sole discretion.

(b) Allocation of Property Costs for Pre-Closing Acquisitions. The costs incurred by O&G Sellers to acquire and develop the Leases, Surface Rights, Units and Wells that are reflected in the updated Exhibit B-1, Exhibit B-2, Exhibit B-3 and Exhibit B-4 delivered in accordance with Section 9.14(a) shall be included in Property Costs, and O&G Purchaser shall be liable for its pro rata fifteen percent (15%) share of such Property Costs.

(c) Execution Date Wells. Schedule 9.14(c) sets forth (i) all Wells that are scheduled to be drilled by either O&G Seller as of the Execution Date and (ii) the authorization for expenditure or similar cost estimate (each, an “AFE”) associated with each such Well that is known to such O&G Seller as of the Execution Date (each such Well, an “Execution Date Well”). In the event that Closing occurs, O&G Purchaser has agreed to participate in each of the Execution Date Wells and has approved the AFE for each such Execution Date Well.

(continued)

(d) Post-Execution Well Notices.

(i) For any Well (other than an Execution Date Well) that either O&G Seller determines to drill after the Execution Date and prior to the Closing Date (each, a “Post-Execution Well”), such O&G Seller shall provide written notice to Purchasers’ Representative (a “Well Proposal Notice”) no later than ten (10) Business Days prior to the commencement of drilling operations for such Post-Execution Well. Each Well Proposal Notice shall include (A) a description of the proposed Post-Execution Well, including its location, target formation and proposed lateral length, (B) the proposed drilling Unit and the Leases to be included therein, (C) the Surface Rights and Contracts directly related to such Post-Execution Well, (D) the AFE for such Post-Execution Well and (E) such other technical, geological and title information in such O&G Seller’s possession as O&G Purchaser may reasonably request.

(ii) O&G Purchaser shall have ten (10) Business Days following receipt of a Well Proposal Notice to elect whether to participate in the drilling of the applicable Post-Execution Well by delivering written notice to Sellers’ Representative (any such election not to participate, a “Non-Participation Election”). If O&G Purchaser delivers (or is deemed to have delivered pursuant to Section 9.14(d)(iii)) a Non-Participation Election with respect to a Post-Execution Well:

(A) such Post-Execution Well (a “Non-Participation Well”), the drilling Unit associated with such Non-Participation Well, all Leases included in such drilling Unit, and all Surface Rights and Contracts directly related to such Non-Participation Well shall be deemed Excluded Assets and shall not be assigned to O&G Purchaser at Closing; and

(B) the costs to drill such Non-Participation Well and to acquire the Leases and Surface Rights directly related thereto shall be excluded from Property Costs.

(iii) If O&G Purchaser does not deliver a Non-Participation Election within ten (10) Business Days following receipt of a Well Proposal Notice, O&G Purchaser shall be deemed to have delivered a Non-Participation Election with respect to the applicable Post-Execution Well. Only Post-Execution Wells for which O&G Purchaser has delivered written notice of its election to participate, together with the related drilling Unit, Leases, Surface Rights and Contracts, shall be included in the Western Haynesville Assets and assigned to O&G Purchaser at Closing in accordance with Section 9.14(a).

(e) Amendments to the Initial Development Plan.

(i) The Parties have agreed to the Initial Development Plan set forth on Exhibit A-1 to the Joint Development Agreement. If any Post-Execution Well was to be drilled and completed after Closing pursuant to the Initial Development Plan, the Parties agree to execute an amendment to this Agreement, in form and substance reasonably acceptable to O&G Purchaser, in order to update Exhibit A-1 to the form of the Joint Development Agreement to reflect that such Post-Execution Well is no longer a part of the activities to commence with the Initial Development Plan; provided that no such amendment shall increase O&G Purchaser’s cost share, capital commitments or other obligations under the Initial Development Plan or the Joint Development Agreement without O&G Purchaser’s prior written consent.

(continued)

(ii) Seller Parent may provide written notice to O&G Purchaser (each an “Initial Development Plan Amendment Notice”) of proposed amendments to the Initial Development Plan to (A) add a Scheduled Well, (B) change the drilling plans for a Scheduled Well, or (C) change the plans for the activities of an Existing Well (each an “Initial Development Plan Amendment”). Each Initial Development Plan Amendment Notice shall include a reasonably detailed description of the proposed Initial Development Plan Amendment, any revised AFE and such other technical and cost information in Seller Parent’s possession as O&G Purchaser may reasonably request. In the event of an Initial Development Plan Amendment Notice, then O&G Purchaser shall have ten (10) Business Days following receipt of such notice and all requested information to determine on a Well by Well basis if it consents to the proposed amendment for such Well or does not want to participate in the revised activities for a Scheduled Well or an Existing Well. To the extent that O&G Purchaser timely responds and consents in writing to an Initial Development Plan Amendment, then such amendment shall be a part of the Initial Development Plan. To the extent that O&G Purchaser does not timely respond to such Initial Development Plan Amendment Notice or elects not to participate in the revised activities for a Scheduled Well or an Existing Well, then the Parties agree to amend this Agreement to (w) remove such Scheduled Wells or Existing Wells from Exhibit A-2 or Exhibit B-2 as applicable, (x) remove any Leases, Units, Contracts, and Surface Rights directly related to such Scheduled Wells or Existing Wells from Exhibit A-1, Exhibit B-1, Exhibit A-3, Exhibit B-3, Exhibit A-4 and Exhibit B-4 and all such Leases, Wells, Units, Contracts and Surface Rights shall be considered to be Excluded Assets, (y) adjust the Purchase Price downward by the Allocated Values of such Wells and Leases that were removed pursuant to this Section 9.14(e)(ii), together with any Property Costs attributable thereto, and (z) remove the activities for such Scheduled Well or Existing Well from the Initial Development Plan. The Parties agree to execute an amendment to this Agreement in order to update Exhibit A-1 attached to the form of the Joint Development Agreement to reflect the Initial Development Plan as amended in accordance with the terms of this Section 9.14(e)(ii).

(f) Non-Consent Operations.

(i) For each notice of a proposed operation that O&G Sellers receive from a Third Party related to the Properties, O&G Sellers shall notify O&G Purchaser of such proposed operation (each a “Proposed Operation”), together with copies of the applicable authority for expenditure and all other material information received by O&G Sellers with respect thereto, as soon as reasonably practicable but in no case longer than ten (10) Business Days after receipt thereof and in any event no later than five (5) Business Days prior to the deadline for responding to such Proposed Operation. Each O&G Seller shall provide notice of its election to O&G Purchaser to participate or not participate in the Proposed Operation.

(ii) If, between the Execution Date and the Closing Date, any O&G Seller elects not to participate in (or fails to elect to participate in) any Proposed Operation with respect to the O&G Assets and O&G Purchaser elects in writing to participate in such Proposed Operation, then (A) O&G Purchaser shall pay and bear one hundred percent (100%) of such O&G Seller’s share of all costs, expenses and liabilities attributable to such Proposed Operation, in each case solely to the extent incurred from and after such election, (B) such O&G Seller shall assign to O&G Purchaser all of such O&G Seller’s right, title and interest in and to the wellbore of the Well(s) related to such Proposed Operation, together with the rights under the Leases, the related Unit, and the Surface Rights and Contracts, in each case solely insofar and only insofar as the same pertain to such wellbore and the production of Hydrocarbons therefrom (collectively, the “Non-Operated Transfer Properties”), and such O&G Seller shall retain all of its right, title and interest in and to

(continued)

such Leases, Unit, Surface Rights and Contracts except to the extent so assigned, (C) Sellers’ Representative and Purchasers’ Representative shall mutually cooperate to prepare definitive documentation to effectuate the transfer of the Non-Operated Transfer Properties, which documentation shall be based on the form of the Texas Conveyance, the Louisiana Conveyance or the Arkoma Conveyance, as applicable, with such modifications as are necessary to reflect the wellbore-only nature of the Non-Operated Transfer Properties and the terms of this Section 9.14(f)(ii), and otherwise in form and substance mutually agreeable to the Parties; provided, that each Party shall use its good faith efforts to agree upon such documentation, and (D) from and after such assignment, O&G Purchaser shall release, defend, indemnify and hold harmless Sellers and their Affiliates from and against any and all Damages and claims to the extent arising out of, attributable to or relating to the Non-Operated Transfer Properties or such operation, but excluding any Damages and claims to the extent arising out of, attributable to or relating to the ownership or operation of the Non-Operated Transfer Properties prior to the Effective Time, which shall remain the responsibility of Sellers. The Non-Operated Transfer Properties shall be excluded from the calculation of the Purchase Price and any adjustment thereto under Section 2.3.

(iii) If, between the Execution Date and the Closing Date, O&G Purchaser elects in writing not to participate in (or, following receipt of notice in compliance with Section 9.14(f)(i), fails to timely elect to participate in) any Proposed Operation with respect to the O&G Assets in which any O&G Seller elects to participate, then (A) such O&G Seller shall be entitled to one hundred percent (100%) of the interest in such Proposed Operation that would otherwise be attributable to the O&G Assets, including the wellbore of the Well(s) drilled or operated pursuant to such operation, together with the rights under the Leases, the related Unit, and the Surface Rights and Contracts, in each case solely insofar and only insofar as the same pertain to such wellbore and the production of Hydrocarbons therefrom (collectively, the “Seller Retained Non-Consent Properties”), and all production and proceeds therefrom, (B) such O&G Seller shall pay and bear one hundred percent (100%) of the costs, expenses and liabilities attributable to such operation, (C) the Seller Retained Non-Consent Properties shall be Excluded Assets and shall not be assigned to O&G Purchaser at Closing, and the Conveyances shall be modified as necessary to reflect such exclusion, and (D) no adjustment to the Purchase Price shall be made under Section 2.3 or otherwise with respect to the Seller Retained Non-Consent Properties.

Section 9.15 Exhibits; Removal of Assets.

(a) Between the Execution Date and the Closing Date, the Parties shall, and shall cause their respective Affiliates to, use good faith efforts to negotiate and finalize, no later than five (5) Business Days prior to the Scheduled Closing Date, all exhibits, schedules and annexes to the agreements and instruments attached as Exhibits to this Agreement (excluding the Joint Development Agreement (but including the exhibits to the Joint Development Agreement being prepared by the parties during such period), the JOA, the MSA, the Assignment Agreement, the Pledge Agreement and the Marketing Side Letter,) that have not been completed as of the Execution Date, in each case in form and substance reasonably acceptable to Sellers’ Representative and Purchasers’ Representative and consistent with the terms of this Agreement. Upon the Parties’ written agreement on any such exhibit, schedule or annex, the same shall be deemed attached to the applicable agreement or instrument for all purposes hereunder.

(continued)

(b) At any time and from time to time between the Execution Date and the date that is five (5) Business Days prior to the Scheduled Closing Date, O&G Purchaser may, in its sole discretion, elect by written notice to Sellers’ Representative to remove from Exhibit A-1, Exhibit A-2, Exhibit A-3, Exhibit A-4, Exhibit B-1, Exhibit B-2, Exhibit B-3 and/or Exhibit B-4 any Lease, Well, Unit, Contract, Surface Right or other O&G Asset described therein to the extent no Allocated Value is set forth for such O&G Asset on Schedule 2.4(a), Schedule 2.4(b) or Schedule 2.4(c), as applicable (each, a “Removed Asset”). Effective upon delivery of such notice, (a) each Removed Asset shall be deemed an Excluded Asset for all purposes hereunder and shall not be assigned to O&G Purchaser at Closing, (b) the applicable Exhibits shall be deemed amended to delete such Removed Asset, and the Conveyances shall be modified as necessary to reflect such exclusion, and (c) no adjustment to the Purchase Price shall be made under Section 2.3 or otherwise with respect to such Removed Asset; provided that O&G Purchaser shall not bear any Property Costs, upward adjustments to the Purchase Price or other costs, expenses or liabilities attributable to any Removed Asset. O&G Purchaser’s removal of a Removed Asset shall not reduce the Allocated Value of, or otherwise affect, any Well, Well Location or Western Haynesville Undeveloped Acres for which an Allocated Value is set forth on such Schedules.

Section 9.16 Interim Approvals. Between the Execution Date and the Closing Date, Purchaser Parent shall use commercially reasonable efforts to obtain, as promptly as practicable after the Execution Date, the approval set forth on Schedule 9.16 (the “Interim Approval”). Purchaser Parent shall keep Sellers’ Representative reasonably informed of the status of the Interim Approval and shall promptly notify Sellers’ Representative in writing upon obtaining the Interim Approval or upon the Interim Approval being finally denied. If the Interim Approval has not been obtained on or before the Scheduled Closing Date, Sellers’ Representative may terminate this Agreement in accordance with Section 12.1(h).

Article 10.
CONDITIONS TO CLOSING

Section 10.1 Conditions of Sellers to Closing. The obligations of Sellers to consummate the transactions contemplated by this Agreement are subject, at the option of Sellers, to the satisfaction on or prior to the Closing of each of the following conditions:

(a) Representations. The (i) Fundamental Representations of Purchasers shall be true and correct in all respects (other than de minimis inaccuracies), as of the Execution Date and as of the Closing Date (except, in each case, for such representations and warranties that are made as of a specific date, which shall be true and correct in all respects (other than de minimis inaccuracies) as of such specific date), and (ii) other representations and warranties of Purchasers set forth in Article 8 shall be true and correct in all material respects as of the Execution Date and as of the Closing Date as though made on and as of the Closing Date (other than representations and warranties that refer to a specified date, which need only be true and correct in all material respects on and as of such specified date) (provided, however, that to the extent such representation or warranty is qualified by its terms by material adverse effect or any other materiality qualifier, such qualification in its terms shall be inapplicable for purposes of this Section 10.1(a) and the materiality qualification contained in this Section 10.1(a) shall apply in lieu thereof).

(b) Performance. Purchasers shall have performed and observed, in all material respects, all covenants and agreements to be performed or observed by them under this Agreement prior to or on the Closing Date.

(continued)

(c) Pending Litigation. No Proceeding by a Third Party (including any Governmental Body) (i) seeking (A) to restrain, enjoin or otherwise prohibit the consummation of the transactions contemplated by this Agreement or (B) material damages in connection with the transactions contemplated hereby, in each case, shall be pending before any Governmental Body or (ii) have resulted in an injunction, order or award that grants such relief.

(d) Deliveries. Purchasers shall have delivered (or be ready, willing and able to deliver at the Closing) to Sellers duly executed counterparts of the Conveyances and the other Transaction Documents and certificates to be delivered by Purchasers under Section 11.3.

(e) Defects. The sum (without duplication) of (i) all Title Defect Amounts with respect to Title Defects that would be paid into the Title Defect Escrow Account if the Closing occurs as provided for in Section 3.4(c) and Section 3.4(h) (less any Title Benefit Amounts determined pursuant to Section 3.4(g)), plus (ii) all Environmental Defect Amounts with respect to Environmental Defects that would be paid into the Environmental Defect Escrow Account if the Closing occurs as provided for in Section 4.4(a) and Section 4.4(c), plus (iii) the Allocated Value of all Restricted Assets, plus (iv) the Allocated Value of the Casualty Assets shall not exceed an amount equal to fifteen percent (15%) of the Purchase Price (the “Walk Threshold”).

(f) Payment. Purchasers shall be ready, willing and able to pay the Closing Payment.

(g) HSR Act. All waiting periods (and any extensions thereof) under the HSR Act shall have expired or otherwise been terminated.

Section 10.2 Conditions of Purchasers to Closing. The obligations of Purchasers to consummate the transactions contemplated by this Agreement are subject, at the option of Purchasers, to the satisfaction on or prior to the Closing of each of the following conditions:

(a) Representations. The (i) Fundamental Representations of Seller Group shall be true and correct in all respects (other than de minimis inaccuracies), as of the Execution Date and as of the Closing Date (except, in each case, for such representations and warranties that are made as of a specific date, which shall be true and correct in all respects (other than de minimis inaccuracies) as of such specific date), and (ii) other representations and warranties of Seller Group set forth in Article 5, 6, and 7 shall be true and correct in all respects as of the Execution Date and as of the Closing Date as though made on and as of the Closing Date (other than representations and warranties that refer to a specified date, which need only be true and correct on and as of such specified date), except, with respect to this clause (ii), for such breaches, if any, as would not individually or in the aggregate have a Material Adverse Effect (provided, however, that to the extent such representation or warranty is qualified by its terms by Material Adverse Effect or other materiality qualifier, such qualification in its terms shall be inapplicable for purposes of this Section 10.2(a) and the Material Adverse Effect qualification contained in this Section 10.2(a) shall apply in lieu thereof).

(b) Performance. Sellers shall have performed and observed, in all material respects, all covenants and agreements to be performed or observed by them under this Agreement prior to or on the Closing Date; provided that, notwithstanding anything to the contrary in this Agreement, a breach of any covenant contained in Article 9 shall not constitute a failure of the condition set forth in this Section 10.2(b) unless such breach, individually or in the aggregate with all other breaches of covenants within Article 9, (i) has had or would reasonably be expected to have a Material Adverse Effect or (ii) has caused or would reasonably be expected to cause Damages to Purchasers or the Assets that equal or exceed ten percent (10%) of the unadjusted Purchase Price; provided, further, that nothing in this Section 10.2(b) shall limit Purchasers’ right to recover

(continued)

Damages from Sellers for any breach of any covenant within Article 9 in accordance with the terms of this Agreement.

(c) Pending Litigation. No Proceeding by a Third Party (including any Governmental Body) (i) seeking (A) to restrain, enjoin or otherwise prohibit the consummation of the transactions contemplated by this Agreement or (B) material damages in connection with the transactions contemplated by this Agreement, in each case, shall be pending before any Governmental Body or (ii) have resulted in an injunction, order or award that grants such relief (except with respect to Casualty Assets subject to Section 3.6).

(d) Deliveries. Sellers shall have delivered to Purchasers duly executed counterparts of the Conveyances and the other Transaction Documents and certificates to be delivered by Sellers under Section 11.2.

(e) Defects and Preferential Rights. The sum (without duplication) of (i) all Title Defect Amounts with respect to Title Defects asserted by O&G Purchaser in good faith pursuant to Article 3 (less any Title Benefit Amounts determined pursuant to Section 3.4(g)), plus (ii) all Environmental Defect Amounts with respect to Environmental Defects asserted by O&G Purchaser in good faith pursuant to Article 4, plus (iii) the Allocated Value of any Assets subject to Preferential Rights to purchase exercised prior to Closing, plus (iv) the Allocated Value of all Restricted Assets, plus (v) the Allocated Value of the Casualty Assets shall not exceed the Walk Threshold.

(f) HSR Act. All waiting periods (and any extensions thereof) under the HSR Act shall have expired or otherwise been terminated.

(g) Material Consents. Each of the Consents and waivers of the Preferential Rights more particularly described on Schedule 10.2(g) shall have been obtained.

Article 11.
CLOSING

Section 11.1 Time and Place of Closing.

(a) The consummation of the purchase and sale transaction as contemplated by this Agreement (the “Closing”), shall be conducted remotely by exchange of documents and signatures (or their electronic counterparts) to the extent reasonably possible, but if necessary, shall, unless otherwise agreed to in writing by Sellers’ Representative and Purchasers’ Representative, take place at the offices of O’Melveny & Myers LLP at 2801 North Harwood Street, Suite 1600, Dallas, Texas 75201, at 10:00 A.M. Central Time, on (i) the date that is fifty-seven (57) days following the Execution Date (the “Scheduled Closing Date”) or (ii) if all conditions in Article 10 to be satisfied prior to Closing have not yet been satisfied or waived, within five (5) Business Days following the date such conditions have been satisfied or waived, subject to the rights of the Parties under Article 12. All actions to be taken and all documents and instruments to be executed and delivered at Closing shall be deemed to have been taken, executed and delivered simultaneously and, except as permitted hereunder, no actions shall be deemed taken nor any document and instruments executed or delivered until all actions have been taken and all documents and instruments have been executed and delivered.

(b) The date on which the Closing occurs is herein referred to as the “Closing Date.”

(continued)

Section 11.2 Obligations of Seller Group at Closing. At the Closing, upon the terms and subject to the conditions of this Agreement, the Seller Group shall acknowledge and deliver or cause to be acknowledged and delivered to Purchasers or the Escrow Agent, as applicable, among other things, the following:

(a) the Preliminary Settlement Statement, duly executed by Sellers’ Representative;

(b) the Conveyances, in sufficient duplicate originals to allow recording in all appropriate jurisdictions and offices, duly executed by each of O&G Sellers;

(c) letters-in-lieu of division or transfer orders covering the O&G Assets that are prepared and provided by Purchasers and reasonably satisfactory to each O&G Seller to reflect the transactions contemplated hereby, duly executed by the applicable O&G Seller;

(d) duly executed and acknowledged (where applicable) releases and terminations of any mortgages, deeds of trust, security interests, and other similar arrangements (with the exception of Memorandums of Operating Agreements and similar documents filed of record in the ordinary course for the purpose of providing notice to Third Parties of the liens and security interests provided for therein) substantially equivalent thereto put in place by any Seller or its Affiliates and burdening the Assets, other than (i) Permitted Encumbrances and (ii) Encumbrances securing the Pinnacle Credit Agreement, in sufficient counterparts to facilitate recording in each county in which the Assets to be conveyed at Closing are located, as applicable, or (for terminations of financing statements) filing with the Secretary of State in the State where each Seller is organized, in each case, in form and substance reasonably satisfactory to Purchasers;

(e) a certificate duly executed by an authorized officer of each Seller, dated as of Closing, certifying on behalf of such Seller that the conditions set forth in Section 10.2(a) and Section 10.2(b) have been fulfilled;

(f) a valid, properly completed and duly executed IRS Form W-9 of each Seller (or, if such Seller is a disregarded entity for U.S. federal income Tax purposes, its regarded owner for such purposes);

(g) the Joint Development Agreement in the form attached hereto as Exhibit H (the “Joint Development Agreement”) duly executed by each O&G Seller;

(h) the Joint Operating Agreement in the form attached hereto as Exhibit I (the “JOA”) duly executed by each O&G Seller;

(i) the Management Services Agreement in the form attached hereto as Exhibit J (the “MSA”) duly executed by each O&G Seller;

(j) a counterpart of the Assignment Agreement in the form attached hereto as Exhibit L (the “Assignment Agreement”) duly executed by CGS Seller;

(k) (i) the Side Letter to the Pinnacle LLC Agreement in the form attached hereto as Exhibit K-1, duly executed by each of Pinnacle and CGS Seller, and (ii) the Amendment to the Pinnacle LLC Agreement in the form attached hereto as Exhibit K-2, duly executed by each of Pinnacle, CGS Seller and Starville Evergreen Holdings, LLC (collectively, the “Pinnacle Agreements”);

(continued)

(l) the Side Letter with respect to the Pledge Agreement in the form attached hereto as Exhibit P (the “Pledge Side Letter”) duly executed by CGS Seller;

(m) to the extent applicable, assignments, on appropriate forms required by any Governmental Bodies relating to the assignment of the Assets, duly executed and acknowledged by the applicable Seller, in sufficient duplicate originals to allow recording in all appropriate jurisdictions and offices;

(n) a counterpart of joint written instructions to the Escrow Agent to disburse the Deposit (together with all interest accrued thereon) to Purchasers, duly executed by Sellers’ Representative; and

(o) the Marketing Side Letter in the form attached hereto as Exhibit R (the “Marketing Side Letter”) duly executed by Seller Parent.

Section 11.3 Obligations of Purchasers at Closing. At the Closing, upon the terms and subject to the conditions of this Agreement, Purchasers shall deliver or cause to be delivered to Sellers or the Escrow Agent, as applicable, among other things, the following:

(a) a wire transfer of the Closing Payment in same-day funds;

(b) a wire transfer of the Title Defect Escrow Amount (if any) to the Title Defect Escrow Account and the Environmental Defect Escrow Amount (if any) to the Environmental Defect Escrow Account;

(c) the Conveyances, in sufficient duplicate originals to allow recording in all appropriate jurisdictions and offices, duly executed by O&G Purchaser;

(d) the Preliminary Settlement Statement, duly executed by Purchasers’ Representative;

(e) letters-in-lieu of division or transfer orders covering the Assets that are prepared and provided by Purchasers and reasonably satisfactory to Sellers to reflect the transactions contemplated hereby, duly executed by O&G Purchaser;

(f) a certificate duly executed by an authorized officer of each Purchaser, dated as of Closing, certifying on behalf of such Purchaser in its capacity as officer that the conditions in Section 10.1(a) and Section 10.1(b) have been fulfilled;

(g) the Joint Development Agreement duly executed by O&G Purchaser;

(h) the JOA duly executed by O&G Purchaser;

(i) the MSA duly executed by each Purchaser;

(j) the Pinnacle Agreements, duly executed by Midstream Purchaser;

(k) a Pledge Agreement in favor of Wells Fargo Bank, N.A. pledging the Pinnacle Equity pursuant to the Pinnacle Credit Agreement in the form attached hereto as Exhibit M (the “Pledge Agreement”), duly executed by Midstream Purchaser;

(l) the Pledge Side Letter duly executed by Midstream Purchaser;

(continued)

(m) a counterpart of joint written instructions to the Escrow Agent to disburse the Deposit (together with all interest accrued thereon) to Purchasers, duly executed by Purchasers’ Representative; and

(n) the Marketing Side Letter duly executed by an Affiliate of Purchaser Parent.

Section 11.4 Closing Payment and Post-Closing Purchase Price Adjustments.

(a) Not later than five (5) Business Days prior to the Closing Date, Sellers shall prepare and deliver to Purchasers’ Representative, based upon the best information available to Sellers using accrual accounting, a preliminary settlement statement estimating the Adjusted Purchase Price after giving effect to all Purchase Price adjustments set forth in Section 2.3, including estimated amounts through the Closing Date and the Defect Escrow Amount (if any) (the “Preliminary Settlement Statement”), substantially in the form attached hereto as Schedule 11.4 and including each of the line items set forth therein. The estimated amount of the Adjusted Purchase Price set forth in the Preliminary Settlement Statement delivered in accordance with this Section 11.4(a) (or such other amount as agreed upon in writing by the Parties) shall constitute the dollar amount to be paid by Purchasers to Sellers at the Closing (the “Closing Payment”). Until one (1) Business Day before the Closing Date, Purchasers may deliver to Sellers’ Representative a written report containing all changes that Purchasers propose to be made to the Preliminary Settlement Statement, if any, together with reasonable documentation to support such changes and Sellers shall consider such changes in good faith. The Parties shall undertake to attempt to agree in writing on the Preliminary Settlement Statement as soon as possible after Sellers’ receipt of Purchasers’ written report, if any. The Preliminary Settlement Statement, as agreed upon by the Parties, will be used to adjust the Purchase Price at Closing; provided, that if the Parties do not agree upon an adjustment set forth in the Preliminary Settlement Statement, then the amount of such adjustment used to adjust the Purchase Price at Closing shall be that amount set forth in the draft Preliminary Settlement Statement delivered by Sellers to Purchasers’ Representative pursuant to this Section 11.4(a) (with any amendments or modifications thereto that were so agreed between the Parties).

(b) As soon as reasonably practicable after the Closing but not later than one hundred and twenty (120) days following the Closing Date, Sellers shall prepare and deliver to Purchasers’ Representative a statement setting forth the final calculation of the Adjusted Purchase Price and showing the calculation of each adjustment, based, to the extent possible on actual credits, charges, receipts and other items before and after the Effective Time and taking into account all adjustments provided for in this Agreement. Sellers shall, at Purchasers’ request, (i) with respect to Seller Operated Assets, supply reasonable documentation available to or retained by Sellers to support any credit, charge, receipt or other items and (ii) with respect to Non-Operated Assets, supply reasonable documentation in Sellers’ possession or control that was made available to Sellers as a non-operator to support any credit, charge, receipt or other item. As soon as reasonably practicable but not later than the thirtieth (30th) day following receipt of Sellers’ statement hereunder, Purchasers shall deliver to Sellers’ Representative a written report containing any changes that Purchasers propose to be made to such statement. Purchasers may not later contest or submit to the Independent Expert any amounts or adjustments that were not contested in Purchasers’ written report, which amounts or adjustments Purchasers will be deemed to have accepted. If Purchasers do not timely deliver such written report within such thirty (30) day period, Purchasers shall be deemed to agree with the adjustments set forth in Sellers’ statement. The Parties shall undertake to agree on the final statement of the Adjusted Purchase Price no later than one hundred and eighty (180) days after the Closing Date (such final statement that is agreed (or deemed agreed) or determined by the Independent Expert in this Section 11.4(b), the “Final Settlement Statement”). In the event that the Parties cannot agree on the Adjusted Purchase Price within one hundred and eighty (180) days after the Closing Date, the specific disputed items will be automatically referred

(continued)

to an independent expert of the Parties’ choosing with at least ten (10) years of oil and gas accounting experience for arbitration (the “Independent Expert”). If the Parties are unable to agree upon an Independent Expert, then such Independent Expert shall be selected by any Federal District Court or State District Court Judge in Houston, Texas. The Independent Expert shall conduct the arbitration proceedings in Houston, Texas in accordance with the Commercial Arbitration Rules (or any applicable successor rules) of the American Arbitration Association, to the extent such rules do not conflict with the terms of this Section 11.4. The Independent Expert’s determination shall be made within thirty (30) days after submission of the matters in dispute and shall be final and binding on the Parties, without right of appeal, except in the case of Fraud; provided, that disputes relating to any Title Defects or Environmental Defects (including adjustments or remedies to be provided on account thereof) shall be resolved in accordance with Section 3.4(h) and Section 4.4(c), respectively. In determining the proper amount of any adjustment to the Purchase Price, the Independent Expert shall not increase the Purchase Price more than the increase proposed by Sellers in the draft final settlement statement delivered to Purchasers’ Representative pursuant to this Section 11.4(b) nor decrease the Purchase Price more than the decrease proposed by Purchasers in the written report delivered to Sellers’ Representative pursuant to this Section 11.4(b), as applicable. The Independent Expert shall act as an expert for the limited purpose of determining the specific disputed matters submitted by any Party and may not award damages or penalties to any Party with respect to any matter. Each Party shall bear its own legal fees and other costs of presenting its case, and shall bear one-half (1/2) of the costs and expenses of the Independent Expert. Subject to Section 11.4(c), within ten (10) days after the date on which the Parties agree (or are deemed to agree) on the Final Settlement Statement or the Independent Expert finally determines the disputed matters, as applicable, (i) Purchasers shall pay to Sellers’ Representative the amount by which the Adjusted Purchase Price exceeds the Closing Payment or (ii) Sellers shall pay to Purchasers’ Representative the amount by which the Closing Payment exceeds the Adjusted Purchase Price, as applicable. Any post-Closing payment pursuant to this Section 11.4 shall bear interest from the Closing Date to the date of payment at the Agreed Interest Rate. The Final Settlement Statement that is agreed or determined shall be final and binding on the Parties for all purposes under Section 2.3, Section 2.4 and this Section 11.4, and no Party shall be entitled to any further adjustment to the Purchase Price, subject to Section 11.4(c). The date upon which such agreement is reached or upon which the final Adjusted Purchase Price is established (including, for purposes of clarity, pursuant to this Section 11.4, if applicable) shall be herein called the “Final Settlement Date.”

(c) In the event that any Properties are subject to unresolved Title Defects, Environmental Defects, Consent Requirements or Preferential Rights as of the Final Settlement Date, or any unresolved accounting adjustments under Section 2.3 directly related thereto (which for the avoidance of doubt would be resolved by the Independent Expert in accordance with proceedings substantially similar to those provided under Section 11.4(b), mutatis mutandis, except as otherwise agreed or set forth in Section 3.4(h) or Section 4.4(c)), then within ten (10) Business Days after the binding resolution of each such matter pursuant to the terms of this Agreement (or all such matters if agreed by Sellers’ Representative and Purchasers’ Representative), Purchasers and Sellers shall further account and make payments to one another in a manner consistent with Section 2.3 to appropriately reflect the resolution of each such matter, taking into account the adjustments and payments previously made with or reflected in the Final Settlement Statement for the purpose of avoiding duplication.

(d) All payments made or to be made hereunder to Sellers shall be in cash by electronic transfer of immediately available funds in accordance with the wiring instructions provided by Sellers in writing to Purchasers’ Representative. All payments made or to be made hereunder to Purchasers shall be in cash by electronic transfer of immediately available funds in accordance with wiring instructions provided by Purchasers in writing to Sellers’ Representative.

(continued)

Article 12.
TERMINATION

Section 12.1 Termination. Subject to Section 12.2, this Agreement may be terminated:

(a) at any time prior to Closing by the mutual written consent of Sellers’ Representative and Purchasers’ Representative;

(b) by Sellers’ Representative or Purchasers’ Representative if Closing has not occurred on or before the date which is one hundred ten (110) days following the Execution Date (the “Outside Date”); provided, however, that Purchasers’ Representative may by written notice to Sellers’ Representative extend the Outside Date by an additional one hundred eighty (180) days if as of the date that is one hundred ten (110) days after the Execution Date, the condition set forth in Section 10.1(g) or Section 10.2(f) has not been satisfied; provided, further, that the foregoing extension shall not require Purchasers to take any action that Purchasers are not required to take pursuant to Section 9.2; provided, further, that if, as of the Outside Date (as it may have been extended), any Order or Law of a Governmental Body of the Republic of Azerbaijan that would restrain, enjoin or otherwise prohibit the consummation of the transactions contemplated by this Agreement has been proposed, threatened, entered, enacted or promulgated but has not become final and non-appealable or otherwise been resolved, then, unless Sellers’ Representative elects otherwise by written notice to Purchasers’ Representative, the Outside Date shall automatically be extended until the earlier of (A) the date that is ten (10) Business Days after such Order or Law has been withdrawn, vacated, reversed, repealed or otherwise resolved and (B) the date that is ninety (90) days after the Outside Date then in effect, and Purchasers’ Representative shall not be entitled to terminate this Agreement pursuant to this Section 12.1(b) during such extension period (it being understood that nothing in this proviso shall limit Sellers’ Representative’s right to terminate this Agreement pursuant to Section 12.1(g));

(c) by Sellers’ Representative or Purchasers’ Representative if a final non-appealable Order has been entered, or any other Law has been enacted or promulgated, permanently restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated by this Agreement other than an Order that has been entered or Law has been enacted or promulgated, permanently restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated by this Agreement by a Governmental Body of the Republic of Azerbaijan;

(d) by Purchasers’ Representative if (i) Purchasers are not then in material breach of any provision of this Agreement that would give rise to the failure of any of the conditions of Sellers to Closing specified in Section 10.1, (ii) Purchasers are ready, willing and able to proceed to Closing (assuming satisfaction of their conditions to Closing in Section 10.2), and (iii) there has been a breach, inaccuracy in or failure to perform any representation, warranty, covenant or agreement made by any Seller (including, for the avoidance of doubt, any Seller’s refusal or negligent delay to consummate the Closing) pursuant to this Agreement that would give rise to the failure of any of the conditions of Purchasers to Closing specified in Section 10.2; provided that Purchasers’ Representative has provided written notice of such breach or failure to perform to Sellers’ Representative, if curable, and such breach or failure has not been cured by the earlier of (A) ten (10) Business Days after the delivery of such notice and (B) the Outside Date;

(e) by Sellers’ Representative, if (i) Sellers are not then in material breach of any provision of this Agreement that would give rise to the failure of any of the conditions of Purchasers to Closing specified in Section 10.2, (ii) Sellers are ready, willing and able to proceed to Closing (assuming satisfaction of their conditions to Closing in Section 10.1), and (iii) there has been a breach, inaccuracy in or failure to perform any representation, warranty, covenant or agreement

(continued)

made by Purchasers pursuant to this Agreement that would give rise to the failure of any of the conditions of Sellers to Closing specified in Section 10.1 (including, for the avoidance of doubt, any Purchaser’s refusal or negligent delay to consummate the Closing); provided that Sellers have provided written notice of such breach or failure to perform to Purchasers’ Representative, if curable, and such breach or failure has not been cured by the earlier of (A) ten (10) Business Days after the delivery of such notice and (B) the Outside Date; provided, however, that Purchasers’ failure to take any action that Purchasers are not required to take pursuant to Section 9.2 shall not constitute a breach of this Agreement for purposes of this Section 12.1(e);

(f) by Sellers’ Representative, if Purchasers fail to pay the Deposit to the Escrow Agent within three (3) Business Days of the Execution Date as contemplated in Section 2.2;

(g) by Sellers’ Representative if a final non-appealable Order has been entered, or any other Law has been enacted or promulgated, permanently restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated by this Agreement by a Governmental Body of the Republic of Azerbaijan; or

(h) by Sellers’ Representative, (i) at any time after the Scheduled Closing Date, if Purchaser Parent has not obtained the Interim Approval on or before the Scheduled Closing Date as contemplated in Section 9.16 or (ii) if as of the Execution Date, the statement set forth in Section 1.6 is not true and correct in any respect.

provided, however, that termination under clauses (b), (c), (d), (e), (f), (g) or (h) shall not be effective until the Party electing to terminate has delivered written notice to the other Party of its election to so terminate. Notwithstanding the foregoing, if a Party’s failure to perform or observe any of its covenants or obligations under this Agreement, or the inaccuracy of any of its representations, has been the cause of, or shall have resulted in, the failure of Closing to occur on or prior to the Outside Date because the conditions to the other Party’s obligation to perform at Closing in Article 10 have not been satisfied, the defaulting Party shall not be entitled to exercise any right of termination under this Section 12.1. For the avoidance of doubt, Purchasers shall not be deemed to have caused or contributed to the failure of the conditions set forth in Section 10.1(g) or Section 10.2(f) solely as a result of Purchasers’ failure to take any Remedial Action that Purchasers are not required to take pursuant to Section 9.2(e); provided, however, if Purchasers are required by Section 9.2 to take certain action (including responding to any request for additional information from any Governmental Body or defending any litigation or other Proceeding pursuant to Section 9.2(d)) and fail to do so, Purchasers shall be deemed to be in breach of this Agreement.

Section 12.2 Effect of Termination. If this Agreement is validly terminated pursuant to Section 12.1, except as set forth in this Section 12.2 or Section 12.3, this Agreement shall become void and of no further force or effect (except for the Confidentiality Agreement, the provisions of Sections 9.6, 12.2, 12.3, 13.6, 14.1, 14.2, 14.3, 14.5, 14.6, 14.7, 14.9, 14.10, 14.12, 14.13, 14.14, 14.15, 14.16, 14.17, 14.18 14.19, 14.20, 14.21 and 14.22 all definitions of capitalized terms (including those in Article 15) and other terms insofar as required for the interpretation or application of such referenced provisions and all disclaimers herein, all of which shall survive such termination and continue in full force and effect in accordance with their respective terms) and the transactions contemplated hereby shall be abandoned without any further action or liability to any Party or its respective Indemnitees, and following such termination, Sellers shall be free immediately to enjoy all rights of ownership of the Assets and to sell, transfer, encumber or otherwise dispose of the Assets to any Person without any restriction under this Agreement; provided, however, that the distribution of the Deposit following any termination of the Agreement shall be governed exclusively by Section 12.3.

(continued)

Section 12.3 Distribution of Deposit Upon Termination.

(a) If this Agreement is terminable by Sellers’ Representative pursuant to Section 12.1(e), and Sellers have performed (or with respect to covenants to be performed at Closing, are ready, willing and able to perform) all of their agreements and covenants contained herein in all material respects which are to be performed or observed prior to or at the Closing, then Sellers’ Representative may terminate this Agreement and, upon such termination (or upon any other termination of this Agreement by any Party at a time when this Agreement is so terminable by Sellers’ Representative pursuant to Section 12.1(e), regardless of the provision of Section 12.1 under which such termination is effected), (i) within two (2) Business Days after such termination, Sellers’ Representative and Purchasers’ Representative shall deliver joint written instructions to the Escrow Agent directing it to release the Deposit to Sellers, and Sellers shall be entitled to the Deposit (including all interest earned thereon) as liquidated damages as Sellers’ sole and exclusive remedy for any breach or failure to perform by Purchasers under this Agreement, except for the indemnities provided in Section 9.6, and (ii) all other rights and remedies arising under this Agreement (except for the provisions that survive pursuant to Section 12.2, which shall remain in full force and effect) are hereby expressly waived by Sellers. Sellers and Purchasers agree upon the Deposit as liquidated damages due to the difficulty and inconvenience of measuring actual damages and the uncertainty thereof, and Sellers and Purchasers agree that such amount would be a reasonable estimate of Sellers’ loss in the event of any such breach or failure to perform by Purchasers and does not constitute a penalty. For the avoidance of doubt, no failure by Purchasers to take any action that Purchasers are not required to take pursuant to Section 9.2 shall constitute a breach or failure to perform by Purchasers for purposes of this Section 12.3(a).

(b) If this Agreement is terminable by Purchasers’ Representative pursuant to Section 12.1(d), and Purchasers have performed (or with respect to covenants to be performed at Closing, are ready, willing and able to perform) all of their agreements and covenants contained herein in all material respects which are to be performed or observed prior to or at the Closing, then Purchasers’ Representative may terminate this Agreement and (i) within two (2) Business Days after such termination, Sellers’ Representative and Purchasers’ Representative shall deliver joint written instructions to the Escrow Agent directing it to release the Deposit (including all interest thereon) to Purchasers, (ii) Seller Parent shall pay Purchasers a termination fee of One Hundred Sixty-Five Million U.S. Dollars ($165,000,000) as liquidated damages due to the difficulty and inconvenience of measuring actual damages and the uncertainty thereof, and (iii) the Seller Group and Purchasers agree that such amount would be a reasonable amount of Purchasers’ loss in the event of any such breach or failure to perform by Sellers and does not constitute a penalty. Such termination fee shall be Purchasers’ sole and exclusive remedy for any breach or failure to perform by Sellers under this Agreement, and all other rights and remedies arising under this Agreement (except for the provisions that survive pursuant to Section 12.2, which shall remain in full force and effect) are hereby expressly waived by Purchasers’ Representative.

(c) If this Agreement is terminated by Sellers’ Representative or Purchasers’ Representative for reasons other than those set forth in Section 12.1(d), Section 12.1(e), Section 12.1(f) or Section 12.1(h) (and other than any termination to which Section 12.3(a) applies), then within two (2) Business Days after such termination, Sellers’ Representative and Purchasers’ Representative shall deliver joint written instructions to the Escrow Agent directing it to immediately release the Deposit to Purchasers; provided that, for the avoidance of doubt, a termination pursuant to Section 12.1(b) resulting from the failure of the condition set forth in Section 10.1(g) or Section 10.2(f) to be satisfied shall constitute a termination for purposes of this Section 12.3(c), except to the extent Purchasers have materially breached their obligations under Section 9.2; provided, however, that Purchasers shall not be deemed to have breached Section 9.2 solely as a result of declining to take any Remedial Action that Purchasers are not expressly

(continued)

required to take pursuant to Section 9.2(e). Upon Purchasers’ receipt of the Deposit pursuant to this Section 12.3(c), no Party shall have any other right or remedy against any other Party hereunder.

(d) If this Agreement is terminated by Sellers’ Representative pursuant to Section 12.1(f), then (i) to the extent any portion of the Deposit has been deposited with the Escrow Agent, within two (2) Business Days after such termination, Sellers’ Representative and Purchasers’ Representative shall deliver joint written instructions to the Escrow Agent directing it to release such portion (including all interest earned thereon) to Sellers, and (ii) within five (5) Business Days after such termination, Purchasers shall pay to Sellers’ Representative, by wire transfer of immediately available funds, an amount equal to the Deposit less any amount released to Sellers under the foregoing clause (i), in each case as liquidated damages, which amounts shall constitute Sellers’ sole and exclusive remedy for such termination (except for the indemnities provided in Section 9.6 and the provisions that survive pursuant to Section 12.2). The Parties agree that such amount is a reasonable estimate of Sellers’ loss resulting from Purchasers’ failure to fund the Deposit and does not constitute a penalty, and that the payment obligation under this Section 12.3(d) constitutes a Purchaser Guaranteed Obligation.

(e) If this Agreement is terminated by Sellers’ Representative pursuant to Section 12.1(h), then within two (2) Business Days after such termination, Sellers’ Representative and Purchasers’ Representative shall deliver joint written instructions to the Escrow Agent directing it to release the Deposit (including all interest earned thereon) to Sellers as liquidated damages, which shall constitute Sellers’ sole and exclusive remedy for such termination and for any failure to obtain the Interim Approval or any approval under Section 1.6 (except for the indemnities provided in Section 9.6 and the provisions that survive pursuant to Section 12.2), and all other rights and remedies arising under this Agreement are hereby expressly waived by Sellers. The Parties agree that such amount is a reasonable estimate of Sellers’ loss resulting from the failure to obtain the Interim Approval and does not constitute a penalty.

Article 13.POST-CLOSING OBLIGATIONS; INDEMNIFICATION; LIMITATIONS; DISCLAIMERS AND WAIVERS

Section 13.1 Receipts and Invoices.

(a) Except as otherwise provided in this Agreement, any production of Hydrocarbons from or attributable to the Assets (and all products and proceeds attributable thereto) and any other income, proceeds, receipts and credits attributable to the Assets which are not reflected in the adjustments to the Purchase Price following the Final Settlement Date shall be treated as follows: (i) all production from or attributable to the Assets (and all products and proceeds attributable thereto) and all other income, proceeds, receipts and credits earned with respect to the Assets to which Purchasers are entitled under Section 1.4 shall be the sole property and entitlement of Purchasers, and, to the extent received by Sellers, Sellers shall fully disclose, account for and remit the same to Purchasers’ Representative within five (5) Business Days of Sellers’ receipt of the same, and (ii) all production from or attributable to the Assets (and all products and proceeds attributable thereto) and all other income, proceeds, receipts and credits earned with respect to the Assets to which Sellers are entitled under Section 1.4 shall be the sole property and entitlement of Sellers and, to the extent received by Purchasers or any Affiliate of Purchasers, Purchasers shall fully disclose, account for and remit the same to Sellers’ Representative within five (5) Business Days of Purchasers’ or Purchasers’ Affiliate’s receipt of the same. Except to the extent accounted for in the Final Settlement Statement, (A) Sellers shall be entitled to receive all refunds and credits pertaining to Property Costs for which Purchasers or any Affiliate of Purchasers received a downward adjustment under Section 2.3(a)(viii) and (B) Purchasers shall be entitled to receive all refunds and credits pertaining to Property Costs for which Sellers or any Affiliate of Sellers received an upward adjustment under Section 2.3(a)(vii).

(continued)

(b) Notwithstanding any other provisions of this Agreement to the contrary, Sellers shall be entitled to receive and retain (and Purchasers shall not be entitled to any decrease to the Purchase Price in respect of) all overhead charges they have collected, billed or which shall be billed later, relating to the Seller Operated Assets and relating to the period from the Effective Time to the date Sellers relinquish operatorship of the applicable Seller Operated Assets, even if after the date of Closing.

(c) If after the Final Settlement Date, (i) any Party pays monies for Property Costs that are the obligation of another Party, then such other Party shall, within ten (10) Business Days after the end of the month in which the applicable invoice and proof of payment of such invoice were received, reimburse the Party that paid such Property Costs, (ii) a Party receives an invoice of a Property Cost that is owed by another Party, such Party receiving the invoice shall promptly forward such invoice to the Party obligated to pay the same, and (iii) an invoice or other evidence of a Property Cost is received by a Party, which is partially an obligation of both Sellers and Purchasers, then the Parties shall consult with each other, and each Party shall promptly pay its portion of such obligation to the obligee.

Section 13.2 Assumption and Indemnification.

(a) Assumed Seller Obligations. Without limiting Purchasers’ rights to indemnity under this Article 13, Purchasers’ rights (and Sellers’ obligations) under any Transaction Document or the R&W Policy, the Special Warranty, Purchasers’ remedies for Title Defects and Environmental Defects under this Agreement and the obligations of Sellers with respect to Consent Requirements and Preferential Rights under this Agreement, and except for the Specified Liabilities, on and effective as of the Closing Date, O&G Purchaser shall assume and hereby agrees to perform, pay and discharge (or cause to be performed, paid or discharged) the obligations and liabilities of Sellers, known or unknown, with respect to the O&G Assets, to the extent and solely to the extent such obligations or liabilities arose at or after the Effective Time, including (i) obligations to furnish makeup gas according to the terms of applicable gas sales, gathering or transportation Contracts, (ii) gas balancing obligations and other obligations arising from Imbalances, (iii) obligations to pay Property Costs and other costs and expenses attributable to the ownership or operation of the Assets, (iv) obligations to pay working interests, royalties, overriding royalties and similar burdens on, payable out of or measured by the production of Hydrocarbons, in each case, in respect of the O&G Assets (other than any obligation to pay Suspended Proceeds, which shall be retained by O&G Sellers as Excluded Assets), (v) obligations to plug, remove, dispose or abandon and reclamation of wells, equipment, facilities, platforms and pipelines, and to dismantle structures, and to restore and/or remediate the Assets in accordance with applicable agreements, Leases or Laws (including Environmental Laws), including as to expired lands or depths previously covered by any Property and whether or not any Lease has terminated in whole or in part, (vi) Asbestos and Related Liabilities, (vii) any claims regarding the general method, manner or practice of calculating or making royalty payments (or payments for overriding royalties or similar burdens on production) with respect to the Properties, (viii) Asset Taxes, and (ix) the obligations applicable to or imposed on the applicable Seller as the lessee or a contractual party under the Leases, Surface Rights and Contracts, in each case to the extent arising at or after the Effective Time (all of said obligations and liabilities, except for the Specified Liabilities and subject to the exclusions below, herein being referred to as the “Assumed Seller Obligations”), provided, however, that the Assumed Seller Obligations do not include and O&G Purchaser does not assume any Specified Liabilities.

(continued)

(b) Sellers’ Indemnification Rights. Except for Damages for which Sellers are required to indemnify Purchaser Indemnitees under Section 13.2(c) at the time an applicable Claim Notice is provided to Sellers, from and after Closing, subject to the limitations in this Agreement, Purchasers shall indemnify, defend and hold harmless Seller Indemnitees from and against all Damages incurred or suffered by Seller Indemnitees caused by, arising out of or resulting from (the “Purchaser Indemnity Obligations”):

(i) the Assumed Seller Obligations;

(ii) any Purchaser’s breach of any of such Purchaser’s covenants or agreements in this Agreement or in any Transaction Document; or

(iii) any breach of any representation or warranty made by any Purchaser contained in Article 8 of this Agreement or in the certificate delivered by such Purchaser at Closing pursuant to Section 11.3(f).

EVEN IF SUCH DAMAGES ARE CAUSED IN WHOLE OR IN PART BY THE NEGLIGENCE (WHETHER SOLE, JOINT OR CONCURRENT), STRICT LIABILITY OR OTHER LEGAL FAULT OF SELLER INDEMNITEES.

(c) Purchasers’ Indemnification Rights. From and after Closing, Sellers shall indemnify, defend and hold harmless Purchaser Indemnitees against and from all Damages incurred or suffered by Purchaser Indemnitees to the extent caused by, arising out of or resulting from (the “Seller Indemnity Obligations”):

(i) the Specified Liabilities; or

(ii) any Seller’s breach of any of such Seller’s covenants or agreements in this Agreement or in any other Transaction Document.

EVEN IF SUCH DAMAGES ARE CAUSED IN WHOLE OR IN PART BY THE NEGLIGENCE (WHETHER SOLE, JOINT OR CONCURRENT), STRICT LIABILITY OR OTHER LEGAL FAULT OF PURCHASER INDEMNITEES.

(d) Notwithstanding anything to the contrary contained in this Agreement, from and after Closing, except in the case of Fraud by any Seller, Purchasers’ and Purchaser Indemnitees’ sole and exclusive remedy against Sellers and any of the Seller Indemnitees with respect to this Agreement, any breach of the representations, warranties, covenants and agreements of any of the Seller Indemnitees contained herein, or the affirmations of such representations, warranties, covenants and agreements contained in the certificates delivered by any of the Seller Indemnitees at Closing pursuant to Section 11.2(e) are (i) Purchasers’ rights under the R&W Policy, (ii) the rights to indemnity from Sellers set forth in Section 13.2(c), as limited by the terms of this Article 13, (iii) the right to specific performance for the breach or failure of any Seller to perform any covenants required to be performed after Closing and (iv) the rights of either Purchaser under the Pinnacle LLC Agreement, the Joint Development Agreement, the JOA, the MSA and the Pinnacle Agreements.

(continued)

EXCEPT FOR THE REMEDIES IDENTIFIED IN THIS Section 13.2(d), PURCHASERS (ON BEHALF OF THEMSELVES, EACH OF THE OTHER PURCHASER INDEMNITEES AND THEIR RESPECTIVE INSURERS AND SUCCESSORS IN INTEREST) WAIVE ALL CLAIMS AND CAUSES OF ACTION AGAINST, RELEASE, REMISE AND FOREVER DISCHARGE THE SELLER INDEMNITEES FROM ANY AND ALL DAMAGES WHATSOEVER, IN LAW OR IN EQUITY, KNOWN OR UNKNOWN, WHICH SUCH PERSONS MIGHT NOW OR SUBSEQUENTLY MAY HAVE, BASED ON, RELATING TO OR ARISING OUT OF THIS AGREEMENT, THE ASSUMED SELLER OBLIGATIONS, OR THE CONDITION, QUALITY, STATUS OR NATURE OF THE ASSETS AS OF THE CLOSING DATE, INCLUDING, WITHOUT LIMITATION, RIGHTS TO CONTRIBUTION UNDER THE COMPREHENSIVE ENVIRONMENTAL RESPONSE, COMPENSATION, AND LIABILITY ACT OF 1980, AS AMENDED AND OTHER ENVIRONMENTAL LAWS, BREACHES OF STATUTORY OR IMPLIED WARRANTIES, NUISANCE OR OTHER TORT ACTIONS, STATUTORY RIGHTS AND CLAIMS, RIGHTS TO PUNITIVE DAMAGES AND COMMON LAW RIGHTS OF CONTRIBUTION, RIGHTS UNDER AGREEMENTS OR INSTRUMENTS OR ARISING AT LAW OR IN EQUITY BETWEEN ANY SELLER AND ANY PERSONS WHO ARE AFFILIATES OF SUCH SELLER, RIGHTS UNDER BONDS (INCLUDING CREDIT SUPPORT) AND RIGHTS FROM INDEMNITORS OR UNDER INSURANCE MAINTAINED BY ANY SELLER OR ANY PERSON WHO IS AN AFFILIATE OF ANY SELLER, EVEN IF CAUSED IN WHOLE OR IN PART BY THE NEGLIGENCE (WHETHER SOLE, JOINT, GROSS OR CONCURRENT, BUT EXCLUDING WILLFUL MISCONDUCT), OF ANY RELEASED PERSON.

(e) “Damages”, for purposes of this Agreement, shall mean the amount of any actual liability, loss, cost, diminution in value, expense, claim, demand, notice of violation, investigation by any Governmental Body, administrative or other Proceeding, payment, charge, obligation, fine, penalty, deficiency, award or judgment incurred or suffered by any Indemnified Party arising out of or resulting from the indemnified matter, including reasonable fees and expenses of attorneys, consultants, accountants or other agents and experts reasonably incident to matters indemnified against, and the costs of investigation and/or monitoring of such matters, and the costs of enforcement of the indemnity; provided, however, that no Purchaser Indemnitee shall be entitled to indemnification under this Section 13.2 for Damages that constitute (i) Damages that are waived or not recoverable under Section 14.16 or (ii) Damages that are included within a liability, loss, cost, expense or similar item for which there is an adjustment to the Purchase Price under Section 2.3 but only to the extent of such adjustment or a remedy under Article 3 or Article 4.

(f) Notwithstanding any other provision of this Agreement or a document to be delivered hereto to the contrary, any claim for indemnity to which a Seller Indemnitee or Purchaser Indemnitee is entitled must be asserted by and through Sellers or Purchasers, respectively.

(g) The amount of any Damages for which an Indemnified Party is entitled to indemnity under Article 13 shall be reduced by the amount of insurance proceeds realized by the Indemnified Party or its Affiliates with respect to such Damages (net of any collection costs and excluding the proceeds of any insurance policy issued or underwritten by the Indemnified Party or its Affiliates). Upon the request of the Indemnifying Party, the Indemnified Party shall provide the Indemnifying Party with information sufficient to allow the Indemnifying Party to calculate the amount of the indemnity payment in accordance with this Agreement. An Indemnified Party shall take all reasonable steps to mitigate damages in respect of any Damages for which it is seeking indemnification and shall use commercially reasonable efforts to avoid costs or expenses associated with such Damages and, if such costs and expenses cannot be avoided, to minimize the amount thereof.

(continued)

(h) Any liability for indemnification hereunder shall be determined without duplication of recovery by reason of the same state of facts giving rise to such liability either constituting a breach of more than one representation, warranty, covenant, or agreement herein or covered by an obligation of indemnity hereunder.

Section 13.3 Indemnification Actions. All claims for indemnification under Section 13.2 shall be asserted and resolved as follows:

(a) For purposes of this Article 13, the term “Indemnifying Party” when used in connection with particular Damages shall mean the Party having an obligation to indemnify another Person or Persons with respect to such Damages pursuant to this Article 13, and the term “Indemnified Party” when used in connection with particular Damages shall mean the Person or Persons having the right to be indemnified with respect to such Damages by another Party pursuant to this Article 13, subject to Section 13.2(f).

(b) To make a claim for indemnification under Article 13, an Indemnified Party shall notify (the “Claim Notice”) the Indemnifying Party of its claim under this Section 13.3, including the specific details of and specific basis under this Agreement for its claim and a good faith estimate of the actual and reasonably expected potential Damages for which it is entitled to be indemnified hereunder. In the event that the claim for indemnification is based upon a claim by a Third Party against the Indemnified Party (a “Third Party Claim”), the Indemnified Party shall provide its Claim Notice promptly after the Indemnified Party has actual knowledge of the Third Party Claim and shall enclose a copy of all papers (if any) served with respect to the Third Party Claim; provided, that the failure of any Indemnified Party to give notice of a Third Party Claim as provided in this Section 13.3 shall not relieve the Indemnifying Party of its obligations under Section 13.2 except to the extent such failure actually and materially prejudices the Indemnifying Party’s ability to defend against the Third Party Claim. In the event that the claim for indemnification is based upon an inaccuracy or breach of a representation, warranty, covenant or agreement, the Claim Notice shall specify the representation, warranty, covenant or agreement which was inaccurate or breached.

(c) In the case of a claim for indemnification based upon a Third Party Claim, the Indemnifying Party shall have fourteen (14) Business Days from its receipt of the Claim Notice to notify the Indemnified Party whether it elects to assume the defenses of the Indemnified Party against such Third Party Claim. The Indemnified Party is authorized, prior to and during such fourteen (14) Business Day period, to file any motion, answer or other pleading that it shall deem necessary or appropriate to protect its interests or those of the Indemnifying Party and that is not prejudicial to the Indemnifying Party all reasonable costs of which shall be included as Damages in respect of such claim for indemnification. The failure to provide notice to the Indemnified Party shall be deemed to be a denial of indemnification liability, except as may be provided in a subsequent notice from the Indemnifying Party to the Indemnified Party.

(d) If the Indemnifying Party elects to assume the defense, it shall have the right and obligation to diligently defend, at its sole cost and expense, the Third Party Claim. The Indemnifying Party shall have full control of such defense and all related Proceedings, including any compromise or settlement thereof. If requested by the Indemnifying Party, the Indemnified Party agrees to cooperate in contesting any Third Party Claim which the Indemnifying Party elects to contest. The Indemnified Party may participate in, but not control, at its sole cost without any right of reimbursement, any defense or settlement of any Third Party Claim controlled by the Indemnifying Party pursuant to this Section 13.3(d). Regardless of whether the Indemnified Party elects to participate in contesting a Third Party Claim subject to this Section 13.3(d) in accordance with the foregoing sentence, the Indemnifying Party at its sole cost and expense shall provide (as promptly as practicable) to the Indemnified Party the following information with respect to the

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Third Party Claim: (i) all filings made by any party; (ii) all material written communications exchanged between any parties to the extent available to the Indemnifying Party and not subject to a restriction on disclosure to the Indemnified Party or potential waiver of attorney-client privilege; and (iii) all orders, opinions, rulings or motions. The Indemnifying Party shall not, without the prior written consent of the Indemnified Party, enter into any settlement with respect to any Third Party Claim it has assumed the defense of unless such settlement includes an unconditional release of the Indemnified Party for liability arising out of such claim and such Third Party Claim does not pertain to Taxes. Notwithstanding anything to the contrary contained herein, in no event shall the Indemnified Party consent to the entry of judgment or enter into any settlement with respect to a Third Party Claim for which it is seeking indemnification without the prior written consent of the Indemnifying Party.

(e) If the Indemnifying Party elects to assume the defense but fails to diligently prosecute or settle a Third Party Claim, then the Indemnified Party shall have the right to defend against such Third Party Claim at the sole cost and expense of the Indemnifying Party (subject to limitation herein), with counsel of the Indemnified Party’s choosing, subject to the right of the Indemnifying Party to assume the defense of such Third Party Claim at any time prior to settlement or final determination thereof.

(f) In the case of a claim for indemnification not based upon a Third Party Claim, the Indemnifying Party shall have thirty (30) days from its receipt of the Claim Notice to (i) cure or remedy the Damages complained of, (ii) admit its liability for such Damages or (iii) dispute the claim for such Damages. If the Indemnifying Party does not notify the Indemnified Party within such thirty (30)-day period that it has cured or remedied the Damages or that it disputes the claim for such Damages, the Indemnifying Party shall be deemed to have disputed the claim for such Damages.

Section 13.4 Limitation on Actions.

(a) Subject to Section 13.4(b) and without limiting any of Purchasers’ rights under the R&W Policy: (i) the representations and warranties of Sellers in this Agreement or the certificate delivered by Sellers at Closing pursuant to Section 11.2(e) and O&G Sellers’ special warranty of Defensible Title contained in the Conveyances shall not survive Closing and shall terminate on the Closing Date; provided that such termination shall not limit or impair any claim by Purchasers under the R&W Policy for any breach of, or inaccuracy in, any such representation or warranty or such special warranty, as provided in Section 9.9; (ii) the covenants and agreements of Sellers to be performed on or prior to Closing shall survive Closing until the twelve (12) month anniversary of the Closing Date; provided that the covenants and agreements of Sellers to be performed on or prior to Closing that relate to Taxes shall survive for the applicable statute of limitations plus thirty (30) days; (iii) the covenants and agreements of Sellers to be performed after Closing (excluding the covenants under Section 13.2(c)(i) and Section 13.2(c)(ii)) shall survive indefinitely; (iv) the covenant of Sellers under Section 13.2(c)(i) shall survive the Closing indefinitely; (v) the covenant of Sellers under Section 13.2(c)(ii) shall survive the Closing until thirty (30) days after the expiration of the applicable statute of limitations period; (vi) the representations and warranties of Purchasers in this Agreement, the other Transaction Documents or the certificate delivered by Purchasers at Closing pursuant to Section 11.3(f) shall survive the Closing until the twelve (12) month anniversary of the Closing Date, provided that the Fundamental Representations of Purchasers shall survive until thirty (30) days after the expiration of the applicable statute of limitations period; (vii) the covenants and agreements of Purchasers to be performed on or prior to Closing shall survive Closing until the twelve (12) month anniversary of the Closing Date; (viii) the covenants and agreements of Purchasers to be performed after Closing shall survive until fully performed and (ix) the covenant of Purchasers under Section 13.2(b)(i) shall survive indefinitely. Except with respect to any Seller’s Fraud, from and after the Closing, Purchaser Indemnitees shall

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look solely to the R&W Policy, and shall not seek recovery or indemnification from any Seller or any of the Seller Indemnitees with respect to any claims, matters or causes of action arising out of or related to any breach of, or inaccuracy in, any representation or warranty of Sellers in this Agreement or the certificate delivered by Sellers at Closing pursuant to Section 11.2(e), or any breach of O&G Sellers’ special warranty of Defensible Title contained in the Conveyances. The indemnification obligations of each Party under Section 13.2 shall survive the Closing for the applicable survival period of the underlying representation, warranty, covenant or agreement to which such indemnification obligation relates as set forth in this Section 13.4(a), and no claim for indemnification may be asserted after the expiration of the applicable survival period, except for claims for which a Claim Notice has been delivered prior to such expiration.

(b) Notwithstanding anything to the contrary in this Agreement, the survival periods set forth in this Section 13.4 shall not affect or otherwise limit any claim made or available under the R&W Policy or any claims based on Fraud.

(c) Notwithstanding anything to the contrary in this Agreement, in no event shall the aggregate liability of Sellers under Section 13.2(c) exceed an amount equal to the Purchase Price.

(d) Notwithstanding anything to the contrary contained in this Agreement, in addition to the foregoing limitations, in no event shall Purchasers’ aggregate liability to Sellers and Seller Indemnitees under this Agreement at any time exceed the Purchase Price.

Section 13.5 Recording. As soon as practicable after Closing, O&G Purchaser shall use commercially reasonable efforts to record the Conveyances in the appropriate counties as well as the appropriate governmental agencies and to provide O&G Sellers with copies of all recorded or approved instruments.

Section 13.6 Waiver of Trade Practices Acts.

(a) IT IS THE INTENTION OF THE PARTIES THAT PURCHASERS’ RIGHTS AND REMEDIES WITH RESPECT TO THIS TRANSACTION AND WITH RESPECT TO ALL ACTS OR PRACTICES OF SELLERS, PAST, PRESENT OR FUTURE, IN CONNECTION WITH THIS TRANSACTION SHALL BE GOVERNED BY LEGAL PRINCIPLES OTHER THAN THE TEXAS DECEPTIVE TRADE PRACTICES-CONSUMER PROTECTION ACT, SUBCHAPTER E OF CHAPTER 17, SECTIONS 17.41 ET SEQ., OF THE TEXAS BUSINESS AND COMMERCE CODE, AS AMENDED (THE “DTPA”). AS SUCH, PURCHASERS HEREBY WAIVE THE APPLICABILITY OF THE DTPA TO THIS TRANSACTION AND ANY AND ALL DUTIES, RIGHTS OR REMEDIES THAT MIGHT BE IMPOSED BY THE DTPA, WHETHER SUCH DUTIES, RIGHTS AND REMEDIES ARE APPLIED DIRECTLY BY THE DTPA ITSELF OR INDIRECTLY IN CONNECTION WITH OTHER STATUTES. PURCHASERS ACKNOWLEDGE, REPRESENT AND WARRANT THAT THEY ARE PURCHASING THE GOODS AND/OR SERVICES COVERED BY THIS AGREEMENT FOR COMMERCIAL OR BUSINESS USE AND NOT FOR PERSONAL, FAMILY, AND HOUSEHOLD PURPOSES; THAT PURCHASERS HAVE ASSETS OF TWENTY-FIVE MILLION AND NO/100 DOLLARS ($25,000,000.00) OR MORE ACCORDING TO THEIR MOST RECENT FINANCIAL STATEMENTS PREPARED IN ACCORDANCE WITH GAAP; THAT PURCHASERS HAVE KNOWLEDGE AND EXPERIENCE IN FINANCIAL AND BUSINESS MATTERS THAT ENABLE THEM TO EVALUATE THE MERITS AND RISKS OF A TRANSACTION SUCH AS THIS; AND THAT PURCHASERS ARE NOT IN A SIGNIFICANTLY DISPARATE BARGAINING POSITION WITH SELLERS.

(b) PURCHASERS EXPRESSLY RECOGNIZE THAT THE PRICE FOR WHICH SELLERS HAVE AGREED TO PERFORM THEIR OBLIGATIONS UNDER THIS

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AGREEMENT HAS BEEN PREDICATED UPON THE INAPPLICABILITY OF THE DTPA AND THIS WAIVER OF THE DTPA. PURCHASERS FURTHER RECOGNIZE THAT SELLERS, IN DETERMINING TO PROCEED WITH THE ENTERING INTO OF THIS AGREEMENT, HAVE EXPRESSLY RELIED ON THIS WAIVER AND THE INAPPLICABILITY OF THE DTPA.

Section 13.7 Tax Treatment of Payments. For all Tax purposes, the Parties agree to treat (and will cause each of their respective Affiliates to treat) any payment made under Section 9.8 or Section 11.4 or any indemnification payment made under this Article 13 as an adjustment to the Purchase Price to the extent permitted by applicable Law.

Section 13.8 Limited Duties. AS OF THE EXECUTION DATE, ANY AND ALL DUTIES AND OBLIGATIONS WHICH ANY PARTY MAY HAVE TO ANY OTHER PARTY WITH RESPECT TO OR IN CONNECTION WITH THE ASSETS, THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY ARE LIMITED TO THOSE IN THIS AGREEMENT AND THE TRANSACTION DOCUMENTS; PROVIDED, HOWEVER, THAT SUCH LIMITATION SHALL NOT BE APPLICABLE TO ANY CONTRACTUAL RELATIONSHIP TO WHICH ANY OF THE PARTIES MAY, FROM AND AFTER THE EXECUTION DATE, BE A PARTY AND THAT RELATE TO ANY OF THE ASSETS. THE PARTIES DO NOT INTEND (A) THAT THE DUTIES OR OBLIGATIONS OF ANY PARTY, OR THE RIGHTS OF ANY PARTY, WITH RESPECT TO THE TRANSACTIONS SPECIFICALLY CONTEMPLATED BY THIS AGREEMENT AND THE TRANSACTION DOCUMENTS SHALL BE EXPANDED BEYOND THE TERMS OF THIS AGREEMENT AND THE TRANSACTION DOCUMENTS ON THE BASIS OF ANY LEGAL OR EQUITABLE PRINCIPLE OR ON ANY OTHER BASIS WHATSOEVER, OR (B) THAT ANY EQUITABLE OR LEGAL PRINCIPLE OR ANY IMPLIED OBLIGATION OF GOOD FAITH OR FAIR DEALING OR ANY OTHER MATTER WITH RESPECT TO THE TRANSACTIONS SPECIFICALLY CONTEMPLATED BY THIS AGREEMENT AND THE TRANSACTION DOCUMENTS REQUIRES ANY PARTY TO INCUR, SUFFER OR PERFORM ANY ACT, CONDITION OR OBLIGATION CONTRARY TO THE TERMS OF THIS AGREEMENT AND THAT IT WOULD BE UNFAIR, AND THAT THEY DO NOT INTEND, TO INCREASE ANY OF THE OBLIGATIONS OF ANY PARTY UNDER THIS AGREEMENT OR THE TRANSACTION DOCUMENTS WITH RESPECT TO THE TRANSACTIONS SPECIFICALLY CONTEMPLATED BY THIS AGREEMENT OR THE TRANSACTION DOCUMENTS ON THE BASIS OF ANY IMPLIED OBLIGATION OR OTHERWISE.

Section 13.9 Calculations, Report and Payments. PURCHASERS ACKNOWLEDGE AND AGREE THAT CLAIMS OR PROCEEDINGS AGAINST SELLERS OR TO WHICH SELLERS ARE OR MAY BECOME A PARTY BEFORE, ON, OR AFTER THE CLOSING MAY HAVE AN EFFECT ON THE CALCULATION OF, AND LIABILITY WITH RESPECT TO, TAXES, ROYALTIES, RENTALS, AND OTHER PAYMENT OBLIGATIONS OF PURCHASERS ARISING AFTER THE EFFECTIVE TIME. NOTWITHSTANDING THAT SELLERS MAY HAVE RETAINED ANY LIABILITY OR RESPONSIBILITY UNDER THIS AGREEMENT FOR THE PAYMENT OF ANY DAMAGES, LOSSES OR CLAIMS WITH RESPECT TO ANY OF THE FOREGOING (WHICH, TO THE EXTENT THE SAME RELATE TO SELLERS’ INDEMNITY OBLIGATIONS IN ARTICLE 13, SHALL NOT BE AFFECTED), AND WITHOUT LIMITING PURCHASERS’ RIGHTS UNDER THE R&W POLICY, SELLERS’ INDEMNITY OBLIGATIONS UNDER ARTICLE 13 SHALL NOT INCLUDE, AND PURCHASERS HEREBY EXPRESSLY RELEASE THE SELLER INDEMNITEES FROM, ANY LIABILITY OR RESPONSIBILITY ARISING OUT OF OR RELATING TO ANY EFFECT THAT THE OUTCOME OR SETTLEMENT OF ANY SUCH CLAIMS OR PROCEEDINGS MAY HAVE ON THE CALCULATION OF TAXES (OTHER THAN SELLER TAXES), ROYALTIES, RENTALS, AND OTHER PAYMENT OBLIGATIONS OF PURCHASERS, TO THE EXTENT AND ONLY TO THE EXTENT SUCH TAXES, ROYALTIES, RENTALS, AND OTHER PAYMENT OBLIGATIONS RELATE TO POST-EFFECTIVE TIME PERIODS. FOR THE AVOIDANCE OF DOUBT, PURCHASERS ACKNOWLEDGE AND AGREE THAT PURCHASERS CANNOT RELY ON

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OR FORM ANY CONCLUSIONS FROM SELLERS’ METHODOLOGIES FOR THE CALCULATION AND REPORTING OF PRODUCTION, ROYALTIES AND SIMILAR BURDENS, AND TAXES ATTRIBUTABLE TO PRODUCTION PRIOR TO THE EFFECTIVE TIME.

Section 13.10 Conspicuousness. THE PARTIES HEREBY ACKNOWLEDGE AND AGREE THAT, TO THE EXTENT REQUIRED BY APPLICABLE LAW TO BE EFFECTIVE, THE DISCLAIMERS OF CERTAIN REPRESENTATIONS AND WARRANTIES CONTAINED IN THIS AGREEMENT ARE “CONSPICUOUS” DISCLAIMERS FOR THE PURPOSE OF ANY APPLICABLE LAW.

Article 14.
MISCELLANEOUS

Section 14.1 Counterparts; Proper Execution under Azerbaijan Law. This Agreement may be executed in counterparts, each of which shall be deemed an original instrument, but all such counterparts together shall constitute but one agreement. This Agreement shall be executed by each Party with wet-ink signatures, and each Party shall receive at least one original counterpart bearing the wet-ink signatures of all Parties. Delivery of an executed counterpart bearing a wet-ink signature by portable document format (.pdf) or other electronic transmission shall be effective as delivery of an original executed counterpart of this Agreement; provided that each Party delivering a counterpart by such means shall deliver the original wet-ink counterpart to the other Parties promptly following such execution.

Section 14.2 Notice. All notices which are required or may be given pursuant to this Agreement shall be sufficient in all respects if given in writing and delivered personally, by facsimile, by e-mail or by registered or certified mail, postage prepaid, as follows:

If to Sellers: Comstock Resources, Inc.

5300 Town and Country Blvd., Suite 500

Frisco, TX 75034

Attention: Roland O. Burns

E-mail: rob@crkfrisco.com

with a copy to (which shall not constitute notice):

O’Melveny & Myers LLP
2801 N. Harwood Street

Suite 1600
Dallas, Texas 75201
Attention: Jack Jacobsen; Jason Schumacher
E-mail: jjacobsen@omm.com; jschumacher@omm.com

If to Purchasers: State Oil Company of the Azerbaijan Republic
121 Haydar Aliyev Avenue
Baku Az1029

Azerbaijan
Attention: President, Rovshan Najaf
E-mail: socar1@socar.az

with a copy to (which shall not constitute notice):

Baker Botts L.L.P.

Level 30, 20 Fenchurch St

London EC3M 3BY, United Kingdom

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Attention: Nabil L. Khodadad

E-mail: nabil.khodadad@bakerbotts.com

Baker Botts L.L.P.

910 Louisiana Street

Houston, Texas 77002

Attention: Cody Carper; Alia Y. Heintz

E-mail: cody.carper@bakerbotts.com;

alia.heintz@bakerbotts.com

Any Party may change its address for notice by notice to the other Parties in the manner set forth above. All notices shall be deemed to have been duly given (a) when physically delivered in person to the Party to which such notice is addressed, (b) when transmitted to the Party to which such notice is addressed by confirmed email transmission, or (c) at the time of receipt by the Party to which such notice is addressed.

Section 14.3 Expenses. Except as otherwise provided in this Agreement, all expenses incurred by or on behalf of the Seller Group in connection with this Agreement and the transactions contemplated hereby, shall be borne by the Seller Group, and all such expenses incurred by or on behalf of Purchasers shall be borne by Purchasers.

Section 14.4 Credit Support. The Parties agree and acknowledge that all Credit Support provided by any Seller or its Affiliates in support of the obligations of Sellers related to the ownership or operation of the Assets, shall be maintained by Sellers and shall not be transferred to or replaced by Purchasers at Closing. Sellers shall maintain all operator bonds and similar Credit Support in connection with Sellers’ continuing operatorship of the Assets.

Section 14.5 Governing Law and Venue. This Agreement and the legal relations between the Parties shall be governed by and construed in accordance with the Laws of the State of Texas without regard to principles of conflicts of Law that would direct the application of the Law of another jurisdiction; provided, however, that matters pertaining to the transfer, vesting and validity of title to the Properties and any burdens thereon shall be governed by the Laws of the state where the applicable Property is located without reference to the conflict of Laws principles thereof that would require the application of the Laws of another jurisdiction. Subject to Section 14.6, the venue for any action brought under this Agreement shall be Harris County, Texas.

Section 14.6 Mandatory Arbitration.

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(a) Any Party who desires to submit a Dispute for resolution shall commence the dispute resolution process by providing the other parties to the Dispute with a written notice of the Dispute (“Notice of Dispute”). The Notice of Dispute shall identify the parties to the Dispute and contain a brief statement of the nature of the Dispute and the relief requested.

(b) Except as otherwise provided in Section 2.5(b), Section 3.4(h), Section 4.4(c), Section 11.4(b) and Section 11.4(c), if any dispute under this Agreement (a “Dispute”) cannot be settled within sixty (60) days after receipt of a Notice of Dispute by mutual discussions between the Parties, such Dispute shall be settled through final and binding arbitration conducted under the arbitration rules of the International Chamber of Commerce (“ICC”) as in effect on the date hereof. Any arbitration pursuant to this Section 14.6 shall be an international arbitration subject to the 1958 New York Convention on the Recognition and Enforcement of Foreign Arbitral Awards (the “New York Convention”) and shall not be deemed a domestic arbitration under the laws of any other jurisdiction.

(c) The arbitration shall be conducted by three arbitrators. Each Party shall appoint an arbitrator within thirty (30) days after the filing of the arbitration, which arbitrators shall then jointly appoint a third arbitrator within thirty (30) days of the appointment of the second arbitrator, to act as president of the arbitral tribunal. Arbitrators not so appointed shall be appointed by the Court of Arbitration of the ICC.

(d) The site of the arbitration shall be Houston, Texas, USA.

(e) The language of the arbitration shall be English.

(f) Notwithstanding Section 14.6(b) and Section 14.6(g), any party to the Dispute shall have the right to apply to any state or federal court located in Harris County, Texas for injunctive relief or other interim or conservatory measures in support of arbitration, whether prior to the constitution of the arbitral tribunal or thereafter as necessary to preserve the status quo, protect such party’s rights pending the arbitration or enforce the arbitral tribunal’s rulings. The Parties agree that seeking and obtaining such relief or interim measures shall not be deemed incompatible with, or a waiver of, the agreement to arbitrate. The arbitrators (or in an emergency the presiding arbitrator acting alone in the event one or more of the other arbitrators is unable to be involved in a timely fashion) may grant interim measures including injunctive relief, attachments, and conservation orders in appropriate circumstances, which measures may be immediately enforced by court order. Hearings on requests for interim measures may be held in person, by video conference, or by other means that permit the Parties to the Dispute to present evidence and arguments.

(g) The decision of all or a majority of the arbitrators shall be reduced to writing in an award, and shall be made and promptly paid in United States Dollars free of any offset. Any award rendered in any arbitration commenced hereunder shall, subject to the provisions of the New York Convention, be final and conclusive and judgment thereon may be entered in any court having jurisdiction for its enforcement. The Parties agree that no Party shall (a) appeal to any court from the decisions of the arbitral tribunal or (b) except as provided in Section 14.6(f), have any right to commence or maintain any suit or legal proceeding concerning any Dispute until such Dispute has been determined. The Parties undertake to implement the arbitration award without delay. Any costs or fees incident to enforcing the award shall, to the maximum extent permitted by law, be charged against the Party resisting such enforcement.

(h) The Parties intend this Section 14.6 to form a broad arbitration agreement to encompass all possible Disputes, including without limitation any question regarding this

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Agreement’s existence, validity, scope, or termination, all of which shall be exclusively determined by the arbitral tribunal.

(i) The arbitral tribunal is authorized to award costs, attorneys’ fees, and expert witness fees and to allocate them among the Parties. The costs of the arbitration proceedings, including attorneys’ fees, shall be borne in the manner determined by the arbitral tribunal. The award shall include interest at the Agreed Interest Rate from the date of any default, breach, or other accrual of a claim until the arbitral award is paid in full. The arbitrators may not award indirect, consequential, special or punitive damages. Unless otherwise directed by the arbitral panel, each Party shall pay its own expenses in connection with the arbitration.

(j) The arbitration shall proceed in the absence of a Party who, after due notice, fails to answer or appear. An award shall not be made solely on the default of a Party, but the arbitrators shall require the Party who is present to submit such evidence as the arbitrators may determine is reasonably required to make an award.

(k) This arbitration provision shall continue in force notwithstanding the invalidity or termination of this Agreement.

Section 14.7 Captions. The captions in this Agreement are for convenience only and shall not be considered a part of or affect the construction or interpretation of any provision of this Agreement.

Section 14.8 Amendment; Waivers. No amendment, modification or discharge of this Agreement, and no waiver under this Agreement, shall be valid or binding unless set forth in writing and duly executed by the Party against whom enforcement of the amendment, modification, discharge or waiver is sought. Any such waiver shall constitute a waiver only with respect to the specific matter described in such writing and shall in no way impair the rights of the Party granting such waiver in any other respect or at any other time. The waiver by any Party of a breach of or a default under any of the provisions of this Agreement, or to exercise any right or privilege under this Agreement, shall not be construed as a waiver of any other breach or default of a similar nature, or as a waiver of any of such provisions, rights or privileges under this Agreement.

Section 14.9 Assignment. No Party shall assign all or any part of this Agreement, nor shall any Party assign or delegate any of its rights or duties hereunder, without the prior written consent of the other Parties and any assignment or delegation made without such consent shall be void and of no effect; provided, however, that (a) Purchasers may assign all or any portion of their rights to receive assignment and transfer of the Assets to an Affiliate of Purchasers (and Purchasers and such Affiliate shall remain jointly and severally liable for the obligations of Purchasers under this Agreement) upon prior written notice to Sellers’ Representative, and (b) Purchaser Parent may, without the consent of any other Party, assign its rights and delegate its obligations under this Agreement to Purchasers, and upon such assignment Purchaser Parent shall be released from all obligations and liabilities hereunder other than those set forth in Article 8 (solely with respect to the representations and warranties expressly made by Purchaser Parent therein), Section 14.20 and Section 14.22. Unless expressly agreed to in writing by the Parties or as provided in clause (b) of the preceding sentence, no permitted assignment of any Party’s rights or duties that is subject to the consent of the other Party shall relieve or release the assigning Party from the performance of such Party’s rights or obligations hereunder and such assigning Party shall be fully liable to the other Party for the performance of all such rights and duties. Subject to the foregoing, this Agreement shall inure to the benefit of, and be binding on and enforceable by and against, the Parties and their respective successors and permitted assigns. The obligations of Purchasers under this Agreement (including the assumption of the Assumed Seller Obligations in Section 13.2(a)), and the terms, conditions and covenants relating thereto, shall be a covenant running with the lands, and a burden upon Purchasers’ interest in the Assets and the interest of their permitted successors and assigns. Notwithstanding the foregoing, nothing in this Agreement shall prohibit a Party, or such Party’s successors and assigns, from selling or disposing of an

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interest in the Assets after the Closing to another Person, subject to the other terms of this Agreement and all applicable agreements, instruments, obligations, covenants and burdens binding on the Assets, provided, that such sale or disposition shall not relieve the selling or disposing Party of any condition, covenant or obligation under this Agreement or other Transaction Document and that such sale or disposition by Purchasers, their successors and assigns shall require the transferee to assume the obligations set forth in this Agreement with respect to the transferred Assets, otherwise such assignment or transfer shall be null and void.

Section 14.10 Entire Agreement. This Agreement and the other Transaction Documents to be executed hereunder and the Exhibits and Schedules attached hereto, together with the Confidentiality Agreement, constitute the entire agreement between the Parties pertaining to the subject matter hereof, and supersede all prior agreements, understandings, negotiations and discussions, whether oral or written, between the Parties pertaining to the subject matter hereof. In the event of a conflict between the Confidentiality Agreement and this Agreement, the terms and provisions of this Agreement shall prevail.

Section 14.11 No Third Party Beneficiaries. Nothing in this Agreement shall entitle any Person other than Purchasers and Sellers to any claims, cause of action, remedy or right of any kind, except the rights expressly provided to the Purchaser Indemnitees and the Seller Indemnitees.

Section 14.12 Public Announcements; Confidentiality.

(a) The Parties acknowledge and agree that no press release or other public announcement, or public statement or comment in response to any inquiry, or other disclosure that is reasonably expected to result in a press release or public announcement, relating to the subject matter of this Agreement shall be issued or made by any Party or its Affiliates without the prior written approval of Sellers’ Representative and Purchasers’ Representative, which approval shall not be unreasonably withheld, conditioned or delayed. Notwithstanding the foregoing, this Section 14.12 shall not restrict any Party or its Affiliates from making disclosures to Governmental Bodies or any Third Party holding a Preferential Right, Consent Requirement or other consent right, liens, tag-along, drag-along or similar rights that may be applicable to the transactions contemplated by this Agreement, as reasonably necessary to provide notices, or seek waivers, amendments, or terminations of such rights or the transactions contemplated by this Agreement, as applicable. Notwithstanding the foregoing, this Section 14.12 shall not restrict any Party from (1) recording any Conveyances delivered at Closing, (2) complying with any recording, notice and filing requirements of Governmental Bodies that are applicable to or triggered by the transfer of any Assets, (3) making disclosures required (upon advice of counsel) by applicable securities or other Laws or regulations or the applicable rules of any stock exchange having jurisdiction over the Parties or their respective Affiliates, (4) making disclosures of economic returns or the details surrounding the consummation of the transaction in the Ordinary Course of Business consistent with past practice to existing and prospective private investors and limited partners in a Party or in any Affiliate of a Party in accordance with the organizational agreements and instruments that govern such Party (or its applicable Affiliate), (5) making disclosures required or advisable to enforce rights under this Agreement in the course of any litigation, mediation or arbitration Proceeding involving any Seller or any of its respective Affiliates or other dispute resolution, or (6) making disclosures to representatives or consultants of Purchasers in connection with the diligence conducted in connection with Article 3, Article 4 and Section 9.1.

(b) Prior to the Closing, all information relating to the subject matter of this Agreement, the existence of this Agreement, Sellers or their Affiliates or any of their businesses shall remain subject to the terms of the Confidentiality Agreement, which shall survive the delivery of this Agreement. From and after the earlier of the Closing or the termination of this Agreement, and notwithstanding the expiration or termination of the Confidentiality Agreement, each Party shall, and shall cause its Affiliates and its and their respective directors, officers, employees, agents,

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advisors and other representatives (collectively, “Representatives”) to, keep confidential and not disclose to any Third Party, and not use for any purpose other than the ownership or operation of the Assets or the performance or enforcement of this Agreement and the other Transaction Documents, any Confidential Information of any other Party. As used herein, “Confidential Information” means all non-public information, whether written, oral or electronic, furnished or made available by or on behalf of a Party or its Affiliates to another Party or its Representatives in connection with this Agreement, the other Transaction Documents or the transactions contemplated hereby or thereby, including the terms of this Agreement and the other Transaction Documents, the Records and all information relating to the Assets, the Midstream Assets, Pinnacle and its Subsidiaries, and the businesses, operations, plans and financial condition of the disclosing Party and its Affiliates; provided that Confidential Information shall not include information that (i) is or becomes generally available to the public other than as a result of a disclosure by the receiving Party or its Representatives in breach of this Section 14.12(b), (ii) was available to the receiving Party on a non-confidential basis prior to its disclosure by or on behalf of the disclosing Party, (iii) becomes available to the receiving Party on a non-confidential basis from a source other than the disclosing Party or its Representatives, provided that such source is not known by the receiving Party to be bound by a confidentiality obligation with respect to such information, or (iv) is independently developed by the receiving Party without use of or reference to the Confidential Information. From and after the Closing, all information relating to the Assets (including the Records), the Properties and the Midstream Assets shall be deemed the Confidential Information of each of Sellers and Purchasers, and nothing in this Section 14.12(b) shall restrict any Party or its Affiliates from using such information in connection with the ownership, operation, development, financing or disposition of (x) in the case of Purchasers, the Assets, and (y) in the case of Sellers, any interests in the Properties, the Midstream Assets or Pinnacle retained by Sellers or their Affiliates, or Sellers’ performance as operator of the Seller Operated Assets; provided that any disclosure of such information to a Third Party shall remain subject to this Section 14.12(b). Notwithstanding the foregoing, a Party may disclose Confidential Information (A) to its Representatives who need to know such information for the purposes permitted hereunder and who are informed of its confidential nature and bound by confidentiality obligations no less protective than those set forth herein (and such Party shall be responsible for any breach of this Section 14.12(b) by its Representatives), (B) to the extent required by applicable Law, the rules of any stock exchange or any Governmental Body, provided that, to the extent legally permitted, such Party gives the disclosing Party prompt prior written notice and reasonably cooperates with any effort by the disclosing Party to obtain a protective order or other confidential treatment, (C) as permitted under Section 14.12(a), (D) to bona fide prospective purchasers, lenders or financing sources, or permitted assignees, in each case who are bound by written confidentiality obligations no less protective than those set forth herein, or (E) to the extent necessary to enforce its rights under this Agreement or any other Transaction Document. Any Party disclosing Confidential Information of another Party pursuant to clause (D) or (E) of the preceding sentence shall give such other Party written notice of such disclosure prior thereto (or, where prior notice is not reasonably practicable, promptly thereafter), identifying the recipient and describing in reasonable detail the Confidential Information disclosed.

Section 14.13 Invalid Provisions. If any provision of this Agreement is held to be illegal, invalid or unenforceable under present or future Laws effective during the term hereof, such provision shall be fully severable; this Agreement shall be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part hereof; and the remaining provisions of this Agreement shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable provision or by its severance from this Agreement.

(continued)

Section 14.14 References. In this Agreement:

(a) the table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement;

(b) references to any agreement or contract are to that agreement or contract as amended, modified, or supplemented from time to time, except where the context otherwise requires;

(c) references to any Person includes his successors and permitted assigns;

(d) references to any Law are to that Law as amended from time to time (unless the context requires otherwise), and to the regulations, if any, promulgated thereunder;

(e) references to any gender include a reference to all other genders;

(f) references to the singular include the plural, and vice versa;

(g) reference to any Article or Section means an Article or Section of this Agreement;

(h) reference to any Exhibit or Schedule means an Exhibit or Schedule to this Agreement, all of which are incorporated into and made a part of this Agreement;

(i) references to $ or Dollars means United States Dollars;

(j) unless expressly provided to the contrary, “hereunder”, “hereof”, “herein” and words of similar import are references to this Agreement as a whole and not any particular Section or other provision of this Agreement;

(k) “include” and “including” shall mean include or including without limiting the generality of the description preceding such term; and

(l) references to “made available” or similar words with respect to the production of documents prior to the Execution Date shall mean that such documents were produced or made available to Purchasers, in each case, in the Data Room at least two (2) Business Days prior to the Execution Date; provided, that (i) with respect to documents produced from and after the Execution Date, “made available” or similar words shall mean that such documents were posted to the Data Room or made available for inspection by Purchasers or their representatives at Sellers’ offices during normal business hours, and (ii) this Section 14.14(l) shall not apply to title, land and lease records or other title materials relating to the Assets, which shall be made available for review in person at Sellers’ offices following the Execution Date in accordance with Section 9.1.

Section 14.15 Construction. Each of Sellers and Purchasers has had substantial input into the drafting and preparation of this Agreement and has had the opportunity to exercise business discretion in relation to the negotiation of the details of the transaction contemplated hereby. This Agreement is the result of arm’s-length negotiations from equal bargaining positions.

Section 14.16 Limitation on Damages. NOTWITHSTANDING ANYTHING TO THE CONTRARY CONTAINED HEREIN, NONE OF PURCHASERS, SELLERS OR ANY OF THEIR RESPECTIVE AFFILIATES OR INDEMNITEES SHALL BE ENTITLED TO EITHER PUNITIVE, SPECIAL, INDIRECT OR CONSEQUENTIAL DAMAGES (INCLUDING DAMAGES FOR LOSS OF PROFITS, REVENUE OR PRODUCTION THAT ARE NOT DIRECT DAMAGES) IN CONNECTION WITH THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED HEREBY AND EACH

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OF PURCHASERS AND SELLERS, FOR ITSELF AND ON BEHALF OF ITS AFFILIATES AND INDEMNITEES, HEREBY EXPRESSLY WAIVES ANY RIGHT TO PUNITIVE, SPECIAL, INDIRECT OR CONSEQUENTIAL DAMAGES (INCLUDING LOSS OF PROFITS, REVENUE OR PRODUCTION) IN CONNECTION WITH THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED HEREBY, EXCEPT THAT SUCH LIMITATION ON DAMAGES SHALL NOT APPLY TO (I) FRAUD OF A PARTY OR (II) THE EXTENT SUCH DAMAGES ARE ACTUALLY AWARDED TO A THIRD PARTY IN CONNECTION WITH A THIRD-PARTY CLAIM.

Section 14.17 No Partnership. This Agreement shall not create and it is not the purpose or intention of the Parties to create any partnership, mining partnership, joint venture, general partnership or other partnership relationship and none shall be inferred.

Section 14.18 Time is of the Essence; Calculation of Time. Time is of the essence in this Agreement. If the date specified in this Agreement for giving any notice or taking any action is not a Business Day (or if the period during which any notice is required to be given or any action taken expires on a date that is not a Business Day), then the date for giving such notice or taking such action (and the expiration date of such period during which notice is required to be given or action taken) shall be the next day that is a Business Day.

Section 14.19 Waiver of Sovereign Immunity.

(a) Each Party recognizes and acknowledges that this Agreement constitutes a commercial transaction, and that its rights and obligations under this Agreement are of a commercial and not a governmental or public nature.

(b) Without prejudice to Section 14.19(a), if and to the extent Purchasers or Purchaser Parent have or may have any form of sovereign immunity under the law of any jurisdiction, each of Purchasers and Purchaser Parent hereby waives its claim to such immunity in regard to any proceedings brought under this Agreement and any subsequent agreements pursuant to this Section 14.19 or for the recognition and/or enforcement of any interim or conservatory order, and/or any final arbitral award rendered by an arbitral tribunal constituted pursuant to Section 14.6, including immunity from service of process, immunity from jurisdiction of any court, immunity of any of its property from pre-judgment attachment based on an interim or conservatory order or from execution based on a final award.

(c) Without prejudice to any provision in this Section 14.19, the Seller Group expressly waives all its rights to enforce any judgment, interim or final award hereunder against the Protected Assets. As used herein, the term “Protected Assets” means assets of the State Oil Fund of the Republic of Azerbaijan, and assets partially or fully allocated for governmental or military use or for public service, and/or assets partially or fully protected by the diplomatic and consular privileges, pursuant to the laws of the Republic of Azerbaijan, the State Immunity Act 1978 or the Foreign Sovereign Immunities Act of the United States, or any analogous legislation (in each case, as applicable to the relevant Party from time to time).

Section 14.20 Guarantee.

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(a) Purchaser Parent absolutely, unconditionally and irrevocably guarantees punctual performance of the payment of the Purchasers’ specified monetary obligations hereunder (the “Purchaser Parent Guarantee” and such obligations, the “Purchaser Guaranteed Obligations”). Purchaser Parent represents and warrants to Sellers that the Purchaser Parent Guarantee is valid and in full force and effect and constitutes the valid and binding obligation of Purchaser Parent, enforceable in accordance with its terms, subject to (x) applicable bankruptcy, insolvency, reorganization, moratorium, and other similar Laws of general application from time to time in effect that affect creditors’ rights generally, (y) general principles of equity, and (z) the power of a court to deny enforcement of remedies generally based upon public policy. The Purchaser Parent Guarantee is an irrevocable guarantee of payment (and not just of collection) and shall continue in effect notwithstanding any extension or modification of the terms of this Agreement (except to the extent such extension or modification affects Purchasers’ obligations under this Agreement) or any assumption without the consent of Sellers of any such guaranteed obligation by any other party. The obligations of Purchaser Parent under this Agreement shall not be affected by or contingent upon (i) the liquidation or dissolution of, or the merger or consolidation of Purchasers with or into any Person or any sale or transfer by Purchasers of all or any part of their property or assets, (ii) the bankruptcy, receivership, insolvency, reorganization or similar proceedings involving or affecting Purchasers, (iii) any modification, alteration, amendment or addition of or to this Agreement (except to the extent such modification, alteration, amendment or addition affects Purchasers’ obligations under this Agreement and then only to such extent) or (iv) any disability or any other defense of Purchasers or any other Person (with or without notice) which might otherwise constitute a legal or equitable discharge of a surety or a guarantor or otherwise. In connection with the foregoing, Purchaser Parent waives presentment and demand of the Purchaser Guaranteed Obligations. Sellers entered into this Agreement in reliance upon this Section 14.20. Purchaser Parent acknowledges that it will receive substantial direct and indirect benefits from the transactions contemplated by this Agreement and that the waivers and agreements by Purchaser Parent set forth in this Section 14.20 are knowingly made in contemplation of such benefits. Notwithstanding anything in this Agreement to the contrary, Purchaser Parent’s aggregate liability in respect of the Purchaser Guaranteed Obligations shall not exceed an amount equal to the Purchase Price.

(b) Purchaser Parent agrees that Sections 14.1, 14.2, 14.5, 14.6, 14.7, 14.8, 14.9, 14.10, 14.12, 14.13, 14.18, and 14.19 shall apply to Purchaser Parent, mutatis mutandis, as though Purchaser Parent were expressly named herein as a “Party.” Notwithstanding anything to the contrary in this Agreement, in the event of an action by any Party entitled to enforce the provisions of this Section 14.20, Purchaser Parent shall have available to it all defenses that Purchasers would have under and in respect of this Agreement (other than any defenses arising from bankruptcy, receivership, insolvency, reorganization or similar proceedings involving or affecting Purchasers).

(c) Purchaser Parent’s obligations under this Section 14.20 shall survive until the date that is five (5) years after the Closing Date.

Section 14.21 Relationship of Sellers; Sellers’ Representative. Each Seller hereby irrevocably constitutes and appoints Seller Parent as its true and lawful agent and attorney-in-fact with full power of substitution to do any and all things and execute any and all documents which may be necessary, convenient or appropriate to facilitate the consummation of the transactions contemplated hereby and the exercise of all rights and the performance of all obligations hereunder, including: (a) receiving payments under or pursuant to this Agreement and disbursements thereof to Sellers, as contemplated by this Agreement, and setting aside portions of such payments reasonably determined by Sellers’ Representative to be necessary or appropriate as a reserve to make payments required under this Agreement or to fund out-of-pocket expenses (including the fees and expenses of counsel) incurred in connection with the performance of its duties under this Agreement; (b) receiving and forwarding of notices and communications pursuant to this Agreement and accepting service of process; (c) giving or agreeing to, on behalf of all the Sellers or any

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Sellers, any and all consents, waivers and amendments deemed by the Sellers’ Representative, in its reasonable and good faith discretion, to be necessary or appropriate under this Agreement and the execution or delivery of any documents that may be necessary or appropriate in connection therewith; (d) with respect to any indemnification claims, purchase price adjustment provisions, title and environmental defect processes and all other matters arising under this Agreement, (i) disputing or refraining from disputing, on behalf of any Seller relative to any amounts to be received by any Seller under this Agreement or any agreements contemplated hereby, or any claim made by Purchasers under this Agreement, (ii) negotiating and compromising, on behalf of each Seller, any claim, controversy or dispute that may arise under, and exercise or refrain from exercising any rights or remedies available under, this Agreement, and (iii) executing, on behalf of each Seller, any settlement agreement, release or other document with respect to such dispute or remedy, except in each case with respect to a dispute between any Seller on the one hand and the Sellers’ Representative on the other hand; and (iv) performing those actions or exercising those powers otherwise specifically provided to the Sellers’ Representative pursuant to the terms of this Agreement; provided, however, that, in each case, the Sellers’ Representative shall not take any action adverse to any Seller unless such action is also taken proportionately with respect to all the Sellers. Subject to the foregoing, with respect to any disbursements of any amount received hereunder, Sellers’ Representative shall disburse such amounts to the Sellers. Notices and communications to or from the Sellers’ Representative shall constitute notice to or from each of the Sellers. Any decision, act, consent or instruction of the Sellers’ Representative (acting in its capacity as the Sellers’ Representative) shall constitute a decision of all Sellers and shall be final, binding and conclusive upon each Seller, and Purchasers may rely upon any such decision, act, consent or instruction. Each Seller hereby agrees that: (1) in all matters in which action by the Sellers’ Representative is required or permitted, the Sellers’ Representative is authorized to act on behalf of such Seller, notwithstanding any dispute or disagreement among the Sellers, and either Purchaser shall be entitled to rely on any and all action taken by the Sellers’ Representative under this Agreement without any liability to, or obligation to inquire of, any Seller, notwithstanding any knowledge on the part of either Purchaser of any such dispute or disagreement; and (2) the appointment of the Sellers’ Representative is coupled with an interest and shall be irrevocable by each Seller in any manner or for any reason.

Section 14.22 Relationship of Purchasers; Purchasers’ Representative. Each Purchaser hereby irrevocably constitutes and appoints Purchaser Parent as its true and lawful agent and attorney-in-fact with full power of substitution to do any and all things and execute any and all documents which may be necessary, convenient or appropriate to facilitate the consummation of the transactions contemplated hereby and the exercise of all rights and the performance of all obligations hereunder, including: (a) receiving payments under or pursuant to this Agreement and disbursements thereof to Purchasers, as contemplated by this Agreement, and setting aside portions of such payments reasonably determined by Purchasers’ Representative to be necessary or appropriate as a reserve to make payments required under this Agreement or to fund out-of-pocket expenses (including the fees and expenses of counsel) incurred in connection with the performance of its duties under this Agreement; (b) receiving and forwarding of notices and communications pursuant to this Agreement and accepting service of process; (c) giving or agreeing to, on behalf of all the Purchasers or any Purchaser, any and all consents, waivers and amendments deemed by the Purchasers’ Representative, in its reasonable and good faith discretion, to be necessary or appropriate under this Agreement and the execution or delivery of any documents that may be necessary or appropriate in connection therewith; (d) with respect to any indemnification claims, purchase price adjustment provisions, title and environmental defect processes and all other matters arising under this Agreement, (i) disputing or refraining from disputing, on behalf of any Purchaser relative to any amounts to be received by any Purchaser under this Agreement or any agreements contemplated hereby, or any claim made by Sellers under this Agreement, (ii) negotiating and compromising, on behalf of each Purchaser, any claim, controversy or dispute that may arise under, and exercise or refrain from exercising any rights or remedies available under, this Agreement, and (iii) executing, on behalf of each Purchaser, any settlement agreement, release or other document with respect to such dispute or remedy, except in each case with respect to a dispute between any Purchaser on the one hand and the Purchasers’ Representative on the other hand; and (iv) performing those actions or exercising those powers otherwise specifically provided to the Purchasers’

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Representative pursuant to the terms of this Agreement; provided, however, that, in each case, the Purchasers’ Representative shall not take any action adverse to any Purchaser unless such action is also taken proportionately with respect to all the Purchasers. Subject to the foregoing, with respect to any disbursements of any amount received hereunder, Purchasers’ Representative shall disburse such amounts to the Purchasers. Notices and communications to or from the Purchasers’ Representative shall constitute notice to or from each of the Purchasers. Any decision, act, consent or instruction of the Purchasers’ Representative (acting in its capacity as the Purchasers’ Representative) shall constitute a decision of all Purchasers and shall be final, binding and conclusive upon each Purchaser, and Sellers may rely upon any such decision, act, consent or instruction. Each Purchaser hereby agrees that: (1) in all matters in which action by the Purchasers’ Representative is required or permitted, the Purchasers’ Representative is authorized to act on behalf of such Purchaser, notwithstanding any dispute or disagreement among the Purchasers, and any Seller shall be entitled to rely on any and all action taken by the Purchasers’ Representative under this Agreement without any liability to, or obligation to inquire of, any Purchaser, notwithstanding any knowledge on the part of any Seller of any such dispute or disagreement; and (2) the appointment of the Purchasers’ Representative is coupled with an interest and shall be irrevocable by each Purchaser in any manner or for any reason.

Section 14.23 Anti-Bribery and Anti-Corruption

(a) Each Party represents, warrants and undertakes to each other Party that, in connection with this Agreement, it has complied and shall comply with all applicable anti-bribery and anti-corruption Laws and shall ensure such compliance by its directors, officers, employees and any Persons acting on its behalf.

(b) None of the Persons described in Section 14.23(a) shall, directly or indirectly, offer, promise, give, request or accept any bribe, facilitation payment or other improper advantage involving any public official or private Person, including any employee or representative of the other Party or their Affiliates. Each Party shall maintain reasonable controls to prevent such conduct and keep accurate books and records relating to this Agreement.

Section 14.24 Sanctions Compliance

(a) Each Seller represents and warrants that neither it nor any of its directors or officers is subject to applicable economic, financial or trade sanctions or export control restrictions imposed by the United Nations, the Republic of Azerbaijan, the European Union, the United States (limited to the Specially Designated Nationals and Blocked Persons List maintained by the Office of Foreign Assets Control of the U.S. Treasury Department) or the United Kingdom (“Sanctions”), and that it is not owned or controlled by any Person in a manner that makes it subject to such Sanctions.

(b) Sellers shall promptly notify Purchasers in writing of any change affecting the accuracy of the representations in Section 14.23 or Section 14.24(a), any actual or reasonably suspected breach of Section 14.23 or this Section 14.24, or any related formal investigation or proceeding, and shall reasonably cooperate in assessing and addressing the matter. Purchasers may, by written notice to Sellers’ Representative, suspend performance where they have reasonable grounds to suspect a breach of Section 14.23 or this Section 14.24, and terminate this Agreement if a material breach is established or continued performance would violate applicable Sanctions.

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Article 15.
DEFINITIONS

“Adjusted Purchase Price” has the meaning set forth in Section 2.1.

“Adjustment Period” has the meaning set forth in Section 2.3(a)(i).

“AFE” has the meaning set forth in Section 9.14(c).

“Affiliate” or “Affiliates” with respect to any Person, means any Person that directly or indirectly controls, is controlled by or is under common control with such Person. The concept of control, controlling or controlled as used in the aforesaid context means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of another, whether through the ownership of voting securities, by contract or otherwise. No Person shall be deemed an Affiliate of any Person by reason of the exercise or existence of rights, interests or remedies under this Agreement.

“Agreed Interest Rate” shall mean simple interest computed at a rate per annum equal to the prime interest rate as published in The Wall Street Journal on the applicable date (or, if not published on such date, on the most recent date of publication prior thereto), calculated on the basis of a 365-day year and the actual number of days elapsed.

“Agreement” has the meaning set forth in the first paragraph of this Agreement.

“Allocated Value” means for any Well, Well Location, Western Haynesville Undeveloped Acres or Pinnacle Equity the portion of the unadjusted Purchase Price allocated to such Well, Well Location, Western Haynesville Undeveloped Acres or Pinnacle Equity as set forth on Schedule 2.4(a), Schedule 2.4(b) or Schedule 2.4(c), as applicable.

“Allocation Schedule” has the meaning set forth in Section 2.5(b).

“Antitrust Authority” means the U.S. Federal Trade Commission, the Antitrust Division of the U.S. Department of Justice, any attorney general of any state of the United States or any other Governmental Body of any jurisdiction with responsibility for enforcing any Antitrust Laws.

“Antitrust Laws” means any statute, Law, ordinance, rule or regulation of any jurisdiction or any country designed to prohibit, restrict or regulate actions for the purpose or effect of monopolization, lessening of competition, restraining trade or abusing a dominant position, including the HSR Act, the Sherman Act, the Clayton Act, the Federal Trade Commission Act, and any Law, rule, or regulation requiring parties to submit any notification or filing to an Antitrust Authority regarding any transaction, merger, acquisition or joint venture.

“Arkoma Conveyance” has the meaning set forth in Section 3.1(b).

“Asbestos and Related Liabilities” means any and all Damages, obligations and responsibilities relating to or arising from, directly or indirectly, (a) the existence or alleged existence of any one or more of asbestos, NORM, polychlorinated biphenyls, chromium or lead-based paint at, on or within the Properties, including any contamination resulting therefrom, or (b) the physical condition of any surface or subsurface production equipment (including water or oil tanks, separators or other ancillary equipment), including wellbore integrity failures and all mechanical problems, except to the extent such equipment is causing or has caused any environmental pollution, contamination or degradation for which remediation or corrective action is required under Environmental Laws.

(continued)

“Assessment” has the meaning set forth in Section 4.1.

“Asset Accounting Records” means, to the extent covering accounting periods occurring from and after the Effective Time only, or if reflecting costs, expenses or liquidated liabilities that are not Seller Indemnity Obligations, (a) all production and accounting records reflecting current ownership decks, and joint interest billing and revenue decks and files, in each case directly related to the O&G Assets, and (b) revenue and expense records used or held for use primarily in connection with the maintenance, ownership or operation of the Properties or the production and marketing of Hydrocarbons therefrom, insofar as such records may now be in existence and in the possession of O&G Sellers or any of their Affiliates, and in all cases in clauses (a) or (b), in the formats maintained by O&G Sellers or any of their Affiliates in the Ordinary Course of Business.

“Asset Taxes” means ad valorem, property, excise, severance, production, sales, use, and similar Taxes based upon or measured by the ownership or operation of the O&G Assets or the production of Hydrocarbons or the receipt of proceeds therefrom, but excluding, for the avoidance of doubt, income, franchise and similar Taxes and Transfer Taxes.

“Assets” has the meaning set forth in Section 1.2(c).

“Assignment Agreement” has the meaning set forth in Section 11.2(j).

“Assumed Seller Obligations” has the meaning set forth in Section 13.2(a).

“Balance Sheet Date” has the meaning set forth in Section 6.12(a).

“Business Day” means any day except Saturday or Sunday or any other day on which commercial banks located in Dallas, Texas, or Baku, the Republic of Azerbaijan are authorized or required by Law to be closed for business.

“Business Systems” means all Software, computer hardware (whether general or special purpose), electronic data processing, information, record keeping, communications, telecommunications, networks, interfaces, platforms, servers, peripherals, and computer systems, including any outsourced systems and processes that are owned or used by Pinnacle or its Subsidiaries.

“Casualty Assets” has the meaning set forth in Section 3.6(b).

“Casualty Loss” means any catastrophic destruction or non-superficial physical damage that (a) is not the result of normal wear and tear, mechanical failure, gradual structural deterioration of materials, equipment or infrastructure, wellbore downhole failure or depletion due to normal production or operations, including all of the following: (i) wellbore failures arising or occurring during drilling or completion, or reworking or re-completion or production operations, (ii) junked or lost holes or wellbores, (iii) sidetracking or deviating a well, and (iv) production profile or reservoir changes; and (b) is a result of accidental or unintended acts of God, fire, explosion, wild well, blowout, catastrophic pipeline or gathering line failure, earthquake, hurricane, storm, flood or drought, acts of nature, civil unrest, or similar disorder, terrorist acts, war, or any other hostilities or similar accidental or unintended casualty.

“Central Time” means the prevailing time (standard or daylight, as applicable) in Dallas, Texas on the applicable date.

“CFIUS” has the meaning set forth in Section 9.2(c).

(continued)

“CGS Seller” has the meaning set forth in the first paragraph of this Agreement.

“CGS Seller Taxes” means any (a) Taxes of, imposed on or attributable to CGS Seller, any of its direct or indirect owners or any Affiliate of any of the foregoing (other than Pinnacle or its Subsidiaries) for any Tax period, (b) Taxes of, attributable to or imposed on or with respect to Pinnacle or its Subsidiaries (including any Taxes paid by Pinnacle or its Subsidiaries as a result of any PTET Election or any composite Tax Return filings with respect to any income, franchise or similar Taxes) for any Tax period (or portion thereof) ending prior to the Effective Time (as determined based on a deemed closing of the books of Pinnacle and its Subsidiaries as of immediately prior to the Effective Time in the case of any Straddle Period), (c) Taxes imposed on Pinnacle or its Subsidiaries or for which Pinnacle or its Subsidiaries otherwise becomes liable by reason of having been a member of an affiliated, aggregated, combined, consolidated, unitary or similar group prior to the Effective Time (other than a consolidated or combined group the common parent of which is Pinnacle) (including pursuant to Treasury Regulations Section 1.1502-6 or any analogous or similar provision of state or local Law) and (d) Taxes of any other Person for which Pinnacle or its Subsidiaries is, has been or otherwise becomes liable as a transferee or successor or by Contract or other agreement or arrangement, assumption, operation of Law or otherwise, which Taxes relate to an event or transaction occurring, or a Contract or other agreement or arrangement entered into, prior to the Effective Time.

“Charter Documents” means, with respect to any Person, the certificate of incorporation, articles of incorporation or association, or certificate of formation and by-laws, the limited liability company agreement, or limited partnership agreement or other agreement or agreements or documents or acts that establish the legal personality of such Person, in each case as amended to date.

“Claim Notice” has the meaning set forth in Section 13.3(b).

“Class A-1 Units” has the meaning set forth in Section 1.2(c).

“Closing” has the meaning set forth in Section 11.1(a).

“Closing Date” has the meaning set forth in Section 11.1(b).

“Closing Payment” has the meaning set forth in Section 11.4(a).

“Code” means the Internal Revenue Code of 1986, as amended.

“COG Seller” has the meaning set forth in the first paragraph of this Agreement.

“COGL Seller” has the meaning set forth in the first paragraph of this Agreement.

“Confidential Information” has the meaning set forth in Section 14.12(b).

“Confidentiality Agreement” means the provisions set forth in Section 7 of the Memorandum of Understanding dated June 2, 2026 between Purchaser Parent and Seller Parent.

“Consent” means any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Bodies or any other Person which may be required to be obtained, made or complied with for or in connection with the sale, assignment or transfer of any Assets in connection with the transactions contemplated by this Agreement.

(continued)

“Consent Requirement” means any consent, approval or authorization of, or notification to, any Person (including, for purposes of clarity, any Governmental Body) that is required to be obtained or made, as applicable, for or in connection with the assignment of the Assets to Purchasers, if (x) the failure to obtain or make such consent, approval, authorization or notification, as applicable, would (a) cause or result in (i) the assignment, sale or transfer to Purchasers of any portion of any applicable Asset to be void, voidable or invalid or (ii) the termination of a Lease, Surface Right, permit or Contract under the express terms thereof, or (b) require the payment of a fee or penalty to the applicable Third Party holder thereof, (y) such consent does not expressly provide that such consent cannot be unreasonably withheld (or words of similar import) or expressly provides that such consent may be withheld in the sole discretion of the holder thereof, or (z) such consent to transfer the Asset has been expressly denied by the holder thereof in writing. For the avoidance of doubt, the term “Consent Requirement” does not include Customary Post-Closing Consents and any consent requirement that by its terms may not be unreasonably withheld (unless such Consent implicates any of clause (x) or (z) above).

“Contract” means any written or oral agreement, contract, license, understanding, evidence of indebtedness, note, indenture, commitment, plan or arrangement.

“Conveyances” has the meaning set forth in Section 3.1(b).

“COPAS” has the meaning set forth in Section 1.4(b).

“Credit Support” means any bonds, cash deposits, guarantees or similar instruments, letters of credit, treasury securities, surety bonds and other forms of credit assurances or credit support.

“Cure Period” has the meaning set forth in Section 3.4(c).

“Customary Post-Closing Consents” has the meaning set forth in Section 3.3(g).

“Damages” has the meaning set forth in Section 13.2(e).

“Data Room” means the virtual data room titled “Bravo 2026” hosted on the Datasite platform and maintained by or on behalf of Sellers by Wells Fargo Securities, LLC pertaining to the Assets.

“Data Security Requirements” means collectively, all of the following to the extent relating to the access, collection, use, processing, storage, sharing, distribution, disclosure, security, or disposal of any personal information or data or otherwise relating to privacy, security, or security breach notification requirements and applicable to Pinnacle and its Subsidiaries: (i) Pinnacle’s own published rules, policies, and procedures; (ii) all applicable Laws; and (iii) Contracts into which Pinnacle or its Subsidiaries have entered or by which they are otherwise bound.

“Defect Claim Date” has the meaning set forth in Section 3.4(a).

“Defect Deductible” has the meaning set forth in Section 3.4(i).

“Defect Escrow Account” means, collectively, the Title Defect Escrow Account and the Environmental Defect Escrow Account.

“Defect Escrow Amount” means the sum of the Title Defect Escrow Amount and the Environmental Defect Escrow Amount.

“Defensible Title” has the meaning set forth in Section 3.2(a).

(continued)

“Deposit” has the meaning set forth in Section 2.2.

“Disclosure Schedules” means the schedules attached to this Agreement and delivered by Sellers concurrently with the execution of this Agreement.

“Dispute” has the meaning set forth in Section 14.6(b).

“DOT” has the meaning set forth in Section 5.33(b).

“DTPA” has the meaning set forth in Section 13.6(a).

“Effective Time” has the meaning set forth in Section 1.4(a).

“Employee” has the meaning set forth in Section 5.27(a).

“Employee Benefit Plan” means any “employee benefit plan” (within the meaning of Section 3(3) of ERISA) and any other plan, agreement, program, policy or other arrangement (written or unwritten) involving direct or indirect compensation, employment, severance, consulting, vacation benefits, retirement benefits, welfare benefits, equity or incentive compensation, or any other employee benefits, entered into, maintained or contributed to by Sellers or with respect to which Sellers have or may in the future have any liability (contingent or otherwise).

“Encumbrance” means any lien, mortgage, security interest or similar encumbrance.

“Environmental Arbitrator” has the meaning set forth in Section 4.4(c).

“Environmental Consultant” has the meaning set forth in Section 4.1.

“Environmental Cure Period” has the meaning set forth in Section 4.4(a).

“Environmental Defect” has the meaning set forth in Section 4.3.

“Environmental Defect Amount” has the meaning set forth in Section 4.3.

“Environmental Defect Escrow Account” means the sub-account established pursuant to the Escrow Agreement for purposes of holding the Environmental Defect Escrow Amount.

“Environmental Defect Escrow Amount” means the amount (if any) deposited in the Environmental Defect Escrow Account with the Escrow Agent pursuant to Section 4.4(a) and Section 4.4(c).

“Environmental Defect Notice” has the meaning set forth in Section 4.3.

“Environmental Laws” means, as the same have been amended as of the Effective Time, the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. § 9601 et seq.; the Resource Conservation and Recovery Act, 42 U.S.C. § 6901 et seq.; the Federal Water Pollution Control Act, 33 U.S.C. § 1251 et seq.; the Clean Air Act, 42 U.S.C. § 7401 et seq.; the Hazardous Materials Transportation Act, 49 U.S.C. § 1471 et seq.; the Toxic Substances Control Act, 15 U.S.C. §§ 2601 through 2629; the Oil Pollution Act, 33 U.S.C. § 2701 et seq.; the Emergency Planning and Community Right-to-Know Act, 42 U.S.C. § 11001 et seq.; and the Safe Drinking Water Act, 42 U.S.C. §§ 300f through 300j; and all similar Laws as of the Effective Time of any Governmental Body having jurisdiction over the property in question addressing pollution or protection of the environment, natural resources, wildlife,

(continued)

human health and safety or the generation, use, handling, treatment, storage, disposal, transportation, exposure to or release of Hazardous Materials and all regulations implementing the foregoing.

“Environmental Liabilities” shall mean any and all environmental response costs (including costs of remediation), Damages, natural resource damages, settlements, consulting fees, expenses, penalties, fines, orphan share, prejudgment and post-judgment interest, court costs, attorneys’ fees, and other liabilities incurred or imposed (a) pursuant to any order, notice of responsibility, directive (including requirements embodied in Environmental Laws), injunction, judgment or similar act (including settlements) by any Governmental Body to the extent arising out of any violation of, or remedial obligation under, any Environmental Law which is attributable to the ownership or operation of the Properties prior to the Effective Time or (b) pursuant to any claim or cause of action by a Governmental Body or other Person for personal injury, property damage, damage to natural resources, remediation or response costs to the extent arising out of any violation of, or any remediation obligation under, any Environmental Law to the extent attributable to the ownership or operation of the Properties prior to the Effective Time; provided, however, that Environmental Liabilities excludes any of the foregoing liabilities to the extent caused by or relating to (i) NORM, (ii) any matter disclosed in Schedule 5.19 or (iii) Plugging and Abandonment Liabilities.

“Environmental Permit” means any Permit issued pursuant to any Environmental Law.

“Equipment” has the meaning set forth in Section 1.2(b)(vii).

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means, with respect to any Person, any entity, trade or business (whether or not incorporated) that is a member of a group described in Section 414(b), (c), (m) or (o) of the Code or Section 4001(b)(l) of ERISA that includes such Person, or that is a member of the same “controlled group” as such Person pursuant to Section 4001(a)(14) of ERISA.

“Escrow Agent” means Intesa Sanpaolo S.p.A.

“Escrow Agreement” means the Escrow Agreement to be entered into by and among Seller Parent, Purchasers’ Representative and the Escrow Agent on the Execution Date attached hereto as Exhibit F.

“Excluded Assets” has the meaning set forth in Section 1.3.

“Excluded Contract” has the meaning set forth in Section 1.3(p).

“Excluded Records” means:

(a) all corporate, partnership, limited liability company, financial and legal records, and income, margin, franchise and similar Tax records of O&G Sellers, in each case that relates to O&G Sellers’ business generally (whether or not relating to the Assets), and all accounting records other than Asset Accounting Records and accounting records related to Pinnacle and the Midstream Assets;

(b) all books, data, correspondence, records and files that relate to the Excluded Assets;

(c) any books, records, Governmental Authorizations, documents, correspondence, data, software, logs, files, maps and accounting records to the extent disclosure or transfer, or a change of ownership, in connection with a sale of the Assets is restricted by a Consent Requirement or applicable Law and the necessary consents to transfer are not obtained pursuant to Section 3.5, or subjected to payment of a fee or other consideration by any license agreement or other agreement

(continued)

with a Person, or by applicable Law, and for which no consent to transfer has been received or for which Purchasers have not agreed in writing to pay the fee or other consideration, as applicable;

(d) all legal files, records and correspondence of Sellers, all “virtual courthouses” of Sellers and Sellers’ exclusive use arrangements with title abstract facilities, all records and correspondence protected by or subject to attorney-client privilege, all engagements and similar letters and agreements with Sellers’ legal advisors (including internal counsel), all work product of Sellers’ legal counsel, and all data that cannot be disclosed to Purchasers as a result of confidentiality arrangements under agreements with Third Parties, but excluding in each case the Leases, Contracts, Surface Rights and title opinions (and any work product related thereto), it being agreed that Purchasers shall have no right to claim, own or waive any attorney-client or similar privilege in favor of any Seller or any of its Affiliates with respect to the ownership or operation of the Assets;

(e) (i) data, materials, documents, descriptions, and records and correspondence relating to the presentation, offer, negotiation or consummation of the sale of the Assets or any interest in the Properties, or to the preparation or negotiation of this Agreement (or any similar transaction agreement) or any Exhibit, Schedule or document to be delivered pursuant hereto, including the existence or identities of any prospective inquirers, bidders, or prospective purchasers of any of the Assets, marketing materials, research, pricing or valuation information, bidding materials and bids, and correspondence and transaction documents exchanged with Third Parties, and (ii) all agreements and engagements of any Seller or any Affiliate with investment advisors, underwriters, brokers or consultants in connection with the foregoing;

(f) Sellers’ reserve studies, estimates and evaluations, estimates and valuations of assets or unliquidated liabilities, pilot studies, engineering, production, financial or economic studies, reports or forecasts, and any and all similar forward-looking economic, evaluative, or financial information relating to the Assets;

(g) all licensed or proprietary raw, processed or re-processed geological, geophysical or seismic data or interpreted data, including magnetic tapes, filed notes, seismic lines, analyses and similar data or information, and related data licensing agreements and seismic licenses and all correspondence relating to any of the foregoing items;

(h) all written or electronic correspondence between any officer or employee of any Seller, on the one hand, and the members of such Seller or any manager on such Seller’s board of managers, on the other hand, including minutes or notes of any meeting of the board of managers; and

(i) all emails and electronic correspondence, unless an item otherwise included in the Records is only available in such email or electronic correspondence.

“Execution Date” has the meaning set forth in the preamble.

“Execution Date Well” has the meaning set forth in Section 9.14(c).

“Existing Well” has the meaning ascribed to such term in the form of the Joint Development Agreement.

“FERC” has the meaning set forth in Section 5.33(a).

(continued)

“Final Settlement Date” has the meaning set forth in Section 11.4(b).

“Final Settlement Statement” has the meaning set forth in Section 11.4(b).

“Fraud” means (a) an actual knowing and intentional misrepresentation or omission of material fact by a Sellers’ Knowledge Person in the making of the representations and warranties contained in Article 5, 6, or 7 (as modified by the Disclosure Schedules, as applicable) or the special warranty of Defensible Title contained in the Conveyances or by a Purchasers’ Knowledge Person in the making of the representations and warranties contained in Article 8 of this Agreement (as modified by the Disclosure Schedules, as applicable), (b) intentionally made with such Person’s actual knowledge that such representation and warranty or special warranty is false when made by such Person and (c) with the actual and deliberate intent to induce a Party to enter into this Agreement or to act in justifiable reliance upon the misrepresentation or omission which causes such Party, in justifiable and reasonable reliance upon such misrepresentation or omission and with no prior actual knowledge of such misrepresentation or omission, to take or refrain from taking action, and such Party suffered actual and material damages by reason of such reliance. For the avoidance of doubt, “Fraud” does not include (x) constructive fraud, statutory fraud, equitable fraud, negligent misrepresentation or omission or promissory fraud or (y) any fraud based on constructive knowledge, negligent misrepresentation or recklessness.

“Fundamental Representations” means, (a) with respect to the Seller Group, the representations and warranties of (i) O&G Sellers set forth in Section 5.2 (Existence and Qualification), Section 5.3 (Power), Section 5.4 (Authorization and Enforceability), Section 5.5 (No Conflicts), Section 5.6 (Liability for Brokers’ Fees) and Section 5.16 (Bankruptcy), (ii) CGS Seller set forth in Section 6.1 (Existence and Qualification), Section 6.2 (Power), Section 6.3 (Authorization and Enforceability), Section 6.4 (No Conflicts; Consents and Approvals), Section 6.5 (Authorized Membership Interests), Section 6.13 (Bankruptcy) and Section 6.19 (Liability for Brokers’ Fees) and (iii) Seller Parent set forth in Section 7.1 (Existence and Qualification), Section 7.2 (Power), Section 7.3 (Authorization and Enforceability) and Section 7.5 (Liability for Brokers’ Fees) and (b) with respect to Purchasers, the representations and warranties of Purchasers set forth in Section 8.1 (Existence and Qualification), Section 8.2 (Power), Section 8.3 (Authorization and Enforceability), Section 8.4 (No Conflicts), and Section 8.5 (Liability for Brokers’ Fees).

“GAAP” means United States generally accepted accounting principles which are in effect as of the Execution Date.

"Good Standing" means the company or other legal entity (a) is duly formed/incorporated and its certificate of incorporation or equivalent constitutive document remains in full effect and force, (b) it has filed all required annual reports and other statutory filings, (c) it has paid all accrued taxes and related statutory fees as and when due, (d) its business and authorization to conduct business in Azerbaijan has not been suspended or revoked, and (e) is not subject to any liquidation, insolvency, bankruptcy or analogous proceedings.

“Governmental Authorizations” means all federal, state and local governmental licenses, permits, franchises, orders, exemptions, variances, waivers, authorizations, certificates, consents, rights, privileges and applications.

“Governmental Body” means any foreign, federal, state, local, municipal, or other governments; any governmental, regulatory or administrative agency, commission, body or other authority exercising or entitled to exercise any administrative, executive, judicial, legislative, police, regulatory or taxing authority or power; and any court or governmental tribunal.

(continued)

“Haynesville Shale” means the following defined interval as to each area:

(a) Legacy Assets – Texas: the greater Jurassic shale interval comprised of the Haynesville and Bossier shale formations, defined as the stratigraphic equivalent depth interval between 10,034 MD feet and 11,272 MD feet, as recorded by electric logs from the PENN-VIRGINIA OIL & GAS – FURRH GAS UNIT 3 #1 (API #42-203-33517);

(b) Legacy Assets – Louisiana: the greater Jurassic shale interval comprised of the Haynesville and Bossier shale formations, defined as the stratigraphic equivalent depth interval between 9,719 MD feet and 11,732 MD feet, as recorded by electric logs from the MATADOR PRODUCTION COMPANY – SMITH HEIRS #3 (API #17-017-34501);

(c) Western Haynesville Assets – Robertson, Milam and Brazos Counties, Texas: the greater Jurassic shale interval comprised of the Haynesville, Lower Bossier, and Middle Bossier shale formations, defined as the stratigraphic equivalent depth interval between 14,883 MD feet and 16,954 MD feet, as recorded by electric logs from the ENCANA OIL & GAS (USA) INC. – HOYT GAS UNIT #1 (API #42-395-31700);

(d) Western Haynesville Assets – Leon and Madison Counties, Texas: the greater Jurassic shale interval comprised of the Haynesville, Lower Bossier, and Middle Bossier shale formations, defined as the stratigraphic equivalent depth interval between 14,818 MD feet and 16,521 MD feet, as recorded by electric logs from the XTO ENERGY INC – SWANSON GAS UNIT #1 (API #42-289-31914);

(e) Western Haynesville Assets – Freestone, Anderson and Navarro Counties, Texas: the greater Jurassic shale interval comprised of the Haynesville, Lower Bossier, and Middle Bossier shale formations, defined as the stratigraphic equivalent depth interval between 15,698 MD feet and 17,471 MD feet, as recorded by electric logs from the ANADARKO PETROLEUM CORPORATION – LOUETTA-PARKER A #1 (API #42-161-31975); and

(f) Western Haynesville Assets – Limestone County, Texas: the greater Jurassic shale interval comprised of the Haynesville, Lower Bossier, and Middle Bossier shale formations, defined as the stratigraphic equivalent depth interval between 13,285 MD feet and 14,076 MD feet, as recorded by electric logs from the XTO ENERGY INC – CARPENTER GAS UNIT II #8 (API #42-293-31987).

“Hazardous Materials” means any toxic or hazardous material or substances; solid wastes, including asbestos, polychlorinated biphenyls, mercury, perfluoroalkyl and polyfluoroalkyl substances (but only to the extent that they are formally designated as “hazardous substances” or “hazardous wastes” under Environmental Laws or are subject of an enforceable remediation or drinking water safety standard), flammable or explosive materials; radioactive materials, including naturally occurring radioactive materials; and any other chemical, pollutant, contaminant, substance, or waste, including a petroleum or petroleum-derived substance or waste, that is regulated under any Environmental Laws, including any substance that would require remediation, clean-up, or other action if spilled or released.

“Hedge” means any contract to which Sellers or any of their Affiliates is a party with respect to any swap, forward, future, put, call, floor, cap, collar option or similar financial derivative transaction, whether exchange traded, “over-the-counter” or otherwise, involving, or settled by reference to, one or more rates, currencies, commodities (including Hydrocarbons), equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any combination of these transactions.

(continued)

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“Hydrocarbons” means oil, gas, condensate and other gaseous and liquid hydrocarbons or any combination thereof, including scrubber liquid inventory and ethane, propane, isobutene, nor-butane and gasoline inventories (excluding Tank Bottoms), and sulphur and other minerals extracted from or produced from the foregoing hydrocarbons.

“ICC” has the meaning set forth in Section 14.6(b).

“Imbalances” means, collectively, the Legacy Imbalances and Western Haynesville Imbalances.

“Indebtedness” means, with respect to any Person, without duplication: (a) all indebtedness of such Person for borrowed money; (b) all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments; (c) all obligations of such Person in respect of letters of credit, bank guarantees, bankers’ acceptances and similar credit transactions, in each case to the extent drawn or called; (d) all obligations of such Person to pay the deferred and unpaid purchase price of property or services (other than trade payables incurred in the Ordinary Course of Business that are not past due); (e) all capitalized lease obligations of such Person; (f) all indebtedness of others secured by a Lien on any asset of such Person, whether or not such indebtedness is assumed by such Person; (g) all indebtedness of others guaranteed by such Person; (h) all obligations of such Person under any Hedge or similar derivative instrument; and (i) all accrued and unpaid interest on, and all prepayment premiums, penalties or similar contractual charges in respect of, any of the foregoing.

“Indemnified Party” has the meaning set forth in Section 13.3(a).

“Indemnifying Party” has the meaning set forth in Section 13.3(a).

“Indemnitee” means a Purchaser Indemnitee or Seller Indemnitee, as applicable.

“Independent Expert” has the meaning set forth in Section 11.4(b).

“Individual Defect Threshold” has the meaning set forth in Section 3.4(i).

“Initial Development Plan” has the meaning ascribed to such term in the Joint Development Agreement.

“Initial Development Plan Amendment” has the meaning set forth in Section 9.14(e)(ii).

“Initial Development Plan Amendment Notice” has the meaning set forth in Section 9.14(e)(ii).

“Intellectual Property Rights” means material rights in any of the following to the extent subject to protection under applicable Law: (a) trademarks, service marks and trade names; (b) patents; (c) copyrights; (d) internet domain names; (e) licenses, software, systems, trade secrets and other proprietary and confidential information; and (f) any registrations or applications for registration for any of the foregoing.

“Interest Reduction” has the meaning set forth in Section 3.3(a).

“Interests” means, with respect to any Person: (a) capital stock, membership interests, limited liability company interests, units, partnership interests, other equity interests or securities, rights to profits or revenue or equity and any other similar interest of such Person (including the right to participate in the management and business and affairs or otherwise control such Person); (b) any security or other interest

(continued)

convertible into or exchangeable or exercisable for any of the foregoing; and (c) any right (contingent or otherwise) to subscribe for, purchase or otherwise acquire any of the foregoing.

“Interim Pinnacle Balance Sheet” has the meaning set forth in Section 6.12(a).

“International Trade Laws” means (i) any economic sanctions Laws administered by the Office of Foreign Assets Control of the U.S. Treasury Department or the U.S. State Department, (ii) all applicable Laws relating to anti-bribery or anti-corruption, including the U.S. Foreign Corrupt Practices Act of 1977, as amended, (iii) all applicable Laws relating to the import, export, re-export, deemed export, deemed re-export, or transfer of information, data, goods, and technology, including the Export Administration Regulations administered by the U.S. Department of Commerce, the International Traffic in Arms Regulations administered by the U.S. Department of State, customs and import Laws administered by U.S. Customs and Border Protection (including the Uyghur Forced Labor Prevention Act), and any other export or import controls administered by an agency of the U.S. government, (iv) the anti-boycott regulations administered by the U.S. Department of Commerce and the U.S. Department of the Treasury, and (v) other applicable Laws adopted by any Governmental Body relating to economic sanctions, anti-corruption, export or import controls, or anti-boycott measures.

“IRS” means the Internal Revenue Service.

“Joint Development Agreement” has the meaning set forth in Section 11.2(g).

“JOA” has the meaning set forth in Section 11.2(h).

“LACT” means Lease Automatic Custody Transfer.

“Lands” has the meaning set forth in Section 1.2(b)(ii).

“Laws” means any and all applicable laws, statutes, rules, regulations, ordinances, orders, codes, decrees, writs, injunctions, judgments, or principles of common law that are promulgated, issued, or enacted by a Governmental Body.

“Leases” has the meaning set forth in Section 1.2(b)(i).

“Legacy Area” means all of (a) Acadia Parish, Bienville Parish, Bossier Parish, Caddo Parish, Cameron Parish, Claiborne Parish, De Soto Parish, East Feliciana Parish, Jackson Parish, Lafayette Parish, Lincoln Parish, Natchitoches Parish, Ouachita Parish, Red River Parish, Sabine Parish, St. Helena Parish, Tangipahoa Parish, and Webster Parish in the State of Louisiana; (b) Atascosa County, Chambers County, Cherokee County, Frio County, Harrison County, Hemphill County, Hutchinson County, Karnes County, La Salle County, McMullen County, Nacogdoches County, Panola County, Pecos County, Rusk County, San Augustine County, Smith County, Webb County, Wheeler County, and Wilson County in the State of Texas; (c) Beckham County, Custer County, Grady County, Le Flore County, Roger Mills County and Washita County in the State of Oklahoma; and (d) Sweetwater County in the State of Wyoming.

“Legacy Assets” has the meaning set forth in Section 1.2(a).

“Legacy Contracts” has the meaning set forth in Section 1.2(a)(v).

“Legacy Equipment” has the meaning set forth in Section 1.2(a)(vii).

(continued)

“Legacy Imbalances” means any over-production, under-production, over-delivery, under-delivery or similar imbalance of Hydrocarbons produced from or allocated to the Legacy Assets, regardless of whether such imbalance arises at the platform, wellhead, pipeline, gathering system, transportation system, processing plant or other location.

“Legacy Lands” has the meaning set forth in Section 1.2(a)(ii).

“Legacy Leases” has the meaning set forth in Section 1.2(a)(i).

“Legacy Properties” and “Legacy Property” have the meanings set forth in Section 1.2(a)(iv).

“Legacy Records” has the meaning set forth in Section 1.2(a)(xiv).

“Legacy Surface Rights” has the meaning set forth in Section 1.2(a)(vi).

“Legacy Suspended Proceeds” has the meaning set forth in Section 9.10.

“Legacy Units” has the meaning set forth in Section 1.2(a)(iv).

“Legacy Wells” has the meaning set forth in Section 1.2(a)(iii).

“Liens” means liens, encumbrances, obligations, pledges, options, mortgages, deeds of trust or security interests.

“Louisiana Conveyance” has the meaning set forth in Section 3.1(b).

“Lowest Cost Response” means the minimum response required or allowed under Environmental Laws that cures, remediates, removes or eliminates or remedies the present condition alleged pursuant to an Environmental Defect Notice at the lowest cost and effort sufficient to comply with Environmental Laws as of the Effective Time or bring the affected Assets into compliance with applicable Environmental Laws as of the Effective Time, as compared to any other response that is allowed under applicable Environmental Laws and that may require greater expenditure of cost or effort to achieve. The Lowest Cost Response may, if appropriate, (i) include non-permanent remedies allowed under Environmental Law or approved by the applicable Governmental Body (including engineering controls and other mechanisms to contain or stabilize Hazardous Materials, including monitoring site conditions, natural attenuation, risk-based corrective action, institutional controls, or other appropriate restrictions on the industrial use of the property, caps, dikes, encapsulation, leachate collection systems, and the like) and (ii) include, among other things, taking no action, leaving the condition unaddressed, periodic monitoring or the recording of notices in lieu of remediation, if such responses are allowed under applicable Environmental Laws; provided, that the Lowest Cost Response shall expressly exclude (A) the costs, fees and expenses of Purchasers’ and/or its Affiliates’ attorneys, (B) costs, fees and expenses for matters that are ordinary costs of doing business regardless of the presence of an Environmental Defect (e.g., those costs that would ordinarily be incurred in the day-to-day operations of the Assets or in connection with permit renewal/amendment activities), and (C) overhead and general and administrative costs of Purchasers or their Affiliates.

“Malicious Code” has the meaning set forth in Section 6.34(b).

“Marketing Side Letter” has the meaning set forth in Section 11.2(o).

“Material Adverse Effect” means any event, circumstance, omission, development, occurrence, change or effect that, individually or together with any other event, circumstance, omission, development, occurrence, change or effect, has had or would reasonably be expected to have a materially adverse effect on (a) the ownership, operation, condition (financial or otherwise) or value of the Assets, as currently

(continued)

operated and which is material to the ownership, operation or value of the Assets taken as a whole, or the Assumed Seller Obligations or (b) the ability of Sellers to consummate the transactions contemplated hereby; provided, however, that with respect to clause (a), the following shall not be deemed to constitute, create, or cause a Material Adverse Effect: any changes, circumstances or effects that (i) affect generally the oil and gas industry, such as fluctuations in the price of commodities, industry inputs, or Hydrocarbons; (ii) result from international, national, regional, state, or local economic, financial or political conditions; (iii) result from general developments or conditions in the oil and gas industry; (iv) result from changes in Laws (including regulatory or enforcement policy) applicable to Sellers or any of their Affiliates; (v) result from Acts of God or natural disasters, including disease and virus, including COVID-19, other pandemics or epidemics or any related Laws, policies, recommendations or orders of Governmental Bodies promulgated in connection therewith or Sellers’ compliance with any such Laws, policies, recommendations or orders; (vi) result from an outbreak or escalation of hostilities (whether nationally or internationally), or the occurrence of any other calamity or crisis (whether nationally or internationally), including terrorist attacks; (vii) result from a condition that is completely cured, eliminated or no longer exists on or before Closing and no remaining liability (contingent or otherwise) remains with respect thereto; (viii) reclassification or recalculation of reserves in the Ordinary Course of Business; (ix) failure to meet internal financial or quarterly projections or forecasts (it being understood that the events, changes, circumstances, occurrences or effects giving rise to or contributing to such failure may be deemed to constitute or be taken into account in determining whether there has occurred or would occur a Material Adverse Effect); (x) declines in well performance due to natural causes; or (xi) any change in GAAP or in its interpretation; provided, further, that the exclusions set forth in clauses (i), (ii), (iii) and (v) shall not apply to the extent such changes, circumstances or effects disproportionately affect the Assets as compared to assets of other Persons engaged in the oil and gas industry in the geographic area in which the Assets are located.

“Material Contracts” means the O&G Material Contracts and the Pinnacle Material Contracts.

“Midstream Assets” means all of Pinnacle and its Subsidiaries’ individual or collective right, title, and interest in and to the following:

(a) the Midstream Facilities;

(b) the Midstream Real Property;

(c) the Midstream Personal Property;

(d) all Contracts to which the other Midstream Assets relate or are subject; and

(e) all other assets and properties of every kind, nature, character and description (whether real, personal or mixed, whether tangible or intangible and wherever situated), including the goodwill related thereto;

provided, however, “Midstream Assets” shall not include any Excluded Assets.

“Midstream Facilities” has the meaning set forth in Section 6.16(a).

“Midstream Personal Property” means the personal property interests owned by Pinnacle and its Subsidiaries and located on, over or across the Midstream Real Property, but specifically excluding the Midstream Real Property itself.

(continued)

“Midstream Purchaser” means SOCAR Midstream Americas LLC.

“Midstream Real Property” has the meaning set forth in Section 6.16(b).

“Midstream Surface Rights and Rights of Way” means all surface fee interests, easements, permits, licenses, servitudes, rights of way, surface leases and other rights to use the surface owned by Pinnacle and its Subsidiaries.

“MSA” has the meaning set forth in Section 11.2(i).

“Net Acre” or “Net Acres” means, as computed separately with respect to the applicable Producing Formation for any Well Location or Lease (including any Lease included in the Western Haynesville Undeveloped Acres): (a) the gross number of acres in the lands covered by such Well Location or Lease; multiplied by (b) the lessor’s undivided interest in fee or mineral interests in such lands burdened by or constituting such Well Location or Lease; multiplied by (c) the applicable O&G Seller’s undivided Working Interest in such Producing Formation. If items in the foregoing clauses (b) or (c) vary as to different areas of the lands covered by such Well Location or Lease within the Producing Formation, a separate calculation shall be performed with respect to each such area.

“Net Revenue Interest” has the meaning set forth in Section 3.2(a)(i).

“New York Convention” has the meaning set forth in Section 14.6(b).

“Non-Operated Assets” shall mean all Assets other than the Seller Operated Assets.

“Non-Operated Transfer Properties” has the meaning set forth in Section 9.14(f)(ii).

“Non-Participation Election” has the meaning set forth in Section 9.14(d)(ii).

“Non-Participation Well” has the meaning set forth in Section 9.14(d)(ii)(A).

“NORM” means naturally occurring radioactive material.

“Notice of Dispute” has the meaning set forth in Section 14.6(a).

“O&G Assets” has the meaning set forth in Section 1.2(c).

“O&G Contracts” has the meaning set forth in Section 1.2(b)(v).

“O&G Material Contracts” has the meaning set forth in Section 5.11(a).

“O&G Purchaser” means SOCAR Upstream Americas LLC.

“O&G Records” has the meaning set forth in Section 1.2(b)(xiv).

“O&G Seller” and “O&G Sellers” have the meanings set forth in the first paragraph of this Agreement.

“O&G Seller Taxes” means any (a) Asset Taxes allocated to Sellers under Section 9.8(a) (except to the extent (1) taken into account as an adjustment to the Purchase Price pursuant to Section 2.3 or Section 11.4(b) or (2) paid by Sellers or any of their Affiliates to Purchasers pursuant to Section 9.8(a)), (b) income, franchise or similar Taxes of Sellers (other than CGS Seller) or any of their Affiliates or any affiliated, combined, unitary, consolidated or similar group of which any of the foregoing is or was a member (other

(continued)

than a consolidated or combined group the common parent of which is Pinnacle), (c) Taxes attributable to the Excluded Assets or any asset or business of any Seller that is not part of the Assets, (d) Taxes (other than Taxes described in clause (a), (b) or (c)) relating to the acquisition, ownership or operation of the O&G Assets or the production of Hydrocarbons or the receipt of proceeds therefrom that are attributable to any Tax period (or portion of any Straddle Period) ending prior to the Effective Time, (e) Taxes of, attributable to or imposed on or with respect to any Tax Partnership for any Tax period (or portion thereof) ending on or prior to the Closing Date (as determined based on a deemed closing of the books of the Tax Partnerships as of the end of the day on the Closing Date in the case of any Tax period beginning on or before and ending after the Closing Date), (f) Taxes imposed on any Tax Partnership or for which any Tax Partnership otherwise becomes liable by reason of having been a member of an affiliated, aggregated, combined, consolidated, unitary or similar group on or prior to the Closing Date (including pursuant to Treasury Regulations Section 1.1502-6 or any analogous or similar provision of state or local Law) and (g) Taxes of any other Person for which any Tax Partnership is, has been or otherwise becomes liable as a transferee or successor or by Contract or other agreement or arrangement, assumption, operation of Law or otherwise, which Taxes relate to an event or transaction occurring, or a Contract or other agreement or arrangement entered into, on or prior to the Closing Date.

“Order” means any order, award, decision, injunction, judgment, ruling, decree, writ, subpoena or verdict entered, issued, made or rendered by any Governmental Body or arbitrator.

“Ordinary Course of Business” means with respect to any Person, actions that are consistent with the best practices of a Person within the industry in which such Person is acting, taken in the ordinary course of normal operations of such Person.

“Outside Date” has the meaning set forth in Section 12.1(b).

“Party” and “Parties” have the meanings set forth in the first paragraph of this Agreement.

“Permits” means all certifications, consents, permits (including conditional use permits), licenses, orders, authorizations, franchises and related instruments or rights issued by a Governmental Body.

“Permitted Encumbrances” has the meaning set forth in Section 3.3.

“Person” means any individual, firm, corporation, partnership, limited liability company, joint venture, association, trust, unincorporated organization, government or agency or subdivision thereof or any other entity.

“PHMSA” has the meaning set forth in Section 5.33(b).

“Pinnacle” has the meaning set forth in Section 1.2(c).

“Pinnacle Agreements” has the meaning set forth in Section 11.2(k).

“Pinnacle Balance Sheet” has the meaning set forth in Section 6.12(a).

“Pinnacle Credit Agreement” means the Credit Agreement dated as of March 26, 2026 by and among Pinnacle, Wells Fargo Bank, N.A., as administrative agent and the lenders party thereto.

“Pinnacle Equity” has the meaning set forth in Section 1.2(c).

(continued)

“Pinnacle Financial Statements” has the meaning set forth in Section 6.12(a).

“Pinnacle Interests” has the meaning set forth in Section 6.5(a).

“Pinnacle LLC Agreement” means the Second Amended and Restated Limited Liability Company Agreement of Pinnacle dated as of June 15, 2026.

“Pinnacle Material Contracts” has the meaning set forth in Section 6.10(a).

“Pinnacle Records” means all land, title, surface rights, easements, and rights of way records; land surveys; maps; engineering data and reports; throughput data; construction schematics; maintenance records and procedures; historic accounting files, all other books, records, data and files, in each case only to the extent (1) related to Pinnacle and the Midstream Assets or used or held for use primarily in connection with the maintenance or operation thereof and (2) related to periods occurring after the Effective Time or that are reasonably applicable to (or required for) the ownership or operation of Pinnacle Equity or the Midstream Assets after the Effective Time in a manner consistent with Pinnacle’s past practices in the Ordinary Course of Business, but excluding in all cases the Excluded Records.

“Pledge Agreement” has the meaning set forth in Section 11.3(k).

“Pledge Side Letter” has the meaning set forth in Section 11.2(l).

“Plugging and Abandonment Liabilities” means any and all Damages, obligations and responsibilities relating to or arising from, directly or indirectly, the plugging, re-plugging, abandonment, re-abandonment, decommissioning, removal, disposal, dismantlement or reclamation of any wells (including Wells), wellbores, equipment, facilities, platforms, pipelines, pits, tanks, flowlines or other improvements or infrastructure, and the restoration or remediation of surface or seabed around such wells, facilities and pits, in each case whether or not any Lease has terminated in whole or in part and whether or not such wells or facilities are currently or have ever been part of the Assets.

“Post-Execution Well” has the meaning set forth in Section 9.14(d)(i).

“Pre-Effective Time Liabilities” means the obligations and liabilities of Sellers and their Affiliates (including Pinnacle and its Subsidiaries), known or unknown, with respect to the Assets and Midstream Assets, to the extent and solely to the extent such obligations or liabilities arose prior to the Effective Time.

“Preferential Right” means any Person’s preferential right, right of first refusal, right of first offer, tag-along right or other similar right to purchase any of the Assets or any interest in any Assets or any portion of any Asset, in each case arising in connection with the transactions contemplated by this Agreement, and only to the extent triggered by the assignment or transfer of the Assets.

“Preliminary Settlement Statement” has the meaning set forth in Section 11.4(a).

“Proceeding” means any suit, legal action, or legal, administrative, arbitration or other alternative dispute resolution proceeding, hearing or formal investigation.

“Producing Formation” means, in the case of a Well, the applicable current producing formation of a Well, in the case of a Well Location, the Haynesville Shale, in the case of the Lease being held by production, the applicable current producing formation, and in the case of a Lease that is not held by production, the Haynesville Shale.

(continued)

“Properties” and “Property” have the meanings set forth in Section 1.2(b)(iv).

“Property Costs” has the meaning set forth in Section 1.4(c).

“Proposed Operation” has the meaning set forth in Section 9.14(f)(i).

“Protected Assets” has the meaning set forth in Section 14.19(c).

“PTET Election” has the meaning set forth in Section 6.7(o).

“Purchase Price” has the meaning set forth in Section 2.1.

“Purchasers” means O&G Purchaser and Midstream Purchaser.

“Purchaser Guaranteed Obligations” has the meaning set forth in Section 14.20(a).

“Purchaser Indemnitees” means each Purchaser, its Affiliates, and the officers, directors, managers, members, stockholders, general or limited partners, employees, agents, representatives, advisors, subsidiaries, successors and assigns of Purchasers or their Affiliates.

“Purchaser Indemnity Obligations” has the meaning set forth in Section 13.2(b).

“Purchaser Parent” has the meaning set forth in the first paragraph of this Agreement.

“Purchaser Parent Guarantee” has the meaning set forth in Section 14.20(a).

“Purchasers’ Knowledge Persons” means the Persons identified on Exhibit E.

“Purchasers’ Representative” means Purchaser Parent, including, prior to the Assignment Date, Purchaser Parent acting in its own capacity as contemplated in the preamble to this Agreement.

“R&W Insurer” means the insurer providing the R&W Policy.

“R&W Policy” means that certain buyer-side representations and warranties insurance policy described in Section 9.12.

“Records” means collectively, the O&G Records and the Pinnacle Records.

“Remedial Action” has the meaning set forth in Section 9.2(e).

“Representatives” has the meaning set forth in Section 14.12(b).

“Restricted Asset” has the meaning set forth in Section 3.5(a)(i).

“Retained Marketing Agreements” means all gas gathering, compression, treating, processing, transportation (including firm transportation and capacity), marketing, Hydrocarbon purchase and sale agreements, and similar agreements.

“Sanctions” has the meaning set forth in Section 14.24(a).

“SCADA” means Supervisory Control and Data Acquisition.

(continued)

“Scheduled Closing Date” has the meaning set forth in Section 11.1(a).

“Scheduled Well” has the meaning ascribed to such term in the form of the Joint Development Agreement.

“Securities Act” has the meaning set forth in Section 6.4(a).

“Seller” and “Sellers” have the meanings set forth in the preamble.

“Seller Benefit Plan” means any Employee Benefit Plan sponsored, maintained, contributed to or required to be contributed to by Sellers or their Affiliates or for which Sellers or their Affiliates are a party or have liabilities.

“Seller Group” has the meaning set forth in the first paragraph of this Agreement.

“Seller Indemnitees” means Seller Parent, COG Seller, COGL Seller, CGS Seller, their Affiliates, and the officers, directors, managers, members, stockholders, general or limited partners, employees, agents, representatives, advisors, subsidiaries, successors and assigns of Seller Parent, COG Seller, COGL Seller, CGS Seller or their respective Affiliates.

“Seller Indemnity Obligations” has the meaning set forth in Section 13.2(c).

“Seller Operated Assets” means Assets operated by the Sellers or their Affiliates.

“Seller Parent” has the meaning set forth in the first paragraph of this Agreement.

“Seller Retained Non-Consent Properties” has the meaning set forth in Section 9.14(f)(iii).

“Seller Taxes” means any (a) CGS Seller Taxes or (b) O&G Seller Taxes.

“Sellers’ Knowledge” means the actual, personal knowledge of the Sellers’ Knowledge Persons without any obligation of due inquiry.

“Sellers’ Knowledge Persons” means the Persons identified on Exhibit E.

“Sellers’ Representative” means Seller Parent.

“Settlement Price” means, with respect to volumes of Hydrocarbons: (a) in the case of gaseous Hydrocarbons, an amount equal to $3.00 per MMBtu, and (b) in the case of crude oil, condensate, scrubber liquids inventories and ethane, propane, iso-butane, nor-butane and gasoline Hydrocarbons, an amount equal to $75.00 per barrel.

“Software” means all computer software (in object code or source code format), data and databases, and related documentation and materials.

“Special Warranty” has the meaning set forth in Section 9.9.

“Specified Liabilities” means any Damages related to or arising out of (a) the Excluded Assets, (b) the Pre-Effective Time Liabilities, (c) any Seller Taxes, or (d) the employment of any employee of Sellers or any of their Affiliates (including Pinnacle and its Subsidiaries) whose work duties involve providing services with respect to the Assets or Midstream Assets.

(continued)

“Straddle Period” means any Tax period beginning before and ending after the Effective Time.

“Subsidiary” means, with respect to any Person, any corporation, limited liability company, partnership, joint venture or other legal entity of which such Person (either alone or through or together with any other Subsidiary) owns, directly or indirectly, more than fifty percent (50%) of the stock or other equity interests the holders of which are generally entitled to vote for the election of the board of directors or other governing body of such corporation, limited liability company, partnership, joint venture or other legal entity.

“Surface Rights” has the meaning set forth in Section 1.2(b)(vi).

“Suspended Proceeds” has the meaning set forth in Section 9.10.

“Tank Bottoms” means non-merchantable substances at the bottom of a liquid Hydrocarbon storage tank that are below the bottom outlet and consist of water, sediment, oil sludge or any mixture thereof.

“Tax” or “Taxes” means any federal, state, local, foreign or other income, gross receipts, branch profits, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental, customs duties, capital stock, franchise, profits, withholding, social security, unemployment, disability, real property, personal property, sales, use, transfer, registration, ad valorem, value added, alternative or add-on minimum or estimated tax, assessment, fee, duty, levy, impost, custom, escheat or unclaimed property obligation, contractual payments in lieu of tax or other charge in the nature of tax imposed by a Governmental Body, including any interest, penalty or addition thereto, whether disputed or not, and any liability in respect of any of the foregoing that arises by reason of being a member of an affiliated, aggregate, consolidated, combined, unitary or similar group (including pursuant to Treasury Regulations Section 1.1502-6 or any analogous or similar provision of state or local Law), a Contract or other agreement or arrangement, assumption or transferee or successor liability, operation of Law or otherwise.

“Tax Contest” has the meaning set forth in Section 9.8(f).

“Tax Partnership Interest” has the meaning set forth in Section 2.5(a).

“Tax Partnerships” means, collectively, the tax partnerships governed by (a) that certain Tax Partnership Agreement of the Comstock-CNO (II) Tax Partnership made and entered into on June 26, 2023, by and between COG Seller and COGL Seller and CNO (II), LLC, a Delaware limited liability company, (b) that certain Tax Partnership Agreement of the Comstock-CNO (II) Tranche 2 Tax Partnership made and entered into effective as of June 2, 2025, by and between COG Seller and COGL Seller and CNO (II), LLC, a Delaware limited liability company, (c) that certain Tax Partnership Agreement of the Comstock-Arkoma (III) Tax Partnership made and entered into on August 31, 2026, and effective as of September 1, 2026, by and between COG Seller and Arkoma Drilling III, L.P, a Texas limited partnership, (d) that certain Tax Partnership Agreement made and entered into on December 19, 2018, by and between Shelby Shale, LLC, a Texas limited liability company, and Comstock Oil & Gas, LP, a Nevada limited partnership, and (e) that certain Tax Partnership Agreement made and entered into on September 1, 2017, by and among Ceki Aluf Medina, Karim Ghachem, Andrew Griffith and COGL Seller.

“Tax Returns” means any report, return, declaration, claim for refund, information statement, payee statement or other information or document, including any schedule or attachment thereto and any amendment thereof, provided or required to be provided to any Governmental Body with respect to Taxes.

“Texas Conveyance” has the meaning set forth in Section 3.1(b).

(continued)

“Third Party” means any Person other than a Party or an Affiliate of a Party.

“Third Party Claim” has the meaning set forth in Section 13.3(b).

“Title Arbitrator” has the meaning set forth in Section 3.4(h).

“Title Benefit” has the meaning set forth in Section 3.2(b).

“Title Benefit Amount” has the meaning set forth in Section 3.4(g).

“Title Benefit Notice” has the meaning set forth in Section 3.4(b).

“Title Benefit Property” has the meaning set forth in Section 3.4(b).

“Title Defect” has the meaning set forth in Section 3.2(c).

“Title Defect Amount” has the meaning set forth in Section 3.4(f).

“Title Defect Escrow Account” means the sub-account established pursuant to the Escrow Agreement for purposes of holding the Title Defect Escrow Amount.

“Title Defect Escrow Amount” means the amount (if any) deposited in the Title Defect Escrow Account with the Escrow Agent pursuant to Section 3.4(c) and Section 3.4(h).

“Title Defect Notice” has the meaning set forth in Section 3.4(a).

“Title Defect Property” has the meaning set forth in Section 3.4(a).

“Transaction Documents” means this Agreement, the Conveyances and each other document or instrument to be executed pursuant to or in connection with this Agreement.

“Transfer Taxes” has the meaning set forth in Section 9.8(c).

“Units” has the meaning set forth in Section 1.2(b)(iv).

“Walk Threshold” has the meaning set forth in Section 10.1(e).

“WARN Act” means the Worker Adjustment and Retraining Notification Act of 1988, as amended, and any similar state or local Law.

“Well Location” means the well locations identified and described on Exhibit A-2, Exhibit B-2, Schedule 2.4(b) and Schedule 2.4(c).

“Well Proposal Notice” has the meaning set forth in Section 9.14(d)(i).

“Wells” has the meaning set forth in Section 1.2(b)(iii).

“Western Haynesville Assets” has the meaning set forth in Section 1.2(b).

“Western Haynesville Area” means all of Anderson County, Brazos County, Freestone County, Leon County, Limestone County, Madison County, Milam County, Navarro County and Robertson County in the State of Texas.

(continued)

“Western Haynesville Contracts” has the meaning set forth in Section 1.2(b)(v).

“Western Haynesville Equipment” has the meaning set forth in Section 1.2(b)(vii).

“Western Haynesville Imbalances” means any over-production, under-production, over-delivery, under-delivery or similar imbalance of Hydrocarbons produced from or allocated to the Western Haynesville Assets, regardless of whether such imbalance arises at the platform, wellhead, pipeline, gathering system, transportation system, processing plant or other location.

“Western Haynesville Lands” has the meaning set forth in Section 1.2(b)(ii).

“Western Haynesville Leases” has the meaning set forth in Section 1.2(b)(i).

“Western Haynesville Properties” has the meaning set forth in Section 1.2(b)(iv).

“Western Haynesville Records” has the meaning set forth in Section 1.2(b)(xiv).

“Western Haynesville Reversion” has the meaning ascribed to such term in the Joint Development Agreement.

“Western Haynesville Surface Rights” has the meaning set forth in Section 1.2(b)(vi).

“Western Haynesville Suspended Proceeds” has the meaning set forth in Section 9.10.

“Western Haynesville Undeveloped Acres” means the Leases set forth on Exhibit B-2 and identified therein as “Western Haynesville Undeveloped Acres” for which Allocated Values are set forth on Schedule 2.4(c) on a per-Net-Acre basis.

“Western Haynesville Units” has the meaning set forth in Section 1.2(b)(iv).

“Western Haynesville Wells” has the meaning set forth in Section 1.2(b)(iii).

“Working Interest” has the meaning set forth in Section 3.2(a)(ii).

[Remainder of Page Left Intentionally Blank; Signature Page Follows.]

(continued)

IN WITNESS WHEREOF, this Agreement has been signed by each of the Parties on the Execution Date.

SELLERS

COMSTOCK OIL & gAS, LLC

By: /s/ Roland O. Burns

Name: Roland O. Burns

Title: President, Chief Financial Officer and Secretary

COMSTOCK OIL & GAS - LOUISIANA, llc

By: /s/ Roland O. Burns

Name: Roland O. Burns

Title: Manager

By: /s/ M. Jay Allison

Name: M. Jay Allison

Title: Manager

COMSTOCK gas services, llc

By: /s/ Roland O. Burns

Name: Roland O. Burns

Title: President and Secretary

SELLER PARENT

comstock resources, inc.

By: /s/ Roland O. Burns

Name: Roland O. Burns

Title: President, Chief Financial Officer and Secretary

(continued)

IN WITNESS WHEREOF, this Agreement has been signed by each of the Parties on the Execution Date.

PURCHASER PARENT THE STATE OIL COMPANY OF THE AZERBAIJAN REPUBLIC (SOCAR) By: /s/ Elchin Ibadov Name: Elchin Ibadov Title: Authorized Representative